As filed with the Securities and Exchange Commission on September 6, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GERMAN AMERICAN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	35-1547518 (I.R.S. Employer Identification Number)
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bradley C. Arnett
Senior Vice President, Chief Legal Officer, and Corporate Secretary
German American Bancorp, Inc.
711 Main Street, Box 810
Jasper, Indiana 47547-0810
(812) 482-1314
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Jeremy E. Hill Dentons Bingham Greenebaum LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 (317) 635-8900	Peter G. Weinstock Beth A. Whitaker Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 (214) 979-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and upon the effective time of the merger described in the accompanying joint proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the Commission, acting under Section 8(a), determines.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
DATED SEPTEMBER 6, 2024, SUBJECT TO COMPLETION

To the shareholders of German American Bancorp, Inc. and Heartland BancCorp
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of German American Bancorp, Inc. (“GABC”) and Heartland BancCorp (“HLAN”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed merger of HLAN into GABC, with GABC surviving the merger. We are requesting that you take certain actions as a holder of GABC common stock or a holder of HLAN common stock.
The boards of directors of GABC and HLAN have each unanimously approved an agreement for HLAN to merge into GABC (the “merger”). Pursuant to the Agreement and Plan of Reorganization dated July 29, 2024, which has been entered into by and among GABC, HLAN, Heartland Bank, and German American Bank (the “merger agreement”), HLAN will merge with and into GABC, with GABC surviving the merger. The merger agreement provides that HLAN’s wholly-owned banking subsidiary, Heartland Bank, will be merged with and into GABC’s wholly-owned banking subsidiary, German American Bank, immediately following the merger, with German American Bank surviving the merger (the “bank merger” and, together with the merger, the “mergers”).
At the effective time of the proposed merger, each outstanding share of HLAN common stock (other than dissenting shares and shares held in the Heartland Bank 401(k) Profit Sharing Plan (the “HLAN 401(k) Plan”)) will be converted into the right to receive 3.90 shares (as it may be adjusted, the “Exchange Ratio”) of GABC common stock (or cash in lieu of fractional share interests). On July 26, 2024, the last business day prior to the public announcement of the merger, the closing price of a share of GABC common stock was $41.76, which, based on the Exchange Ratio, represented an implied value of $162.86 per share of HLAN common stock. On [•], 2024, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, the closing price of a share of GABC common stock was $[•], which, based on the Exchange Ratio, represented an implied value of $[•] per share of HLAN common stock. On July 26, 2024, and on [•], 2024, the closing prices of a share of HLAN common stock were $90.50 and $[•], respectively. We urge you to obtain current market quotations of GABC common stock (NASDAQ trading symbol “GABC”) and HLAN common stock (OTCQX trading symbol “HLAN”). The shares of HLAN common stock held in the HLAN 401(k) Plan will be entitled to receive a cash payment in exchange for each share of HLAN common stock equal to the Exchange Ratio multiplied by the greater of: (a) a 10-day volume weighted average trading price of GABC common stock ending on the fourth business day prior to the closing of the merger (the “Average GABC Closing Price”) or (b) the closing trading price of GABC common stock on the trading day that is the first business day immediately preceding the closing of the merger. Any option to acquire a share of HLAN common stock outstanding at the closing of the merger will be cancelled in exchange for a cash payment equal to (i) the Exchange Ratio multiplied by the Average GABC Closing Price less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes (the “cancellation payment”).
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, HLAN shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of HLAN common stock for GABC common stock in the merger, except with respect to any cash received by HLAN shareholders in lieu of fractional shares of GABC common stock or from the exercise of dissenters’ rights.
GABC and HLAN will each hold a special meeting of shareholders to consider and vote on the merger proposal and related matters.
GABC will hold its special meeting (the “GABC special meeting”) at [•], on [•], 2024, at [•], local time. At the GABC special meeting, GABC shareholders will be asked to consider and vote on (i) the proposal to approve the merger agreement, including the issuance of shares of GABC common stock to HLAN shareholders pursuant to the merger agreement, (ii) the proposal to adjourn the GABC special meeting if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the holders of HLAN and GABC common stock, and (iii) such other business as may be properly presented at the GABC special meeting and any adjournments or postponements of the GABC special meeting. The board of directors of GABC recommends that GABC shareholders vote “FOR” each of the proposals to be considered at the GABC special meeting.
HLAN will hold its special meeting (the “HLAN special meeting”) at the Heartland Bank Corporate Center, 430 North Hamilton Road, Whitehall, Ohio 43213, on [•], 2024, at [•], local time. At the HLAN special meeting, HLAN shareholders will be asked to consider and vote on (i) the proposal to adopt the merger agreement, (ii) the proposal to adjourn the HLAN special meeting if necessary to permit further solicitation of proxies in favor of the merger agreement and the related plan of merger, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the holders of HLAN and GABC common stock, and (iii) such other business as may be properly presented at the HLAN special meeting and any adjournments or postponements of the HLAN special meeting. The board of directors of HLAN recommends that HLAN shareholders vote “FOR” each of the proposals to be considered at the HLAN special meeting.
The merger agreement requires, as a condition to closing of the merger and the other transactions contemplated by the merger agreement, that the GABC shareholders approve the GABC merger proposal and that the HLAN shareholders approve the HLAN merger proposal. Your vote on these matters, as well as the other proposals, is very important. Regardless of whether you plan to attend your respective special meeting in person, please take the time to vote your shares in accordance with the instructions contained in the attached joint proxy statement/prospectus. Not submitting your proxy or not instructing your broker how to vote any shares held for you in “street name” will have the same effect as a vote “AGAINST” the GABC merger proposal or HLAN merger proposal, as applicable.
This joint proxy statement/prospectus describes the special meetings, the respective merger proposals, the GABC shares to be issued in the merger, the manner of calculation of the number of GABC shares to be issued for each HLAN common share in the merger, and other related matters. Please carefully read this entire document, including the section entitled “RISK FACTORS” for a discussion of the risks relating to the merger and the GABC common shares. Information about GABC is included in this document and in documents that GABC has filed with the Securities and Exchange Commission (the “SEC”). See the section entitled “WHERE YOU CAN FIND MORE INFORMATION”.
On behalf of the GABC and HLAN boards of directors, thank you for your prompt attention to this important matter.
Sincerely,
D. Neil Dauby Chairman and Chief Executive Officer German American Bancorp, Inc.	G. Scott McComb Chairman, President and Chief Executive Officer Heartland BancCorp
Neither the SEC nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not savings accounts, deposits, or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.
The common shares of GABC are listed on the Nasdaq Global Select Market under the symbol “GABC” and the common shares of HLAN are traded on the OTCQX Market under the symbol “HLAN”.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus to vote on the proposals to GABC’s shareholders and HLAN’s shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

AVAILABLE INFORMATION
As permitted by the rules of the SEC, this joint proxy statement/prospectus incorporates important business and financial information about GABC from other documents that GABC has filed with the SEC that are not included or delivered with this document. You may request, either orally or in writing, a copy of the documents incorporated by reference by GABC in this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from GABC at the following addresses and telephone number:
German American Bancorp, Inc.
711 Main Street, Box 810
Jasper, Indiana 47547-0810
Attention: Corporate Secretary
Telephone: (812) 482-1314
If you are a GABC shareholder and have any questions about the merger agreement, the merger, the GABC special meeting, or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card, or need help voting your shares of GABC common stock, please contact Bradley C. Arnett, Senior Vice President, Chief Legal Officer and Corporate Secretary of GABC at (812) 482-1314 or by email to GABC-Investors@germanamerican.com.
If you are an HLAN shareholder and have any questions about the merger agreement, the merger, the HLAN special meeting, or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card, or need help voting your shares of HLAN common stock, please contact Georgeson LLC, the proxy solicitor for HLAN, by calling toll-free at (866) 735-0090 or by email to Heartlandbank@Georgeson.com.
In order for you to receive timely delivery of the documents in advance of the GABC special meeting to be held on [•], 2024, or the HLAN special meeting to be held on [•], 2024, as applicable, you must request the information no later than five business days prior to the applicable special meeting. This means that holders of GABC common stock requesting documents must do so by [•], 2024 in order to receive them before the GABC special meeting, and holders of HLAN common stock requesting documents must do so by [•], 2024 in order to receive them before the HLAN special meeting.
You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION”.
All references in this joint proxy statement/prospectus to:
“GABC” refers to German American Bancorp, Inc., an Indiana corporation, and all references to “German American Bank” refer to German American Bank, an Indiana state-chartered bank;
“HLAN” refers to Heartland BancCorp, an Ohio corporation, and all references to “Heartland Bank” refer to Heartland Bank, an Ohio state-chartered bank;
“combined company” refers to GABC immediately following completion of the merger;
“GABC common stock” refers to the common stock of GABC, no par value;
“HLAN common stock” refers to the common stock of HLAN, no par value;
“merger agreement” refers to the Agreement and Plan of Reorganization dated July 29, 2024, which has been entered into by and among GABC, HLAN, Heartland Bank, and German American Bank; and
“we,” “our”, and “us” refer to GABC and HLAN collectively, unless otherwise indicated or as the context requires.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2024, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of GABC or HLAN nor the issuance by GABC of shares of GABC common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding GABC has been provided by GABC and information contained in this document regarding HLAN has been provided by HLAN.

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [•], 2024
A special meeting of shareholders of Heartland BancCorp of Whitehall, Ohio, an Ohio corporation (“HLAN”), will be held at [•], local time, on [•], 2024 at the Heartland Bank Corporate Center, 430 North Hamilton Road, Whitehall, Ohio 43213. Any adjournments or postponements of the special meeting will be held at the same location unless otherwise announced at the conclusion of the adjourned or postponed meeting session.
At the special meeting, you will be asked:
1.
to consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of July 29, 2024 (the “merger agreement”) by and among German American Bancorp, Inc., an Indiana corporation (“GABC”), HLAN, Heartland Bank, and German American Bank pursuant to which HLAN will merge with and into GABC (the “HLAN merger proposal”); and

2.
to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the HLAN merger proposal, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of HLAN and GABC common stock (the “HLAN adjournment proposal”).

The accompanying joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail, and includes a copy of the merger agreement (which includes the plan of merger) attached as Annex A. We urge you to read these materials carefully. The joint proxy statement/prospectus (and Annex A) forms a part of this notice.
The board of directors of HLAN unanimously recommends that HLAN shareholders vote “FOR” (1) the HLAN merger proposal, and (2) the HLAN adjournment proposal.
The board of directors of HLAN has fixed the close of business on [•], 2024 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Approval of the HLAN merger proposal requires the affirmative vote of at least two-thirds of the issued and outstanding shares of HLAN common stock. Approval of the HLAN adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of HLAN common stock present in person or by proxy and entitled to vote at the special meeting.
HLAN shareholders have dissenter rights under Ohio state law entitling them to obtain payment in cash for the fair cash value of their shares of HLAN common stock, provided they comply with each of the requirements under Ohio law, including not voting in favor of the merger agreement and providing notice to HLAN. For more information regarding dissenter rights, please see “HLAN SHAREHOLDER APPRAISAL RIGHTS”.
Your vote is very important.   To ensure your representation at the special meeting, please follow the voting procedures described in the accompanying joint proxy statement/prospectus. Submitting your proxy will not prevent you from voting in person. Your proxy may be revoked at any time before it is voted.

If you have any questions or need assistance voting your shares, please contact Georgeson LLC, HLAN’s proxy solicitor, at (866) 735-0090 or by email to Heartlandbank@Georgeson.com.
By Order of the Board of Directors G. Scott McComb Chairman, President and CEO Whitehall, Ohio [•], 2024

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [•], 2024
A special meeting of shareholders of German American Bancorp, Inc., an Indiana corporation (“GABC”), will be held at [•], local time, on [•], 2024 at [•]. Any adjournments or postponements of the special meeting will be held at the same location unless otherwise announced at the conclusion of the adjourned or postponed meeting session.
At the special meeting, you will be asked:
1.
to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of July 29, 2024 (the “merger agreement”) by and among GABC, Heartland BancCorp, an Ohio corporation (“HLAN”), Heartland Bank, and German American Bank, including the issuance of shares of GABC common stock to shareholders of HLAN as contemplated thereby (the “GABC merger proposal”); and

2.
to approve one or more adjournments of the special meeting if necessary to permit further solicitation of proxies in favor of the GABC merger proposal, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the holders of HLAN and GABC common stock (the “GABC adjournment proposal”).

The accompanying joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail, and includes a copy of the merger agreement (which includes the plan of merger) attached as Annex A. We urge you to read these materials carefully. The joint proxy statement/prospectus (and Annex A) forms a part of this notice.
The board of directors of GABC unanimously recommends that GABC shareholders vote “FOR” (1) the GABC merger proposal, and (2) the GABC adjournment proposal.
The board of directors of GABC has fixed the close of business on [•], 2024 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Approval of the GABC merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of GABC common stock. Approval of the GABC adjournment proposal requires that the votes cast favoring the action exceed the votes cast opposing the action for the GABC adjournment proposal.
To ensure your representation at the special meeting, please follow the voting procedures described in the accompanying joint proxy statement/prospectus. Submitting your proxy will not prevent you from voting in person. Your proxy may be revoked at any time before it is voted.
If you have any questions or need assistance voting your shares, please contact the undersigned at (812) 482-1314 or by email to GABC-Investors@germanamerican.com.
By Order of the Board of Directors
Bradley C. Arnett
Senior Vice President, Chief Legal Officer, and Corporate Secretary
Jasper, Indiana
[•], 2024

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS
The following questions and answers are intended to address some commonly-asked questions regarding the proposed merger and the special meetings. These questions and answers may not address all the questions that may be important to you as a shareholder of GABC or HLAN. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus and the annexes to this joint proxy statement/prospectus.
Q:
WHAT AM I BEING ASKED TO VOTE ON? WHAT IS THE PROPOSED TRANSACTION?

A:
HLAN shareholders are being asked to vote on a proposal to adopt the merger agreement, and the transactions contemplated by the merger agreement, pursuant to which HLAN will merge with and into GABC (the “HLAN merger proposal”).

HLAN shareholders are also being asked to vote to approve one or more adjournments of the HLAN special meeting that will be convened to consider approving the HLAN merger proposal if necessary to permit further solicitation of proxies in favor of the HLAN merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the holders of HLAN and GABC common stock (the “HLAN adjournment proposal”).
GABC shareholders are being asked to vote on a proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of GABC common stock constituting the merger consideration to holders of HLAN common stock pursuant to the merger agreement (the “GABC merger proposal”).
GABC shareholders are also being asked to vote to approve one or more adjournments of the GABC special meeting that will be convened to consider approving the GABC merger proposal if necessary to permit further solicitation of proxies in favor of the GABC merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the holders of HLAN and GABC common stock (the “GABC adjournment proposal”).
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
Each of GABC and HLAN is sending this joint proxy statement/prospectus to its shareholders to help them decide how to vote their GABC common shares or HLAN common shares, as the case may be, with respect to the merger.

The merger cannot be completed unless HLAN’s shareholders approve the HLAN merger proposal, and GABC’s shareholders approve the GABC merger proposal. Information about these special meetings, the merger, and the other business to be considered by shareholders at the HLAN special meeting and the GABC special meeting is contained in this joint proxy statement/prospectus.
This document constitutes both a joint proxy statement of GABC and HLAN and a prospectus of GABC. It is a joint proxy statement because each of the boards of directors of GABC and HLAN is using this document to solicit proxies from their respective shareholders. It is a prospectus because GABC, in connection with the merger, is offering shares of GABC common stock in exchange for the outstanding shares of HLAN common stock.
Q:
WHAT WILL HLAN’S COMMON SHAREHOLDERS RECEIVE IN THE MERGER?

A:
If the merger is completed, each share of HLAN common stock issued and outstanding immediately prior to the effective time of the merger (other than Dissenting Shares (as defined below)), will be converted into the right to receive 3.90 shares of GABC common stock (as it may be adjusted, the “Exchange Ratio”). The shares of HLAN common stock held in the HLAN 401(k) Plan will be entitled to receive a cash payment in exchange for each share of HLAN common stock equal to the Exchange Ratio multiplied by the greater of: (a) a 10-day volume weighted average trading price of GABC common stock ending on the fourth business day prior to the closing of the merger (the “Average GABC Closing Price”) or (b) the closing trading price of GABC common stock on the trading day that is the first business day immediately preceding the closing of the merger. Any option to acquire a share of HLAN common stock outstanding at the closing of the merger will be cancelled in exchange for a cash payment equal to (i) the Exchange Ratio multiplied by the Average GABC Closing Price less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes. GABC will not issue any fractional GABC common shares in the merger. Instead, the HLAN shareholder who otherwise would have received a fraction of a GABC common share will receive an amount in cash (rounded to the nearest cent) determined by multiplying the fractional share by the Average GABC Closing Price.
It is currently expected that the former shareholders of HLAN as a group will own approximately [•]% of the outstanding shares of GABC common stock immediately after the merger.
Q:
AM I ENTITLED TO “DISSENTERS’ RIGHTS” (SOMETIMES ALSO CALLED “APPRAISAL RIGHTS”)?

A:
The shareholders of HLAN have dissenters’ rights with respect to the merger as described in the section entitled “HLAN SHAREHOLDER APPRAISAL RIGHTS”. Shares of HLAN common stock that are issued and outstanding immediately prior to the effective time of the merger and which are held by persons who have properly exercised, and not withdrawn or waived, their dissenters’ rights (“Dissenting Shares”) in accordance with the Ohio General Corporation Law (“OGCL”) will not be converted into the right to receive the merger consideration described in the preceding answer. Instead, those holders will be entitled to receive, in lieu of the merger consideration, payment of the fair cash value of their Dissenting Shares in accordance with the provisions of the OGCL unless and until those holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the OGCL.

The shareholders of GABC are not entitled to dissenters’ rights under Indiana law. Dissenters’ rights are applicable to shareholders of the company that does not survive the merger. Because GABC will survive the merger, GABC shareholders will not have dissenters’ rights.
Q:
WHY DO HLAN AND GABC WANT TO MERGE?

A:
HLAN’s board of directors believes that the Exchange Ratio is attractive from a financial perspective, and that the proposed merger will provide HLAN shareholders with substantial benefits in light of GABC’s financial strength, the stock price performance and greater liquidity of its shares, and the prospects for the combined company. HLAN’s board of directors also believes that the merger presents a more certain opportunity to enhance shareholder value for HLAN’s shareholders than remaining independent. GABC believes that strengthening its operations in the Ohio market area and expanding in the other market areas where Heartland operates offers financial and strategic benefits to GABC and HLAN as a combined company.

To review the reasons for the merger in more detail, see the sections entitled “THE MERGER — Recommendation of the GABC Board of Directors and Reasons for the Merger” and “THE MERGER — Recommendation of the HLAN Board of Directors and Reasons for the Merger”.
Q:
WHAT CONSTITUTES A QUORUM FOR THE SPECIAL MEETINGS?

A:
The presence at the HLAN special meeting, in person or by proxy, of holders of a majority of the outstanding shares of HLAN common stock entitled to vote at the HLAN special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

The presence at the GABC special meeting, in person or by proxy, of holders of a majority of the outstanding shares of GABC common stock entitled to vote at the GABC special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
Q:
WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS AT THE HLAN SPECIAL MEETING?

A:
Approval of the HLAN merger proposal requires the affirmative vote of at least two-thirds of the issued and outstanding shares of HLAN common stock. Abstentions and failure to submit a proxy or vote (and broker non-votes, if any) will have the same effect as shares voted “AGAINST” the HLAN merger proposal.
Approval of the HLAN adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of HLAN common stock present, in person or by proxy, and entitled to vote at the HLAN special meeting. Abstentions will have the same effect as a vote “AGAINST” the HLAN adjournment proposal. Failure to submit a proxy or vote and broker non-votes will have no effect on the HLAN adjournment proposal.
As discussed in the section entitled “VOTING AGREEMENTS,” the directors and certain officers of HLAN and Heartland Bank are parties to a voting agreement with GABC in which they have agreed to vote all shares of HLAN common stock that they beneficially own in favor of the HLAN merger proposal. As of the record date, the HLAN shareholders who are parties to the voting agreement had the power to vote an aggregate of [•] shares of HLAN common stock, representing approximately [•]% of the outstanding shares on that date.
Q:
WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS AT THE GABC SPECIAL MEETING?

A:
Approval of the GABC merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of GABC common stock. Abstentions and failure to submit a proxy or vote (and broker non-votes, if any) will have the same effect as shares voted “AGAINST” the GABC merger proposal.

Approval of the GABC adjournment proposal requires that the votes cast favoring the action exceed the votes cast opposing the action for the GABC adjournment proposal. Abstentions and broker non-votes will not be treated as “no” votes and, therefore, will have no effect on that proposal.
As discussed in the section entitled “VOTING AGREEMENTS,” the directors of GABC are parties to a voting agreement with HLAN in which they have agreed to vote all shares of GABC common stock that they beneficially own in favor of the GABC merger proposal. As of the record date, the GABC shareholders who are parties to the voting agreement had the power to vote an aggregate of [•] shares of GABC common stock, representing approximately [•]% of the outstanding shares on that date.
Q:
WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETINGS?

A:
Holders of shares of HLAN common stock at the close of business on [•], 2024, which is the record date for the HLAN special meeting, are entitled to vote on the HLAN merger proposal and the HLAN adjournment proposal at the HLAN special meeting. As of the record date, [•] shares of HLAN common stock were outstanding and entitled to vote.

Holders of shares of GABC common stock at the close of business on [•], 2024, which is the record date for the GABC special meeting, are entitled to vote on the GABC merger proposal and the GABC adjournment proposal at the GABC special meeting. As of the record date, [•] shares of GABC common stock were outstanding and entitled to vote.
Q:
HOW MANY SHARES ARE CONTROLLED BY THE DIRECTORS AND OFFICERS OF HLAN?

A:
As of the record date for the HLAN special meeting, HLAN’s directors and executive officers (in the aggregate) have the sole or shared right to vote approximately [•] of the outstanding shares of HLAN common stock, or approximately [•]% of those shares then outstanding. See the section entitled “SECURITY OWNERSHIP OF CERTAIN HLAN BENEFICIAL OWNERS AND MANAGEMENT”.

Q:
WHEN AND WHERE ARE THE GABC AND HLAN SPECIAL MEETINGS?

A:
The GABC special meeting will be held on [•], at [•] local time, on [•]. All GABC shareholders as of the GABC record date, or their duly appointed proxies, may attend the GABC special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [•], local time.

The HLAN special meeting will be held at the Heartland Bank Corporate Center, 430 North Hamilton Road, Whitehall, Ohio 43213 at [•] local time, on [•]. All HLAN shareholders as of the HLAN record date, or their duly appointed proxies, may attend the HLAN special meeting. Registration and seating will begin at [•] local time.
Q:
IF I PLAN TO ATTEND THE HLAN SPECIAL MEETING OR THE GABC SPECIAL MEETING IN PERSON, SHOULD I STILL GRANT MY PROXY?

A:
Yes. Whether or not you plan to attend the HLAN special meeting or the GABC special meeting, you should grant your proxy as described in this joint proxy statement/prospectus. The failure of an HLAN or a GABC shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” approval of the HLAN merger proposal or GABC merger proposal, as applicable.

Q:
WHAT IS THE RECOMMENDATION OF THE HLAN BOARD OF DIRECTORS?

A:
The HLAN board of directors has determined that the merger agreement (which includes the plan of merger) and the mergers contemplated by the merger agreement are advisable and in the best interests of HLAN and its shareholders. The HLAN board of directors recommends that you vote “FOR” (i) approval of the HLAN merger proposal; and (ii) approval of the HLAN adjournment proposal.

Q:
WHAT IS THE RECOMMENDATION OF THE GABC BOARD OF DIRECTORS?

A:
The GABC board of directors has determined that the merger agreement (which includes the plan of merger) and the mergers contemplated by the merger agreement are advisable and in the best interests of GABC and its shareholders. The GABC board of directors recommends that you vote “FOR” (i) approval of the GABC merger proposal; and (ii) approval of the GABC adjournment proposal.

Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK, OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to GABC or HLAN or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. In addition to such legal proxy, if you plan to attend the HLAN special meeting, but are not a shareholder of record because you hold your shares in “street name,” please bring evidence of your beneficial ownership of your HLAN common stock (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the HLAN special meeting. If you plan to attend the GABC special meeting and you hold shares in “street name,” please bring photo identification and a recent brokerage statement or a letter from your broker, bank or other nominee showing your holdings of GABC common stock as proof of ownership.

Under the rules of the Nasdaq Global Select Market, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq Global Select Market determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the GABC special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are an HLAN shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares:
•
your broker, bank or other nominee will not vote your shares on the HLAN merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•
your broker, bank or other nominee will not vote your shares on the HLAN adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

If you are a GABC shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares:
•
your broker, bank or other nominee will not vote your shares on the GABC merger proposal which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•
your broker, bank or other nominee will not vote your shares on the GABC adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Q:
WHAT IF I ABSTAIN OR DO NOT VOTE?

A:
If you are an HLAN or GABC shareholder and you fail to vote on the applicable merger proposal, your failure to vote will have the same effect as a vote cast “AGAINST” the applicable merger proposal. If you respond with an “abstain” vote on the applicable merger proposal, your vote will have the same effect as a vote cast “AGAINST” the applicable merger proposal.

If you are a GABC shareholder and you fail to vote on the GABC adjournment proposal, or you respond with an “abstain” vote, this will have no effect on the GABC adjournment proposal.
If you are an HLAN shareholder and you respond with an “abstain” vote on the HLAN adjournment proposal, such abstention will have the same effect as a vote cast “AGAINST” such proposal. If you fail to vote on the HLAN adjournment proposal, your failure to vote will have no effect on the HLAN adjournment proposal.
Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the GABC common shares represented by your proxy will be voted as recommended by the GABC board of directors with respect to that proposal or the HLAN common stock represented by your proxy will be voted as recommended by the HLAN board of directors with respect to that proposal, as the case may be.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the GABC or HLAN special meeting. You may do this in one of three ways:

•
filing a notice with the Corporate Secretary of GABC or HLAN, as applicable;

•
filing a new, subsequently dated proxy;

•
voting by telephone or the Internet at a later time, before 11:59 p.m. Eastern Time on the day before the GABC or HLAN special meeting, as applicable; or

•
by attending the GABC or HLAN special meeting and electing to vote your shares in person.

If you are a shareholder of record of either GABC or HLAN and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to, in the case of GABC, German American Bancorp, Inc., Attention: Secretary, [•], or, in the case of HLAN, Heartland BancCorp, Attention: Corporate Secretary, [•], and it must be received at any time before the vote is taken at the GABC or the HLAN special meeting, as applicable. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, online, by telephone, not later than [•] on [•], or by voting in person at the meeting. If you have instructed a broker, bank or other nominee to vote your GABC common shares or shares of HLAN common stock, as applicable, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Q:
ARE HLAN SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
Yes, HLAN shareholders are entitled to appraisal rights under Sections 1701.84 and 1701.85 of the OGCL, provided they satisfy the special criteria and conditions set forth in Section 1701.85 of the OGCL. More information regarding these appraisal rights is provided in this joint proxy statement/prospectus, and the provisions of the OGCL that grant appraisal rights and govern such procedures are attached as Annex F to this joint proxy statement/prospectus. You should read these provisions carefully and in their entirety. See the section entitled “HLAN SHAREHOLDER APPRAISAL RIGHTS”.

Q:
WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HLAN SHAREHOLDERS?

A:
The obligation of GABC and HLAN to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

If the merger qualifies as a reorganization for United States federal income tax purposes, a U.S. Holder (as defined below) that exchanges all of its HLAN common stock solely for GABC common stock will not recognize gain or loss in connection with such exchange (except with respect to cash in lieu of fractional shares of GABC common stock). A U.S. Holder’s aggregate tax basis in the GABC common stock received in the merger in exchange for its HLAN common stock (including any fractional shares deemed received by the U.S. Holder) generally will equal such U.S. Holder’s aggregate tax basis in the HLAN common stock surrendered by such U.S. Holder in the merger. The holding period for the GABC common stock received by such U.S. Holder in the merger in exchange for its HLAN common stock (including any fractional shares deemed received by the U.S. Holder generally will include the holding period for the HLAN common stock exchanged therefor. A U.S. Holder who receives cash in lieu of fractional shares of GABC common stock generally will be treated as if such fractional share of GABC common stock had been distributed to it pursuant to the merger, and then redeemed by GABC in exchange for the cash actually distributed to it in lieu of such fractional share, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder’s adjusted basis allocable to the fractional share of GABC common stock determined as described above. Any resultant gain or loss generally will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged shares of HLAN common stock were held. For a more detailed discussion of the material United States federal income tax consequences of the transaction, see the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”.
The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.
Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, HLAN shareholders will not receive any consideration for their shares of HLAN common stock in connection with the merger. Instead, HLAN will remain an independent company. Under specified circumstances, HLAN may be required to pay to GABC a fee with respect to the termination of the merger agreement, and GABC may be required to pay to HLAN a fee with respect to the termination of the merger agreement. See the section entitled “THE MERGER AGREEMENT — Termination Fees”.

Q:
SHOULD HLAN SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. HLAN shareholders SHOULD NOT send in any stock certificates now. If the merger is approved,

transmittal materials, with instructions for their completion, will be provided under separate cover to HLAN shareholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.
Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the company directly or the proxy solicitation agent for the company in which you hold shares if that company has engaged a proxy solicitation agent.

If you are a GABC shareholder, please contact Bradley C. Arnett, Senior Vice President, Chief Legal Officer and Corporate Secretary of GABC at (812) 482-1314 or by email to GABC-Investors@germanamerican.com. If you are an HLAN shareholder, please contact Georgeson LLC, the proxy solicitor for HLAN, by calling toll-free at (866) 735-0090 or by email to Heartlandbank@Georgeson.com.
Q:
WHAT IF I OWN SHARES IN BOTH HLAN AND GABC?

A:
If you hold shares of both HLAN common stock and GABC common stock, you will receive two separate packages of proxy materials. A vote cast as a holder of HLAN common stock will not count as a vote cast as a holder of GABC common stock, and a vote cast as a holder of GABC common stock will not count as a vote cast as a holder of HLAN common stock. Therefore, please submit separate proxies for your shares of HLAN common stock and your shares of GABC common stock.

SUMMARY
This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. In addition, we incorporate by reference important business and financial information about GABC into this joint proxy statement/prospectus. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 156. Each item in this summary includes a page reference directing you to a more complete description of that item.
Information about the Companies
German American Bancorp, Inc. (page 61)
711 Main Street, Box 810
Jasper, Indiana 47547-0810
Attention: Corporate Secretary
Telephone: (812) 482-1314
German American, an Indiana corporation, is a Nasdaq-listed (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 74 banking offices in 20 contiguous southern Indiana counties and seven counties in Kentucky. German American also owns an investment brokerage subsidiary (German American Investment Services, Inc.). As of December 31, 2023, GABC had total assets of approximately $6.1 billion, total loans of approximately $4.0 billion, total deposits of approximately $5.2 billion, and total shareholders’ equity of $663.6 million.
Heartland BancCorp (page 40)
430 North Hamilton Road
Whitehall, Ohio 43213
Attention: Corporate Secretary
(614) 416-2383
HLAN, an Ohio corporation, is a financial services holding company based in Whitehall, Ohio. HLAN’s principal activity is the ownership and management of its wholly owned subsidiaries, Heartland Bank and Transcounty Title Agency LLC. Heartland Bank, through its 20 full-service banking offices, is primarily engaged in providing a full range of banking and financial services to individual and corporate (including small business) customers in Central Ohio and Greater Cincinnati. As of June 30, 2024, HLAN had total assets of approximately $1.9 billion, total loans of approximately $1.5 billion, total deposits of approximately $1.6 billion, and total shareholders’ equity of approximately $167.7 million.
The Merger and the Merger Agreement (pages 62 and 106)
HLAN’s merger into GABC is governed by the merger agreement (which includes the plan of merger). The merger agreement provides that, if all of the conditions to closing are satisfied or waived, HLAN will be merged with and into GABC, with GABC surviving the merger. Immediately following the merger of HLAN with GABC, Heartland Bank will merge with and into German American Bank, with German American Bank surviving the merger. We encourage you to read the merger agreement, which is included as Annex A to this joint proxy statement/prospectus.
Consideration to be Received in the Merger (page 107)
Shares other than those held by the HLAN 401(k) Plan or Dissenting Shares.   If the merger is completed, each share of HLAN common stock that you own immediately before the completion of the merger, except for shares of HLAN common stock held by the HLAN 401(k) Plan and Dissenting Shares, will be converted at the effective time into the right to receive the Exchange Ratio. Fractional shares of GABC common stock resulting from the Exchange Ratio will be paid for in cash equal to the product of the fractional share and the Average GABC Closing Price.
Shares held by the HLAN 401(k) Plan.   Heartland Bank, as the administrator and record holder (through CEDE & Co.) of shares of HLAN common stock held in the HLAN 401(k) Plan, shall be entitled to receive from GABC on the day the effective time of the merger occurs, on behalf the beneficial owners of shares of HLAN common stock held in the HLAN 401(k) Plan, a cash payment equal to the Exchange Ratio multiplied by the greater of (i) the Average GABC Closing Price; or (ii) the closing trading price of GABC common stock on the first business day preceding the date of the closing of the merger, as reported by Bloomberg L.P., in exchange for each share of HLAN common stock held in the HLAN 401(k) Plan immediately prior to the effective time of the merger.
Dissenting Shares.   Shares of HLAN common stock which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the OGCL will receive the cash payment described in more detail in the section entitled “HLAN SHAREHOLDER APPRAISAL RIGHTS” beginning on page 154.
Options to acquire HLAN common stock.   Any option to acquire a share of HLAN common stock outstanding at the closing of the merger will be cancelled in exchange for a cash payment equal to (i) the Exchange Ratio multiplied by the Average GABC Closing Price less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes.
Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments and as provided in the merger agreement), if you receive GABC common stock as consideration for all or a portion of your shares of HLAN common stock, the implied value of the stock consideration that you will receive will depend on the market price of GABC common stock when you receive your shares. On [•], the most recent practicable trading day before this joint proxy statement/prospectus was finalized, the closing price of a share of GABC common stock was $[•], which, based on the of Exchange Ratio, represented an implied value of $[•]per share of HLAN common stock. It is currently expected that the former shareholders of HLAN as a group will own approximately [•]% of the outstanding shares of GABC common stock immediately after the merger.
Conditions to Completion of the Merger (page 113)
The completion of the merger is subject to the fulfillment of a number of conditions, including, among others:
•
approval of the HLAN merger proposal by holders of at least two-thirds of the issued and outstanding shares of HLAN common stock;

•
approval of the GABC merger proposal by holders of a majority of the issued and outstanding shares of GABC common stock;

•
Dissenting Shares must not represent 15% or more of the outstanding shares of HLAN common stock;

•
receipt of all necessary regulatory approvals (without conditions that would constitute a material adverse effect on GABC) and all statutory or regulatory waiting periods have expired; and

•
the representations and warranties made by the parties in the merger agreement must be true in all material respects as of the closing date of the merger (the “closing date”), except for such changes as have not had or would not result in, when considered together with all such other changes, any effect that constitutes a “material adverse effect” as defined by the merger agreement.

Termination (page 115)
The merger agreement may be terminated by mutual consent of GABC and HLAN at any time prior to the filing of articles of merger with respect to the merger with the Indiana Secretary of State and the Ohio Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either GABC or HLAN may terminate the merger agreement if any of the following occur:

•
the other party has materially breached any representation or warranty contained in the merger agreement which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach (so long as the terminating party is not also then in material breach of its representations, warranties, covenants or agreements);

•
the other party has breached in any material respect any of the covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach (so long as the terminating party is not also then in material breach of its representations, warranties, covenants or agreements);

•
either HLAN or GABC shareholders do not approve the merger proposal at their respective special meetings;

•
the other party becomes a party or subject to any cease and desist order relating to safety and soundness imposed by any federal or state bank regulatory agency;

•
in the event of certain adverse regulatory determinations; or

•
the merger has not occurred prior to July 1, 2025.

Subject to conditions and circumstances described in the merger agreement, GABC may also terminate the merger agreement if any of the following occur:
•
greater than 15% of the outstanding shares of HLAN common stock become and remain Dissenting Shares;

•
in the event HLAN breaches its notice obligations related to an acquisition transaction; or

•
the HLAN board of directors fails to recommend the approval of the merger agreement to the HLAN shareholders, or withdraws such recommendation after HLAN’s receipt of a proposal for a business combination with any third party other than in connection with a “Superior Proposal” as defined in the merger agreement.

Subject to conditions and circumstances described in the merger agreement, HLAN may also terminate the merger agreement if any of the following occur:
•
prior to obtaining the approval of the HLAN merger proposal by the HLAN shareholders, HLAN receives a Superior Proposal;

•
GABC breaches its obligations with respect to the GABC special meeting;

•
GABC knowingly takes an action or knowingly fails to take an action that is intended or reasonably likely to result in (a) its representations and warranties being or becoming untrue in any material respect; (b) the conditions to the merger set forth in the merger agreement not being satisfied; (c) a material violation of the provisions of the merger agreement; or (d) a delay in the consummation of the mergers except, in each case, as may be required by applicable law or regulation;

•
GABC’s board of directors fails to recommend approval of the merger agreement to the GABC shareholders; or

•
if (a) the volume-weighted average price of GABC’s common shares over the 10 consecutive trading days ending on the trading day immediately preceding the date on which the last required regulatory approval is obtained (the “Determination Date”) is less than $31.87 per share and (b) the percentage decline in the volume-weighted average price of GABC’s common shares underperforms the Nasdaq Bank Stock Index over the same time period by greater than 20%; provided that (i) HLAN has given notice of its election to exercise its right to terminate the merger agreement within three business day following the Determination Date and (ii) GABC does not, within five business days following such notice, agree to adjust the Exchange Ratio so that the termination above does not occur.

Termination Fee (page 116)
Under certain circumstances, termination of the merger agreement may result in the payment of a termination fee of $10 million by either GABC or HLAN to the other party, as described in the section entitled “THE MERGER AGREEMENT — Termination Fees” beginning on page 116.

Amendment and Waiver (page 117)
Amendment.   The merger agreement may only be amended or modified by a written agreement among the parties.
Waiver.   At any time prior to the effective time of the merger, certain conditions of the merger may be waived by GABC or HLAN. Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.
Expenses (page 119)
All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses, except that either HLAN or GABC may be required to pay a termination fee of $10,000,000 to the other if the merger agreement is terminated prior to the closing date under certain circumstances described in the section entitled “THE MERGER AGREEMENT — Termination Fees” beginning on page 116.
Material United States Federal Income Tax Consequences of the Mergers (page 121)
The parties intend for the merger to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the mergers that GABC and HLAN each receive a legal opinion to the effect that the mergers will so qualify. Assuming the receipt and accuracy of these opinions, a U.S. Holder of HLAN common stock generally will not recognize gain or loss in connection with the exchange of its HLAN common stock solely for GABC common stock in connection with such exchange (except with respect to cash received in lieu of fractional shares of GABC common stock).
A U.S. Holder’s aggregate tax basis in the GABC common stock received in the merger in exchange for its HLAN common stock (including any fractional shares deemed received by the U.S. Holder) generally will equal such U.S. Holder’s aggregate tax basis in the HLAN common stock surrendered by such U.S. Holder in the merger. The holding period for the GABC common stock received by such U.S. Holder in the merger in exchange for its HLAN common stock (including any fractional shares deemed received by the U.S. Holder) generally will include the holding period for the HLAN common stock exchanged therefor. A U.S. Holder who receives cash in lieu of fractional shares of GABC common stock generally will be treated as if such fractional share of GABC common stock had been distributed to it pursuant to the merger, and then redeemed by GABC in exchange for the cash actually distributed to it in lieu of such fractional share, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder’s adjusted basis allocable to the fractional share of GABC common stock determined as described above. Any resultant gain or loss generally will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged shares of HLAN common stock were held.
Because of the complexity of the tax law and because of the unique tax consequences to the shareholders following the merger, each shareholder is strongly urged to consult such shareholder’s own tax advisor as to the particular tax consequences to such shareholder of the merger, including the applicability and effect of federal, state, local, foreign, and other tax laws in such shareholder’s particular circumstances.
Recommendation of HLAN Board of Directors (page 69)
The HLAN board of directors has approved the merger agreement and the transactions contemplated thereby. The HLAN board believes that the merger is in the best interests of HLAN and its shareholders, and therefore recommends that HLAN shareholders vote “FOR” the: (1) HLAN merger proposal; and (2) HLAN adjournment proposal. In reaching this decision, HLAN’s board of directors considered many factors, which are described in the section entitled “THE MERGER — Recommendation of the HLAN Board of Directors and Reasons for the Merger” beginning on page 69. In light of the variety of factors considered, HLAN’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations.
Recommendation of GABC Board of Directors (page 80)
The GABC board of directors has approved and adopted the merger agreement and the transactions contemplated thereby. The GABC board believes that the merger is in the best interests of GABC and its shareholders, and therefore recommends that GABC shareholders vote “FOR” the: (1) GABC merger proposal; and (2) GABC adjournment proposal. In reaching this decision, GABC’s board of directors considered many factors, which are described in the section entitled “THE MERGER — Recommendation of the GABC Board of Directors and Reasons for the Merger” beginning on page 80. In reaching its decision to approve the merger agreement, the mergers, and the other transactions contemplated by the merger agreement, the GABC board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.
Opinion of HLAN’s Financial Advisor (page 72)
At the July 29, 2024 meeting of the HLAN board of directors, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the HLAN board of directors dated July 29, 2024, that, as of such date, the Exchange Ratio to be received by the holders of HLAN common stock (other than shares of HLAN common stock (i) held in the treasury of HLAN or by any direct or indirect subsidiary of HLAN (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities), (ii) held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto, or (iii) held in the HLAN 401(k) Plan, together the “Excluded Shares”) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of Raymond James, dated July 29, 2024, which sets forth, among other things, the various procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of the review undertaken, is attached as Annex D to this document. Raymond James provided its opinion for the information and assistance of the HLAN board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger, and its opinion addresses only whether the Exchange Ratio to be received by the holders of HLAN common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of HLAN common stock (other than Excluded Shares) as of July 29, 2024. The opinion of Raymond James did not address any other term or aspect of the merger agreement, or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the HLAN board of directors, or to any HLAN or GABC shareholder, as to how the HLAN board of directors, such shareholder or any other person should act with respect to the merger or any other matter.
Opinion of GABC’s Financial Advisor (page 82)
In connection with the merger, GABC’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated July 29, 2024, to the GABC board of directors as to the fairness, from a financial point of view and as of the date of KBW’s opinion, to GABC of the Exchange Ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex E to this document. The opinion was for the information of, and was directed to, the GABC board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of GABC to engage in the merger or enter into the merger agreement or constitute a recommendation to the GABC board in connection with the merger, and it does not constitute a recommendation to any holder of GABC common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.
Dissenters’ Rights of Appraisal (page 154)
HLAN shareholders are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of HLAN will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any HLAN shareholder who is a record holder of HLAN common shares on [•], the record date for the HLAN special meeting, and whose shares are not voted in favor of the adoption of the merger agreement, may be entitled to be paid the “fair cash value” of such HLAN common shares after the effective time of the merger. For more information, see the section entitled “HLAN SHAREHOLDER APPRAISAL RIGHTS” beginning on page 154.
Pursuant to the merger agreement, GABC has the right to terminate the merger agreement if Dissenting Shares represent more than 15% of the outstanding shares of HLAN common stock.
Interests of HLAN Directors and Executive Officers in the Merger (page 98)
In considering the recommendation of the HLAN board of directors that you vote to approve the HLAN merger proposal, you should be aware that some of the executive officers and directors of HLAN and Heartland Bank may have interests in the merger and may have arrangements that may be considered to be different from, or in addition to, those of HLAN shareholders generally. The HLAN board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that HLAN shareholders vote in favor of adopting the merger agreement. See the section entitled “THE MERGER — Recommendation of the HLAN Board of Directors and Reasons for the Merger” beginning on page 69. HLAN’s shareholders should take these interests into account in deciding whether to vote “FOR” the HLAN merger proposal. These interests are described in more detail in the section entitled “THE MERGER — Interests of HLAN Directors and Executive Officers in the Merger” beginning on page 98.
Voting Agreement with Certain HLAN and GABC Shareholders (page 120)
Each member of the board of directors of HLAN and certain officers of HLAN and its subsidiaries have entered into a voting agreement with GABC by which they have agreed to cause all HLAN common stock owned of record or beneficially by each of them to be voted in favor of the HLAN merger proposal at the HLAN special meeting. As of the record date, the HLAN shareholders who are parties to the voting agreement had the power to vote an aggregate of [•] shares of HLAN common stock, representing approximately [•]% of the outstanding shares on that date. As stated above, to approve the HLAN merger proposal, holders of at least two-thirds of the issued and outstanding shares of HLAN common stock must vote in favor of the HLAN merger proposal at the HLAN special meeting.
Each member of the board of directors of GABC have entered into a voting agreement with HLAN by which they have agreed to cause all GABC common stock owned of record or beneficially by each of them to be voted in favor of the GABC merger proposal at the GABC special meeting. As of the record date, the GABC shareholders who are parties to the voting agreement had the power to vote an aggregate of [•] shares of GABC common stock, representing approximately [•]% of the outstanding shares on that date. As stated above, to approve the GABC merger proposal, holders of a majority of the issued and outstanding shares of GABC common stock must vote in favor of the GABC merger proposal at the GABC special meeting.
Governance of GABC After the Merger (page 108)
Governing Documents.   Effective as of the effective time of the merger, the bylaws of GABC will continue to be the bylaws for the combined company and the articles of incorporation of GABC will continue to be the articles of incorporation of the combined company.
Board of Directors.   Pursuant to the merger agreement, GABC has agreed to cause G. Scott McComb and Ronnie R. Stokes, both of whom are currently members of HLAN’s board of directors, to be appointed to the board of directors of both GABC and German American Bank. The merger agreement further provides that, upon the expiration of their initial terms, GABC shall cause Mr. McComb and Mr. Stokes to be renominated for election to the boards of directors of both GABC and German American Bank. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of GABC and German American Bank. Information regarding current directors of GABC, including biographical information, compensation, and stock ownership, can be found in GABC’s proxy statement for its 2024 annual meetings of shareholders, which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 156. Biographical information regarding Mr. McComb and Mr. Stokes can be found in the section entitled “INFORMATION ABOUT HLAN — Persons Who Will Serve as a Director of GABC After the Merger” on page 40.
Regulatory Approvals (page 102)
To complete the mergers, GABC and HLAN need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Under the terms of the merger agreement, the mergers cannot be completed until GABC and HLAN and their bank subsidiaries have received all necessary regulatory approvals (without conditions that would constitute a material adverse effect on GABC) and all statutory or regulatory waiting periods have expired. Filings have been made with all regulatory authorities that are believed by GABC and HLAN to have authority to grant such approvals, and such filings are under consideration by such authorities but have not yet been approved as of the date of this joint proxy statement/prospectus.
Employee Benefit Matters (page 117)
GABC and its subsidiaries, as applicable, will provide compensation and benefits to the officers and employees of HLAN and any of its subsidiaries who continue as employees of GABC or any of its subsidiaries after the effective time of the merger (“Continuing Employees”) that are generally comparable to those provided to similarly situated employees of GABC and its subsidiaries. Continuing Employees will receive credit for prior service with HLAN and its subsidiaries (as applicable) for purposes of eligibility and vesting under any employee benefit plans maintained by GABC and German American Bank at the time of the merger and made available to the Continuing Employees, who will generally receive credit for accrued but unused vacation and sick time earned prior to the effective time of the merger up to five weeks per Continuing Employee.
All fully insured HLAN welfare benefit plans currently sponsored by HLAN shall continue as separate plans after the effective time of the merger, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans.
The Continuing Employees shall be eligible to participate, effective as of the effective time of the merger, in the GABC 401(k) Plan. GABC and HLAN shall take any and all actions as may be required, including amendments to any HLAN 401(k) Plan and/or the GABC 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the GABC 401(k) Plan of “eligible rollover distributions” (within the meaning of the Code in the form of cash (including merger consideration received by participants based on their holdings in the HLAN 401(k) Plan)).
HLAN shall take action prior to the effective time of the merger to terminate and liquidate its Performance Driven Retirement Plan Agreements, its Salary Continuation Plan Agreements, and its Supplemental Executive Benefit Plan Agreements.
Time of Completion (page 106)
GABC and HLAN currently expect that the merger will be closed in the first quarter of 2025. However, because completion of the merger is subject to regulatory approvals and other conditions that have not yet been obtained and are beyond our control, we cannot guarantee the actual timing. Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the first day of the calendar month (which is not the last month in a calendar quarter) following (i) both the shareholders of GABC and HLAN having approved and adopted the merger agreement, (ii) the expiration of all waiting periods in connection with either the bank regulatory applications filed for approval of the mergers or stock market requirements, and (iii) the satisfaction of all other conditions to closing of the transaction described in the merger agreement. See the section entitled “THE MERGER AGREEMENT — Conditions to Completion of the Merger” beginning on page 113.

Accounting Treatment (page 104)
GABC and HLAN prepare their respective financial statements in accordance with GAAP. In accordance with current accounting guidance, the merger will be accounted for using the acquisition method with GABC being treated as the acquiror for accounting purposes.
The Rights of HLAN Shareholders Will Change as a Result of the Merger (page 138)
The rights of HLAN shareholders are governed by Ohio law and by the HLAN articles of incorporation and HLAN code of regulations. At the effective time of the merger, HLAN shareholders will become GABC shareholders, and their rights will be governed by Indiana law and the GABC articles of incorporation and the GABC bylaws. HLAN shareholders will have different rights once they become GABC shareholders due to differences between the HLAN governing documents and the OGCL, on the one hand, and the GABC governing documents and Indiana law, on the other hand. These differences are described in more detail in the section entitled “COMPARISON OF SHAREHOLDERS’ RIGHTS” beginning on page 138.
Stock Exchange Listing (page 104)
GABC common stock is listed for trading on the Nasdaq under the symbol “GABC”. HLAN common stock is traded on OTCQX under the symbol “HLAN”. The merger agreement provides that HLAN will not be required to complete the merger if the shares of GABC common stock to be issued to the HLAN shareholders are not eligible for trading on the Nasdaq Global Select Market. As such, GABC will cause such shares of GABC common stock to be approved for listing on the Nasdaq, subject to official notice of issuance.
The HLAN Special Meeting (page 28)
The HLAN special meeting will be held at [•], local time, on [•], 2024 at the Heartland Bank Corporate Center, 430 North Hamilton Road, Whitehall, Ohio 43213. At the HLAN special meeting, holders of HLAN common stock will be asked to consider and vote on the following proposals:
•
the HLAN merger proposal; and

•
the HLAN adjournment proposal.

The board of directors of HLAN has fixed the close of business on [•], 2024 as the record date for determining the shareholders entitled to notice of, and to vote at, the HLAN special meeting and any adjournments or postponements of the HLAN special meeting. Approval of the HLAN merger proposal requires the affirmative vote of at least two-thirds of the issued and outstanding shares of HLAN common stock. Approval of the HLAN adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of HLAN common stock present in person or by proxy and entitled to vote at the HLAN special meeting.
On the record date for the HLAN special meeting, there were [•] shares of HLAN common stock outstanding, of which approximately [•]% were owned and entitled to be voted by HLAN directors and executive officers and their affiliates.
In connection with the merger agreement, GABC entered into a voting agreement (the “Heartland Voting Agreement”) with the members of the board of directors of HLAN and certain officers of HLAN and Heartland Bank, all of whom collectively held approximately [•]% of the outstanding shares of HLAN common stock as of the record date. Subject to the terms and conditions of the Heartland Voting Agreement, the shareholders who are parties thereto have agreed to vote their shares in favor of the transactions contemplated by the merger agreement and against any alternative acquisition proposal.
If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the HLAN special meeting, or fail to instruct your bank, broker, trustee, or other nominee how to vote with respect to the HLAN merger proposal, it will have the same effect as a vote “AGAINST” the HLAN merger proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the HLAN adjournment proposal. If you fail to submit a proxy or vote at the HLAN special meeting, or fail to instruct your bank, broker, trustee, or other nominee how to vote with respect to the HLAN adjournment proposal, it will have no effect on the HLAN adjournment proposal.
The GABC Special Meeting (page 34)
The GABC special meeting will be held at [•], local time, on [•], 2024 at [•]. At the GABC special meeting, holders of GABC common stock will be asked to consider and vote on the following proposals:
•
the GABC merger proposal; and

•
the GABC adjournment proposal.

The board of directors of GABC has fixed the close of business on [•], 2024 as the record date for determining the shareholders entitled to notice of, and to vote at, the GABC special meeting and any adjournments or postponements of the GABC special meeting. Approval of the GABC merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of GABC common stock. Approval of the GABC adjournment proposal requires that the votes cast favoring the action exceed the votes cast opposing the action for the GABC adjournment proposal.
On the record date for the GABC special meeting, there were [•] shares of GABC common stock outstanding, of which approximately [•]% were owned and entitled to be voted by GABC directors and executive officers and their affiliates.
In connection with the merger agreement, HLAN entered into a voting agreement (the “German American Voting Agreement”) with the members of the board of directors of GABC, all of whom collectively held approximately [•]% of the outstanding shares of GABC common stock as of the record date. Subject to the terms and conditions of the German American Voting Agreement, the shareholders who are parties thereto have agreed to vote their shares in favor of the transactions contemplated by the merger agreement and against any alternative acquisition proposal.
If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the GABC special meeting, or fail to instruct your bank, broker, trustee, or other nominee how to vote with respect to the GABC merger proposal, it will have the same effect as a vote “AGAINST” the GABC merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the GABC special meeting, or fail to instruct your bank, broker, trustee, or other nominee how to vote with respect to the GABC adjournment proposal, it will have no effect on the GABC adjournment proposal.
Risk Factors (page 23)
In evaluating the merger proposal, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “RISK FACTORS” beginning on page 23 and in GABC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 156.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
FOR GABC
The following table sets forth certain summary historical consolidated financial data for GABC for the periods presented. The selected historical financial data as of and for the six months ended June 30, 2024 and 2023 have been derived from GABC’s unaudited interim consolidated financial statements, which are incorporated by reference in this joint proxy statement/prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which GABC’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2024 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2024. The unaudited consolidated financial statements as of June 30, 2024 and for the six month periods ended June 30, 2024 and 2023, together with the notes thereto are included in GABC’s quarterly report on Form 10-Q for the quarter ended June 30, 2024, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical financial data as of and for the years ended December 31, 2023 and 2022 have been derived from GABC’s audited consolidated financial statements included in its annual report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference in this joint proxy statement/prospectus.
(Dollars in Thousands, Except Per Share Amounts)
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2024	2023	2023	2022
	(unaudited)
Summary of Operations
Interest Income	$139,835	$124,003	$256,656	$218,926
Interest Expense	48,870	26,736	66,223	18,342
Net Interest Income	90,965	97,267	190,433	200,584
Provision for Credit Losses	1,525	1,650	2,550	6,350
Net Interest Income after Provision for Credit Losses	89,440	95,617	187,883	194,234
Non-interest Income	34,745	29,863	60,261	59,133
Non-interest Expense	74,412	73,342	144,497	154,191
Net Income before Income Tax	49,773	52,138	103,647	99,176
Income Tax Expense	10,221	9,208	17,759	17,351
Net Income	$39,552	$42,930	$85,888	$81,825
Per Share Data
Net Income
Basic	$1.33	$1.45	$2.91	$2.78
Diluted	$1.33	$1.45	$2.91	$2.78
Cash Dividends	$0.54	$0.50	$1.00	$0.92
Book Value at End of Period	$23.18	$20.38	$22.43	$18.93
Selected Balance Sheet (End of Period Balances)
Total Assets	$6,216,923	$6,053,269	$6,152,198	$6,155,991
Total Loans, Net of Unearned Income	4,037,127	3,826,009	3,971,082	3,784,934
Total Deposits	5,313,557	5,179,705	5,252,963	5,350,051
Total Long-term Debt	128,122	127,810	127,969	102,645
Total Shareholders’ Equity	687,821	602,565	663,558	558,393
Selected Performance Ratios
Return on Assets	1.28%	1.42%	1.42%	1.26%
Return on Equity	12.11%	14.52%	14.70%	13.41%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
FOR HLAN
The following table sets forth certain summary historical consolidated financial data for HLAN for the periods presented. The selected historical financial data as of and for the six months ended June 30, 2024 and 2023 have been derived from HLAN’s unaudited interim consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which HLAN’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2024 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2024. The selected historical financial data as of and for the years ended December 31, 2023 and 2022 have been derived from HLAN’s audited consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus.
(Dollars in Thousands, Except Per Share Amounts)
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2024	2023	2023	2022
	(unaudited)
Summary of Operations
Interest Income	$51,815	$42,997	$92,386	$63,097
Interest Expense	22,171	12,618	31,352	6,106
Net Interest Income	29,644	30,379	61,034	56,991
Provision for Credit Losses	—	1,550	2,600	1,920
Net Interest Income after Provision for Credit Losses	29,644	28,829	58,434	55,071
Non-interest Income	6,333	5,990	12,439	11,381
Non-interest Expense	23,530	23,443	47,050	44,226
Net Income before Income Tax	12,447	11,376	23,823	22,226
Income Tax Expense	2,278	2,081	4,307	4,155
Net Income	$10,169	$9,295	$19,516	$18,071
Per Share Data
Net Income
Basic	$5.05	$4.62	$9.69	$9.00
Diluted	$5.01	$4.58	$9.62	$8.90
Cash Dividends	$1.52	$1.52	$3.04	$2.76
Book Value at End of Period	$83.19	$75.02	$80.66	$71.63
Selected Balance Sheet (End of Period Balances)
Total Assets	$1,920,132	$1,805,690	$1,883,215	$1,663,126
Total Loans, Net of Unearned Income	1,549,420	1,505,367	1,549,207	1,404,433
Total Deposits	1,645,193	1,558,111	1,642,601	1,456,570
Total Long-term Debt	24,055	24,213	24,034	24,693
Total Shareholders’ Equity	167,740	151,137	162,532	143,908
Selected Performance Ratios
Return on Assets	1.08%	1.07%	1.09%	1.20%
Return on Equity	12.40%	12.58%	12.94%	12.37%

GABC
SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show selected unaudited pro forma combined financial information about the financial condition and results of operations of GABC after giving effect to the merger and other pro forma adjustments, for the year ended December 31, 2023 and as of and for the six months ended June 30, 2024.
The selected unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from GABC’s unaudited interim financial statements as of and for the period ended June 30, 2024 and GABC’s audited financial statements for the year ended December 31, 2023 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma condensed combined balance sheet information as of June 30, 2024 in the tables below are presented as if the merger occurred on June 30, 2024, and the unaudited pro forma condensed combined statements of income information for the six months ended June 30, 2024 and the year ended December 31, 2023 is presented as if the merger occurred on January 1, 2023.
The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had GABC and HLAN actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.
The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under the section entitled “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS”.
(dollars in thousands)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Summary of Operations
Interest Income	$198,950	$363,642
Interest Expense	71,991	99,475
Net Interest Income	126,959	264,167
Provision for Credit Losses	1,525	18,950
Net Interest Income after Provision for Credit Losses	125,434	245,217
Non-interest Income	41,078	72,700
Non-interest Expense	101,452	218,103
Net Income before Income Tax	65,060	99,814
Income Tax Expense	13,095	16,258
Net Income	$51,965	$83,556
Selected Performance Ratios
Return on Assets	1.27%	1.05%
Return on Equity	11.14%	9.82%
(dollars in thousands)	As of June 30, 2024
Selected Balance Sheet
Total Assets	$8,279,740
Total Loans, Net of Unearned Income	5,499,747
Total Deposits	6,956,850
Total Long-term Debt	152,177
Total Shareholders’ Equity	984,713

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA
The historical per share data for GABC common stock and HLAN common stock below has been derived from the unaudited interim consolidated financial statements of each of GABC and HLAN as of and for the six months ended June 30, 2024 and the audited consolidated financial statements of each of GABC and HLAN as of and for the year ended December 31, 2023, which, with respect to GABC, is incorporated by reference herein, or with respect to HLAN, is included with this joint proxy statement/prospectus.
The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2023, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of June 30, 2024, in the case of book value per share data, assuming that each outstanding share of HLAN common stock had been converted into shares of GABC common stock based on the Exchange Ratio of 3.90 shares of GABC common stock for each share of HLAN common stock. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements for each of GABC and HLAN as of and for six months ended June 30, 2024 and the audited consolidated financial statements of each of GABC and HLAN as of and for the year ended December 31, 2023.
The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See the section entitled “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of HLAN at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of HLAN common stock.
	GABC Historical	HLAN Historical	Pro forma Combined	Equivalent Pro forma of HLAN(1)
Net Income per Share
Six months ended June 30, 2024
Basic	$1.33	$5.05	$1.39	$5.42
Diluted	$1.33	$5.01	$1.39	$5.42
Year ended December 31, 2023
Basic	$2.91	$9.69	$2.24	$8.74
Diluted	$2.91	$9.62	$2.24	$8.74
Cash Dividends per Share(2)
Six months ended June 30, 2024	$0.54	$1.52	$0.54	$2.11
Year ended December 31, 2023	$1.00	$3.04	$1.00	$3.90
Book Value per Share
At June 30, 2024	$23.18	$83.19	$26.37	$102.84
At December 31, 2023	$22.43	$80.66	$25.29	$98.63

(1)
The equivalent pro forma per share amounts of HLAN were calculated based on pro forma combined amounts multiplied by the 3.90 Exchange Ratio.

(2)
Pro forma combined cash dividends declared are based upon GABC’s historical amounts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Rule 175 promulgated thereunder, and Section 21E of the Exchange Act, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Any statements about GABC’s, HLAN’s, or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are generally identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates, and other important factors that change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements. Such forward-looking statements include but are not limited to statements about the benefits of the transactions contemplated by the merger agreement, including future financial and operating results, the combined company’s plans, objectives, expectations, and intentions, and other statements that are not historical facts.
These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected. In addition to factors previously disclosed in GABC’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•
the risk that the businesses of GABC and HLAN will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•
expected growth opportunities and revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•
revenues following the merger may be lower than expected;

•
customer and employee relationships and business operations may be disrupted by the merger and the announcement thereof;

•
the ability to obtain required regulatory approvals in a timely manner and without burdensome conditions, the ability to obtain the approval of HLAN’s or GABC’s shareholders, and the ability to complete the merger on the expected timeframe;

•
management time and effort that may be diverted to the resolution of merger-related issues;

•
limitations placed on the ability of GABC and HLAN to operate their respective businesses by the merger agreement;

•
the costs and effects of potential shareholder litigation and other types of litigation and the possible unexpected or adverse outcomes of such litigation;

•
the ability of GABC to complete integration and attract new customers;

•
possible changes in economic and business conditions, either globally, nationally, in the States of Ohio, Indiana, or Kentucky, or in the specific markets in which GABC or HLAN operate;

•
the impacts of epidemics, pandemics, or other infectious disease outbreaks;

•
the effect of the announcement of the merger on GABC and HLAN’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
the existence or exacerbation of general geopolitical instability and uncertainty;

•
possible changes in monetary and fiscal policies, and laws and regulations;

•
possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;

•
fluctuations in the market price of GABC common stock and the related effect on the market value of the merger consideration that HLAN shareholders will receive upon completion of the merger;

•
the dilution caused by GABC’s issuance of additional shares of its common stock in connection with the merger;

•
interest rate risk involving the effect of fluctuations in market rates of interest;

•
competitive factors in the banking industry;

•
changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like GABC’s subsidiary bank;

•
continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; and

•
changes in market, economic, operational, liquidity, credit, and interest rate risks associated with GABC’s and HLAN’s businesses.

These factors are not necessarily all of the factors that could cause GABC’s, HLAN’s, or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm GABC’s, HLAN’s, or the combined company’s results. Further information regarding GABC, HLAN, and factors which could affect the forward-looking statements contained herein can be found in the section entitled “RISK FACTORS” and those set forth in GABC’s annual reports and other filings with the SEC that are incorporated by referenced into this joint proxy statement/prospectus, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION”.
For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, GABC and HLAN claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts, and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, GABC and HLAN caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected, and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither GABC nor HLAN undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made.
GABC and HLAN expressly qualify in their entirety all forward-looking statements attributable to either GABC or HLAN or any person acting on either GABC’s or HLAN’s behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in this joint proxy statement/prospectus or in the documents incorporated herein by reference, including the matters addressed in the section entitled “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS”, you should carefully consider the following risk factors in deciding whether to vote in favor of the GABC merger proposal or the HLAN merger proposal. We have grouped these Risk Factors into three sections: Risks Related to the Merger (which are set forth only in this joint proxy statement/prospectus and are set forth in full text below), Additional Risks Relating to GABC and HLAN After the Merger (which are set forth only in this joint proxy statement/prospectus and are set forth in full text below), and Risks Related to GABC (which are other risks related to GABC and its shares that are not specifically related to the merger with HLAN and which are separately described by the Risk Factors item, Item 1A, of GABC’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, as may be updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into, and form a part of, this joint proxy statement/prospectus). We encourage you to review all these Risk Factors before determining how to vote on the GABC merger proposal or the HLAN merger proposal.
Risks Related to the Merger
The value of the consideration to be received by HLAN shareholders in the merger will fluctuate.
If the merger is completed, HLAN shareholders (other than Dissenting Shares and the shares of HLAN common stock held in the HLAN 401(k) Plan) will receive a number of shares of GABC common stock based on a fixed Exchange Ratio of 3.90 shares of GABC common stock for each share of HLAN common stock. The shares of HLAN common stock held by the HLAN 401(k) Plan will be entitled to a cash payment based on the trading price of GABC common stock near the time of closing.   Because the market value of GABC common stock may (and likely will) fluctuate, the value of the stock consideration you receive for your shares may also fluctuate. The market value of GABC common stock and HLAN common stock could fluctuate for any number of reasons, including those specific to GABC and HLAN and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of GABC common stock you will receive or the HLAN common stock you will exchange at the time you must vote your shares. The value of GABC and HLAN common stock on the closing of the merger may be greater or less than the market price of GABC and HLAN common stock on the date the merger was announced, on the record date, on the date of this joint proxy statement/prospectus, or on the date of the special meetings.
We encourage you to obtain a current market quotation for GABC common stock because the value of any GABC shares you receive may be more or less than the value of such shares as of the date of this document.
HLAN shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
HLAN shareholders currently have the right to vote in the election of the board of directors of HLAN and on other matters affecting HLAN. Upon the completion of the merger, each HLAN shareholder will become a shareholder of GABC and own a percentage of GABC that is much smaller than the shareholder’s percentage ownership of HLAN. It is currently expected that the former shareholders of HLAN as a group will own approximately [•]% of the outstanding shares of GABC common stock immediately after the merger. Because of this, HLAN shareholders may have less influence on the management and policies of GABC than they now have on the management and policies of HLAN.
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although GABC and HLAN have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both GABC and HLAN expect to take charges against their earnings before the completion of the merger, and GABC expects to take charges against its earnings after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals must be obtained from the bank regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or other impacts and disruptions resulting from other regulatory factors.
These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
The opinion of HLAN’s financial advisor delivered to the HLAN board of directors prior to the signing of the merger agreement and the opinion of GABC’s financial advisor delivered to the GABC board of directors prior to the signing of the merger agreement will not reflect changes in circumstances since the date of such opinions.
The HLAN board of directors received a written opinion from HLAN’s financial advisor on July 29, 2024, and the GABC board of directors received a written opinion from GABC’s financial advisor also on July 29, 2024. Subsequent changes in the operations and prospects of HLAN or GABC, general market and economic conditions and other factors that may be beyond the control of HLAN or GABC may significantly alter the value of HLAN or the prices of the shares of GABC common stock or HLAN common stock by the time the merger is completed. Neither opinion speaks as of the time the merger will be completed or as of any date other than the date of such opinion. See the sections entitled “THE MERGER AGREEMENT — Opinion of HLAN’s Financial Advisor” and “THE MERGER AGREEMENT — Opinion of GABC’s Financial Advisor”.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions that must be fulfilled (unless waived in certain cases by the party entitled to the benefit of an unfulfilled condition) in order to complete the merger. Those conditions include, among others: the approval or adoption, as applicable, of the merger agreement by GABC and HLAN shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, the continued accuracy of the representations and warranties by both parties, except for changes not having a “material adverse effect” as defined in the merger agreement, and the performance by both parties of their covenants and agreements, and the receipt by both parties of a tax opinion. There can be no assurance that the conditions to closing of the merger will be fulfilled or that the merger will be completed.
Termination of the merger agreement could negatively impact HLAN and GABC.
If the merger agreement is terminated, there may be various consequences, including:
•
HLAN’s and GABC’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to its management’s focus on the merger, without realizing any of the anticipated benefits of completing the merger; and

•
the market price of HLAN and GABC shares might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and HLAN’s board of directors seeks another merger or business combination, HLAN shareholders cannot be certain that HLAN will be able to find a party willing to offer equivalent or more attractive consideration than the consideration GABC has agreed to provide in the merger. If the merger agreement is terminated and GABC’s board of directors seeks another merger or business combination, GABC’s shareholders cannot be certain that GABC will be able to find a party willing to complete the merger for equally advantageous terms than what is offered in the merger agreement.
Either HLAN or GABC may be required to pay a termination fee of $10,000,000 to the other if the merger is terminated prior to the closing date under certain circumstances described in the section entitled “THE MERGER AGREEMENT — Termination Fees”.
Litigation related to the merger could prevent or delay completion of the merger or otherwise negatively affect the business and operations of GABC and HLAN.
GABC and HLAN may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on GABC’s and HLAN’s financial condition and results of operations and could prevent or delay the completion of the merger.
GABC and HLAN will be subject to business uncertainties and contractual restrictions while the mergers are pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on GABC and HLAN. These uncertainties may impair GABC’s or HLAN’s ability to attract, retain and motivate key personnel until the merger is completed and could cause customers and others that deal with GABC or HLAN to seek to change existing business relationships with GABC or HLAN. In addition, subject to certain exceptions, GABC and HLAN have agreed to operate their respective businesses in the ordinary course consistent with past practice in all material respects prior to the effective time, and GABC and HLAN have agreed not to take certain actions, which could cause GABC or HLAN to be unable to pursue other beneficial opportunities that may arise prior to the closing. See the section entitled “THE MERGER AGREEMENT — HLAN Restrictions”.
HLAN shareholders will have dissenters’ rights in the merger.
Dissenters’ rights are statutory rights that, when applicable, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair cash value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The shareholders of HLAN will have the rights accorded to dissenting shareholders under Sections 1701.84 and 1701.85 of the OGCL. The fair cash value determined through a judicial proceeding may be more or less than the consideration offered under the merger agreement. As a result, GABC bears the risk that payments owed to dissenting shareholders may exceed the consideration outlined in this joint proxy statement/prospectus.

Additional Risks Relating to the Combined Company
The market price for GABC common stock following the closing may be affected by factors different from those that historically have affected or currently affect GABC common stock and HLAN common stock.
Subject to the terms and conditions of the merger agreement, at the effective time, holders of shares of HLAN common stock (other than Dissenting Shares and shares held in the HLAN 401(k)) will receive shares of GABC common stock as merger consideration. GABC’s business and financial position after completion of the merger will differ from the business and financial position of GABC and HLAN before the completion of the merger and, accordingly, the results of operations of GABC will be affected by some factors that are different from those currently affecting GABC’s results of operations and those currently affecting the results of operations of HLAN. Accordingly, the market price and performance of the combined company’s common stock is likely to be different from the performance of GABC common stock or HLAN common stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, GABC common stock or HLAN common stock, regardless of actual operating performance.
The combined company may fail to realize the anticipated benefits of the merger.
The success of the merger will depend on, among other things, the combined company’s ability to realize anticipated cost savings and to combine the businesses of its bank subsidiary with that of Heartland Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of Heartland Bank nor result in decreased revenues due to any loss of customers. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
GABC and HLAN have operated and, until the completion of the merger, will continue to operate, independently. Upon closing of the merger, the combined company will commence the process of integrating the operations of the two banks. It is possible that the integration process could result in the disruption of GABC’s or HLAN’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of GABC to maintain relationships with HLAN’s customers and employees or to achieve the anticipated benefits of the merger. There may also be problems with the assimilation of new operations, systems, sites or personnel, which could divert resources from regular banking operations.
Further, GABC and HLAN entered into the merger agreement with the expectation that combining the companies will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, technological efficiencies, cost savings and operating efficiencies. Achieving the anticipated benefits of the transactions contemplated by the merger agreement is subject to a number of uncertainties, including whether the integration is completed in an efficient, effective and timely manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits on the anticipated timeframe, or at all, could result in a reduction in the price of GABC common stock as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially and adversely affect the combined company’s business, financial condition and operating results. Additionally, upon consummation of the transactions contemplated by the merger agreement, GABC will make fair value estimates of certain assets and liabilities in recording the acquisition. Actual values of these assets and liabilities could differ from such estimates, which could result in the combined company not achieving the anticipated benefits of the acquisition. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.
The future results of GABC following the closing may suffer if the combined company does not effectively manage its expanded operations.
Following the closing, the size of the business of the combined company will increase beyond the current size of either GABC’s or HLAN’s business. GABC’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. GABC may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business.
The combined company may be unable to retain HLAN personnel successfully after the merger is completed, and the combined company’s ability to implement its growth strategy may be harmed if it is unable to attract additional key personnel.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by HLAN. It is possible that these employees may decide not to remain with HLAN while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating HLAN to hiring suitable replacements, all of which may cause the combined company’s business to suffer.
In addition, the combined company’s continued growth and future success will depend, in part, on its ability to attract, motivate and retain highly qualified senior and middle management and other skilled employees. Competition for employees is intense, and the process of identifying and retaining key personnel with the combination of skills and attributes required to execute the combined company’s business strategy may be lengthy.
GABC may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms, which could cause the combined company’s business to suffer.
Risks Relating to GABC
You should also consider the other risk factors that may affect GABC and its common shares that are not specifically related to the proposed merger with HLAN. These other risk factors are set forth by GABC from time to time under the caption “Risk Factors” in GABC’s filings with the SEC, including GABC’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2023. For information about how you may obtain this report and subsequent filings, or view them for free, and for additional information about GABC, please see the sources described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION”.

HLAN SPECIAL MEETING OF SHAREHOLDERS
This section contains information for holders of HLAN common stock about the HLAN special meeting that HLAN has called to allow holders of HLAN common stock to consider and vote on the merger agreement. This joint proxy statement/prospectus is accompanied by a notice of the HLAN special meeting and a form of proxy card that the HLAN board of directors is soliciting for use by the holders of HLAN common stock at the HLAN special meeting and at any adjournments or postponements of the HLAN special meeting.
Date, Time, and Place
The HLAN special meeting will be held on [•], 2024, at [•] local time at the Heartland Bank Corporate Center, 430 North Hamilton Road, Whitehall, Ohio 43213. On or about [•], 2024, HLAN commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the HLAN special meeting.
Purpose of HLAN Special Meeting
At the HLAN special meeting, HLAN shareholders will be asked to vote on the following proposals:
•
the HLAN merger proposal; and

•
the HLAN adjournment proposal.

Recommendation of the HLAN Board of Directors
The HLAN board of directors unanimously recommends that you vote “FOR” the HLAN merger proposal and “FOR” the HLAN adjournment proposal. See the section entitled “THE MERGER —Recommendation of the HLAN Board of Directors and Reasons for the Merger” for a more detailed discussion of the HLAN board of directors’ recommendation.
HLAN Record Date and Quorum
The HLAN board of directors has fixed the close of business on [•], 2024 as the record date for determination of holders of HLAN common stock entitled to notice of and to vote at the HLAN special meeting. On the record date for the HLAN special meeting, there were [•] shares of HLAN common stock outstanding.
Shares representing a majority of the outstanding shares of HLAN common stock must be present in person or represented by proxy at the HLAN special meeting to constitute a quorum and conduct business at the HLAN special meeting. If you fail to submit a proxy or to vote at the HLAN special meeting on a proposal, or fail to instruct your bank, broker, trustee, or other nominee how to vote on any proposals, your shares of HLAN common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
After a share of HLAN common stock is represented at the HLAN special meeting, it will be counted for the purpose of determining a quorum not only at the HLAN special meeting but also at any adjournment or postponement of the HLAN special meeting, unless a new record date is or must be fixed for that adjourned meeting. In the event that a quorum is not present at the HLAN special meeting, it is expected that the HLAN special meeting will be adjourned or postponed.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee, or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee, or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee, or other nominee has discretionary authority. It is expected that all proposals to be voted on at the HLAN special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the HLAN special meeting. If your bank, broker, trustee, or other nominee holds your shares of HLAN common stock in “street name,” such entity will vote your shares of HLAN common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee, or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes; and Failure to Vote
Proposal 1: HLAN merger proposal:
•
Vote required:   Approval of the HLAN merger proposal requires the affirmative vote of at least two-thirds of HLAN common stock outstanding and entitled to vote at the HLAN special meeting.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the HLAN special meeting, or fail to instruct your bank, broker, trustee, or other nominee how to vote with respect to the HLAN merger proposal, it will have the same effect as a vote “AGAINST” the HLAN merger proposal.

Proposal 2: HLAN adjournment proposal:
•
Vote required:   Approval of the HLAN adjournment proposal requires the affirmative vote of a majority of HLAN common stock present, in person or by proxy, and entitled to vote at the HLAN special meeting.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the HLAN adjournment proposal. If you fail to submit a proxy or vote at the HLAN special meeting, or fail to instruct your bank, broker, trustee, or other nominee how to vote with respect to the HLAN adjournment proposal, it will have no effect on the HLAN adjournment proposal.

At the HLAN special meeting, each share of HLAN common stock is entitled to one vote on all matters properly submitted to holders of HLAN common stock.
In connection with the merger agreement, GABC entered into a voting agreement with the members of the board of directors of HLAN and certain officers of HLAN and Heartland Bank, all of whom collectively held approximately [•]% of the outstanding shares of HLAN common stock as of the record date. Subject to the terms and conditions of the Heartland Voting Agreement, the shareholders who are parties thereto have agreed to vote their shares in favor of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. The Heartland Voting Agreement automatically terminates upon any termination of the merger agreement. A copy of the Heartland Voting Agreement is attached to this joint proxy statement/prospectus as Annex B.
Attending the Special Meeting
The HLAN special meeting is being held in person on [•], 2024, at [•] local time, at the Heartland Bank Corporate Center, 430 North Hamilton Road, Whitehall, Ohio 43213. Even if you plan to attend in person, you are urged to complete, sign, and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope, or vote by Internet or by telephone as described below.
Proxies
If you hold your shares of HLAN common stock in your name as a holder of record, to submit a proxy, you, as a holder of HLAN common stock, may use one of the following methods:
•
VOTE BY INTERNET — [•]. Use the Internet to transmit your voting instructions up until [•] on [•], 2024. Have your proxy card in hand when you access the website. Follow the steps outlined on the secured website.

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VOTE BY PHONE — [•]. Call toll free within the United States, Canada, and Puerto Rico any time on a touch tone telephone up until [•] on [•], 2024. There is NO CHARGE to you for the call. Have your proxy card in hand when you call. Follow the instructions provided by the recorded message.

•
VOTE BY MAIL — Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or mail it to [•].

HLAN requests that holders of HLAN common stock vote by telephone, over the Internet, or by completing and signing the accompanying proxy card and returning it to HLAN as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of HLAN common stock represented by it will be voted at the HLAN special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the HLAN merger proposal and “FOR” the HLAN adjournment proposal.
If a holder’s shares of HLAN common stock are held in “street name” by a bank, broker, trustee, or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Your vote is important.   Accordingly, you should sign, date, and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the HLAN special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares of HLAN common stock are held in “street name” through a bank, broker, trustee, or other nominee, you must instruct the bank, broker, trustee, or other nominee on how to vote your shares. Your broker, bank, or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee, or other nominee.
You may not vote shares of HLAN common stock held in a brokerage or other account in “street name” by returning a proxy card directly to HLAN.
Further, banks, brokers, trustees, or other nominees who hold shares of HLAN common stock on behalf of their customers may not give a proxy to HLAN to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees, and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the HLAN special meeting, including the HLAN merger proposal and the HLAN adjournment proposal.
Revocability of Proxies
If you are a holder of HLAN common stock of record, you may revoke your proxy at any time before it is voted by:
•
submitting a written notice of revocation to HLAN’s corporate secretary;

•
granting a subsequently dated proxy;

•
voting by telephone or the Internet at a later time, before 11:59 p.m. Eastern Time on the day before the HLAN special meeting; or

•
attending in person and voting at the HLAN special meeting.

If you hold your shares of HLAN common stock through a bank, broker, trustee, or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance at the HLAN special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by HLAN after the vote will not affect the vote. HLAN’s corporate secretary’s mailing address is: 430 North Hamilton Road, Whitehall, Ohio 43213. If the HLAN special meeting is postponed or adjourned, it will not affect the ability of holders of HLAN common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to holders of HLAN common stock residing at the same address, unless such holders of HLAN common stock have notified HLAN of their desire to receive multiple copies of the joint proxy statement/prospectus.
If you hold shares of both GABC common stock and HLAN common stock, you will receive two separate packages of proxy materials.
HLAN will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of HLAN common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Georgeson LLC, HLAN’s proxy solicitor, at (866) 735-0090 or by email to Heartlandbank@Georgeson.com.
Solicitation of Proxies
GABC and HLAN will each bear their own expenses incurred in connection with the merger, including the retention of any information agent or other service provider, except that expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus will be shared equally by GABC and HLAN. HLAN may request banks, brokers, trustees, and other intermediaries holding shares of HLAN common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements, and personal solicitation by the directors, officers, or employees of HLAN. No additional compensation will be paid to HLAN’s directors, officers, or employees for solicitation.
HLAN has also made arrangements with Georgeson to assist it in soliciting proxies for the HLAN special meeting and has agreed to pay approximately $13,500 plus reasonable expenses and certain additional charges related to these services.
Assistance
If you need assistance in completing your proxy card, have questions regarding the HLAN special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Georgeson LLC, HLAN’s proxy solicitor, at (866) 735-0090 or by email to Heartlandbank@Georgeson.com.

HLAN PROPOSALS
PROPOSAL 1: HLAN MERGER PROPOSAL
HLAN is asking holders of HLAN common stock to adopt the merger agreement. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. HLAN shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger.
Details about the merger agreement, including each party’s reasons for the merger, the effect of adoption of the merger agreement, and the timing of effectiveness of the merger, are discussed in the section entitled “THE MERGER”.
Vote Required for Approval
Approval of the HLAN merger proposal requires the affirmative vote of at least two-thirds of the shares of HLAN common stock outstanding and entitled to vote at the HLAN special meeting. Shares of HLAN common stock not present, and shares present and not voted, whether by broker non-vote, abstention, or otherwise, will have the same effect as a vote “AGAINST” the HLAN merger proposal.
Recommendation of the HLAN Board of Directors
THE HLAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE HLAN MERGER PROPOSAL.
PROPOSAL 2: HLAN ADJOURNMENT PROPOSAL
The HLAN special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the HLAN special meeting to approve the HLAN merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of HLAN and GABC common stock.
If, at the HLAN special meeting, the number of shares of HLAN common stock present or represented and voting in favor of the HLAN merger proposal is insufficient to approve the HLAN merger proposal, HLAN may move to adjourn or postpone the HLAN special meeting in order to enable the HLAN board of directors to solicit additional proxies for approval of the HLAN merger proposal. In that event, HLAN will ask holders of HLAN common stock to vote on the HLAN adjournment proposal, but not the HLAN merger proposal.
In this proposal, HLAN is asking holders of HLAN common stock to authorize the holder of any proxy solicited by the HLAN board of directors on a discretionary basis to vote in favor of adjourning the HLAN special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of HLAN common stock who have previously voted. Pursuant to the HLAN code of regulations, the HLAN special meeting may be adjourned without new notice being given if the new time and place is announced at the meeting, unless a new record date is or must be established for the adjourned meeting.
Vote Required for Approval
The approval of the HLAN adjournment proposal by holders of HLAN common stock is not a condition to the completion of the merger. Approval of the HLAN adjournment proposal requires the affirmative vote of a majority of shares of HLAN common stock present in person or represented by proxy and entitled to vote at the HLAN special meeting. If you abstain from voting on the HLAN adjournment proposal by marking “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the HLAN adjournment proposal. If you fail to submit a proxy or vote at the HLAN special meeting, or fail to instruct your bank, broker, trustee, or other nominee how to vote with respect to the HLAN adjournment proposal, it will have no effect on the HLAN adjournment proposal.

Recommendation of the HLAN Board of Directors
THE HLAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE HLAN ADJOURNMENT PROPOSAL.

GABC SPECIAL MEETING OF SHAREHOLDERS
This section contains information for holders of GABC common stock about the GABC special meeting that GABC has called to allow holders of GABC common stock to consider and vote on the merger agreement. This joint proxy statement/prospectus is accompanied by a notice of the GABC special meeting and a form of proxy card that the GABC board of directors is soliciting for use by the holders of GABC common stock at the GABC special meeting and at any adjournments or postponements of the GABC special meeting.
Date, Time, and Place
The GABC special meeting will be held on [•], at [•] local time, on [•]. On or about [•], GABC commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the GABC special meeting.
Purpose of GABC Special Meeting
At the GABC special meeting, GABC shareholders will be asked to vote on the following proposals:
•
the GABC merger proposal; and

•
the GABC adjournment proposal.

Recommendation of the GABC Board of Directors
The GABC board of directors unanimously recommends that you vote “FOR” the GABC merger proposal and “FOR” the GABC adjournment proposal. See the section entitled “THE MERGER —  Recommendation of the GABC Board of Directors and Reasons for the Merger” for a more detailed discussion of the GABC board of directors’ recommendation.
GABC Record Date and Quorum
The GABC board of directors has fixed the close of business on [•], 2024 as the record date for determination of holders of GABC common stock entitled to notice of and to vote at the GABC special meeting. On the record date for the GABC special meeting, there were [•] shares of GABC common stock outstanding.
Shares representing a majority of the votes entitled to be cast on a matter must be present or represented by proxy at the GABC special meeting to constitute a quorum for action on that matter at the GABC special meeting. If you fail to submit a proxy or to vote at the GABC special meeting on a proposal, or fail to instruct your bank, broker, trustee, or other nominee how to vote on any proposals, your shares of GABC common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
After a share of GABC common stock is represented at the GABC special meeting, it will be counted for the purpose of determining a quorum not only at the GABC special meeting but also at any adjournment or postponement of the GABC special meeting, unless a new record date is or must be fixed for that adjourned meeting. In the event that a quorum is not present at the GABC special meeting, it is expected that the GABC special meeting will be adjourned or postponed.
At the GABC special meeting, each share of GABC common stock is entitled to one vote on all matters properly submitted to holders of GABC common stock.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee, or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee, or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee, or other nominee has discretionary authority. It is expected that all proposals to be voted on at the GABC special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the GABC special meeting. If your bank, broker, trustee, or other nominee holds your shares of GABC common stock in “street name,” such entity will vote your shares of GABC common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee, or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes; and Failure to Vote
Proposal 1: GABC merger proposal:
•
Vote required:   Approval of the GABC merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of GABC common stock.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the GABC special meeting, or fail to instruct your bank, broker, trustee, or other nominee how to vote with respect to the GABC merger proposal, it will have the same effect as a vote “AGAINST” the GABC merger proposal.

Proposal 2: GABC adjournment proposal:
•
Vote required:   Approval of the GABC adjournment proposal requires that the votes cast favoring the action exceed the votes cast opposing the action for the GABC adjournment proposal.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the GABC special meeting, or fail to instruct your bank, broker, trustee, or other nominee how to vote with respect to the GABC adjournment proposal, it will have no effect on the GABC adjournment proposal.

In connection with the merger agreement, HLAN entered into a voting agreement with the members of the board of directors of GABC, all of whom collectively held approximately [•]% of the outstanding shares of GABC common stock as of the record date. Subject to the terms and conditions of the German American Voting Agreement, the shareholders who are parties thereto have agreed to vote their shares in favor of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. The German American Voting Agreement automatically terminates upon any termination of the merger agreement. A copy of the German American Voting Agreement is attached to this joint proxy statement/prospectus as Annex C.
Attending the Special Meeting
The GABC special meeting is being held in person on [•], 2024, at [•], at [•]. Even if you plan to attend in person, you are urged to complete, sign, and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope, or vote by Internet or by telephone as described below.
GABC shareholders will also have the option to listen to the meeting via teleconference. To listen to the live teleconference, shareholders should dial [•]. Those shareholders planning to listen should connect to the teleconference at least 10 minutes prior to the start of the meeting, as an operator will register your name. While shareholders will be able to listen to the meeting via teleconference, they will not be able to vote or revoke a proxy via this manner of participation.
Proxies
If you hold your shares of GABC common stock in your name as a holder of record, to submit a proxy, you, as a holder of GABC common stock, may use one of the following methods:
•
VOTE BY INTERNET — [•]. Use the Internet to transmit your voting instructions up until [•] on [•], 2024. Have your proxy card in hand when you access the website. Follow the steps outlined on the secured website.

•
VOTE BY PHONE — [•]. Call toll free within the United States, Canada, and Puerto Rico any time on a touch tone telephone up until [•] on [•], 2024. There is NO CHARGE to you for the call. Have your proxy card in hand when you call. Follow the instructions provided by the recorded message.

•
VOTE BY MAIL — Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or mail it to [•].

GABC requests that holders of GABC common stock vote by telephone, over the Internet, or by completing and signing the accompanying proxy card and returning it to GABC as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of GABC common stock represented by it will be voted at the GABC special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the GABC merger proposal and “FOR” the GABC adjournment proposal.
If a holder’s shares of GABC common stock are held in “street name” by a bank, broker, trustee, or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date, and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the GABC special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares of GABC common stock are held in “street name” through a bank, broker, trustee, or other nominee, you must instruct the bank, broker, trustee, or other nominee on how to vote your shares. Your broker, bank, or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee, or other nominee.
You may not vote shares of GABC common stock held in a brokerage or other account in “street name” by returning a proxy card directly to GABC.
Further, banks, brokers, trustees, or other nominees who hold shares of GABC common stock on behalf of their customers may not give a proxy to GABC to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees, and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the GABC special meeting, including the GABC merger proposal and the GABC adjournment proposal.
Revocability of Proxies
If you are a holder of GABC common stock of record, you may revoke your proxy at any time before it is voted by:
•
submitting a written notice of revocation to GABC’s corporate secretary;

•
granting a subsequently dated proxy;

•
voting by telephone or the Internet at a later time, before 11:59 p.m. Eastern Time on the day before the GABC special meeting; or

•
attending in person and voting at the GABC special meeting.

If you hold your shares of GABC common stock through a bank, broker, trustee, or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance at the GABC special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by GABC after the vote will not affect the vote. GABC’s corporate secretary’s mailing address is: German American Bancorp, Inc., Attention: Corporate Secretary, 711 Main Street, P.O. Box 810, Jasper, Indiana 47547-0810. If the GABC special meeting is postponed or adjourned, it will not affect the ability of holders of GABC common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to holders of GABC common stock residing at the same address, unless such holders of GABC common stock have notified GABC of their desire to receive multiple copies of the joint proxy statement/prospectus.
If you hold shares of both GABC common stock and HLAN common stock, you will receive two separate packages of proxy materials.
GABC will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of GABC common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Bradley C. Arnett, Senior Vice President, Chief Legal Officer, and Corporate Secretary of GABC at (812) 482-1314 or by email to GABC-Investors@germanamerican.com.
Solicitation of Proxies
GABC and HLAN will each bear their own expenses incurred in connection with the mergers, including the retention of any information agent or other service provider, except that expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus will be shared equally by GABC and HLAN. GABC may request banks, brokers, trustees, and other intermediaries holding shares of GABC common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements, and personal solicitation by the directors, officers, or employees of GABC. No additional compensation will be paid to GABC’s directors, officers, or employees for solicitation.
Assistance
If you need assistance in completing your proxy card, have questions regarding GABC’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Bradley C. Arnett, Senior Vice President, Chief Legal Officer, and Corporate Secretary of GABC at (812) 482-1314 or by email to GABC-Investors@germanamerican.com.

GABC PROPOSALS
PROPOSAL 1: GABC MERGER PROPOSAL
GABC is asking holders of GABC common stock to approve the merger agreement, including the issuance of shares of GABC common stock constituting the merger consideration to holders of HLAN common stock pursuant to the merger agreement. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
Under the Indiana Business Corporation Law (the “IBCL”), holders of GABC common stock are required to approve a merger to which GABC is a party subject to certain exceptions. Also, pursuant to the merger agreement, GABC will issue a total of approximately [•] shares of GABC common stock in connection with the consummation of the mergers. Under the Nasdaq rules, shareholder approval is required prior to the issuance of shares of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock pursuant to the transactions. If the mergers are completed, the number of shares of GABC common stock issued in connection with the mergers will exceed 20% of the GABC common stock outstanding before such issuance. In this proposal, GABC is asking GABC shareholders to approve the merger agreement and the related issuance of GABC common stock constituting the merger consideration pursuant to the merger agreement.
Vote Required for Approval
Approval of the GABC merger proposal requires the affirmative vote of a majority of the shares of GABC common stock outstanding and entitled to vote at the GABC special meeting. Shares of GABC common stock not present, and shares present and not voted, whether by broker non-vote, abstention, or otherwise, will have the same effect as a vote “AGAINST” the merger.
Recommendation of the GABC Board of Directors
THE GABC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE GABC MERGER PROPOSAL.
PROPOSAL 2: GABC ADJOURNMENT PROPOSAL
The GABC special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the GABC special meeting to approve the GABC merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of HLAN and GABC common stock.
If, at the GABC special meeting, the number of shares of GABC common stock present or represented and voting in favor of the GABC merger proposal is insufficient to approve the GABC merger proposal, GABC may move to adjourn or postpone the GABC special meeting in order to enable the GABC board of directors to solicit additional proxies for approval of the GABC merger proposal. In that event, GABC will ask holders of GABC common stock to vote on the GABC adjournment proposal, but not the GABC merger proposal.
In this proposal, GABC is asking holders of GABC common stock to authorize the holder of any proxy solicited by the GABC board of directors on a discretionary basis to vote in favor of adjourning the GABC special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of GABC common stock who have previously voted. Pursuant to the GABC bylaws, the GABC special meeting may be adjourned without new notice being given of the new date, time, or place if the new date, time, or place is announced at the meeting before adjournment, unless a new record date is or must be established for the adjourned meeting.
Vote Required for Approval
The approval of the GABC adjournment proposal by holders of GABC common stock is not a condition to the completion of the mergers. Approval of the GABC adjournment proposal requires that the votes cast favoring the action exceed the votes cast opposing the action for the GABC adjournment proposal. Shares of GABC common stock not present, and shares present and not voted, whether by broker non-vote, abstention, or otherwise, will have no effect on the GABC adjournment proposal.
Recommendation of the GABC Board of Directors
THE GABC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE GABC ADJOURNMENT PROPOSAL.

INFORMATION ABOUT HLAN
The following information should be read in conjunction with HLAN’s consolidated financial statements and the related notes thereto included elsewhere in this joint proxy statement/prospectus.
Business
General
HLAN is a financial services holding company based in Whitehall, Ohio. HLAN was organized in 1988 as a corporation under the OGCL and is a bank holding company that has elected to be treated as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). HLAN’s principal activity is the ownership and management of its wholly owned subsidiaries, Heartland Bank and Transcounty Title Agency, LLC. Heartland Bank was founded in 1911.
Heartland Bank, through its 20 full-service banking offices, is primarily engaged in providing a full range of banking and financial services to individual and corporate (including small business) customers in Central Ohio and Greater Cincinnati. Heartland Bank is subject to regulation, examination and supervision by the FRB and the Ohio Division of Financial Institutions and undergoes periodic examinations by those regulatory authorities. As of June 30, 2024, HLAN had total assets of approximately $1.9 billion, total loans of approximately $1.5 billion, total deposits of approximately $1.6 billion, and total shareholders’ equity of approximately $167.7 million. The principal executive office of HLAN is 430 North Hamilton Road, Whitehall, Ohio 43213.
Competition
Heartland Bank encounters strong competition both in making loans and in attracting deposits. In one or more aspects of its business, Heartland Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, financial technology companies, and other financial intermediaries. Many of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Heartland Bank does not currently provide. In addition, many of Heartland Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Heartland Bank’s operations.
Legal Proceedings
From time to time, HLAN and its subsidiaries are parties to various litigation matters incidental to the ordinary conduct of their business. Neither HLAN nor any of its subsidiaries are presently a party to any legal proceedings likely to result in a material adverse effect on its consolidated financial statements.
Persons Who Will Serve as a Director of GABC After the Merger
G. Scott McComb, age 57, is Chairman, President, and Chief Executive Officer of HLAN and Heartland Bank. Mr. McComb is responsible for leading HLAN and Heartland Bank in strategy, client consulting, personnel development, and public policy. Mr. McComb joined Heartland Bank in 1999 as the Director of Internet Banking and was subsequently promoted to the senior management team serving all aspects of the bank as Senior Vice President in charge of Customer Relationship Management. He was promoted to Executive Vice President, Chief Operating Officer in 2004, President in September 2008, Chief Executive Officer in 2009, and Chairman in 2011. Mr. McComb was appointed by Governor Kasich to the Ohio Banking Commission and has served on several boards, including the Independent Community Bankers of America (ICBA) Board, TCM Bank, and the Ohio Legal Assistance Foundation, and as Chairman of ICBA Bancard, and Chairman of CRA Solutions. Currently, he serves on the Board of the Community Bankers Association of Ohio (CBAO), The Heartland Bank Community Foundation, the ICBA Legislative

Issues Committee, the Ohio State University James Cancer Hospital Foundation Board, and Chairman of the Scottish Rite Valley of Columbus Investment Committee. Mr. McComb is a graduate of The Ohio State University, the Ohio School of Banking, the OBA Leadership Institute, and the Graduate School of Banking at the University of Wisconsin.
Ronnie R. Stokes, age 61, is a director of HLAN and Heartland Bank. Mr. Stokes is the President & Chief Executive Officer of Three Leaf Productions (“Three Leaf”). Working with an array of Fortune 500 companies, Three Leaf provides integrated marketing and printing services nationwide. It has been honored as one of Central Ohio’s top 50 fastest-growing companies by Columbus Business First. In 2016 and 2020, the Ohio Minority Supplier Development Council (OMSDC) presented Three Leaf with the prestigious Minority Business Enterprise (MBE) of the Year award for Class III. In addition, Mr. Stokes and his wife founded LARS Properties, LLC in 2015 and share the ownership with each of their four children. The company’s services include real estate investment, property management, and commercial painting. Mr. Stokes graduated from The Ohio State University with a Bachelor of Science degree in Marketing and was a member of the men’s basketball team from 1981 to 1985. This past basketball season marked his 27th year as the on-air expert analyst for his Alma Mater’s Men’s Basketball radio network.
Market for Common Equity and Related Shareholder Matters
Market Information
HLAN common stock is quoted on the OTCQX marketplace operated by OTC Markets Group Inc. under the trading symbol “HLAN”. However, the public market for such shares has historically been limited and characterized by sporadic trading.   Quotations on the OTCQX reflect inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions, and do not necessarily reflect the intrinsic or market values of the common stock. The OTC Markets Group, Inc. is an electronic, screen-based market which imposes considerably less stringent listing standards than the Nasdaq Global Market. The following table sets forth the high and low reported intraday sales prices per share of HLAN common stock for the period indicated:
		High	Low	Number of Shares Traded
2022	First Quarter	$94.00	$88.10	32,324
	Second Quarter	$95.00	$88.01	19,989
	Third Quarter	$92.11	$88.50	23,232
	Fourth Quarter	$93.80	$88.80	55,004
2023	First Quarter	$100.00	$87.55	17,801
	Second Quarter	$88.00	$81.00	140,464
	Third Quarter	$90.00	$81.10	23,236
	Fourth Quarter	$89.70	$81.60	48,082
2024	First Quarter	$88.23	$84.55	40,138
	Second Quarter	$91.23	$84.55	37,458
The following table sets forth the closing price of GABC common stock on July 26, 2024, and on [•], 2024, and the equivalent per share price of HLAN common stock, which we determined by multiplying the price of GABC shares as of the indicated date by the Exchange Ratio that is payable by GABC in connection with the merger agreement as merger consideration. The equivalent per share price of HLAN common stock shows the implied value to be received in the merger by HLAN shareholders who receive GABC common stock in exchange for a share of HLAN common stock on these dates.
	GABC Common Stock Closing Price	HLAN Equivalent Per Share Price
July 26, 2024	$41.76	$162.86
[•], 2024	[•]	[•]

We suggest you obtain a current market quotation for GABC common stock. We expect that the market price of GABC common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments) and the market price of GABC common stock is subject to fluctuation, the value of the shares of GABC common stock that HLAN shareholders will receive in the merger may increase or decrease prior to and after the merger.
Holders
As of the date of this joint proxy statement/prospectus, HLAN’s authorized capital consisted of 20,000,000 shares of no par common stock, of which [•] shares were issued and outstanding. At the close of business on the record date of [•], 2024, there were approximately of [•] shareholders of record.
Dividends
HLAN currently expects to continue to pay its regular quarterly cash dividend on HLAN shares if the merger is not completed.   HLAN last paid a dividend on July 10, 2024 of $0.759 per share and has declared a dividend payable October 10, 2024, of $0.759 per share.
Equity Compensation Plan Information
The following table sets forth information about HLAN’s common stock that may be issued under HLAN’s equity compensation plans as of December 31, 2023. HLAN does not maintain any equity compensation plans that have not been approved by shareholders.
Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(1)
Equity compensation plans approved by security holders	238,390	$83.04	66,790
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	238,390	$83.04	66,790

(1)
HLAN has agreed in the merger agreement that it will not issue any additional stock options without the consent of GABC prior to the effective time of the merger or termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN HLAN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of August 21, 2024, the beneficial ownership of HLAN common stock by each of HLAN’s directors, nominees for director, and executive officers, by HLAN’s directors and executive officers as a group, and by each person known to HLAN to beneficially own more than 5% ownership of the issued and outstanding HLAN common stock. Unless otherwise indicated, the address of each listed HLAN shareholder is c/o Heartland BancCorp, 430 North Hamilton Road, Whitehall, Ohio 43213.
Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with GABC in connection with entering into the merger agreement, to HLAN’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Greater than 5% Shareholders
George A. Bavelis(3)	233,868.000000	11.59%
Strategic Value Bank Partners Funds(4)	187,024.000000	9.26%
Technical Rubber Company, Inc.(5)	109,069.000000	5.40%
Directors
Thomas L. Campbell(6)	4,000.000000	*
Jay B. Eggspuehler(7)	3,512.000000	*
Jodi L. Garrison(8)	8,711.311385	*
James R. Heimerl(9)	9,700.000000	*
Jon A. Husted(10)	184.000000	*
G. Scott McComb(11)	187,902.056504	9.24%
Robert C. Overs(12)	7,775.000000	*
Gary D. Paine(13)	10,928.509734	*
William J. Schottenstein(14)	8,000.000000	*
Ronnie R. Stokes(15)	1,340.000000	*
Diana L. Turoff	0.000000	*
Gregory M. Ubert(16)	4,650.000000	*
Executive Officers
Carrie Almendinger(17)	25,645.980586	1.26%
Benjamin Babcanec(18)	13,079.192245	*
Jennifer Eckert(19)	8,108.244632	*
All directors and executive officers as a group (15 persons)	293,536.295086	14.04%

*
Indicates beneficial ownership of less than 1% of the issued and outstanding shares of voting common stock.

(1)
Included in the beneficial ownership tabulations are (i) shares underlying options to purchase shares of HLAN common stock that were outstanding and exercisable as of August 21, 2024, or will become exercisable within 60 days of such date, and (ii) shares held for the benefit of such individuals in the HLAN 401(k) Plan.

(2)
The calculation of the percentage of class beneficially owned by each person and the group is based on the sum of (i) a total of 2,018,615 shares of HLAN common stock outstanding as of August 21, 2024, and (ii) options to purchase shares of HLAN common stock which are exercisable as of or within 60 days of such date by such person or the group.

(3)
Includes 25,913 shares held jointly with Mr. Bavelis’ spouse. The address for Mr. Bavelis is 2285 Yorkshire Road, Columbus, Ohio 43221.

(4)
Includes 163,460 shares owned by Strategic Value Investors, LP and 23,564 shares owned by Strategic Value Private Investors, LP. Based on ownership information provided by such shareholder as of August 27, 2024. The address for such shareholder is Key Tower, 127 Public Square Suite 1510, Cleveland, OH 44114-1217.

(5)
The address for Technical Rubber Company, Inc. is Attn: Dan Layne, 200 E. Coshocton Street, Johnstown, Ohio 43031.

(6)
Includes options to purchase 1,000 shares of HLAN common stock.

(7)
Includes 12 shares held in an IRA account for the benefit of Mr. Eggspuehler and options to purchase 3,500 shares of HLAN common stock.

(8)
Includes 620 shares held in an IRA account for the benefit of Ms. Garrison and options to purchase 5,000 shares of HLAN common stock.

(9)
Includes options to purchase 1,000 shares of HLAN common stock.

(10)
Includes 61 shares held in an IRA account for the benefit of Mr. Husted and 123 shares held in an IRA account for the benefit of Mr. Husted’s spouse.

(11)
Includes 98,315.150498 shares held by a trust for which Mr. McComb is trustee, 8,520.734 shares held in IRA accounts for the benefit of Mr. McComb, options to purchase 14,750 shares of HLAN common stock, and 51,846 shares held by the HLAN 401(k) Plan which Mr. McComb votes on behalf of Heartland Bank as trustee.

(12)
Includes 125 shares held jointly with Mr. Overs’ spouse, 2,650 shares held by a trust for which Mr. Overs and his spouse are trustees and options to purchase 5,000 shares of HLAN common stock.

(13)
Includes 572 shares held in an IRA account for the benefit of Mr. Paine, 274.862 shares held by Mr. Paine’s spouse and options to purchase 3,500 shares of HLAN common stock.

(14)
Includes 1,000 shares held in an IRA account for the benefit of Mr. Schottenstein and options to purchase 3,500 shares of HLAN common stock.

(15)
Includes options to purchase 1,000 shares of HLAN common stock.

(16)
Includes options to purchase 2,250 shares of HLAN common stock.

(17)
Includes 5,070.856 shares held jointly with Ms. Almendinger’s spouse, options to purchase 16,450 shares of HLAN common stock and 2,625.124586 shares held for the benefit of Ms. Almendinger in the HLAN 401(k) Plan.

(18)
Includes 1,000 shares held jointly with Mr. Babcanec’s spouse, options to purchase 8,000 shares of HLAN common stock and 3,079.192245 shares held for the benefit of Mr. Babcanec in the HLAN 401(k) Plan.

(19)
Includes options to purchase 7,500 shares of HLAN common stock and 608.244632 shares held for the benefit of Ms. Eckert in the HLAN 401(k) Plan

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HLAN
The following presents discussion and analysis by the management of HLAN of the financial condition and results of operations of HLAN and should be read in conjunction with HLAN’s consolidated financial statements and related notes included with this joint proxy statement/prospectus. In this section, the “Company,” “we,” “our,” and “us” refer to HLAN, rather than GABC, on a consolidated basis, unless the context indicates otherwise. All references to the “Bank” refer to Heartland Bank, our wholly owned banking subsidiary. This discussion contains forward-looking statements that involve risks and uncertainties, and such forward-looking statements are qualified in their entirety by the cautionary language set forth in the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS”. Actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors including but not limited to many of the factors described more fully in the section entitled “RISK FACTORS”. The following discussion is intended to assist in understanding the financial condition and results of operations of HLAN and its subsidiaries, including the Bank and Transcounty Title Agency, LLC. For the purpose of this management’s discussion and analysis, balance sheet information has been expressed as period-end balances, unless otherwise noted, and loans have been disclosed net of unearned income.
General
We are Heartland BancCorp, a bank holding company that has elected to be treated as a financial holding company, headquartered in Whitehall, Ohio. Our principal activity is the ownership and management of our wholly owned subsidiaries, Heartland Bank and Transcounty Title Agency, LLC. Through our wholly owned subsidiary bank, Heartland Bank, we operate 20 full-service banking offices in Central Ohio and Greater Cincinnati. We are focused on serving individual and corporate (including small business) customers by delivering fast, consistent, and well-designed loan and deposit products to meet their financing needs.
As a bank holding company, we generate most of our revenue from interest income on loans and from short-term investments. The primary source of funding for our loans and short-term investments are deposits held by our subsidiary bank, Heartland Bank. We measure our performance by our return on average equity, earnings per share, capital ratios, and efficiency ratio (calculated by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income).
2024 YTD Overview
We reported total loans of $1.549 billion as of June 30, 2024 and December 31, 2023. Total deposits were $1.645 billion as of June 30, 2024, an increase of $2.6 million compared to December 31, 2023.
Net income was $10.2 million, an increase of $0.9 million, or 9%, for the six months ended June 30, 2024, as compared to net income of $9.3 million for the same period in 2023.
Return on average assets and return on average equity was 1.08% and 12.47%, respectively, for the six months ended June 30, 2024, as compared to 1.08% and 12.57%, respectively, for the same period in 2023. Our efficiency ratio for the six months ended June 30, 2024 was 65.40%, as compared to 64.46% for the same period in 2023.
The provision for credit losses for the six months ended June 30, 2024 decreased $1.6 million or 100% to $0, as compared to the same period in 2023. The higher provision expense for the six months ended June 30, 2023 was related to loans and reflected strong loan growth in the first half of 2023, as well as the impact of updated economic assumptions.
Results of Operations
Six Months Ended June 30, 2024, and June 30, 2023
Net Interest Income and Net Interest Margin.   The following table presents, for the periods indicated, information about: (i) weighted average balances, the total dollar amount of interest income from interest-earning assets, and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities, and the resultant average rates; (iii) net interest income; and (iv) the net interest margin.

	Net Interest Margin For the Six Months Ended June 30,
	2024			2023
	Average Balance	Interest Income/ Expense	Average Yield/Rate	Average Balance	Interest Income/ Expense	Average Yield/Rate
	(Dollars in thousands)
Assets:
Fed funds sold and other short-term investments	$23,984	$705	5.91%	$21,098	$536	5.12%
Securities:
Taxable	131,589	3,381	5.17%	77,746	1,774	4.60%
Tax-exempt(1)	88,364	1,334	3.04%	81,625	1,194	2.95%
Loans held for sale	1,566	33	4.24%	1,733	43	5.00%
Total loans and leases(2)	1,540,312	46,362	6.05%	1,457,655	39,450	5.46%
Total interest-earning assets	$1,785,815	$51,815	5.83%	$1,639,857	$42,997	5.29%
Other Assets	120,907			116,614
Less: Allowance for credit losses	(17,930)			(16,948)
Total assets	$1,888,792			$1,739,523
Liabilities and Shareholders’ Equity:
Interest-bearing demand, savings and money market deposits	$707,516	$9,665	2.75%	$662,226	$5,891	1.79%
Time deposits	502,084	11,173	4.48%	377,693	5,510	2.94%
FHLB advances and other borrowings	53,082	1,333	5.05%	52,099	1,217	4.71%
Total interest-bearing liabilities	$1,262,682	$22,171	3.53%	$1,092,018	$12,618	2.33%
Noninterest-bearing deposits	445,552			481,294
Other liabilities	16,544			17,100
Total liabilities	$1,724,778			$1,590,412
Shareholders’ Equity	164,014			149,111
Total liabilities and shareholders’ equity	$1,888,792			$1,739,523
Cost of Funds			2.61%			1.62%
Net interest income		$29,644			$30,379
Net interest spread			3.22%			3.67%
Net interest margin			3.34%			3.74%

(1)
Taxable-equivalent yield of 4.09% as of June 30, 2024, applying a 21% effective tax rate

(2)
Average loan balances include monthly average nonaccrual loans of $1.7 million and $1.1 million as of June 30, 2024 and June 30, 2023, respectively.

For the first six months of 2024 compared to the same period in 2023:
•
Interest income on total loans totaled $51.8 million, an increase of $8.8 million, or 21%, due to an increase in average loans of $81.8 million, or 6%, and increased loan yields as discussed below.

•
Yields on our interest-earning assets totaled 5.83%, an increase of 54 basis points, which was attributable to higher loan yields of 59 basis points, an increase in yield on short term investments of 79 basis points, and an increase in yield on debt securities of 58 basis points; and

•
Net interest margin for the first half of 2024 was 3.34% compared to 3.74% for the first half of 2023.

Increases and decreases in interest income and interest expense result from changes in average balances, or volume, of interest-earning assets, and interest-bearing liabilities, as well as changes in average interest rates. The following tables set forth the effects of changing rates and volumes on our net interest income during the period shown. Information is provided with respect to (i) effects on interest income attributable to changes in volume (change in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume).
	Analysis of Changes in Interest Income and Expenses For the Six Months Ended, June 30, 2024 compared to 2023
	Variance due to:
	Volume(1)	Rate(1)	Total
	(Dollars in thousands)
Increase (decrease) in interest income:
Fed funds sold and other short-term investments	$73	$96	$169
Total Securities	1,128	619	1,747
Total loans and leases	2,232	4,670	6,902
Total increase (decrease) in interest income	$3,434	$5,384	$8,818
Increase (decrease) in interest expense:
Interest-bearing demand, savings and money market deposits	$403	$3,371	$3,774
Time deposits	1,815	3,848	5,663
FHLB advances and other borrowings	23	93	116
Total increase (decrease) in interest expense	$2,241	$7,312	$9,553
Increase (Decrease) in net interest income	$1,193	$(1,928)	$(735)

(1)
Variances attributable to both volume and rate are allocated on a consistent basis between rate and volume based on the absolute value of the variances in each category.

Securities.    Our investment portfolio consists entirely of securities classified as available for sale. As a result, the carrying values of our investment securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in shareholders’ equity.
We evaluate our available for sale securities portfolio on a quarterly basis for potential credit-related losses. We assess potential credit losses by comparing the fair value of a debt security to its amortized cost basis. If the fair value of a debt security is greater than the amortized cost basis, no allowance for credit losses is recognized. If the fair value is less than the amortized cost basis, we review the factors to determine if the impairment is credit-related or noncredit-related. For debt securities, we intend to sell or are more likely than not required to sell, before the recovery of their amortized cost basis, the difference between fair value and amortized cost is impaired and is recognized through earnings. For debt securities, we do not intend to sell or are more likely than not required to sell, prior to expected recovery of amortized cost basis, the credit portion of the impairment is recognized through earnings, with a corresponding entry to an allowance for credit losses, and the noncredit portion is recognized through accumulated other comprehensive income.
The following table summarizes the maturity distribution schedule with corresponding weighted average taxable equivalent yields of the debt securities portfolio at June 30, 2024. The following table presents securities at their expected maturities, which may differ from contractual maturities. The Company manages its debt securities portfolio for liquidity, as a tool to execute its asset/liability management strategy, and for pledging requirements for public funds:
	As of June 30, 2024
	Within One Year		After One Year But Within Five Years		After Five Years But Within Ten Years		After Ten Years		Total
	Amount	Yield*	Amount	Yield*	Amount	Yield*	Amount	Yield*	Amount	Yield*
	(Dollars in thousands)
Available-for-sale Securities:
U.S. government agencies	$—	—%	$7,956	5.19%	$14,467	4.60%	$22,890	3.22%	$45,313	3.93%
SBA Loan Pools	—	—%	—	—%	6,439	5.22%	7,546	5.56%	13,985	5.40%
Mortgage-backed securities of U.S. Government sponsored enterprises	—	—%	970	6.24%	7,128	4.62%	55,066	4.56%	63,164	4.59%
State and political subdivisions	1,496	2.95%	5,458	3.31%	13,118	3.38%	76,929	3.19%	97,001	3.22%
Corporate bonds	—	—%	1,941	9.21%	11,866	4.06%	—	—%	13,807	4.74%
Total	$1,496	2.95%	$16,325	5.10%	$53,018	4.26%	$162,431	3.77%	$233,270	3.95%
Percentage of Total	0.64%		7.00%		22.73%		69.63%		100.00%

*
Yield is on a taxable-equivalent basis using 21% tax rate

Provision for Credit Losses.   Credit risk is inherent in the business of making loans. We establish an allowance for credit losses (“Allowance”) through charges to earnings, which are shown in the statements of income as the provision for credit losses. The provision for credit losses and level of Allowance for each period are dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management’s assessment of the quality of the loan portfolio, and the evaluation of challenges and the general economic conditions in our market areas.
For the six months ended June 30, 2024 compared to the six months ended June 30, 2023:
•
The provision for credit losses decreased from $1.6 million to $0; and

•
The allowance as a percentage of gross loans increased by 2 basis points to 1.15%.

Noninterest Income.   The following table sets forth the major components of our noninterest income for the six months ended June 30, 2024 and 2023:
	For the Six Months Ended June 30,
	2024	2023	$ Increase (Decrease)	% Increase (Decrease)
	(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$1,963	$1,990	$(27)	(1.36)%
Gain on sale of loans and originated MSR	1,163	930	233	25.05%
Loan servicing fees, net	891	768	123	16.02%
Other income and fees	2,316	2,302	14	0.61%
Total noninterest income	$6,333	$5,990	$343	5.73%
Noninterest income for the six months ended June 30, 2024 was $6.3 million compared to $6.0 million for the same period in 2023, an increase of $343,000, or 6%. The increase was primarily attributable to income from gains on sale of mortgage loans.

Noninterest Expense.   The following table sets forth the major components of our noninterest expense for the six months ended June 30, 2024 and 2023:
	For the Six Months Ended June 30,
	2024	2023	$ Increase (Decrease)	% Increase (Decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$14,364	$14,735	$(371)	(2.52)%
Net occupancy and equipment	2,252	2,122	130	6.13%
Software and data processing fees	2,314	2,093	221	10.56%
Professional fees	729	554	175	31.59%
Marketing expense	613	608	5	0.82%
FDIC insurance premiums	517	526	(9)	(1.71)%
Other income and fees	2,741	2,805	(64)	(2.28)%
Total noninterest expense	$23,530	$23,443	$87	0.37%
Noninterest expense for the six months ended June 30, 2024, was $23.5 million compared to $23.4 million for the same period in 2023, an increase of $87,000, or 0.37%. Increases in software and data processing expense and professional fees were offset with lower salary and employee benefit costs due to lower headcount in the first six months of 2024 compared to the same period in 2023.
Financial Condition
The following discussion of our financial condition compares June 30, 2024 and December 31, 2023.
Total Assets
Total assets increased $37.0 million, or 4% on an annualized basis, to $1.920 billion as of June 30, 2024, compared to $1.883 billion as of December 31, 2023.
Loan Portfolio.    The following table presents the balance and associated percentage of each major category in our loan portfolio as of June 30, 2024 and December 31, 2023:
	As of June 30, 2024		As of December 31, 2023
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial	$179,954	12%	$172,662	11%
Commercial Real Estate:
Owner occupied	291,294	19%	296,176	19%
NonOwner occupied	495,433	32%	501,030	32%
Residential Real Estate:
1 – 4 Family	504,793	33%	508,648	33%
Home Equity	59,017	4%	51,704	3%
Consumer	18,929	1%	18,987	1%
Total loans	$1,549,420	100%	$1,549,207	100%
Less: Allowance for credit losses	(17,813)		(17,927)
Net loans	$1,531,607		$1,531,280
Our loans represent the largest portion of our earning assets. The quality and diversification of the loan portfolio is an important consideration when reviewing our financial condition. As of June 30, 2024 and December 31, 2023, our gross loans were $1.549 billion.

We have established internal concentration limits in the loan portfolio for Commercial Real Estate (CRE) loans, hospitality loans, and construction loans, among others. All loan types are within our established limits. We use underwriting guidelines to assess each borrower’s historical cash flow to determine debt service capabilities, and we further stress test the customer’s debt service capability under higher interest rate scenarios as well as other underlying macro-economic factors. Financial and performance covenants are used in commercial lending to allow us to react to a borrower’s deteriorating financial condition should that occur.
The following tables show the contractual maturities of our gross loans as of the periods below:
	As of June 30, 2024
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Fifteen Years		Due after Fifteen Years
	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Commercial	$4,817	$57,230	$34,304	$24,297	$16,178	$41,250	$1,228	$650	$179,954
Commercial Real Estate:
Owner occupied	6,363	13,985	9,354	36,917	44,215	152,614	14,996	12,850	291,294
NonOwner occupied	17,538	28,651	78,283	105,493	39,453	205,773	3,418	16,824	495,433
Residential Real Estate:
1 – 4 family	2,216	10,076	8,017	8,508	40,112	17,002	64,209	354,653	504,793
Home equity	5	3,295	592	14,838	2,491	37,796	—	—	59,017
Consumer	1,811	5,523	4,630	104	6,656	4	198	3	18,929
Gross Loans	$32,750	$118,760	$135,180	$190,157	$149,105	$454,439	$84,049	$384,980	$1,549,420
	As of December 31, 2023
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Fifteen Years		Due after Fifteen Years
	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Commercial	$4,095	$59,324	$32,819	$26,871	$15,814	$31,843	$1,237	$659	$172,662
Commercial Real Estate:
Owner occupied	5,105	13,005	10,260	36,788	45,969	155,040	15,269	14,740	296,176
NonOwner occupied	29,646	23,594	57,928	111,594	56,389	201,065	3,137	17,677	501,030
Residential Real Estate:
1 – 4 family	4,674	8,514	3,903	11,765	48,471	20,158	66,823	344,340	508,648
Home equity	15	4,528	663	11,493	1,235	33,770	—	—	51,704
Consumer	1,825	5,580	5,158	2	6,411	7	—	4	18,987
Gross Loans	$45,360	$114,545	$110,731	$198,513	$174,289	$441,883	$86,466	$377,420	$1,549,207
Allowance for Credit Losses — Loans.   The allowance is based on management’s estimate of potential losses inherent in the loan portfolio. In the opinion of management, the allowance is adequate to absorb estimated losses in the portfolio as of each balance sheet date. While management uses available information to analyze losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance. In analyzing the adequacy of the allowance, a comprehensive loan grading system to determine risk potential in loans is utilized together with the results of internal credit reviews.
To determine the adequacy of the allowance, the loan portfolio is broken into segments based on loan type. Historical loss experience factors by segment, adjusted for changes in trends and conditions, are used to determine an indicated allowance for each portfolio segment. These factors are evaluated and updated based on the composition of the specific loan segment. Other considerations include volumes and trends of delinquencies, nonaccrual loans, levels of bankruptcies, criticized and classified loan trends, expected losses on real estate secured loans, new credit products and policies, economic conditions, concentrations of credit risk, and the experience and abilities of our lending personnel.
The allowance was $17.8 million at June 30, 2024, compared to $17.9 million at December 31, 2023.
The following table provides an analysis of the activity in our allowance for the periods indicated:
	For the Six Months Ended June 30,
	2024	2023
	(Dollars in thousands)
Balance at beginning of the period	$17,927	$16,591
Impact of CECL adoption	—	(678)
Provision for credit losses for loans	208	1,212
Charge-offs:
Commercial	(356)	—
Commercial Real Estate:
Owner occupied	—	—
NonOwner occupied	—	—
Residential Real Estate:
1 – 4 Family	(17)	—
Home Equity	—	—
Consumer	(97)	(87)
Total charge-offs	$(470)	$(87)
Recoveries:
Commercial	$20	$8
Commercial Real Estate:
Owner occupied	—	—
NonOwner occupied	—	—
Residential Real Estate:
1 – 4 Family	—	—
Home Equity	—	2
Consumer	128	15
Total recoveries	$148	$25
Net recoveries (charge-offs) to average loans	(322)	(62)
Balance at end of the period	$17,813	$17,063
Net recoveries (charge-offs) to average loans	1.16%	1.17%

While the entire allowance is available to absorb losses from any and all loans, the following table represents management’s allocation of the allowance by loan category, and the percentage of allowance in each category, for the periods indicated:
	As of June 30, 2024		As of December 31, 2023
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial	$1,536	9%	$1,695	9%
Commercial Real Estate:
Owner occupied	4,130	23%	3,700	21%
NonOwner occupied	5,101	29%	5,142	29%
Residential Real Estate:
1 – 4 Family	6,760	38%	7,032	39%
Home Equity	179	1%	242	1%
Consumer	107	1%	116	1%
Total	$17,813	100%	$17,927	100%
Nonperforming Assets.   Loans are considered delinquent when principal or interest payments are past due 30 days or more. Delinquent loans may remain on accrual status between 30 days and 90 days past due. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Typically, the accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to the collectability of the obligation. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on a nonaccrual loan is subsequently recognized only to the extent that cash is received, and the loan’s principal balance is deemed collectible. Loans are restored to accrual status when loans become well-secured, and management believes full collectability of principal and interest is probable.
Real estate we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned (“OREO”) until sold and is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.
The following table presents information regarding nonperforming assets as of the dates indicated.
	As of June 30, 2024	As of December 31, 2023
	(Dollars in thousands)
Nonaccrual loans	$1,569	$1,620
Accruing loans 90 or more days past due	513	471
Other real estate owned	—	5
Total nonperforming assets	$2,082	$2,096
Ratio of nonperforming loans to total loans	0.13%	0.13%
Ratio of nonaccrual loans to total loans	0.10%	0.10%
Ratio of allowance for credit losses to total loans	1.15%	1.16%
Ratio of allowance for credit losses to nonaccrual loans	1135.31%	1106.60%
Ratio of nonperforming assets to total assets	0.11%	0.11%

The following tables present an aging analysis of loans as of the dates indicated.
	As of June 30, 2024
	Past Due						90 or More Days Past Due and Accruing
	30 – 59 Days	60 – 89 Days	90 or More Days	Total Past Due	Current	Total Loans Receivable
Commercial	$—	$189	$528	$717	$179,237	$179,954	$—
Commercial Real Estate:
Owner occupied	4,201	—	—	4,201	287,093	291,294	—
NonOwner occupied	414	—	—	414	495,019	495,433	—
Residential Real Estate:
1 – 4 family	3,917	1,548	997	6,462	498,331	504,793	502
Home equity	248	60	152	460	58,557	59,017	—
Consumer	68	67	—	135	18,794	18,929	11
Total	$8,848	$1,864	$1,677	$12,389	$1,537,031	$1,549,420	$513
	As of December 31, 2023
	Past Due						90 or More Days Past Due and Accruing
	30 – 59 Days	60 – 89 Days	90 or More Days	Total Past Due	Current	Total Loans Receivable
Commercial	$—	$259	$474	$733	$171,929	$172,662	$—
Commercial Real Estate:
Owner occupied	896	—	—	896	295,280	296,176	—
NonOwner occupied	125	—	153	278	500,752	501,030	153
Residential Real Estate:
1 – 4 family	2,583	1,044	938	4,565	504,083	508,648	200
Home equity	25	114	120	259	51,445	51,704	114
Consumer	83	22	9	114	18,873	18,987	4
Total	$3,712	$1,439	$1,694	$6,845	$1,542,362	$1,549,207	$471
In addition to the past due and nonaccrual criteria, we also evaluate loans according to our internal risk grading system. Loans are segregated between pass, watch, special mention, and substandard categories. Grades 1 through 4 are considered pass grades. The definitions of those categories are as follows:
Excellent (1).   Loans classified as Excellent are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.
Good (2).   Loans classified as Good are of above average credit strength and repayment ability proving only a minimal credit risk.
Satisfactory (3).   Loans classified as Satisfactory are of reasonable credit strength and repayment ability proving an average credit risk due to one or more underlying weaknesses.
Watch (4).   Loans in the Watch grade are still considered acceptable from a quality standpoint but have risk factors more substantial than for the typical satisfactory graded loan. Although identified weaknesses are present, performance on loans is acceptable with only moderate delinquency.
Special Mention (5).   Assets classified as Special Mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (6).   Loans classified as Substandard are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful (7).   Loans classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions, and values, highly questionable and improbable.
Loss (8).   Loans classified as Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.
Outstanding loan balances categorized by internal risk grades as of the periods indicated are summarized as follows:
	As of June 30, 2024
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial	$159,341	$6,709	$13,904	$—	$179,954
Commercial Real Estate:
Owner occupied	280,875	5,443	4,976	—	291,294
NonOwner occupied	455,334	31,536	8,563	—	495,433
Residential Real Estate:
1 – 4 family	501,997	1,436	1,360	—	504,793
Home equity	58,394	470	153	—	59,017
Consumer	18,886	43	—	—	18,929
Total	$1,474,827	$45,637	$28,956	$—	$1,549,420
	As of December 31, 2023
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial	$158,242	$9,402	$5,018	$—	$172,662
Commercial Real Estate:
Owner occupied	284,349	5,849	5,978	—	296,176
NonOwner occupied	470,650	15,578	14,802	—	501,030
Residential Real Estate:
1 – 4 family	506,536	924	1,188	—	508,648
Home equity	51,155	424	125	—	51,704
Consumer	18,919	59	9	—	18,987
Total	$1,489,851	$32,236	$27,120	$—	$1,549,207
Deposits.    We gather deposits primarily through our twenty full-service banking locations and online through our website. We offer a variety of deposit products including demand deposit accounts and interest-bearing products, such as savings accounts and certificates of deposit. We put continued effort into gathering noninterest-bearing demand deposit accounts through loan production cross-selling, customer referrals, marketing efforts and various involvement with community networks. Some of our interest-bearing deposits are obtained through brokered transactions. We participate in the CDARS and ICS programs, where customer funds are placed into multiple deposit accounts, each in an amount under the standard FDIC insurance maximum of $250,000 and placed at a network of banks across the United States.

Total deposits as of June 30, 2024 and December 31, 2023 were $1.645 billion and $1.643 billion, respectively. The following table sets forth deposit balances by certain categories as of the dates indicated and the percentage of each deposit category to total deposits.
	As of June 30, 2024		As of December 31, 2023
	Amount	Percentage of Total	Amount	Percentage of Total
	(Dollars in thousands)
Noninterest-bearing demand	$414,829	25.2%	$487,631	29.7%
Interest-bearing transactions deposits	194,363	11.8%	180,456	11.0%
Savings deposits	479,311	29.1%	530,742	32.3%
Time deposits (less than $250,000)	467,682	28.4%	364,218	22.2%
Time deposits ($250,000 or more)	89,008	5.4%	79,554	4.8%
Total interest-bearing deposits	$1,230,364	74.8%	$1,154,970	70.3%
Total deposits	$1,645,193		$1,642,601
The following tables set forth the maturity of time deposits as of the dates indicated below:
	As of June 30, 2024 Maturity Within:
	Three Months	Three to Six Months	Six to 12Months	After 12 Months	Total
	(Dollars in thousands)
Time deposits (less than $250,000)	$60,068	$30,490	$213,214	$15,054	$318,826
Time deposits ($250,000 or more)	19,058	21,098	116,470	81,238	237,864
Total time deposits	$79,126	$51,588	$329,684	$96,292	$556,690
	As of December 31, 2023 Maturity Within:
	Three Months	Three to Six Months	Six to 12 Months	After 12 Months	Total
	(Dollars in thousands)
Time deposits (less than $250,000)	$70,673	$70,837	$66,021	$54,410	$261,941
Time deposits ($250,000 or more)	22,976	23,725	33,345	101,785	181,831
Total time deposits	$93,649	$94,562	$99,366	$156,195	$443,772
Liquidity
Liquidity refers to our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs, all at a reasonable cost. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders.
Our liquidity position is supported by the management of liquid assets and access to alternative sources of funds. Our liquid assets include cash, interest-bearing deposits in correspondent banks and federal funds sold. Other available sources of liquidity include wholesale deposits and borrowings from correspondent banks and FHLB advances.
Our short-term and long-term liquidity requirements are primarily met through cash flow from operations, redeployment of prepaying and maturing balances in our loan portfolios and increases in customer deposits. Other alternative sources of funds will supplement these primary sources to the extent necessary to meet additional liquidity requirements on either a short-term or long-term basis.
As of June 30, 2024, we had $60.0 million in unsecured federal fund borrowing line availability with correspondent depository institutions, with no amounts advanced. In addition, based on the values of loans pledged as collateral, we had borrowing availability with the FHLB of $193.2 million as of June 30, 2024, and $206.6 million as of December 31, 2023.
Capital Requirements
The Bank is subject to various regulatory capital requirements administered by the federal and state banking regulators. Failure to meet regulatory capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for “prompt corrective action” (described below), we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies. The capital amounts and classifications are subject to qualitative judgments by the federal banking regulators about components, risk weightings and other factors. Qualitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios of Common Equity Tier 1 (“CET1”) capital, Tier 1 capital, total capital to risk-weighted assets, and Tier 1 capital to average consolidated assets, referred to as the “leverage ratio.”
As of June 30, 2024, the Bank was in compliance with all applicable regulatory requirements and categorized as “well-capitalized” under the prompt corrective action framework. There have been no conditions or events since June 30, 2024, that management believes would change this classification. The table below presents our applicable capital requirements, as well as our capital ratios as of June 30, 2024 and December 31, 2023. The Company exceeded all regulatory capital requirements, and the Bank was considered to be “well-capitalized” as of the dates reflected in the tables below.
Basel III Capital Rules
Under the Basel III Capital Rules, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of CET1 capital above its minimum risk-based capital requirements. As of June 30, 2024, the Company and the Bank met all capital adequacy requirements under the Basel III Capital Rules.
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2024	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)
Consolidated	$216,212	14.0%	N/A	N/A	N/A	N/A
Bank	206,124	13.3%	$123,776	8.0%	$154,719	10.0%
Tier 1 capital (to risk-weighted assets)
Consolidated	172,387	11.1%	N/A	N/A	N/A	N/A
Bank	187,049	12.1%	92,832	6.0%	123,776	8.0%
CET 1 capital (to risk-weighted assets)
Consolidated	172,387	11.1%	N/A	N/A	N/A	N/A
Bank	187,049	12.1%	69,624	4.5%	100,568	6.5%
Tier I Capital (to average assets)
Consolidated	172,387	9.1%	N/A	N/A	N/A	N/A
Bank	187,049	9.9%	75,298	4.0%	94,123	5.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2023	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)
Consolidated	$209,075	13.5%	N/A	N/A	N/A	N/A
Bank	198,869	12.8%	$124,295	8.0%	$155,369	10.0%
Tier 1 capital (to risk-weighted assets)
Consolidated	164,929	10.6%	N/A	N/A	N/A	N/A
Bank	179,473	11.6%	93,221	6.0%	124,295	8.0%
CET 1 capital (to risk-weighted assets)
Consolidated	164,929	10.6%	N/A	N/A	N/A	N/A
Bank	179,473	11.6%	69,916	4.5%	100,990	6.5%
Tier I Capital (to average assets)
Consolidated	164,929	9.0%	N/A	N/A	N/A	N/A
Bank	179,473	9.8%	73,573	4.0%	91,967	5.0%
Shareholders’ equity provides a source of permanent funding, allows for future growth and provides a cushion to withstand unforeseen adverse developments. Total shareholders’ equity increased $5.2 million as of June 30, 2024, to $167.7 million, compared to $162.5 million as of December 31, 2023.
Contractual Obligations
The following tables contain supplemental information regarding our total contractual obligations as of June 30, 2024, and December 31, 2023:
	Payments Due as of June 30, 2024
	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
	(Dollars in thousands)
Deposits without a stated maturity(1)	$97,226	$194,451	$194,451	$602,374	$1,088,502
Time deposits	460,398	81,749	14,543	—	556,690
Repurchase agreements	6,295	—	—	—	6,295
FHLB advances and other borrowings	59,000	—	—	24,300	83,300
Operating lease commitments	520	994	858	2,154	4,526
Total contractual obligations	$623,439	$277,194	$209,852	$628,828	$1,739,313
	Payments Due as of December 31, 2023
	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
	(Dollars in thousands)
Deposits without a stated maturity(1)	$98,293	$196,586	$196,586	$707,364	$1,198,829
Time deposits	287,576	138,412	17,784	—	443,772
Repurchase agreements	4,583	—	—	—	4,583
FHLB advances and other borrowings	31,000	—	—	24,300	55,300
Operating lease commitments	514	1,012	902	2,356	4,784
Total contractual obligations	$421,966	$336,010	$215,272	$734,020	$1,707,268

(1)
For purposes of this schedule, nonmaturity deposits are allocated to maturity tranches using an analysis of the weighted average balance for accounts closed over the past five years to determine the rate of decay.

We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan repayment and maturity activity and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.
Off-Balance Sheet Arrangements
We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if we deemed necessary upon extension of credit, is based on management’s credit evaluation of the counterparty. The Company also estimates a reserve for potential losses associated with off-balance sheet commitments and letters of credit. It is included in other liabilities in the Company’s consolidated statements of condition, with any related provisions to the reserve included in non-interest expense in the consolidated statement of income.
In determining the reserve for unfunded lending commitments, a process similar to the one used for the allowance for credit loss is employed. Based on historical experience, loss factors, adjusted for expected funding, are applied to the Company’s off-balance sheet commitments and letters of credit to estimate the potential for losses.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the customer to a third party. They are intended to be disbursed, subject to certain conditions, upon request of the borrower.
The following table summarizes commitments as of the dates presented.
	As of June 30, 2024	As of December 31, 2023
	(Dollars in thousands)
Commitments to extend credit	$248,369	$225,392
Standby letters of credit	540	540
Total	$248,909	$225,932
Critical Accounting Policies and Estimates
Our accounting and reporting policies conform to GAAP and conform to general practices within the industry in which we operate. To prepare financial statements in conformity with GAAP, management makes estimates, assumptions and judgments based on available information. These estimates, assumptions and judgments affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statement. In particular, management has identified several accounting policies that, due to the estimates, assumptions and judgments inherent in those policies, are critical in understanding our financial statements.
The following is a discussion of the critical accounting policies and significant estimates that we believe require us to make the most complex or subjective decisions or assessments.
Allowance for Credit Losses
The allowance is based on management’s estimate of probable losses inherent in the loan portfolio. In the opinion of management, the allowance is adequate to absorb estimated losses in the portfolio as of each balance sheet date. While management uses available information to analyze losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and changes in the composition of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance. In analyzing the adequacy of the allowance, a comprehensive loan grading system to determine risk potential in loans is utilized together with the results of internal credit reviews.
To determine the adequacy of the allowance, the loan portfolio is broken into pools based on loan type and risk characteristics. Historical loss experience factors by pool, adjusted for changes in trends and conditions, are used to determine an indicated allowance for each portfolio pool. These factors are evaluated and updated based on the composition of the specific loan pool. Other considerations include volumes and trends of delinquencies, nonaccrual loans, levels of bankruptcies, criticized and classified loan trends, expected losses on real estate secured loans, new credit products and policies, economic conditions, concentrations of credit risk and the experience and abilities of our lending personnel. In addition to the pool evaluations, classified loans with a balance of $12.2 million are individually evaluated based on facts and circumstances of the loan to determine if a specific allowance amount may be necessary.
Goodwill and Intangibles
Intangible assets totaled $475,000 and goodwill, net of accumulated amortization, totaled $12.4 million as of June 30, 2024, compared to intangible assets of $565,000 and goodwill of $12.4 million as of December 31, 2023.
Goodwill resulting from a business combination represents the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is tested annually for impairment or more frequently if other impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the accompanying consolidated financial statements.
Other intangible assets consist of core deposit intangible assets that are amortized on a straight-line basis based on an estimated useful life of 10 years and an investment book that is amortized on a straight-line basis based on an estimated useful life of eight years. Such assets are periodically evaluated as to the recoverability of their carrying values.
Income Taxes
We file a consolidated income tax return. Deferred taxes are recognized under the balance sheet method based upon the future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, using the tax rates expected to apply to taxable income in the periods when the related temporary differences are expected to be realized.
The amount of accrued current and deferred income taxes is based on estimates of taxes due or receivable from taxing authorities either currently or in the future. Changes in these accruals are reported as tax expense and involve estimates of the various components included in determining taxable income, tax credits, other taxes and temporary differences. Changes periodically occur in the estimates due to changes in tax rates, tax laws and regulations and implementation of new tax planning strategies. The process of determining the accruals for income taxes necessarily involves the exercise of considerable judgment and consideration of numerous subjective factors.
Management performs an analysis of our tax positions annually and believes it is more likely than not that all of its tax positions will be utilized in future years.
Fair Value of Financial Instruments
ASC Topic 820, Fair Value Measurement, defines fair value as the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction between market participants at the measurement date. The degree of management judgment involved in determining the fair value of assets and liabilities is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or the observable date.
Debt securities that are being held for indefinite periods of time and are not intended to sell, are classified as available for sale and are stated at estimated fair value. Unrealized gains or losses on debt securities available for sale are reported as a component of stockholders’ equity and comprehensive income, net of income tax.
The Company reviews its portfolio of debt securities in an unrealized loss position at least quarterly. The Company first assesses whether it intends to sell, or it is more-likely-than-not that it will be required to sell, the securities before recovery of the amortized cost basis. If either of these criteria is met, the securities amortized cost basis is written down to fair value as a current period expense. If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. In making this assessment, the Company considers, among other things, the period of time the security has been in an unrealized loss position, and performance of any underlying collateral and adverse conditions specifically related to the security.
The estimates of fair values of debt securities and other financial instruments are based on a variety of factors. In some cases, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year-end or that will be realized in the future.

INFORMATION ABOUT GABC
The following information should be read with the financial statements incorporated by reference into this joint proxy statement/prospectus.
Business
German American Bancorp, Inc. is a Nasdaq-listed (symbol: GABC) bank holding company based in Jasper, Indiana. GABC was incorporated under Indiana law in 1982. It is registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the BHC Act and has elected to be treated as a financial holding company under the BHC Act.
GABC’s primary activity consists of owning and supervising German American Bank, which is a commercial bank organized under Indiana law, and that bank’s subsidiaries. GABC’s bank subsidiary was chartered in 2006 as a result of a consolidation of six affiliated Indiana state banks that were then separately incorporated and owned by GABC. The bank subsidiary traces its roots to The GABC Bank, which was (until the 2006 consolidation transaction) a state-chartered bank that was incorporated in 1910 and headquartered in Jasper, Indiana.
GABC, through its banking subsidiary, operates 74 banking offices in 20 contiguous southern Indiana counties and 14 Kentucky counties. GABC also owns an investment brokerage subsidiary (German American Investment Services, Inc.).
Throughout this joint proxy statement/prospectus, when we use the term “GABC,” we will usually be referring to the business and affairs (financial and otherwise) of German American Bancorp, Inc., and its consolidated subsidiaries as a whole. Occasionally, we will use the terms “parent company” or “holding company” in reference to GABC when we mean to refer only to German American Bancorp, Inc., or to the term “bank subsidiary” when we mean to refer only to GABC’s bank subsidiary.
GABC’s lines of business include retail and commercial banking, comprehensive financial planning, full service brokerage and trust administration, and a full range of personal products. Financial and other information by segment is included in Note 16 (Segment Information) of the Notes to the Consolidated Financial Statements included in Item 8 of GABC’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into, and forms part of, this joint proxy statement/prospectus. As of December 31, 2023, GABC had total assets of approximately $6.1 billion, total loans of approximately $4.0 billion, total deposits of approximately $5.2 billion, and total shareholders’ equity of $663.6 million.
GABC’s principal executive offices are located at 711 Main Street, Jasper, Indiana 47546-0810, and its telephone number at that address is (812) 482-1314.
Incorporation of Certain Information Regarding GABC by Reference
The foregoing information concerning GABC does not purport to be complete. Certain additional information relating to GABC’s business, management, executive officer and director compensation, voting securities, and certain relationships is incorporated by reference in this document from other documents filed by GABC with the SEC and listed in the section entitled “WHERE YOU CAN FIND MORE INFORMATION”. If you desire copies of any of these documents, you may contact GABC at its address or telephone number indicated in the section entitled “WHERE YOU CAN FIND MORE INFORMATION”.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about GABC into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION”.
Terms of the Merger
Each of GABC’s and HLAN’s respective board of directors have unanimously approved the merger agreement. The merger agreement provides for the merger of HLAN with and into GABC, with GABC surviving the merger and continuing under the name “German American Bancorp, Inc.” Immediately following the merger of HLAN with GABC, Heartland Bank will merge with and into German American Bank (the bank subsidiary of GABC), with German American Bank surviving the merger and continuing under the legal name “German American Bank,” except, to the extent permitted, German American Bank will use “Heartland Bank” as an assumed name in its northeast region, including the former Heartland Bank branches.
If the merger is completed, the shares of HLAN common stock held by HLAN shareholders before the completion of the merger will be converted into a right to receive shares of GABC common stock. At the effective time of the merger, each issued and outstanding share of HLAN common stock (other than Dissenting Shares and shares held in the HLAN 401(k) Plan) will be converted into the right to receive 3.90 shares of GABC common stock (and cash in lieu of any fractional share interests). Fractional shares of GABC common stock resulting from the Exchange Ratio will be paid for in cash equal to the product of the fractional share and the Average GABC Closing Price.
Heartland Bank, as the administrator and record holder (through CEDE & Co.) of shares of HLAN common stock held in the HLAN 401(k) Plan, shall be entitled to receive from GABC on the day the effective time of the merger occurs, on behalf of the beneficial owners of shares of HLAN common stock held in the HLAN 401(k) Plan, a cash payment equal to the Exchange Ratio multiplied by the greater of (i) the Average GABC Closing Price; or (ii) the closing trading price of GABC common stock on the first business day preceding the date of the closing of the merger, in exchange for each share of HLAN common stock held in the HLAN 401(k) Plan immediately prior to the effective time of the merger.
Shares of HLAN common stock which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the OGCL will receive the cash payment described in more detail in the section entitled “HLAN SHAREHOLDER APPRAISAL RIGHTS”.
Any option to acquire a share of HLAN common stock outstanding at the closing of the merger will be cancelled in exchange for a cash payment equal to (i) the Exchange Ratio multiplied by the Average GABC Closing Price less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes.
If (i) GABC declares a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC common stock or the outstanding shares of GABC common stock shall have been increased, decreased, changed into, or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, subdivision, combination, stock split, reverse stock split, or other similar change in capitalization, and (ii) the record date for such transaction is prior to the date of the closing of the merger, appropriate and proportionate adjustment or adjustments will be made to the Exchange Ratio to give the holders of HLAN common stock the same economic effect as contemplated by the merger agreement prior to such event.
Holders of HLAN common stock are being asked to adopt the merger agreement. Holders of GABC common stock are being asked to approve the merger agreement, including the issuance of shares of GABC common stock constituting the merger consideration to holders of HLAN common stock pursuant to the merger agreement. See the section entitled “THE MERGER AGREEMENT” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Conversion of Shares; Exchange Procedures
Computershare (GABC’s transfer agent and registrar) will act as the exchange agent and handle the exchange of HLAN stock certificates for book-entry shares of GABC common stock and any cash consideration for fractional shares that may be payable to HLAN shareholders. Within five business days after the effective time of the merger, the exchange agent will send a letter of transmittal to each former HLAN shareholder (other than Dissenting Shares) who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering HLAN stock certificates. You should NOT return stock certificates with the enclosed proxy card.
HLAN shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive book-entry shares of GABC common stock into which their shares of HLAN common stock were converted pursuant to the merger and a check for the amount of cash consideration for fractional shares (if any) to which such shareholder is entitled.
With respect to holders of shares of HLAN common stock held in book-entry form, the exchange agent will deliver (1) a statement detailing the holders’ book-entry shares of GABC common stock into which those shares of HLAN common stock have been converted, and (2) payment for cash-in-lieu of a fractional share and the merger cash consideration, in a separate mailing, as promptly as reasonably practicable after the effective time of the merger, without the shareholder being required to deliver an HLAN stock certificate or any letter of transmittal, “agent’s message,” or other documents to the exchange agent.
After the merger, each certificate that previously represented shares of HLAN common stock will only represent the right to receive:
•
if not held by the HLAN 401(k) Plan or Dissenting Shares, then shares of GABC common stock into which those shares of HLAN common stock have been converted, and cash in lieu of any fractional share of GABC common stock;

•
if held by the HLAN 401(k) Plan, then the cash consideration described above; or

•
if Dissenting Shares, then the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the OGCL, as described in the section entitled “HLAN SHAREHOLDER APPRAISAL RIGHTS”.

After the completion of the merger, HLAN will not register any transfers of shares of HLAN common stock.
Background of the Merger
As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of the GABC board of directors and the HLAN board of directors (which we refer to in this section as the “GABC board” and the “HLAN board,” respectively) and the respective senior management of GABC and HLAN have regularly reviewed and assessed their respective business strategies and objectives, including assessments of strategic growth opportunities potentially available to GABC and HLAN. These strategic discussions have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy and the financial markets generally, and the implications of such developments for financial institutions, generally, and GABC and HLAN, in particular. These strategic discussions were part of the respective continuous efforts of GABC and HLAN to enhance value for their respective shareholders and deliver high quality services to their respective customers and communities.
These strategic discussions have also included review and assessment of ongoing consolidation in the financial services industry and the benefits and risks to GABC and HLAN, respectively, and their respective shareholders of strategic combination transactions compared to the benefits and risks of continued operation as a stand-alone company. Factors reviewed and assessed have included the benefits and risks of operating in existing and new markets, competition, potential expense and revenue synergies, regulatory requirements, the interest rate environment, scale and diversification, credit risk, market risk and the impacts of rapidly changing technology and the delivery channels for products and services. As part of its strategy, from time to time, each of GABC and HLAN has acquired other financial institutions and nonbank companies, as well as specific assets of other financial institutions, to achieve their respective strategic goals.
Each of D. Neil Dauby, Chairman and Chief Executive Officer of GABC, and G. Scott McComb, Chairman, President, and Chief Executive Officer of HLAN, also has engaged from time to time in discussions with management of other companies in the financial services industry, including with respect to potential strategic business combination transaction opportunities that may be available to enhance value for their respective companies and shareholders. Mr. Dauby and Mr. McComb, as well as the GABC board and the HLAN board and other members of GABC’s and HLAN’s respective senior management, also regularly meet with representatives of various investment banking firms experienced in the banking industry to discuss market conditions, industry trends, the performance of their respective companies, and potential strategic business combination transaction opportunities.
At its annual strategic planning session held on October 21-22, 2021, the HLAN board discussed the various benefits, risks, and other considerations of staying independent and continuing HLAN’s strategic plan as compared to actively pursuing strategic combination transactions. While the HLAN board determined it to be in the best interests of the HLAN shareholders to continue forward with the strategic plan in the short term, the HLAN board authorized Mr. McComb to continue to remain apprised of potential opportunities and to continue to engage in discussions with potential partners (including both potential acquirers and potential targets) and investment banking firms.
In the second half of 2022, the HLAN board determined that the environment had changed significantly and that there were a number of reasons why a strategic combination with a larger institution could be a compelling transaction for its shareholders. Accordingly, at its annual strategic planning session held on October 24-25, 2022, the HLAN board decided to more actively pursue potential strategic alternatives and directed Mr. McComb to continue discussions with potential partners and investment banks accordingly.
HLAN routinely receives assistance from Raymond James and other similar investment banking firms in connection with preliminary discussions and HLAN’s consideration of the financial implications of potential business combinations and similar transactions. From late 2022 to 2023, Raymond James discussed with the HLAN board, HLAN transaction committee (as defined below) and HLAN senior management team several opportunities and strategic alternatives, including HLAN’s strategic outlook and the potential opportunities available to partner with a number of potential acquirers identified by Raymond James and the HLAN board and senior management as partners that had both interest and ability to satisfy HLAN’s strategic objectives in a business partnership. GABC was identified as one such target for further exploration. Such discussions also focused on, among other things, potential merger consideration mix and cultural and organizational synergies, as well as potential acquirers’ ability and willingness to consider how to achieve synergies from the Heartland Bank platform.
Through the first half of 2023, Mr. McComb engaged in discussions with senior management from a number of potential partners, as directed by the HLAN board. At the HLAN board’s regular monthly meetings, Mr. McComb provided the HLAN board with updates regarding such discussions, and the HLAN board discussed the respective merits of the various potential partners at such meetings. On April 18, 2023, the HLAN board established a transaction committee (referred to in this section as the “HLAN transaction committee”), with a majority of the committee members being independent directors, to consider, review, and evaluate such potential strategic combinations, as well as to negotiate and recommend to the HLAN board terms and conditions of a potential transaction. The members of the HLAN transaction committee were Mr. McComb, Jay B. Eggspuehler, and Jodi L. Garrison.
The HLAN transaction committee met for the first time on May 2, 2023 and discussed, among other things, the responsibilities of the committee and the list of discussion topics provided by HLAN’s legal counsel, Hunton Andrews Kurth, LLP (“Hunton”), to act as a guide for conversations with potential strategic partners. The committee authorized Mr. McComb to continue discussions with potential strategic partners, pursuant to the authority previously granted to Mr. McComb by the HLAN board.

On June 28, 2023, Mr. Dauby and Bradley M. Rust, President and Chief Financial Officer of GABC, came to HLAN’s corporate center in Whitehall, Ohio for a visit. Mr. McComb took them on a tour of the city and they discussed a management overview of Heartland Bank. Mr. Dauby and Mr. Rust explained the current business of GABC and German American Bank, their past acquisition experience and their plans for future growth. The group also discussed HLAN’s strategic merger considerations, the HLAN and Heartland Bank management team and the overall value of HLAN to GABC in the Columbus and Cincinnati markets. At the meeting, Mr. Dauby and Mr. Rust indicated that GABC would like to have discussions with additional members of senior management at HLAN as a next step.
On August 10, 2023, GABC entered into a mutual confidentiality agreement with HLAN and was given access to preliminary due diligence materials regarding HLAN.
On August 23, 2023, the HLAN transaction committee met to discuss a planned upcoming visit with GABC’s management scheduled for August 30, 2023. On August 30, 2023, members of HLAN and Heartland Bank senior management met with members of GABC and German American Bank senior management and discussed each bank’s history, culture, management, and lending and investment portfolios. They also discussed future plans and their respective general business combination philosophies.
Based on the conversations with various parties to date, the HLAN transaction committee determined at its meeting on September 8, 2023 that further discussions would not be in the best interest of the HLAN shareholders and instead decided to focus the strategic discussions on GABC. Representatives from Raymond James also attended this meeting and presented on strategic alternatives, with a focus on a potential combination with GABC.
On September 25, 2023, at GABC’s annual board retreat, Mr. Dauby presented certain introductory information about HLAN and discussed with the GABC directors the merits of a potential merger transaction with HLAN, as well as the potential geographical challenges with such a transaction. Following this discussion, the board agreed that GABC should move forward with its review of the potential transaction by engaging a financial advisor and having the GABC executive team continue its analysis, with a follow-up presentation to the GABC board being placed on the agenda for the regularly scheduled December 2023 meeting. During the following month, GABC engaged KBW to act as its financial advisor.
On October 2, 2023, HLAN retained Raymond James to act as its financial advisor.
The management teams of HLAN and GABC continued to discuss lines of business, organizational structures, merger cost saving and forecasts, and continued to share updates with the HLAN board (including the HLAN transaction committee) and GABC board, respectively. During this time, both parties also discussed the potential strategic combination with their respective financial advisors, Raymond James and KBW.
At the December 18, 2023 meeting of the GABC board, Mr. Dauby discussed GABC’s long-term strategic plan, which has been focused on a combination of organic growth and opportunistic acquisitions. Mr. Dauby highlighted that, since 1992, GABC had made 16 bank acquisitions, with three transactions completed since 2018, including GABC’s most recent acquisition (in the Greater Louisville MSA) that closed at the beginning of 2022. Mr. Dauby also reminded the board that, following completion of an acquisition, GABC typically allows for two years in order to properly integrate systems and corporate culture before exploring other opportunities. Mr. Dauby then discussed the merits of a merger transaction with HLAN and the potential impact on long-term revenue growth of entering the fast-growing markets of Columbus, Ohio and Greater Cincinnati, as well as the potential risks with such a transaction and steps to mitigate any such risks. Representatives of KBW then provided the GABC board with an overview of the current operating environment for financial institutions and recent developments with mergers and acquisitions, and reviewed financial matters relating to HLAN and the merger opportunity, including preliminary illustrative pro forma financial information. Following further discussion with GABC’s management, the GABC board determined that management should continue discussions with HLAN.
At the January 25, 2024 meeting of the GABC board, representatives of KBW reviewed updated preliminary illustrative pro forma financial information, which hypothetically assumed various fixed exchange ratios for converting the outstanding shares of HLAN common stock into the right to receive shares of GABC common stock. The GABC board determined that management should continue discussions with HLAN including offering a non-binding exchange ratio that was towards the lower end of the range of assumed exchange ratios.
On February 20, 2024, GABC delivered to HLAN a draft non-binding indication of interest with respect to a potential strategic business combination transaction between HLAN and GABC (the “Initial Indication of Interest”) that contemplated the merger of HLAN with and into GABC, with GABC surviving the merger, immediately followed by the merger of Heartland Bank with and into German American Bank, with German American Bank surviving. The Initial Indication of Interest contemplated that upon consummation of the proposed transaction, all of the outstanding shares of HLAN common stock would be converted into the right to receive shares of GABC common stock, based on a fixed exchange ratio of 3.710x. The Initial Indication of Interest provided that German American Bank would seek to retain key officers and employees of Heartland Bank, that it would expect to operate the former Heartland Bank branches as a new Northeast Region (including the Columbus and Cincinnati markets) and that it would expect that Mr. McComb would assume the role of Regional Chairman reporting directly to Mr. Dauby. The Initial Indication of Interest further provided that HLAN would be entitled to appoint one HLAN director to serve on the GABC and German American Bank boards of directors; although Mr. McComb would not be considered for such an appointment at the closing of the proposed transaction, he would be considered for appointment once he was no longer an employee of German American Bank, conditioned upon the resignation of the initial HLAN appointee. The Initial Indication of Interest also provided for an exclusivity period of 75 days. On the same day, Mr. McComb, Mr. Dauby and representatives of Raymond James and KBW met virtually to discuss some of the points in the Initial Indication of Interest.
On February 23, 2024, the HLAN transaction committee held a virtual meeting, which was attended by members of HLAN senior management and representatives of Raymond James and Hunton, to review the Initial Indication of Interest. At the meeting, representatives of Raymond James reviewed with the HLAN transaction committee the terms of the Initial Indication of Interest, an overview of GABC, and preliminary financial analyses regarding GABC and the proposed transaction. With the assistance of Raymond James, the HLAN transaction committee also evaluated HLAN’s contribution to GABC relative to the approximately 20% pro forma ownership of HLAN shareholders in GABC as contemplated by the Initial Indication of Interest. The HLAN transaction committee discussed with the representatives of Raymond James potential responses and counterproposals to the Initial Indication of Interest.
Over the next month, HLAN and GABC negotiated several aspects of the Initial Indication of Interest, including the exchange ratio, the number of HLAN directors that would be added to the GABC and German American Bank boards of directors, and the length of the exclusivity period, and several revised iterations of the Initial Indication of Interest were exchanged between the parties. During such period, the HLAN transaction committee met virtually, together with members of HLAN senior management and representatives of Raymond James and Hunton, to review the revised terms. Representatives of Raymond James reviewed with the HLAN transaction committee the updated financial analyses based on the revised terms. The HLAN transaction committee discussed and considered other aspects of the proposed transaction with GABC, including culture fit and shared strategic vision between the two organizations, consideration mix, board representation, termination fees, the required shareholder vote, transaction timing, and director and officer insurance.
On March 19, 2024, GABC delivered to HLAN a further revised non-binding indication of interest (the “Final Indication of Interest”), with an exchange ratio range of 3.90x – 4.00x (with the final exchange ratio to be negotiated within such range based on the results of confirmatory due diligence), HLAN receiving the right to designate two directors to serve on the GABC and German American Bank boards of directors, and an exclusivity period of 60 days, in addition to certain other revisions to the Initial Indication of Interest. Like the Initial Indication of Interest, the Final Indication of Interest provided that German American Bank would seek to retain key officers and employees of Heartland Bank, that it would expect to operate the former Heartland Bank branches as a new Northeast Region (including the Columbus and Cincinnati markets), that it would expect that Mr. McComb would assume the role of Regional Chairman reporting directly to Mr. Dauby, and that, although Mr. McComb would not be considered for appointment to the GABC and German American Bank boards of directors at the closing of the proposed transaction, he would be considered for appointment once he was no longer an employee of German American Bank (conditioned upon the resignation of one of the two initial HLAN appointees).

On March 19, 2024, the HLAN board approved the Final Indication of Interest. Members of HLAN senior management and representatives of Raymond James and Hunton attended the meeting and assisted the HLAN board in reviewing the Final Indication of Interest, including answering questions from the directors. Raymond James also presented an updated financial analysis based on the Final Indication of Interest.
At the March 25, 2024 meeting of the GABC board, Mr. Dauby reviewed the GABC pro forma financial model for the transaction and the terms of the Final Indication of Interest with the GABC board. Following such review, the GABC board approved the Final Indication of Interest.
On March 26, 2024, HLAN and GABC executed the Final Indication of Interest.
From March 26, 2024 to July 29, 2024, GABC conducted due diligence on HLAN. Information was provided by HLAN to GABC and its advisors across multiple venues, including, but not limited to, a virtual data room, conference calls, in-person meetings, in-person review of physical assets and direct loan file reviews.
During this same period, GABC afforded HLAN certain reverse due diligence access, and HLAN conducted due diligence on GABC. Information was provided by GABC to HLAN and its advisors across customary venues including a virtual data room and conference calls, including a conference call held on June 28, 2024.
On April 16, 2024, Mr. Dauby and Mr. Rust met with the HLAN board, the Heartland Bank board of directors and HLAN senior management to provide general publicly-available information about GABC and articulate a number of reasons why they believed a merger between GABC and HLAN to be a strategically compelling transaction. Following the presentation, the HLAN and Heartland Bank boards of directors discussed with Mr. Dauby and Mr. Rust, and asked questions relating to, GABC’s and German American Bank’s hiring procedures, loan approval process, differences between the proposed transaction and GABC’s prior acquisitions, loan mix and concentrations, affordable housing tax credit program, wealth management, German American Bank “hubs” and market areas, remote work opportunities, technology budget, and data analytics.
On April 23, 2024, Dentons provided Hunton with an initial draft of the merger agreement.
Between April 23 and July 29, 2024, representatives of GABC and HLAN, with the assistance of representatives of Dentons and KBW, on behalf of GABC, and Hunton and Raymond James, on behalf of HLAN, negotiated the specific terms of the merger agreement and the related ancillary documents and agreements, including disclosure schedules and the form of voting agreement. The negotiations focused on areas including minimum shareholders’ equity requirements, adjustments to the exchange ratio, HLAN and GABC representations and warranties, restrictive covenants applicable to HLAN, environmental diligence and covenants, employee benefits, integration related matters (including board seats and branding), and termination rights and fees. During such negotiations, it was mutually determined by the parties that Mr. McComb would not continue as an officer of German American Bank after the closing of the proposed transaction, and rather that Mr. McComb would be one of the two directors designated by HLAN to serve on the GABC and German American Bank boards of directors immediately after closing, in addition to Mr. Stokes.
At the April 29, 2024 meeting of the GABC board, Mr. Dauby provided a general update on the merger transaction.
On May 9 – 10, 2024, representatives of GABC held various due diligence sessions with representatives of HLAN at GABC’s headquarters in Jasper, Indiana.
On May 17, 2024, HLAN and GABC executed an amendment to the Final Indication of Interest to extend the exclusivity period set forth therein to June 30, 2024.
At a May 29, 2024 special meeting of the GABC board, representatives of KBW provided the GABC board with a review of updates to the GABC pro forma financial model for the transaction. Mr. Dauby, with the assistance of Bradley C. Arnett, GABC’s Chief Legal Officer, and Dentons, also gave a due diligence update.

At a June 18, 2024 meeting of the Governance/Nominating Committee of the GABC board, the various HLAN board members to be considered as members of the GABC board following consummation of the merger were discussed. Mr. McComb and Mr. Stokes were identified as the initial two candidates that members of the GABC board would interview.
At a June 24, 2024 meeting of the GABC board, Mr. Dauby provided a general update on the merger transaction, including the Governance/Nominating Committee’s recommendation with respect to Mr. McComb and Mr. Stokes. The GABC board agreed with the committee’s recommendations and directed Mr. Dauby and Co-Lead Independent Directors Thomas W. Seger and Zachary W. Bawel to interview Mr. McComb and Mr. Stokes.
On June 30, 2024, HLAN and GABC executed a second amendment to the Final Indication of Interest to extend the exclusivity period to July 2, 2024.
On July 2, 2024, HLAN and GABC executed a third amendment to the Final Indication of Interest to extend the exclusivity period to July 31, 2024, subject to each party’s ability to terminate the Final Indication of Interest prior to such date upon notice to the other party if certain items were not satisfied or waived on or before certain specified dates.
On July 8, 2024, Messrs. Dauby, Seger and Bawel met with Mr. McComb and Mr. Stokes to discuss their respective backgrounds and qualifications for becoming members of the GABC board.
On July 22, 2024, the HLAN transaction committee held a special meeting to review and consider the terms of the merger agreement and related ancillary documents. At the meeting, representatives of Raymond James and Hunton explained the terms of the merger agreement and the related ancillary documents, and representatives of Raymond James provided an updated financial analysis of the proposed transaction. After lengthy discussion regarding various aspects of the proposed transaction, including specific terms of the transaction documents, the updated financial analysis and reverse due diligence conducted on GABC, the HLAN transaction committee unanimously determined to recommend to the HLAN board to approve the merger agreement.
On July 29, 2024, the HLAN board held a meeting to analyze and consider the negotiated terms of the potential strategic business combination transaction with GABC and entry into the merger agreement by HLAN with GABC, including the recommendation from the HLAN transaction committee to approve the merger agreement. Members of HLAN management and representatives of Hunton and Raymond James also attended this meeting. Raymond James reviewed its financial analyses of the potential strategic business combination transaction with GABC with the HLAN board, including the assumptions used and the projected financial implications of the potential merger. The HLAN board discussed the analysis of the economics and risks and benefits of the potential merger with the representatives of Raymond James and Hunton. Following that discussion, Raymond James rendered to the HLAN board an oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, on the date of the opinion, and subject to the limitations, assumptions and qualifications stated in the opinion, the Exchange Ratio to be received by the holders of HLAN common stock (other than Excluded Shares) in the potential strategic business combination transaction with GABC was fair to them from a financial point of view.
At the meeting, HLAN management briefed HLAN directors on due diligence undertaken to date as well as the discussions and negotiations that had taken place between HLAN and GABC, including updates since the prior HLAN board meeting. Representatives of Hunton then provided a summary of the proposed terms of the merger agreement and the ancillary agreements, reviewed the HLAN board’s fiduciary duties in connection with its evaluation of the potential strategic business combination transaction with GABC and described the resolutions the directors of HLAN would be asked to consider if they were to approve the merger agreement. At the conclusion of the meeting, after careful review and discussion by the HLAN board, including consideration of the factors described below under “THE MERGER — Recommendation of the HLAN Board of Directors and Reasons for the Merger,” the HLAN board determined that the merger with GABC is advisable and in the best interests of HLAN and its shareholders and unanimously approved the merger agreement and the transactions contemplated thereby and entry into the merger agreement by HLAN.

On July 29, 2024, the GABC board held a meeting at which representatives of senior management, KBW and Dentons were present. At this meeting, representatives from Dentons, with the assistance of Mr. Arnett, GABC’s Chief Legal Officer, reviewed with the GABC board its fiduciary duties and the final terms of the proposed merger agreement, the ancillary agreements and the transactions contemplated thereby. Also at this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the GABC board (which opinion was initially rendered verbally and confirmed in a written opinion dated July 29, 2024) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Exchange Ratio in the proposed merger was fair, from a financial point of view, to GABC.
After further discussion and taking into account, among other things, the factors described in the section of this document entitled “THE MERGER — Recommendation of the GABC Board of Directors and Reasons for the Merger,” the GABC board determined that the merger is advisable and in the best interests of GABC and its shareholders and unanimously authorized and approved the merger agreement and the execution thereof.
Following the respective meetings of the HLAN board and GABC board on July 29, 2024, and after finalizing the merger agreement, HLAN and GABC executed the merger agreement in the afternoon on Monday, July 29, 2024.
The transaction was announced the afternoon of Monday, July 29, 2024, after the closing of the financial markets in New York, in a press release jointly issued by GABC and HLAN.
Recommendation of the HLAN Board of Directors and Reasons for the Merger
In evaluating the merger agreement, the HLAN board of directors consulted with HLAN’s management, HLAN’s outside legal counsel, Hunton Andrews Kurth LLP, and HLAN’s financial advisor, Raymond James.
In reaching a determination to approve the merger agreement and the transactions contemplated thereby, including the merger, the HLAN board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to HLAN and its shareholders. The HLAN board of directors identified the following factors and benefits of the merger that, among others, the HLAN board of directors believes generally support its determination and recommendation:
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the HLAN board of directors’ understanding of, and presentations of HLAN’s management and Raymond James regarding, the business capabilities, earnings and growth prospects, current and projected financial and regulatory condition, assets, results of operations, business strategy and current and prospective regulatory environment of both HLAN and GABC;

•
the current and prospective environment in which HLAN operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally, the increased regulatory burdens on financial institutions, and the trend toward consolidation in the banking industry and in the financial services industry;

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the HLAN board of directors’ analysis of other strategic alternatives for HLAN, including continuing to operate as a standalone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative, as well as the HLAN board of directors’ assessment that none of these alternatives was reasonably likely to present superior opportunities for HLAN to create greater value for HLAN’s shareholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

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the financial information and analyses presented by Raymond James to the HLAN board of directors, and Raymond James’ opinion, dated July 29, 2024, that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration was fair, from a financial point of view, to holders of HLAN’s common stock;

•
the fact that the merger consideration is to be paid in the form of GABC common stock will provide HLAN’s shareholders the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company’s common stock following the transaction;
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the merger agreement does not require that HLAN maintain a minimum shareholders’ equity as commonly seen in GABC’s prior acquisitions;

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the combined company will offer greater access to liquidity for the combined shareholders as GABC’s common stock is traded on the Nasdaq Global Select Market;

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GABC’s historical cash dividend payments;

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the availability of statutory dissenters’ rights to HLAN shareholders who otherwise comply with all required procedures under the OGCL, which allows such shareholders to seek appraisal of the fair value of their shares in accordance with the OGCL;

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HLAN’s closing condition in the merger agreement that Hunton Andrews Kurth LLP shall have rendered its opinion that the merger shall qualify as a “reorganization” within Section 368(a) of the Code, and the HLAN board of directors’ expectation that HLAN’s shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the completion of the merger, except with respect to the cash received;

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the results of HLAN’s due diligence investigation of GABC, including the HLAN board of directors’ opinion of the reputation, competence, business practices, integrity and experience of GABC and its management;

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that the merger will result in a combined company with greater financial resources and a higher lending limit than HLAN would have if it were to continue its operations as an independent entity;

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the anticipated cost savings from expected increases in operating efficiency, reduced payments to vendors and third parties and elimination of duplicate executive management positions, while increasing responsiveness to compliance and regulatory requirements;

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the lack of geographic overlap between HLAN and GABC, which will expand and diversify the markets in which the combined company operates and is expected to result in a high rate of retention of HLAN’s employees after the announcement of the merger, which retention is expected to benefit the combined company;

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the ability of HLAN to retain Heartland Bank’s name and branch locations, in the areas of Columbus, Ohio, and Cincinnati, Ohio, as branches of the combined company;

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GABC’s commitment to enhancing its strategic position in its markets;

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that GABC will be able to pair its strong deposit franchise with HLAN’s sizeable loan portfolio thereby enhancing the combined net interest margin and adding HLAN’s track record of an ability to grow loans faster than GABC can do so on a standalone basis;

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HLAN’s size makes HLAN susceptible to another economic downturn and management’s view that GABC’s greater resources provides the combined company greater resiliency;

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that GABC’s breadth and depth of management will offer HLAN greater expertise, an ability to offset staffing deficiencies and succession issues and greater bench strength;

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that GABC’s extensive trust and wealth management platform will offer HLAN’s customers more expansive products and services while providing more scale to HLAN’s operations and profitability;

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HLAN’s management’s view that the merger will allow for greater opportunities for HLAN’s clients, customers and other constituencies within the communities in which HLAN operates, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial lending and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by HLAN on an independent basis;

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the recommendation of HLAN’s management in favor of the merger, considered in light of the benefits to be received by them in connection with the merger;

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that upon consummation of the merge, GABC’s and German American’s boards of directors will each contain two current members of the HLAN board of directors and GABC has agreed to renominate such members at the expiration of their terms;

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GABC’s intention to retain all customer-facing employees of Heartland Bank;

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that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are reasonable;

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the likelihood that the merger will be completed based on, among other things, (i) GABC consummating the merger based on its history of completing other merger transactions, (ii) each party’s obligation to use its reasonable efforts to obtain regulatory approvals as promptly as practicable and (iii) the limited closing conditions contained in the merger agreement, which enhances deal certainty;

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that the merger agreement provides HLAN with the ability to seek specific performance by GABC of its obligations under the merger agreement, including to consummate the merger;

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subject to certain limits set forth in the merger agreement, the merger consideration is a fixed exchange ratio of shares of HLAN’s common stock to GABC’s common stock; as a result, HLAN’s shareholders could benefit from an increase in the trading price of GABC’s common stock (or a decrease in the trading price of HLAN’s common stock) during the pendency of the merger;

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a price protection provision in the merger agreement that would permit HLAN board of directors to terminate the merger agreement in the event (i) that the volume-weighted average price of GABC’s common shares over the 10 consecutive trading days immediately preceding the date of regulatory approval (the “Average Determination Price”) is less than $31.87 (which is the volume-weighted average price of GABC’s common shares over the 10 consecutive trading days preceding the day the merger agreement is signed (the “GABC Starting Price”) multiplied by 0.8), and (ii) (a) the number obtained by dividing the Average Determination Price by the GABC Starting Price (such number, the “GABC Ratio”) is less than (b) the number obtained by dividing the average of the closing prices on the Nasdaq Bank Stock Index (the “Index”) for the ten day period preceding Determination Date by the average of the closing prices on the Index for the ten day period preceding the date of the merger agreement and subtracting 0.2 from such quotient, unless GABC elects to increase the Exchange Ratio, resulting in increased merger consideration; and

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the ability of the HLAN board of directors to withdraw its recommendation that HLAN’s shareholders vote to approve the HLAN merger proposal for a Superior Proposal (as defined in the merger agreement), subject to the terms and conditions set forth in the merger agreement (including the payment of a termination fee).

The HLAN board of directors also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:
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the possibility that the merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of HLAN or GABC;

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the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome conditions that would allow either party to terminate the merger agreement or refuse to consummate the merger;

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the approvals required by HLAN shareholders and GABC shareholders to complete the merger;

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the time, attention and effort required from HLAN’s management and employees, and for HLAN employee attrition, during the period prior to the completion of the merger and the potential effect on HLAN’s and GABC’s respective business and relationships with customers, service providers and other stakeholders, whether or not the merger are completed;

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the requirement that HLAN conduct its business in the ordinary course and the other restrictions on the conduct of HLAN’s business prior to completion of the merger, which may delay or prevent HLAN from undertaking business opportunities that may arise pending completion of the merger;

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certain tax effects for any cash payments paid to Company directors, officers, employees, or shareholders as a result of the merger;

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the potential that certain provisions of the merger agreement prohibiting HLAN from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;

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the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of HLAN and GABC;

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the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger;

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the risk that benefits and synergies currently expected to result from the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of HLAN and GABC;

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the lack of geographic overlap between HLAN and GABC, which may limit the combined company’s ability to implement cost savings by eliminating branch locations and duplicate management and other employee positions;

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the merger consideration is a fixed exchange ratio of shares of HLAN’s common stock to GABC’s common stock; as a result, HLAN’s shareholders could be adversely affected by a decrease in the trading price of GABC’s common stock (or an increase in the trading price of HLAN’s common stock) during the pendency of the merger;

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the interests that certain officers and directors of HLAN have in the merger; and

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the other risks described under the sections entitled “RISK FACTORS” and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS”.

The foregoing discussion of information and factors considered by the HLAN board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the HLAN board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the HLAN board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.
The HLAN board of directors collectively made its determinations and recommendations based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger are in the best interest of HLAN and its shareholders.
It should be noted that this explanation of the reasoning of the HLAN board of directors and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS”.
For the reasons set forth above, the HLAN board of directors unanimously recommends that the holders of HLAN common stock vote “FOR” the HLAN merger proposal and “FOR” the HLAN adjournment proposal.
Opinion of HLAN’s Financial Advisor
HLAN retained Raymond James as its financial advisor on October 2, 2023. HLAN selected Raymond James as its financial advisor because it is a globally recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the HLAN board of directors requested that Raymond James evaluate and deliver an opinion regarding the fairness, from a financial point of view, to the holders of HLAN common stock (other than Excluded Shares) of the Exchange Ratio to be received by such holders in the merger pursuant to the merger agreement.

On July 29, 2024, representatives of Raymond James rendered Raymond James’ opinion to the HLAN board of directors (solely in its members’ capacity as directors), that, as of such date, the Exchange Ratio to be received by the holders of HLAN common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of HLAN common stock (other than Excluded Shares), based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James, dated July 29, 2024, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein. Any summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of HLAN common stock are urged to read the entire opinion carefully and in its entirety in connection with their consideration of the Exchange Ratio. Raymond James’ opinion speaks only as of the date of such opinion and does not reflect any developments that may occur or have occurred after the date of its opinion and prior to the completion of the merger.
Raymond James provided its opinion for the information of the HLAN board of directors (solely in its capacity as such) in connection with, and for purposes of, the HLAN board of director’s consideration of the Exchange Ratio to be received by holders of HLAN common stock in the merger pursuant to the merger agreement and its opinion only addressed whether the Exchange Ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of HLAN common stock (other than Excluded Shares) as of the date of the opinion. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion did not constitute a recommendation to the HLAN board of directors or to any HLAN or GABC shareholder as to how the HLAN board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.
In connection with its review of the proposed merger and the preparation of its opinion, Raymond James reviewed, analyzed, and relied upon information bearing upon the financial and operating condition of HLAN and GABC, among other things:
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the financial terms and conditions as stated in the execution form of the merger agreement dated as of July 29, 2024;

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certain information related to the historical condition and prospects of HLAN and GABC, as made available to Raymond James by or on behalf of HLAN, including, but not limited to, (a) financial projections for each of HLAN and GABC that were prepared using analyst consensus estimates for the years 2024 and 2025 with further years extrapolated based on appropriate growth rates, which were reviewed and approved for Raymond James’ use by the management of HLAN (together, the “Projections”), and (b) certain forecasts and estimates of potential cost savings, transaction expenses, purchase accounting adjustments, and other adjustments expected to result from the merger, which were reviewed and approved for Raymond James’ use by the management of HLAN (the “Pro Forma Financial Adjustments”);

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HLAN’s and GABC’s (a) audited consolidated financial statements for the years ended December 31, 2023, December 31, 2022 and December 31, 2021; (b) unaudited consolidated financial statements for the three-month periods ended March 31, 2024, September 30, 2023, June 30, 2023, and March 31, 2023; and (c) draft unaudited consolidated financial statements for the three-month period ended June 30, 2024;

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HLAN’s and GABC’s recent public filings and certain other publicly available information regarding HLAN and GABC;

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the financial and operating performance of HLAN and GABC and those of other selected public companies that Raymond James deemed to be relevant;

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certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

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the current and historical market prices for shares of HLAN’s and GABC’s common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

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other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

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a certificate addressed to Raymond James from a member of senior management of HLAN regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of HLAN; and

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discussions with members of the senior management of HLAN and GABC relating to the aforementioned and any other matters which Raymond James deemed relevant to Raymond James’ inquiry including, but not limited to, the past and then-current business operations of HLAN and GABC and the financial condition, future prospects and operations of HLAN and GABC.

With HLAN’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of HLAN or otherwise reviewed by or discussed with Raymond James, and Raymond James undertook no duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which HLAN or GABC is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which HLAN or GABC is a party or may be subject. With HLAN’s consent, the Raymond James opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of HLAN or GABC. Raymond James was not an expert in generally accepted accounting principles in the Unites States (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for credit losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With HLAN’s consent, Raymond James assumed that the Projections, the Pro Forma Financial Adjustments and such other information and data provided to or otherwise reviewed by or discussed with Raymond James had been reasonably prepared in good faith on bases reflecting (or, in the case of the Projections with respect to 2024 and 2025, which were prepared using analyst consensus estimates for the years 2024 and 2025, are consistent with) the best then-currently available estimates and judgments of the management of HLAN, and Raymond James relied upon HLAN to advise it promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or Pro Forma Financial Adjustments, or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the execution form dated July 29, 2024, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to Raymond James’ analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, HLAN or GABC that would be material to Raymond James’ analyses or its opinion.
Raymond James’ opinion was based upon market, economic, financial, and other circumstances and conditions existing and disclosed to Raymond James as of July 26, 2024. The credit, financial, and stock markets have been experiencing unusual volatility (arising from factors related to, among other things, general economic conditions, geopolitical and economic uncertainty, including that related to the 2024 Presidential Election, inflation, and the recovery from the COVID-19 pandemic, including the effect of evolving governmental actions and non-actions) and Raymond James expressed no opinion or view as to any potential effects of such volatility on the merger, HLAN, or GABC. Although subsequent developments may occur, Raymond James is under no obligation to update, revise or reaffirm its analyses or its opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows, or prospects of HLAN or GABC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’ analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James provided advice to HLAN with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. The opinion of Raymond James did not express any opinion as to the likely trading range of GABC’s common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of GABC at that time. The opinion of Raymond James was limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of HLAN common stock (other than Excluded Shares) in the merger pursuant to the merger agreement.
Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the HLAN board of directors to approve or consummate the merger. Furthermore, no opinion, counsel, or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of HLAN, on the fact that HLAN was assisted by legal, accounting, and tax advisors and, with the consent of HLAN, relied upon and assumed the accuracy and completeness of the assessments by HLAN and its advisors as to all legal, accounting, and tax matters with respect to HLAN and the merger, including, without limitation, that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Code.
In formulating its opinion, Raymond James considered only what Raymond James understood to be the Exchange Ratio to be received by holders of HLAN common stock (other than Excluded Shares) in the merger pursuant to the merger agreement, and Raymond James did not consider and its opinion did not address the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of HLAN’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be received by the holders of HLAN common stock (other than Excluded Shares) or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors, or other constituencies of HLAN, or to any other party, except and only to the extent expressly set forth in the last sentence of Raymond James’ opinion or (2) the fairness of the merger to any one class or group of HLAN’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of HLAN’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of HLAN or GABC or the ability of HLAN or GABC to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the HLAN board of directors on July 29, 2024, which analyses were considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to HLAN, GABC or the contemplated merger.
Contribution Analysis.   Raymond James analyzed the relative contribution of HLAN and GABC to certain financial and operating metrics for the pro forma combined company resulting from the merger. The financial and operating metrics included: (i) total assets; (ii) total gross loans; (iii) total deposits; (iv) tangible common equity; (v) core net income for the last twelve months (“LTM”) ended June 30, 2024 as calculated by S&P Capital IQ Pro; (vi) estimated calendar year 2024 net income; and (vii) estimated calendar year 2025 net income. Metrics (i)  – (iv) above were as of June 30, 2024. The relative contribution analysis did not give effect to the Pro Forma Financial Adjustments. The results of this analysis are summarized below:
	Relative Contribution		Implied Exchange Ratio
	GABC	HLAN
Total Assets	76.4%	23.6%	4.28x
Total Gross Loans	72.3%	27.7%	5.26x
Total Deposits	76.4%	23.6%	4.29x
Tangible Common Equity	76.5%	23.5%	4.26x
LTM Core Net Income	80.2%	19.8%	3.47x
2024E Net Income	80.7%	19.3%	3.37x
2025E Net Income	80.7%	19.3%	3.36x
Exchange Ratio in the Merger			3.90x
Discounted Cash Flow Analysis.   Raymond James performed a discounted cash flow analysis of GABC and HLAN based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2028 as the final year for the analysis and applied forward multiples, ranging from 12.0x to 16.0x (for GABC) and 9.5x to 13.5x (for HLAN), to calendar year 2029 adjusted net income in order to derive a range of terminal values for GABC and HLAN in 2028.
For GABC, Raymond James assumed discount rates ranging from 10% to 14%. For HLAN, Raymond James assumed discount rates ranging from 11% to 15%. Raymond James arrived at its discount rate ranges by using the Modified CAPM (Capital Asset Pricing Model) methodology as presented in the U.S. Cost of Capital Navigator by Kroll, LLC. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of GABC and HLAN and calculated a range of implied exchange ratios by dividing the maximum implied per share value of HLAN common stock by the minimum implied per share value of GABC common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of HLAN common stock by the maximum implied per share value of GABC common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:
Implied per Share Value
	GABC		HLAN		Implied Exchange Ratio
	Low	High	Low	High	Low/High	High/Low
Price per Share	$28.03	$39.93	$80.61	$119.14	2.02x	4.25x
Exchange Ratio in the Merger					3.90x
Selected Companies Analysis.   Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for this analysis. The selected groups represent companies Raymond James believed relevant to each of GABC and HLAN. For GABC, Raymond James analyzed the relative valuation multiples of 14 publicly traded depository institutions that satisfied the following criteria: (i) traded over the NASDAQ, NYSE, or NYSEAM stock exchanges; (ii) headquartered in the Midwest region of the United States, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (iii) had total assets between $4.0 billion and $10.0 billion; (iv) had LTM core return on average assets greater than 1.25% as calculated by S&P Capital IQ Pro; and (v) had nonperforming assets divided by total assets less than 1.00%. This group excluded companies that were targets of announced mergers and acquisitions, Pathward Financial, Inc. due to its differentiated business model and Republic Bancorp, Inc. due to its two-class share structure. For HLAN, Raymond James analyzed the relative valuation multiples of six publicly traded depository institutions that satisfied the following criteria: (i) headquartered in the Midwest region of the United States, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (ii) had total assets between $1.0 billion and $5.0 billion; (iii) had LTM core return on average assets greater than 1.00% as calculated by S&P Capital IQ Pro; and (iv) had nonperforming assets divided by total assets less than 1.00%. This group excluded companies that were targets of announced mergers and acquisitions, companies that had three-month average daily trading volumes of fewer than 400 shares and NASB Financial, Inc. due to its differentiated business model.
Information for the comparable institutions was based on the most recently available balance sheet and income statement data and on a consolidated basis where available, otherwise on bank-level data. The selected companies (and respective valuation metrics) that Raymond James deemed relevant included the following:
Selected Companies for GABC	Price / LTM Core EPS	Price / TBVPS	Price / 2024E EPS	Price / 2025E EPS
Park National Corporation	21.1x	294%	22.7x	23.8x
Byline Bancorp, Inc.	9.8x	161%	11.1x	11.4x
Peoples Bancorp Inc.	8.5x	179%	10.3x	10.3x
1st Source Corporation	12.5x	167%	13.7x	14.0x
QCR Holdings, Inc.	11.3x	163%	13.0x	12.0x
Nicolet Bankshares, Inc.	13.8x	235%	13.9x	13.7x
Stock Yards Bancorp, Inc.	17.2x	273%	17.0x	16.3x
Lakeland Financial Corporation	20.1x	279%	20.3x	19.9x
Community Trust Bancorp, Inc.	12.1x	144%	11.9x	11.3x
Old Second Bancorp, Inc.	8.7x	147%	9.0x	9.3x
Mercantile Bank Corporation	9.9x	162%	10.5x	11.3x
HBT Financial, Inc.	9.9x	178%	11.0x	11.1x
Southern Missouri Bancorp, Inc.	10.4x	148%	12.4x	11.8x
Bank First Corporation	15.9x	231%	15.6x	15.2x
Selected Companies for HLAN	Price / LTM Core EPS	Price / TBVPS	Price / 2024E EPS	Price / 2025E EPS
First Financial Corporation	10.7x	125%	10.2x	8.6x
Southern Missouri Bancorp, Inc.	10.4x	148%	12.4x	11.8x
Bank First Corporation	15.9x	231%	15.6x	15.2x
Civista Bancshares, Inc.	7.9x	125%	11.0x	9.9x
FS Bancorp	8.5x	130%	—	—
First Capital, Inc.	8.4x	104%	—	—
Raymond James calculated various financial multiples for each selected public company, including price per share at close on July 26, 2024 compared to: (i) tangible book value (“TBV”) per share; (ii) LTM core earnings per share (“EPS”) as calculated by S&P Capital IQ Pro; and (iii) consensus estimated generally accepted accounting principles (“GAAP”) EPS for the calendar years ended December 31, 2024 and 2025, respectively, based on mean S&P Capital Pro estimates. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the 25th percentile and 75th percentile relative valuation multiples of the selected public companies. The results of the selected companies analysis for each of GABC and HLAN are summarized below:

	Selected companies for GABC		Selected companies for HLAN
	25th Percentile	75th Percentile	25th Percentile	75th Percentile
TBV per Share	161%	234%	125%	143%
LTM Core EPS	9.9x	15.4x	8.4x	10.6x
2024E EPS	11.0x	15.1x	10.8x	13.2x
2025E EPS	11.3x	14.9x	9.6x	12.7x
Furthermore, Raymond James applied the 25th and 75th percentile relative valuation multiples to corresponding financial data for each of GABC and HLAN. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of HLAN by the lower implied per share value of GABC to calculate the high implied exchange ratio, and by dividing the lower implied per share value of HLAN by the higher implied per share value of GABC to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:
	Implied Per Share Value
	GABC		HLAN		Implied Exchange Ratio
	25th Percentile	75th Percentile	25th Percentile	75th Percentile	Low/High	High/Low
TBV per Share	$27.41	$39.66	$95.93	$109.96	2.42x	4.01x
LTM Core EPS	$28.10	$43.48	$85.70	$108.34	1.97x	3.86x
2024E EPS	$29.84	$41.01	$102.55	$125.57	2.50x	4.21x
2025E EPS	$31.34	$41.24	$92.55	$122.04	2.24x	3.89x
Exchange Ratio in the Merger					3.90x
Selected Transaction Analysis.   Raymond James analyzed publicly available information relating to selected national transactions announced since January 1, 2023, involving depository institution targets headquartered in the United States with total assets between $750.0 million and $5.5 billion, LTM return on average assets greater than 0.75%, and nonperforming assets divided by total assets less than 1.00%. The selected transactions excluded transactions without publicly disclosed deal value or sufficient financial information and mergers of equals. Financial data for the selected targets was based on the most recent twelve month period prior to transaction announcement and on a consolidated basis where available, otherwise on bank-level data. The selected transactions (and respective transaction announcement dates, deal values, and valuation metrics) used in the analysis included:
Date Announced	Acquiror	Target	Deal Value ($MMs)	DV / TBV	DV / LTM Net Income	Core Deposit Premium
5/20/2024	CBC Bancorp	Bay Community Bancorp	126	166%	15.9x	9.7%
5/10/2024	United Bankshares, Inc.	Piedmont Bancorp, Inc.	270	155%	9.8x	7.3%
4/15/2024	Wintrust Financial Corporation	Macatawa Bank Corporation	512	175%	12.5x	10.4%
10/26/2023	Old National Bancorp	CapStar Financial Holdings, Inc.	319	106%	9.5x	0.7%
10/10/2023	Central Valley Community Bancorp	Community West Bancshares	100	89%	8.8x	NM
9/27/2023	Peoples Financial Services Corp.	FNCB Bancorp, Inc.	128	103%	8.1x	0.3%
9/19/2023	Eastern Bankshares, Inc.	Cambridge Bancorp	527	116%	11.6x	1.7%
8/8/2023	Glacier Bancorp, Inc.	Community Financial Group, Inc.	81	165%	11.6x	5.6%

Date Announced	Acquiror	Target	Deal Value ($MMs)	DV / TBV	DV / LTM Net Income	Core Deposit Premium
7/25/2023	Atlantic Union Bankshares Corporation	American National Bankshares Inc.	444	185%	13.2x	8.4%
3/21/2023	First Mid Bancshares, Inc.	Blackhawk Bancorp, Inc.	90	139%	6.6x	2.2%
Raymond James examined valuation multiples of transaction value compared to the target companies’: (i) most recent quarter TBV at announcement; (ii) LTM net income at announcement; and (iii) premium to most recent quarter core deposits (defined as total deposits less time deposits greater than $100,000) at announcement. Raymond James applied the 25th and 75th percentile TBV multiple, LTM net income multiple, and core deposit premium to the corresponding HLAN metrics to create the range of exchange ratios used for its analysis based on financial data as of June 30, 2024 and GABC’s closing stock price as of July 26, 2024 ($41.76). The results of the selected transactions analysis are summarized below:
		Selected Transactions Statistics		Implied Exchange Ratio
(dollars in thousands)	HLAN Statistic	25th Percentile	75th Percentile	25th Percentile	75th Percentile
TBV	$154,877	109%	166%	2.00x	3.05x
LTM Net Income	$20,389	8.9x	12.3x	2.15x	2.96x
Core Deposit Premium	$1,222,093	1.7%	8.4%	2.07x	2.94x
Exchange Ratio in the Merger				3.90x
Pro Forma Impact Analysis.   Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and calendar years 2025 and 2026 estimated EPS information of GABC and HLAN, using: (i) closing balance sheet estimates as of December 31, 2024 for each of GABC and HLAN; (ii) financial forecasts and projections for each of GABC and HLAN for the calendar year 2025, based on analyst consensus estimates, and the calendar year 2026, extrapolated based on appropriate growth rates; and (iii) the Pro Forma Financial Adjustments. Items (i)  – (iii) above were all reviewed and approved by HLAN management for Raymond James’ use. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to GABC’s estimated tangible book value per share at December 31, 2024, but accretive to GABC’s estimated calendar years 2025 and 2026 EPS. The analysis also indicated that the merger could be accretive to HLAN’s estimated calendar years 2025 and 2026 dividends per share, as adjusted for the Exchange Ratio. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Additional Considerations.   The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of HLAN.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of HLAN. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the HLAN board of directors (solely in its members’ capacity as such) and were prepared solely as part of the analysis of Raymond James regarding the fairness, from a financial point of view, to the holders of HLAN common stock (other than Excluded Shares) of the Exchange Ratio to be received in the merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the HLAN board of directors in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the HLAN board of directors’ or HLAN management’s views with respect to HLAN, GABC, or the merger. Raymond James provided advice to HLAN with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration to the HLAN board of directors or that any specific consideration constituted appropriate consideration for the merger. HLAN placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
For services rendered in connection with the delivery of its opinion, HLAN paid Raymond James a fee of $300,000 upon delivery of its opinion. HLAN will also pay Raymond James a customary fee for advisory services in connection with the merger equal to approximately $3.9 million (less both the fee paid upon the delivery of the opinion and the $25,000 retainer paid to Raymond James upon its engagement with HLAN), which is contingent upon the closing of the merger. HLAN also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of HLAN and GABC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. During the two (2) years preceding the date of Raymond James’ written opinion, except in connection with the merger as noted above, Raymond James had not received compensation from HLAN or GABC. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to HLAN and/or GABC or other participants in the merger in the future, for which Raymond James may receive compensation.
Recommendation of the GABC Board of Directors and Reasons for the Merger
In reaching its decision to adopt and approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and to recommend that the holders of GABC common shares approve the merger agreement, including the issuance of shares of GABC common stock to HLAN shareholders pursuant to the merger agreement, the GABC board of directors evaluated the merger agreement, the mergers, and the other transactions contemplated by the merger agreement in consultation with GABC’s management, as well as GABC’s financial and legal advisors, and considered a number of factors, including the following (which are presented below in no particular order):
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each of GABC’s and HLAN’s business, operations, balance sheet and financial condition, asset quality, earnings, and prospects;

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the strategic rationale for the mergers, including that the mergers will enhance GABC’s scale by expanding GABC’s footprint into Columbus and Cincinnati, Ohio;

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the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capital, and footprint;

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the complementary nature of the cultures of the two companies, including with respect to corporate purpose, management philosophy, banking philosophy, strategic focus, client service, and community commitment, which would facilitate the successful integration, credit culture, and implementation of the mergers and the other transactions contemplated by the merger agreement;

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the ability to leverage the existing scale of GABC and financial capabilities following closing to make further enhancements in technology and products to better manage risk and provide an enhanced customer experience for clients across business lines;

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the anticipated pro forma financial impact of the mergers on the combined company, including the expected positive impact on financial metrics, including earnings per share and profitability;

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the expected cost synergies resulting from the mergers and the opportunities for meaningful revenue synergies;

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the terms of the merger agreement and the fact that the Exchange Ratio is fixed, which the GABC board of directors believed was consistent with market practice for transactions of this type and with the strategic nature of the mergers and other transactions contemplated by the merger agreement;

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its understanding of the current and prospective environment in the financial services industry, including national, regional and local economic conditions, the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, the competitive environment for financial institutions generally, and the likely effects of these factors on GABC’s potential growth, development, productivity, and strategic options both with and without the mergers;

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its review and discussions with GABC’s management and advisors concerning GABC’s due diligence examination of HLAN;

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its expectation that GABC will retain its strong capital position and asset quality upon completion of the mergers;

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the opinion, dated July 29, 2024, of KBW to the GABC board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to GABC of the Exchange Ratio in the proposed merger, as more fully described below under the section entitled “— Opinion of GABC’s Financial Advisor”;

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its expectation that the required regulatory and other approvals for the merger and the bank merger could be obtained in a timely fashion;

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its review with GABC’s outside legal advisor, Dentons Bingham Greenebaum LLP, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment, and closing conditions; and

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GABC’s past record of integrating mergers and acquisitions and of realizing projected financial goals and benefits of those mergers and acquisitions, and the strength of GABC’s management and infrastructure to successfully complete the integration process following the completion of the mergers.

The GABC board of directors also considered potential risks related to the mergers but concluded that the anticipated benefits of the mergers were likely to substantially outweigh these risks. These potential risks include:
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the risk that the regulatory and other approvals required in connection with the merger and the bank merger may not be received in a timely manner or at all or may impose unacceptable conditions;

•
the possibility of encountering difficulties in achieving anticipated synergies in the amounts estimated or in the time frame contemplated;

•
the possibility of encountering difficulties in successfully integrating GABC’s and HLAN’s business, operations, and workforce;

•
the risk of losing key GABC or HLAN employees during the pendency of the mergers and thereafter;

•
certain anticipated merger-related costs;

•
the diversion of management attention and resources from the operation of GABC’s business towards the completion of the mergers;

•
the merger’s effect on the combined company’s regulatory capital levels;

•
the risk that, because the Exchange Ratio under the merger agreement would not be adjusted for changes in the market price of GABC common stock or HLAN common stock, the value of the shares of GABC common stock to be issued to HLAN shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•
the potential for legal claims challenging the mergers and other transactions contemplated by the merger agreement;

•
the dilution caused by GABC’s issuance of additional shares of capital stock in connection with the merger and equity issuance; and

•
the other risks described under the sections entitled “RISK FACTORS” and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS”.

The foregoing discussion of the information and factors considered by the GABC board of directors is not intended to be exhaustive, but includes the material factors considered by the GABC board of directors. In reaching its decision to approve the merger agreement, the mergers, and the other transactions contemplated by the merger agreement, the GABC board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The GABC board of directors considered all these factors as a whole, including through its discussions with GABC’s management and financial and legal advisors, in evaluating the merger agreement, the mergers, and the other transactions contemplated by the merger agreement.
For the reasons set forth above, the GABC board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of GABC and its shareholders, and adopted and approved the merger agreement and the transactions contemplated thereby, including the mergers and the issuance of shares of GABC common stock to HLAN shareholders pursuant to the merger agreement.
It should be noted that this explanation of the reasoning of the GABC board of directors and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS”.
For the reasons set forth above, the GABC board of directors unanimously recommends that the holders of GABC common stock vote “FOR” the GABC merger proposal and “FOR” the GABC adjournment proposal.
Opinion of GABC’s Financial Advisor
GABC engaged KBW to render financial advisory and investment banking services to GABC, including an opinion to the GABC board of directors as to the fairness, from a financial point of view, to GABC of the Exchange Ratio in the proposed merger. GABC selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the GABC board held on July 29, 2024 at which the GABC board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the GABC board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Exchange Ratio in the proposed merger was fair, from a financial point of view, to GABC. The GABC board approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex E to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the GABC board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the Exchange Ratio in the merger to GABC. It did not address the underlying business decision of GABC to engage in the merger or enter into the merger agreement or constitute a recommendation to the GABC board in connection with the merger, and it does not constitute a recommendation to any holder of GABC common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’, or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of GABC and HLAN and bearing upon the merger, including, among other things:
•
the execution version of the merger agreement, dated as of July 29, 2024;

•
the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of GABC;

•
the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 of GABC;

•
certain preliminary draft and unaudited financial results for the quarter ended June 30, 2024 of GABC (provided by GABC);

•
the audited financial statements for the three fiscal years ended December 31, 2023 of HLAN;

•
the unaudited quarterly financial statements for the quarters ended March 31, 2024 and June 30, 2024 of HLAN;

•
certain regulatory filings of GABC and HLAN and their respective subsidiaries, including as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 and the quarter ended March 31, 2024;

•
certain other interim reports and other communications of GABC and HLAN to their respective shareholders; and

•
other financial information concerning the respective businesses and operations of GABC and HLAN furnished to KBW by GABC and HLAN or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of GABC and HLAN;

•
the assets and liabilities of GABC and HLAN;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information of GABC and HLAN with similar information for certain other companies, the securities of which were publicly traded;

•
publicly available consensus “street estimates” of GABC and HLAN, as well as certain adjustments to such “street estimates” of GABC and assumed long-term growth rates for GABC and HLAN provided to KBW by GABC management, all of which information was discussed with KBW by the management of GABC and used and relied upon by KBW at the direction of GABC management and with the consent of the GABC board; and

•
estimates regarding certain pro forma financial effects of the merger on GABC (including, without limitation, the cost savings expected to result or be derived from the merger) that were prepared by GABC management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the GABC board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of GABC and HLAN regarding the past and current business operations, regulatory relations, financial condition, and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy, or completeness. KBW relied upon GABC management as to the reasonableness and achievability of the publicly available consensus “street estimates” of GABC and HLAN (as adjusted by GABC management in the case of such “street estimates” of GABC), the assumed GABC and HLAN long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on GABC (including, without limitation, the cost savings expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of GABC and HLAN referred to above that such estimates (as adjusted by GABC management in the case of such “street estimates” of GABC) were consistent with, the best currently available estimates and judgments of GABC management and that the forecasts, projections, and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of GABC and HLAN that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of GABC and HLAN referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty, and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic, and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of GABC and with the consent of the GABC board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of either GABC or HLAN since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses and KBW assumed, without independent verification and with GABC’s consent, that the aggregate allowances for credit losses for each of GABC and HLAN are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets, or liabilities (contingent or otherwise) of GABC or HLAN, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability, or fair value of GABC or HLAN under any state or federal laws, including those relating to bankruptcy, insolvency, or other matters. KBW made note of the classification by each of GABC and HLAN of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the execution version reviewed by KBW and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of HLAN common stock;
•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments, or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of GABC, HLAN or the pro forma entity or the contemplated benefits of the merger, including without limitation the cost savings expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of GABC that GABC relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting, and regulatory matters with respect to GABC, HLAN, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the Exchange Ratio in the merger to GABC. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger and the actions relating to the HLAN 401(k) Plan to be taken prior to the closing of the merger), including without limitation, the form or structure of the merger or any such related transaction, the disparate treatment of shares of HLAN common stock held in the HLAN 401(k) Plan, any consequences of the merger or any such related transaction to GABC, its shareholders, creditors, or otherwise, or any terms, aspects, merits, or implications of any employment, consulting, voting, support, shareholder, or other agreements, arrangements, or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic, and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise, or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of GABC to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by GABC or the GABC board;

•
any business, operational, or other plans with respect to HLAN or the pro forma entity that may be contemplated by GABC or the GABC board or that may be implemented by GABC or the GABC board subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of GABC’s officers, directors, or employees, or any class of such persons, relative to any compensation to the holders of GABC common stock or relative to the Exchange Ratio;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of GABC, HLAN or any other party to any transaction contemplated by the merger agreement;

•
whether GABC would have sufficient cash, available lines of credit, or other sources of funds to enable it to pay the cash amounts payable by it pursuant to the merger agreement;

•
any adjustment (as provided in the merger agreement) to the Exchange Ratio assumed to be paid in the merger for purposes of our opinion;

•
the actual value of GABC common stock to be issued in connection with the merger;

•
the prices, trading range, or volume at which GABC common stock or HLAN common stock would trade following the public announcement of the merger or the prices, trading range, or volume at which GABC common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax, or similar matters relating to GABC, HLAN or any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger and the bank merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions, and other matters, which are beyond the control of KBW, GABC, and HLAN. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the GABC board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the GABC board with respect to the fairness of the Exchange Ratio. The type and amount of consideration payable in the merger were determined through negotiation between GABC and HLAN and the decision of GABC to enter into the merger agreement was solely that of the GABC board.
The following is a summary of the material financial analyses presented by KBW to the GABC board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the GABC board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an indicative transaction value for the proposed merger of $162.86 per share of outstanding HLAN common stock, or approximately $347.0 million in the aggregate (inclusive of the cash consideration for shares of HLAN common stock held in the HLAN 401(k) Plan and the implied value of in-the-money HLAN stock options), based on the 3.900x Exchange Ratio in the proposed merger and the closing price of GABC common stock on July 26,

2024. In addition to the financial analyses described below, KBW reviewed with the GABC board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the indicative transaction value for the proposed merger of $162.86 per share of outstanding HLAN common stock) of 17.2x HLAN’s estimated 2024 earnings per share (“EPS”) using publicly available consensus net income “street estimate” of HLAN and diluted shares of HLAN common stock held static from the quarter ended June 30, 2024.
GABC Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition, and market performance of GABC to 16 selected major exchange-traded banks headquartered in the Midwest region of the United States with total assets between $5 billion and $8.5 billion. Merger targets and banks with a national business model were excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):
Stock Yards Bancorp, Inc.	Great Southern Bancorp, Inc.
Horizon Bancorp, Inc.	Community Trust Bancorp, Inc.
Midland States Bancorp, Inc.	Old Second Bancorp, Inc.
First Mid Bancshares, Inc.	Mercantile Bank Corporation
CrossFirst Bankshares, Inc.	Independent Bank Corporation
Republic Bancorp, Inc.	Equity Bancshares, Inc.
MidWestOne Financial Group, Inc.	Farmers National Banc Corp.
Lakeland Financial Corporation	HBT Financial, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest twelve months (“LTM”) or most recent completed fiscal quarter (“MRQ”) available or as of the end of such periods and market price information as of July 26, 2024. KBW also used 2024 and 2025 EPS estimates taken from publicly available consensus “street estimates” for GABC and the selected companies. Data necessary to calculate CET1 Ratio and Total Capital Ratio was not publicly available for one of the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in GABC’s historical financial statements, or the data presented under the section entitled “THE MERGER — Opinion of HLAN’s Financial Advisor”, as a result of the different periods, assumptions, and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of GABC and the selected companies:
			Selected Companies
	GABC (3/31/24)(3)	GABC (6/30/24)(4)	25th Percentile	Average	Median	75th Percentile
LTM Core Pre-Tax, Pre-Provision Return on Average Assets(1)(2)	1.76%	1.82%	1.35%	1.67%	1.63%	2.05%
LTM Core Return on Average Assets(1)(2)	1.42%	1.38%	1.04%	1.17%	1.19%	1.43%
LTM Core Return on Average Tangible Common Equity(1)(2)	20.7%	19.6%	11.1%	15.0%	14.1%	17.7%
LTM FTE Net Interest Margin	3.50%	3.42%	3.16%	3.40%	3.27%	3.79%
LTM Fee Income / Revenue(2)	24.6%	24.4%	15.8%	20.2%	19.6%	25.2%
LTM Efficiency Ratio(2)	55.5%	56.1%	64.0%	58.0%	56.7%	52.7%

(1)
Core metrics excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest, and amortization of intangible and goodwill impairment.

(2)
GABC metrics for quarter ended June 30, 2024 were adjusted to exclude the after-tax benefit from the sale of GABC’s insurance segment and the after-tax loss on securities repositioning that GABC recognized in that quarter.

(3)
GABC metric as of or for the period ended March 31, 2024.

(4)
GABC metric as of or for the period ended June 30, 2024.

KBW’s analysis also showed the following concerning the financial condition of GABC and, to the extent publicly available, the selected companies:
			Selected Companies
	GABC (3/31/24)(2)	GABC (6/30/24)(3)	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	7.9%	8.2%	7.2%	8.5%	8.6%	9.4%
CET1 Ratio	14.3%	14.5%	10.5%	11.5%	11.1%	12.4%
Total Capital Ratio	16.6%	16.8%	13.4%	14.3%	14.4%	15.4%
Loans / Deposits	76.1%	76.0%	95.3%	89.5%	88.0%	80.5%
Loan Loss Reserves / Loans	1.10%	1.08%	1.20%	1.29%	1.25%	1.44%
Nonperforming Assets / Loans + OREO(1)	0.25%	0.25%	0.77%	0.61%	0.41%	0.27%
LTM Net Charge-offs / Average Loans	0.07%	0.07%	0.14%	0.16%	0.08%	0.02%

(1)
Nonperforming assets included nonaccrual loans, restructured loans, and OREO. GABC metric as of June 30, 2024 was not then available (“NA”).

(2)
GABC metric as of or for the period ended March 31, 2024.

(3)
GABC metric as of or for the period ended June 30, 2024.

In addition, KBW’s analysis showed the following concerning the market performance of GABC and the selected companies:
		Selected Companies
	GABC	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	42.5%	17.1%	31.6%	29.2%	47.9%
Year-to-Date Stock Price Change	28.8%	9.7%	16.2%	14.6%	22.8%
Price / Tangible Book Value per Share	2.64x | 2.46x(3)	1.34x	1.71x	1.54x	1.79x
Price / LTM Core EPS Estimate(1)	14.3x | 14.7x(3)	10.3x	12.3x	12.1x	13.7x
Price / 2024 EPS Estimate	16.0x(4)	10.7x	12.6x	12.2x	13.2x
Price / 2025 EPS Estimate	16.2x(4)	10.7x	12.0x	11.4x	13.0x
Dividend Yield(2)	2.6% | 2.6%(3)	2.1%	2.8%	2.8%	3.7%
MRQ Core Dividend Payout Ratio(2)	42.2% | 39.7%(3)	25.3%	38.9%	31.2%	46.5%

(1)
Core net income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest, and amortization of intangible and goodwill impairment. GABC metric for quarter ended June 30, 2024 were adjusted to exclude the after-tax benefit from the sale of GABC’s insurance segment and the after-tax loss on securities repositioning that GABC recognized in that quarter.

(2)
Most recent quarterly dividend annualized as a percentage of stock price in the case of dividend yield and annualized MRQ EPS in the case of dividend payout ratio.

(3)
First GABC metric as of or for the period ended March 31, 2024, and second GABC metric as of or for the period ended June 30, 2024.

(4)
GABC EPS multiples based on publicly available consensus net income “street estimates” and diluted shares of GABC common stock held static from the quarter ended June 30, 2024.

No company used as a comparison in the above selected companies analysis is identical to GABC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

HLAN Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition, and market performance of HLAN to 17 selected major exchange-traded banks headquartered in the Midwest region of the United States with total assets between $1 billion and $3 billion. Merger targets were excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):
ChoiceOne Financial Services, Inc.	Middlefield Banc Corp.
First Savings Financial Group, Inc.	Citizens Community Bancorp, Inc.
Sterling Bancorp, Inc.	Landmark Bancorp, Inc.
LCNB Corp.	Richmond Mutual Bancorporation, Inc.
Waterstone Financial, Inc.	BankFinancial Corporation
Ames National Corporation	Ohio Valley Banc Corp.
Finward Bancorp	SB Financial Group, Inc.
CF Bankshares Inc. Hawthorn Bancshares, Inc.	First Capital, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest twelve months or most recent completed fiscal quarter available or as of the end of such periods and market price information as of July 26, 2024. KBW also used 2024 and 2025 EPS estimates taken from publicly available consensus “street estimates” for HLAN and the selected companies to the extent publicly available (consensus “street estimates” were not publicly available for eight of the selected companies). Data necessary to calculate CET1 Ratio and Total Capital Ratio was also not then publicly available for six of the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in HLAN’s historical financial statements, or the data presented under the section entitled “THE MERGER — Opinion of HLAN’s Financial Advisor”, as a result of the different periods, assumptions, and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of HLAN and the selected companies:
			Selected Companies
	HLAN (3/31/24)(2)	HLAN (6/30/24)(3)	25th Percentile	Average	Median	75th Percentile
LTM Core Pre-Tax, Pre-Provision Return on Average Assets(1)	1.45%	1.40%	0.63%	0.84%	0.85%	1.13%
LTM Core Return on Average Assets(1)	1.11%	1.10%	0.50%	0.66%	0.60%	0.87%
LTM Core Return on Average Tangible Common Equity(1)	14.3%	14.1%	5.9%	8.9%	8.7%	10.9%
LTM FTE Net Interest Margin	3.50%	3.43%	2.60%	2.91%	2.80%	3.24%
LTM Fee Income / Revenue	17.6%	17.5%	10.7%	19.6%	18.3%	21.9%
LTM Efficiency Ratio	63.8%	64.2%	79.9%	74.8%	74.8%	67.6%

(1)
Core income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest, and amortization of intangible and goodwill impairment.

(2)
HLAN metric as of or for the period ended March 31, 2024.

(3)
HLAN metric as of or for the period ended June 30, 2024.

KBW’s analysis also showed the following concerning the financial condition of HLAN and, to the extent publicly available, the selected companies:
			Selected Companies
	HLAN (3/31/24)(2)	HLAN (6/30/24)(3)	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	8.1%	8.1%	6.4%	8.5%	7.7%	9.7%
CET1 Ratio	11.0%	11.1%	10.3%	12.2%	10.7%	12.9%
Total Capital Ratio	13.8%	14.0%	12.5%	14.6%	13.5%	14.9%
Loans / Deposits	93.9%	94.4%	100.7%	89.2%	89.4%	72.9%
Loan Loss Reserves / Loans	1.17%	1.15%	0.99%	1.24%	1.22%	1.50%
Nonperforming Assets / Loans + OREO(1)	0.13%	0.13%	0.79%	0.63%	0.46%	0.29%
LTM Net Charge-offs / Average Loans	0.03%	0.04%	0.07%	0.04%	0.02%	(0.00)%

(1)
Nonperforming assets included nonaccrual loans, restructured loans, and OREO.

(2)
HLAN metric as of or for the period ended March 31, 2024.

(3)
HLAN metric as of or for the period ended June 30, 2024.

In addition, KBW’s analysis showed the following concerning the market performance of HLAN and, to the extent publicly available, the selected companies (excluding the impact of the LTM core EPS multiple for one of the selected companies and the impact of the 2024 and 2025 EPS multiples for two of the selected companies, which multiples were considered to be not meaningful because they were greater than 35.0x):
	Selected Companies
	HLAN	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	5.2%	0.6%	9.4%	9.0%	21.8%
Year-to-Date Stock Price Change	3.0%	(0.2)%	4.4%	5.7%	11.1%
Price / Tangible Book Value per Share	1.21x | 1.18x(3)	0.92x	1.08x	1.03x	1.25x
Price / LTM Core EPS Estimate(1)	9.0x | 8.9x(3)	9.1x	13.8x	13.8x	16.0x
Price / 2024 EPS Estimate	9.5x(4)	10.7x	12.9x	11.5x	15.9x
Price / 2025 EPS Estimate	9.4x(4)	8.8x	11.7x	10.5x	14.1x
Dividend Yield(2)	3.4% | 3.4%(3)	2.8%	3.4%	3.6%	4.1%
MRQ Core Dividend Payout Ratio(2)	30.0% | 30.1%(3)	28.9%	51.9%	37.9%	75.1%

(1)
Core net income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest, and amortization of intangible and goodwill impairment.

(2)
Most recent quarterly dividend annualized as a percentage of stock price in the case of dividend yield and annualized MRQ EPS in the case of dividend payout ratio.

(3)
First HLAN metric as of or for the period ended March 31, 2024, and second HLAN metric as of or for the period ended June 30, 2024.

(4)
HLAN EPS multiples based on publicly available consensus net income “street estimates” and diluted shares of HLAN common stock held static from the quarter ended June 30, 2024.

No company used as a comparison in the above selected companies analysis is identical to HLAN. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 24 selected bank transactions announced since January 1, 2020 involving an acquired company headquartered in Illinois,

Indiana, Iowa Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, or Wisconsin and with announced deal values between $100 million and $700 million.
The selected transactions were as follows:
Acquiror	Acquired Company
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
Alerus Financial Corporation	HMN Financial, Inc.
Wintrust Financial Corporation	Macatawa Bank Corporation
Byline Bancorp, Inc.	Inland Bancorp, Inc.
Peoples Bancorp Inc.	Limestone Bancorp, Inc.
Southern Missouri Bancorp, Inc.	Citizens Bancshares Co.
HBT Financial, Inc.	Town and Country Financial Corporation
Bank First Corporation	Hometown Bancorp, Ltd.
Nicolet Bankshares, Inc.	Charter Bankshares, Inc.
Bank First Corporation	Denmark Bancshares, Inc.
QCR Holdings, Inc.	Guaranty Federal Bancshares, Inc.
First Merchants Corporation.	Level One Bancorp, Inc.
German American Bancorp, Inc.	Citizens Union Bancorp of Shelbyville, Inc.
Arbor Bancorp, Inc.	FNBH Bancorp, Inc.
Stock Yards Bancorp, Inc.	Commonwealth Bancshares, Inc.
First Mid Bancshares, Inc.	Delta Bancshares Company
Old Second Bancorp, Inc.	West Suburban Bancorp, Inc.
Farmers National Banc Corp.	Cortland Bancorp
Nicolet Bankshares, Inc.	County Bancorp, Inc.
Farmers & Merchants Bancorp, Inc.	Perpetual Federal Savings Bank
Nicolet Bankshares, Inc.	Mackinac Financial Corporation
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
First Busey Corporation	Cummins-American Corp.
First Mid Bancshares, Inc.	LINCO Bancshares, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent publicly available, the one-year forward EPS estimates for the acquired company at the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple in the 23 selected transactions which involved public acquirors);

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings);

•
Price per common share to estimated EPS of the acquired company for the fiscal year after the announcement of the respective transaction, referred to as Forward EPS, in the nine selected transactions in which Forward EPS for the acquired company was available at announcement; and

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company for the 15 selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium) and as a premium to the closing price of the acquired company thirty calendar days prior to the announcement of the respective transaction (expressed as a percentage and referred to as the thirty-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the indicative transaction value for the merger of $162.86 per outstanding share of HLAN common stock and using historical financial information for HLAN as of or for the 12-month period ended June 30, 2024, HLAN’s 2025 EPS estimate taken from publicly available consensus “street estimates” for HLAN and the closing price of HLAN common stock on July 26, 2024 and June 26, 2024.
The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple of one of the selected transactions, which multiple was considered not meaningful because it was greater than 35.0x):
		Selected Transactions
	GABC / HLAN	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	212%	134%	154%	152%	174%
Pay to Trade Ratio	0.86x	0.78x	0.89x	0.89x	0.96x
Price / LTM EPS	16.2x	12.6x	15.3x	15.8x	17.9x
Price / FWD EPS	16.9x	12.0x	12.4x	15.0x	17.4x
Core Deposit Premium	15.7%	3.8%	6.7%	6.4%	8.9%
One-Day Market Premium	80.0%	29.5%	38.7%	38.4%	49.6%
Thirty-Day Market Premium	47.3%	34.6%	41.7%	42.6%	52.8%
No company or transaction used as a comparison in the above selected transaction analysis is identical to HLAN or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of GABC and HLAN to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and net income data for GABC and HLAN as of, or for the 12-month period ended, June 30, 2024, (ii) publicly available consensus “street estimates” of GABC and HLAN and certain adjustments to such “street estimates” of GABC provided by GABC management for the impact of securities repositioning effected by GABC in the quarter ended June 30, 2024, and (iii) market price information as of July 26, 2024. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the respective implied pro forma ownership percentages of GABC and HLAN shareholders in the combined company based on the 3.900x Exchange Ratio provided for in the merger agreement taking into account that shares of HLAN common stock held in the HLAN 401(k) Plan will receive cash in the merger and also hypothetically assuming 100% stock consideration in the merger for illustrative purposes:
	GABC % of Total	HLAN % of Total
Ownership:
Ownership at 3.900x Exchange Ratio (excluding shares of HLAN common stock held in the HLAN 401(k) Plan)	79%	21%
Illustrative Ownership at 3.900x Exchange Ratio assuming 100% Stock Consideration	79%	21%
Market Information:
Pre-Transaction Market Capitalization	87%	13%
Balance Sheet:
Assets	76%	24%
Gross Loans Held For Investment	72%	28%
Deposits	76%	24%
Tangible Common Equity	76%	24%
Income Statement:
LTM GAAP Net Income	80%	20%
2024 Estimated Earnings	81%	19%
2025 Estimated Earnings	81%	19%
Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of GABC and HLAN. Using (i) closing balance sheet estimates assumed as of December 31, 2024 for GABC and HLAN taken from publicly available consensus “street estimates,” (ii) publicly available 2024 and 2025 consensus net income “street estimates” of GABC and HLAN, certain adjustments to such “street estimates” of GABC provided by GABC management for the impact of securities repositioning effected by GABC in the quarter ended June 30, 2024, and assumed long-term growth rates for GABC and HLAN provided by GABC management, and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by GABC management, KBW analyzed the potential financial impact of the merger on certain projected financial results of GABC. This analysis indicated the merger could be accretive to GABC’s estimated 2025 EPS and estimated 2026 EPS and could be dilutive to GABC’s estimated tangible book value per share at closing assumed as of December 31, 2024. Furthermore, the analysis indicated that, pro forma for the merger, each of GABC’s tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio, and Total Risk-Based Capital Ratio at closing assumed as of December 31, 2024 could be lower. For all of the above analysis, the actual results achieved by GABC following the merger may vary from the projected results, and the variations may be material.
GABC Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of GABC to estimate a range for the implied equity value of GABC. In this analysis, KBW used publicly available consensus “street estimates” of GABC, certain adjustments to such “street estimates” of GABC provided by GABC management for the impact of securities repositioning effected by GABC in the quarter ended June 30, 2024, and assumed long-term growth rates for GABC provided by GABC management, and KBW assumed discount rates ranging from 9.5% to 13.5%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that GABC could generate over the period from December 31, 2024 through December 31, 2029 as a standalone company, and (ii) the present value of GABC’s implied terminal value at the end of such period. KBW assumed that GABC would maintain a Common Equity Tier 1 Ratio of 11.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of GABC, KBW applied a range of 12.0x to 16.0x GABC’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of GABC common stock of $33.78 to $45.88.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of GABC or the pro forma combined entity.
HLAN Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of HLAN to estimate a range for the implied equity value of HLAN, taking into account the cost savings expected to result from the merger as well as certain adjustments related to restructuring charges assumed with respect thereto. In this analysis, KBW used publicly available consensus “street estimates” of HLAN, assumed long-term growth rates for HLAN provided by GABC management, and assumptions regarding cost savings as well as certain adjustments related to restructuring charges assumed with respect thereto provided by GABC management, and KBW assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that HLAN could generate over the period from December 31, 2024 through December 31, 2029 as a standalone company, and (ii) the present value of HLAN’s implied terminal value at the end of such period, in each case applying estimated cost savings as well as certain adjustments related to restructuring charges. KBW assumed that HLAN would maintain a Common Equity Tier 1 Ratio of 11.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of HLAN, KBW applied a range of 8.0x to 12.0x HLAN’s estimated 2030 earnings (inclusive of estimated cost savings as well as certain adjustments related to restructuring charges). This dividend discount model analysis resulted in a range of implied values per share of HLAN common stock, taking into account the cost savings expected to result from the merger as well as certain adjustments related to restructuring charges assumed with respect thereto, of $120.43 to $186.06.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of HLAN or the pro forma combined company.
Illustrative Pro Forma Combined Dividend Discount Model Analysis.   KBW performed an illustrative dividend discount model analysis of the pro forma combined entity. In this analysis, KBW used publicly available consensus “street estimates” of GABC and HLAN, certain adjustments to such “street estimates” of GABC provided by GABC management for the impact of securities repositioning effected by GABC in the quarter ended June 30, 2024, assumed long-term growth rates for GABC and HLAN provided by GABC management, and pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by GABC management, and KBW assumed discount rates ranging from 9.5% to 13.5%. An illustrative range for the implied equity value of the pro forma combined entity was derived by adding (i) the present value of the implied future excess capital available for dividends that the pro forma combined company could generate over the period from December 31, 2024 through December 31, 2029, and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying the pro forma assumptions. KBW assumed that the pro forma combined entity would maintain a Common Equity Tier 1 Ratio of 11.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values of the pro forma combined entity, KBW applied a range of 12.0x to 16.0x to the pro forma combined entity’s estimated 2030 earnings. This dividend discount model analysis resulted in an illustrative range of implied values of GABC common stock of $36.51 to $51.79.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of GABC, HLAN, or the pro forma combined entity.
Miscellaneous.   KBW acted as financial advisor to GABC in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of GABC and HLAN), may from time to time purchase securities from, and sell securities to, GABC and HLAN. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of GABC or HLAN for its and their own accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, GABC has agreed to pay KBW a cash fee equal to $2,600,000, $350,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. GABC also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of the opinion, KBW did not provide investment banking or financial advisory services to GABC. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to HLAN. KBW may in the future provide investment banking and financial advisory services to GABC or HLAN and receive compensation for such services.
Certain Unaudited Prospective Financial Information
GABC and HLAN do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, GABC and HLAN are including in this joint proxy statement/prospectus certain unaudited prospective financial information for GABC and HLAN that was made available as described below. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is included in this joint proxy statement/prospectus solely for the purpose of providing holders of GABC common stock and holders of HLAN common stock access to certain information made available to GABC and HLAN and their respective boards of directors and financial advisors.
Neither GABC nor HLAN endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which GABC and HLAN operate and the risks and uncertainties described under the sections entitled “RISK FACTORS” and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” and, with respect to GABC, in the reports GABC has filed or files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of GABC and HLAN and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the mergers are completed. Further, these assumptions do not include all potential actions that the management of GABC or HLAN could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that GABC, HLAN or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of GABC common stock or holders of HLAN common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on GABC or HLAN of the mergers, and does not attempt to predict or suggest actual future results of the combined company or give effect to the mergers, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers (except as expressly set forth in the section below entitled “— Certain Estimated Synergies Attributable to the Mergers”), the effect on GABC or HLAN of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers (except as expressly set forth below). Further, the prospective financial information does not take into account the effect of any possible failure of the mergers to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the mergers.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available mean analyst total assets and earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. No independent registered public accounting firm has audited, reviewed, examined, compiled or applied any procedures with respect to the prospective financial information and, accordingly, no independent public accounting firm has expressed any opinion or given any other form of assurance with respect thereto or its achievability.
Consensus “Street Estimates” used by GABC
The following tables present certain publicly available mean analyst consensus “street estimates” for (i) GABC’s total assets, net income available to GABC shareholders, and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025, and (ii) HLAN’s total assets, net income available to HLAN shareholders and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025 ((i) and (ii) collectively referred to as the “street estimates used by GABC”). The street estimates used by GABC were approved by GABC for KBW’s use and reliance, and were used by KBW at the direction of GABC, in the financial analyses performed in connection with KBW’s opinion as described in the section entitled “THE MERGERS — Opinion of GABC’s Financial Advisor”.
Street Estimates used by GABC for GABC
Fiscal Year Ended December 31, ($ in millions, except per share data)	2024E	2025E
Total assets	$6,212	$6,339
Net income	$80.3	$82.0
Earnings Per Share	$2.71	$2.76
Street Estimates used by GABC for HLAN
Fiscal Year Ended December 31, ($ in millions, except per share data)	2024E	2025E
Total assets	$1,987	$2,101
Net income	$19.3	$19.6
Earnings Per Share	$9.49	$9.64

Consensus “Street Estimates” used by HLAN
The following tables present certain publicly available mean analyst consensus “street estimates” for (i) GABC’s net income available to GABC shareholders and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025 and (ii) HLAN’s net income available to HLAN shareholders and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025 ((i) and (ii) collectively referred to as the “street estimates used by HLAN”). The street estimates used by HLAN were approved by HLAN for Raymond James’ use and reliance, and were used by Raymond James at the direction of HLAN management, in the financial analyses performed in connection with Raymond James’ opinion as described in the section entitled “THE MERGERS — Opinion of HLAN’s Financial Advisor”.
Street Estimates used by HLAN for GABC
Fiscal Year Ended December 31, ($ in millions, except per share data)	2024E	2025E
Net income	$80.3	$82.0
Earnings Per Share	$2.71	$2.76
Street Estimates used by HLAN for HLAN
Fiscal Year Ended December 31, ($ in millions, except per share data)	2024E	2025E
Net income	$19.3	$19.6
Earnings Per Share	$9.50	$9.65
Long-term Annual Growth Rate Assumptions provided by GABC and HLAN
For purposes of extrapolating GABC’s and HLAN’s financial results beginning in 2026, GABC management directed KBW to use and rely on the “street” consensus long-term annual growth rates of: (i) 5.0% for GABC’s net income available to shareholders and 3.0% for GABC’s total assets; and (ii) 7.5% for HLAN’s net income available to shareholders and 5.0% for HLAN’s total assets. For purposes of extrapolating HLAN’s and GABC’s financial results beginning in 2026, HLAN management directed Raymond James to use and rely on long-term annual growth rates of: (i) 7.5% for HLAN’s net income available to shareholders; and (ii) 5.0% for GABC’s net income available to shareholders.
Certain Estimated Synergies Attributable to the Mergers
The management of GABC developed certain prospective financial information relating to the anticipated cost savings to be realized by the combined company beginning in 2025, and provided such information to each of KBW and Raymond James, in each case, for each such financial advisor’s use and reliance in connection with its financial analyses and opinion as described in the sections entitled “THE MERGERS — Opinion of GABC’s Financial Advisor” and “THE MERGERS — Opinion of HLAN’s Financial Advisor”.
The cost synergies consisted of estimated pre-tax annual cost savings of $15.2 million, phased in approximately 75% in 2025 and 100% in 2026, with a 5.0% growth in annual cost savings base starting in 2026. The total pre-tax restructuring charge in connection with the mergers was estimated to be $19.5 million. The cost synergies assumed a hypothetical December 31, 2024 closing date for the mergers. See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” and “RISK FACTORS” for further information regarding the uncertainties and factors associated with realizing synergies in connection with the mergers.
General
The stand-alone prospective financial information for GABC and HLAN was prepared separately and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the mergers are completed and is not intended to represent forecasted financial information for the combined company if the mergers are completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither GABC nor HLAN nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of GABC or HLAN compared to the information contained in the prospective financial information. Neither GABC, HLAN, nor, after completion of the mergers, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of GABC, HLAN or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any GABC or HLAN shareholder or other person regarding GABC’s or HLAN’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered or used by GABC and HLAN and their respective boards of directors and financial advisors in connection with the merger.
In light of the foregoing, and considering that the GABC and HLAN special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders of GABC and HLAN are cautioned not to place unwarranted reliance on such information, and are urged to review (i) GABC’s financial statements incorporated by reference in this joint proxy statement/prospectus and any subsequent SEC filings that include more recent financial results, and (ii) HLAN’s financial statements included in this joint proxy statement/prospectus and its most recent earnings release posted on its website at https://ir.heartland.bank. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION”. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of GABC common stock to vote in favor of the GABC merger proposal or any of the other proposals to be voted on at the GABC special meeting or to induce any holder of HLAN common stock to vote in favor of the HLAN merger proposal or any of the other proposals to be voted on at the HLAN special meeting.
Board of Directors of GABC After the Merger
Pursuant to the merger agreement, GABC has agreed to cause G. Scott McComb and Ronnie R. Stokes, both of whom are currently members of HLAN’s board of directors, to be appointed to the board of directors of both GABC and German American Bank. The merger agreement further provides that, upon the expiration of their initial terms, GABC shall cause Mr. McComb and Mr. Stokes to be renominated for election to the boards of directors of both GABC and German American Bank. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of GABC and German American Bank. Biographical information regarding Mr. McComb and Mr. Stokes can be found in the section entitled “INFORMATION ABOUT HLAN — Persons Who Will Serve as a Director of GABC After the Merger.”
Information regarding current directors of GABC, including biographical information, compensation, and stock ownership, can be found in GABC’s proxy statement for its 2024 annual meetings of shareholders, which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION”.
Interests of HLAN Directors and Executive Officers in the Merger
In considering the recommendation of the HLAN board of directors that you vote to approve the HLAN merger proposal, you should be aware that some of the executive officers and directors of HLAN and Heartland Bank may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of HLAN shareholders generally. The HLAN board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that HLAN shareholders vote in favor of adopting the merger agreement. See the section entitled “THE MERGER — Recommendation of the HLAN Board of Directors and Reasons for the Merger”. HLAN’s shareholders should take these interests into account in deciding whether to vote “FOR” the HLAN merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below. Any quantified payments are estimates only, based on the assumptions indicated and as of the dates noted, and may vary based on the exact facts existing at the time such payments may be made.
Employment Agreements and Performance Driven Retirement Plans
19 officers of Heartland Bank (the “Officers”) are entitled to change in control payments pursuant to employment agreements or performance driven retirement plans. This group of Officers includes, among others, the executive officers of HLAN and Heartland Bank (the “Executive Officers”): G. Scott McComb (Chairman, President and Chief Executive Officer of HLAN and Heartland Bank), Carrie Almendinger (EVP, Chief Financial Officer of HLAN and Heartland Bank), Benjamin Babcanec (EVP, Chief Operating Officer of Heartland Bank) and Jennifer Eckert (SVP, Chief Risk Officer of Heartland Bank and Secretary of HLAN).
13 of the Officers, including all of the Executive Officers, are party to an employment agreement which provides that upon a “change in control” (as defined in the employment agreement and which the merger will constitute) the Officer will be entitled to a lump sum cash payment equal to the sum of (i) the Officer’s annual base salary and (ii) the average annual bonus payment paid to the Officer with respect to the three calendar years prior to the change in control (the “Change in Control Payment”). However, Mr. McComb’s Change in Control Payment under his employment agreement is equal to three times (3x) the Change in Control Payment.
The employment agreements also provide that if the Officer’s employment is terminated by HLAN without cause (as defined in the employment agreement), the Officer would be entitled to reimbursement of an amount equal to the monthly medical insurance premium cost incurred by HLAN on the account of the Officer’s participation in HLAN’s medical and dental insurance plan in the month immediately before the month in which the Officer terminated employment. HLAN’s obligation to pay such benefit terminates on the first to occur of (i) the Officer becoming eligible for medical and dental coverage under another medical insurance plan, (ii) the Officer’s attainment of age 65, (iii) the Officer’s death, and (iv) the end of the term remaining under the employment agreement.
Each Officer, including the Executive Officers, other than Mr. McComb, is party to a performance driven retirement plan agreement which provides that Heartland Bank shall make a contribution to a deferral account in an amount equal to a certain percentage of the Officer’s annual base salary during each plan year in which the Officer is employed by Heartland Bank, subject to the Officer attaining certain performance ratings. In addition, five Officers are entitled to an additional contribution on a change in control (which the merger would constitute) in an amount equal to three times (3x) the Officer’s annual base salary multiplied by the average percentage of annual base salary contributed by Heartland Bank to the deferral account in the three plan years prior to the change in control. Upon a change in control occurring prior to the Officer’s separation from service and prior to attainment of age 65, the Officer is entitled payment of the Officer’s deferral account balance, which is payable in various forms of payment depending on the Officer, including (i) in a lump sum payment within 90 days or a month following the change in control or (ii) 36, 60, or 120 consecutive monthly installments with re-amortization each year for changes in the interest rate. Upon the Officer’s separation from service and prior to attainment of age 65 not in connection with a change in control, the Officer is also entitled to payment of the Officer’s deferral account balance payable in 36 equal monthly installments provided that no interest is credited to the deferral account balance during the distribution period. Pursuant to the merger agreement, HLAN shall take action prior to the effective time to cause the termination and liquidation of the performance driven retirement plan agreements.
Salary Continuation Agreements and Supplemental Executive Benefits
Mr. McComb is party to a salary continuation agreement which provides that upon Mr. McComb’s attainment of normal retirement age (age 67), Mr. McComb would be entitled to an annual benefit of 44% of Mr. McComb’s annual base salary, payable in equal monthly installments for 15 years beginning with the month immediately after the month of attainment of such age. Upon Mr. McCombs’ termination of employment prior to attainment of normal retirement age, Mr. McComb would be entitled to an annual benefit equal to the vested percent of annual salary determined by the table set forth in the salary continuation agreement (currently 31.16% of annual base salary assuming a termination of employment in 2024) with such benefit payable in equal monthly installments for 15 years. Upon a change in control (which the merger will constitute) prior to attaining normal retirement age, Mr. McComb is entitled to a lump sum payment equal to the present value of 180 monthly payments equal to the vested percent of annual salary determined by the table set forth in the salary continuation agreement (currently 31.16% of annual base salary assuming a termination of employment in 2024) as of the date of the change in control divided by 12, payable in a lump sum payment within 10 days after the change in control. A former officer of Heartland Bank is also party to a similar salary continuation agreement. Pursuant to the merger agreement, HLAN shall take action prior to the effective time to cause the termination and liquidation of the salary continuation agreements.
Mr. McComb is party to an agreement concerning supplemental executive benefits which provides that upon Mr. McComb’s termination of employment with Heartland Bank, he shall be entitled to an annual benefit equal to the amount that fully amortizes the accrual balance of $49,589, payable in equal monthly installments for 15 years beginning with the later of (i) the first day of the month after the month in which Mr. McComb attains normal retirement age and (ii) the first day of the seventh month after the month in which the termination of employment occurs. The agreement does not provide for payment in connection with a change in control. However, in connection with the merger, Mr. McComb’s agreement will be amended to provide for payout of the accrual balance of $49,589 in connection with the merger. Three former officers of Heartland Bank are also subject to similar agreements concerning supplemental executive benefits, and such agreements will also be amended to provide for termination and payout of the accrual balance in connection with the merger.
Cash Payment for Outstanding Options
The merger agreement obligates GABC to pay a cancellation payment to the holders of outstanding options to purchase shares of HLAN common stock in connection with the closing of the merger. The cancellation payment for each stock option for a share of HLAN common stock will be payable in cash in an amount equal to (i) the Exchange Ratio multiplied by the Average GABC Closing Price, less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes. GABC estimates that, if none of the outstanding options were to be exercised before closing, the aggregate cancellation payment payable to HLAN and Heartland Bank directors and officers would total approximately $[•] (based upon a GABC share price of $41.76, the closing price of a share of GABC common stock on July 26, 2024, which was the business day before the merger was publicly announced). Of the [•] options outstanding as of the date of this joint proxy statement/prospectus, [•] are owned by directors of HLAN and Heartland Bank and [•] are owned by Executive Officers of HLAN and Heartland Bank.
Summary of Aggregate Estimated Payments to Executive Officers
As a result of the agreements described above, the Executive Officers of HLAN and Heartland Bank will receive the following aggregate estimated payments upon consummation of the merger. The amounts listed below are estimates based on the following assumptions:
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The effective time of the merger occurs on October 31, 2024 (which is the assumed date solely for purposes of this disclosure);

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Each Executive Officer experiences a termination of employment at such effective time;

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Each Executive Officer would be entitled to reimbursement of an amount equal to the historical monthly medical insurance premium costs incurred by HLAN for 12 months;

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The options held by each Executive Officer are those outstanding as of the date of the merger agreement; and

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A GABC share price of $41.76, the closing price of a share of GABC common stock on July 26, 2024, which was the business day before the merger was publicly announced, which, based on the Exchange Ratio, represents an implied value of $162.86 per share of HLAN common stock.

Name	Estimated Total Aggregate Payment
G. Scott McComb	$5,362,769
Carrie Almendinger	$2,374,862
Benjamin Babcanec	$1,509,588
Jennifer Eckert	$1,192,931
Excess Parachute Payments
Section 280G of the Code provides that payments related to a change in control that equal or exceed three times an individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” If the change in control payments exceed three times the individual’s base amount, the Code imposes a 20% excise tax on the amount that exceeds the individual’s base amount and Section 280G of the Code limits the employer’s deduction to the base amount. The lump sums payable to the applicable individuals upon the change in control of HLAN and Heartland Bank will not constitute excess parachute payments.
Post-Merger Offer Letters from German American Bank
Concurrent with the execution of the merger agreement, German American Bank provided at-will offer letters to six officers of Heartland Bank (including Mr. Babcanec but no other Executive Officers), and such officers have countersigned and accepted such letters. The offer letters are contingent upon the closing of the merger.
Severance Benefit
Except for the Officers receiving change in control payments, the employees of HLAN or its subsidiaries who GABC or its subsidiaries elect not to employ after the closing of the merger or who are terminated other than for cause within 12 months after the closing of the merger, and who deliver a termination and release agreement, will be entitled to a severance payment equal to two weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with HLAN or its subsidiaries and their successors, with a minimum of 12 weeks and a maximum of 26 weeks.
Indemnification and Continued Director and Officer Liability Coverage
From and after the effective time of the merger, GABC has agreed to indemnify and hold harmless each present and former director, manager and officer of HLAN and its subsidiaries (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of HLAN or its subsidiaries (including without limitation service as a trustee or in any similar capacity with respect to any HLAN employee benefit plan), under applicable Ohio or Indiana law or any organizational documents of HLAN or its subsidiaries as in effect as of the date of the merger agreement. In addition, GABC has agreed to provide directors’ and officers’ liability insurance coverage for a period of six years following the effective time of the merger to the persons serving as officers, managers and directors of HLAN and its subsidiaries immediately prior to the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by HLAN or under a policy with comparable or better coverage; provided that GABC is not obligated to pay more than 150% of the annual premium paid by HLAN for such insurance. If the cost of insurance exceeds such limit, GABC will use its reasonable efforts to obtain as much comparable coverage as possible.
Board Seats
Promptly following the effective time, GABC will cause G. Scott McComb and Ronnie R. Stokes, both of whom are currently members of the HLAN board of directors, to be appointed to the GABC and German American Bank boards of directors. Upon the expiration of their initial terms, GABC will cause G. Scott McComb and Ronnie R. Stokes to be renominated for election to the GABC and German American Bank boards of directors. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of GABC and German American Bank. As a member of the GABC and German American Bank boards, Mr. McComb and Mr. Stokes would be expected to receive compensation consistent with the compensation paid to current non-employee directors of GABC and German American Bank. A description of the compensation paid to GABC directors during fiscal year 2023 is described in the definitive proxy statement for GABC’s 2024 annual meeting of shareholders, which was filed with the SEC on March 21, 2024, and is incorporated by reference into this joint proxy statement/prospectus.
Voting Agreement
As discussed above, each member of the board of directors of HLAN and certain officers of HLAN and Heartland Bank have entered into a voting agreement with GABC by which they have agreed to cause all HLAN common stock owned of record or beneficially by each of them to be voted in favor of the HLAN merger proposal. See the section entitled “VOTING AGREEMENTS”.
Regulatory Approvals required for the Merger
To complete the merger, GABC and HLAN need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, GABC and HLAN have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions, and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 45 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals, and authorizations of all third parties, regulatory agencies, and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers), and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such regulatory agencies and governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders, and approvals (and the expiration or termination of all statutory waiting periods in respect thereof), or waivers of such regulatory authorizations, consents, orders, and approvals from the FRB or as otherwise set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the surviving corporation.
Under the terms of the merger agreement, GABC and HLAN will not be required to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on GABC and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by HLAN shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
GABC and HLAN believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of GABC following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board and the FDIC
The merger is subject to the approval of the FRB pursuant to section 3 of the BHC Act with respect to the merger and the bank merger is subject to the approval of the FDIC pursuant to 12 U.S.C. 1828. GABC is requesting a waiver of application from the FRB related to this merger under Section 225.12(d)(2) of Regulation Y.
The FDIC takes into consideration a number of factors when acting on the application. These factors include the effect of the merger on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience, and integrity of the officers, directors, and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The FDIC also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The FDIC may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under section 3 of the BHC Act and the Bank Merger Act, the FDIC also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the FDIC must also take into account the record of performance of each of GABC and HLAN in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the FDIC frequently receive protests from community groups and others. In their most recent CRA performance evaluations, German American Bank received an overall “satisfactory” regulatory rating and Heartland Bank received an overall “outstanding” regulatory rating, respectively.
In addition, in connection with an interstate merger and bank merger transaction, the FDIC considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company or bank, as the case may be, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the FDIC may approve an interstate bank merger transaction only if each constituent bank is adequately capitalized at the time the relevant application for such transaction is filed, and it determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
Furthermore, the regulatory applications include published notice of, and the opportunity for public comment on, the information provided to the FDIC. The FDIC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The FDIC is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review.
The initial submission of the applications to the FDIC occurred on [•], 2024. GABC’s request of waiver to the FRB occurred on [•], 2024.

Department of Justice
In addition to the oversight of the FRB and the FDIC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the FRB or FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the FRB or FDIC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Additional notifications and/or applications requesting approval may be submitted to various other federal, state, and non-U.S. regulatory authorities and self-regulatory organizations, including notifications and/or applications to the Indiana Department of Financial Institutions with respect to GABC and the Ohio Division of Financial Institutions with respect to HLAN with GABC maintaining the existing HLAN offices in Ohio.
Stock Exchange Listings
GABC common stock is listed for trading on the Nasdaq Global Select Market under the symbol “GABC”. HLAN common stock is traded on OTCQX under the symbol “HLAN”.
The merger agreement provides that HLAN will not be required to complete the merger if the shares of GABC common stock to be issued to the HLAN shareholders are not eligible for trading on the Nasdaq Global Select Market. As such, GABC will cause such shares of GABC common stock to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.
Accounting Treatment
GABC and HLAN prepare their respective financial statements in accordance with GAAP. In accordance with current accounting guidance, the merger will be accounted for using the acquisition method with GABC being treated as the acquiror for accounting purposes. As a result, the recorded assets and liabilities of GABC will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on, and the assets and liabilities of HLAN will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of the number of GABC common shares to be issued to former HLAN shareholders, at fair value, exceeds the fair value of the net assets including identified intangible assets of HLAN on the date the merger is completed, such amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of HLAN being included in the operating results of GABC beginning from the date of completion of the merger.
GABC’s Dividend Policy
Since January 2024, GABC has paid a quarterly dividend of $0.27 per share. The GABC board of directors may change this dividend policy at any time, and the payment of dividends by financial holding companies such as GABC is generally subject to legal and regulatory limitations.

Resale of GABC Common Stock
All GABC common shares received by HLAN shareholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for GABC common shares received by any HLAN shareholder who becomes an “affiliate” of GABC after completion of the merger. This joint proxy statement/prospectus does not cover resales of GABC common shares received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT
The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
The merger agreement summary below is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding GABC, HLAN, or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this document. See also the section entitled “WHERE YOU CAN FIND MORE INFORMATION”. Factual disclosures about GABC and HLAN contained in this joint proxy statement/prospectus or in the public reports of GABC filed with the SEC may supplement, update, or modify the factual disclosures about GABC and HLAN contained in the merger agreement.
Explanatory Note Regarding the Merger Agreement
The representations, warranties, and covenants contained in the merger agreement and described in this joint proxy statement/prospectus:
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were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments;

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were made solely for the benefit of the parties to the merger agreement;

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may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures;

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were negotiated with the principal purpose of establishing circumstances in which one of the parties to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise;

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were made for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts; and

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may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors or from that generally applicable to shareholders and reports and documents filed with the SEC.

Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger.
General
Each of GABC’s and HLAN’s respective boards of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of HLAN with and into GABC, with GABC surviving the merger and continuing under the name “German American Bancorp, Inc.” Immediately following the merger of HLAN with GABC, Heartland Bank will merge with and into German American Bank (the wholly-owned bank subsidiary of GABC), with German American Bank surviving the merger and continuing under the legal name “German American Bank,” except, to the extent permitted, German American Bank will use “Heartland Bank” as an assumed name in its northeast region (including Columbus, Ohio and Cincinnati, Ohio), including for use within the former Heartland Bank branches.
Time of Completion
Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the first day of the calendar month (which is not the last month in a calendar quarter) following (i) both the shareholders of GABC and HLAN having approved and adopted the merger agreement, (ii) the receipt of all necessary regulatory approvals and other approvals required by law or stock market requirements and the expiration of all waiting periods in connection with either the bank regulatory applications filed for approval of the merger or stock market requirements, and (iii) the satisfaction of all other conditions to closing of the transaction described in the merger agreement. See the section entitled “THE MERGER AGREEMENT — Conditions to Completion of the Merger”.
We are working diligently to complete the merger quickly. We currently expect that the merger will be closed in the first quarter of 2025. However, because completion of the merger is subject to regulatory approvals and other conditions that have not yet been obtained and are beyond our control, we cannot guarantee the actual timing.
Consideration to be Received in the Merger
Shares other than the those held by the HLAN 401(k) Plan or Dissenting Shares
At the effective time of the merger, each issued and outstanding share of HLAN common stock, except for shares of HLAN common stock held by the HLAN 401(k) Plan and Dissenting Shares, will be converted into the right to receive 3.90 shares of GABC common stock (and cash in lieu of any fractional share interests). Fractional shares of GABC common stock resulting from the Exchange Ratio will be paid for in cash equal to the product of the fractional share and the Average GABC Closing Price.
Shares held by the HLAN 401(k) Plan
Heartland Bank, as the administrator and record holder (through CEDE & Co.) of shares of HLAN common stock held in the HLAN 401(k) Plan, shall be entitled to receive from GABC on the day the effective time of the merger occurs, on behalf of the beneficial owners of shares of HLAN common stock held in the HLAN 401(k) Plan, a cash payment equal to the Exchange Ratio multiplied by the greater of (i) the Average GABC Closing Price; or (ii) the closing trading price of GABC common stock on the first business day preceding the closing date, as reported by Bloomberg L.P., in exchange for each share of HLAN common stock held in the HLAN 401(k) Plan immediately prior to the effective time of the merger.
Dissenting Shares
Shares of HLAN common stock which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the OGCL will receive the cash payment described in more detail in the section entitled “HLAN SHAREHOLDER APPRAISAL RIGHTS”.
Options to acquire HLAN common stock
Any option to acquire a share of HLAN common stock outstanding at the effective time of the merger will be cancelled in exchange for a cash payment equal to (i) the Exchange Ratio multiplied by the Average GABC Closing Price less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes.
If (i) GABC declares a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC common stock or the outstanding shares of GABC common stock shall have been increased, decreased, changed into, or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, subdivision, combination, stock split, reverse stock split, or other similar change in capitalization, and (ii) the record date for such transaction is prior to the effective time of the merger, appropriate and proportionate adjustment or adjustments will be made to the Exchange Ratio to give the holders of HLAN common stock the same economic effect as contemplated by the merger agreement prior to such event.
Exchange of Certificates
Computershare (GABC’s transfer agent and registrar) will act as the exchange agent and handle the exchange of HLAN stock certificates for book-entry shares of GABC common stock and any cash consideration for fractional shares that may be payable to HLAN shareholders. Within five business days after the effective time of the merger, the exchange agent will send a letter of transmittal to each former HLAN shareholder (other than Dissenting Shares) who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering HLAN stock certificates. You should NOT return stock certificates with the enclosed proxy card.
HLAN shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive book-entry shares of GABC common stock into which their shares of HLAN common stock were converted pursuant to the merger and a check for the amount of cash consideration for fractional shares (if any) to which such shareholder is entitled.
With respect to holders of shares of HLAN common stock held in book-entry form, the exchange agent will deliver (1) a statement detailing the holders’ book-entry shares of GABC common stock into which those shares of HLAN common stock have been converted, and (2) payment for cash-in-lieu of a fractional share and the merger cash consideration, in a separate mailing, as promptly as reasonably practicable after the effective time of the merger, without the shareholder being required to deliver an HLAN stock certificate or any letter of transmittal, “agent’s message,” or other documents to the exchange agent.
If a certificate for shares of HLAN common stock or the stock option agreement evidencing unexercised options has been lost, stolen or destroyed, the exchange agent will issue the merger consideration or the cancellation payment, as the case may be, upon receipt of an affidavit of that fact by the claimant. GABC may, at its option, require the posting of a bond in an amount as GABC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate or stock option agreement. However, GABC will use its best efforts to resolve lost certificate or stock option agreement issues to avoid undue expense for HLAN shareholders and option holders.
After the merger, each certificate that previously represented shares of HLAN common stock will only represent the right to receive:
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if not held by the HLAN 401(k) Plan or Dissenting Shares, then shares of GABC common stock into which those shares of HLAN common stock have been converted, and cash in lieu of any fractional share of GABC common stock;

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if held by the HLAN 401(k) Plan, then the cash consideration described above; or

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if Dissenting Shares, then the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the OGCL, as described in more detail in the section entitled “HLAN SHAREHOLDER APPRAISAL RIGHTS”.

After the completion of the merger, HLAN will not register any transfers of shares of HLAN common stock.
Governing Documents
Effective as of the effective time, the bylaws of GABC will continue to be the bylaws of the combined company and the articles of incorporation of GABC will continue to be the articles of incorporation of the combined company.
Board Composition and Management of the Surviving Company
Promptly following the effective time, GABC will cause G. Scott McComb and Ronnie R. Stokes, both of whom are currently members of the HLAN board of directors, to be appointed to the GABC and German American Bank boards of directors. Upon the expiration of their initial terms, GABC will cause G. Scott McComb and Ronnie R. Stokes to be renominated for election to the GABC and German American Bank boards of directors. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of GABC and German American Bank.
HLAN Restrictions
Under the merger agreement, HLAN has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, HLAN and its subsidiaries are required to conduct their respective businesses and to discharge or incur obligations and liabilities only in the ordinary course of business, as conducted prior to the execution of the merger agreement.
The following is a summary of the more significant items which HLAN and its subsidiaries cannot take without GABC’s prior consent, subject to the exceptions set forth in the merger agreement:
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declaring or paying any dividends on shares of HLAN common stock or making any other distribution to shareholders, except HLAN’s quarterly cash dividend in an amount not to exceed $0.759 per share;

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issuing or agreeing to issue any stock or other equity securities (except for the issuance of shares upon exercise of stock options or to fund any required contributions under the HLAN 401(k) Plan), or trust preferred securities or any options, warrants, or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock or equity securities, or accept any purported notice of exercise of any unauthorized right to purchase any capital stock or equity securities;

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redeeming, purchasing, or otherwise acquiring any of the common or any other capital stock of HLAN or any of its subsidiaries;

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effecting a stock split, reverse split, reclassification, or other similar change in any common or other capital stock or otherwise reorganizing or recapitalizing;

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changing the organizational documents of HLAN or any of its subsidiaries;

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except as separately set forth in the merger agreement, consistent with ordinary and normal practice, paying or agreeing to pay any bonus, additional compensation (other than bonuses not to exceed $500,000 in the aggregate payable to employees of HLAN and its subsidiaries for the purpose of inducing such employees to continue providing services to HLAN and its subsidiaries through the closing date of the merger, and other ordinary and normal bonuses and salary increases consistent with past practices), or severance benefit or otherwise making any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers, or employees;

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except as separately set forth in the merger agreement or required by law, adopting, terminating, or making any change in any employee benefit plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers, or employees;

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borrowing or agreeing to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit;

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making or committing to make loans or loan commitments or renewals of loans, or purchasing loan participations, in amounts exceeding certain specified amounts;

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except for certain securities, purchasing or otherwise acquiring any investment security for the accounts of HLAN or its subsidiaries, or selling any investment security owned by any of them which is designated as held-to-maturity, or engaging in any activity that would require the establishment of a trading account for investment securities;

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increasing or decreasing the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices;

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entering into or amending any material agreement, contract, or commitment (other than loan commitments) outside of the ordinary course of business or amending any lease;

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except in the ordinary course of business, placing on any of HLAN or any of its subsidiaries’ assets or properties any mortgage, pledge, lien, charge, or other material encumbrance;

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except in the ordinary course of business, canceling, releasing, compromising, or accelerating any material indebtedness owing to HLAN or any of its subsidiaries, or any claims which any of them may possess, or voluntarily waiving any material rights with respect thereto;

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selling or otherwise disposing of any loan (other than loan participations), real property, or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness;

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foreclosing upon or otherwise taking title to or possession or control of any real property (other than certain single-family, non-agricultural residential property) without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants, or hazardous or toxic waste materials on the property;

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committing any act, or failing to do any act, that causes a material breach of any material lease, agreement, contract, or commitment;

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violating any law, statute, rule, governmental regulation, or order, which violation might have a “material adverse effect”, as defined in the merger agreement, on HLAN’s business, financial condition, or earnings;

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purchasing any real or personal property or making any other capital expenditure where the amount paid or committed therefor is in excess of certain individual and aggregate threshold dollar amounts, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of Heartland Bank’s loans;

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issuing certificate(s) for shares of HLAN common stock to any HLAN shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), if consistent with HLAN’s past practices, a surety bond from a recognized insurance company in an amount that would indemnify HLAN (and its successors) against loss on account of such lost or destroyed certificate(s) (in an amount not less than 150% of the estimated per share value of the merger consideration), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

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making (inconsistent with past practice) or changing any tax election, changing an annual tax accounting period, adopting or changing any accounting method, filing any amended material tax returns, entering into any closing agreement, settling any tax claim or assessment relating to HLAN or any of its subsidiaries, actively surrendering rights to claim a refund of taxes, consenting to any extension (excluding automatic extensions of time to file tax returns) or waiver of the limitation period applicable to any tax claim or assessment relating to HLAN or any of its subsidiaries, except as required by law;

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merging, combining, or consolidating with or, other than in the ordinary course of business consistent with past practice, selling the assets or the securities of HLAN or any of its subsidiaries to any other person, corporation, or entity, effecting a share exchange, or entering into any other transaction not in the ordinary course;

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failing to maintain Heartland Bank’s allowance for credit losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

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agreeing in writing to take any of the foregoing actions.

In addition, HLAN agreed to notify GABC in writing of the occurrence of any matter or event known to HLAN that is, or is reasonably likely to have, a “material adverse effect” on the business, operations, properties, assets, or financial condition of HLAN, as that term is defined in the merger agreement.
HLAN 401(k) Plan
HLAN has agreed that, at least one day prior to the closing date of the merger, HLAN shall take all necessary actions to terminate the HLAN 401(k) Plan, effective as of the date immediately preceding the closing date of the merger and contingent upon consummation of the merger.
HLAN Non-Solicitation and Non-Discussion Covenants
HLAN has agreed that, until the effective time of the merger or until the termination of the merger agreement, HLAN will neither permit nor authorize its directors, officers, employees, agents, or representatives

(or those of its subsidiaries) to, directly or indirectly, initiate, solicit, or encourage, or except to the extent required under the fiduciary duties applicable to the HLAN directors, provide information to, or engage in any discussions or negotiations with, any corporation, association, partnership, person, or other non-governmental entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock), or similar transaction relating to HLAN or any of its subsidiaries or to which HLAN or any of its subsidiaries or their respective shareholders or members may become a party (all such transactions are referred to in this joint proxy statement/prospectus as an “Acquisition Transaction”). HLAN also agreed to promptly communicate to GABC the terms of any inquiry, proposal, indication of interest, or offer which HLAN or any of its subsidiaries receives with respect to an Acquisition Transaction.
HLAN Board Recommendation Requirements
The merger agreement contains provisions that require HLAN’s board of directors to submit the merger agreement for consideration by HLAN’s shareholders at the HLAN special meeting within 45 days after the registration statement is declared effective by the SEC. Unless precluded by applicable fiduciary duties, the HLAN board of directors must recommend that HLAN’s shareholders adopt the merger agreement and approve the HLAN merger proposal.
The trustee of the HLAN 401(k) Plan will vote the shares of HLAN common stock held in the HLAN 401(k) Plan at the HLAN shareholder meeting in accordance with the HLAN 401(k) Plan. The trustee will engage an independent financial advisor to opine that the merger consideration to be received by Heartland Bank, as plan administrator of the HLAN 401(k) Plan, is at least equal to “fair market value” (as defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), such sale is otherwise made in conformance with Section 408(e) of ERISA and the merger is fair to the HLAN 401(k) Plan participants and beneficiaries from a financial point of view.
GABC Covenants
GABC has agreed that it will carry on its business consistent with the ordinary course of business and in compliance in all material respects with applicable laws. GABC has also agreed to use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the merger agreement and to effect the merger in accordance with the terms and conditions set forth in the merger agreement. GABC has also agreed to file or cooperate with HLAN in filing all regulatory applications required in order to consummate the merger, and the merger of Heartland Bank into German American Bank, including all necessary applications for the prior approvals (if not waived) of the FRB under the BHC Act, the Indiana Department of Financial Institutions, the Ohio Division of Financial Institutions, and the FDIC. GABC has agreed to keep HLAN reasonably informed as to the status of such applications and promptly send or deliver complete copies of such applications, and of any supplementally filed materials, to counsel for HLAN.
In addition, GABC agreed to notify HLAN in writing of the occurrence of any matter or event known to GABC that is, or is reasonably likely to have, a “material adverse effect” on the business, operations, properties, assets, or financial condition of GABC.
The merger agreement also contains certain covenants relating to employee benefits, employee benefit plans, and other matters pertaining to officers and directors (see the sections entitled “THE MERGER AGREEMENT — Employee Benefit Matters” below and “THE MERGER — Interests of HLAN Directors and Executive Officers in the Merger”).
Regulatory Matters
GABC shall prepare and cause to be filed, as promptly as practicable but not later than 45 days after the date of the merger agreement, the registration statement. GABC also agreed to use its best efforts to cause the registration statement to be declared effective by the SEC as soon as practicable after filing. GABC has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement. GABC will notify HLAN upon the receipt of any comments from the SEC or any requirements from the SEC for amendments or supplements to the registration statement will promptly provide HLAN with copies of all correspondence between GACB and the SEC. HLAN has the right to review, comment on, and approve in advance the registration statement or any response to the SEC. GABC shall promptly and properly prepare and file any filings in addition to the registration statement required under the Exchange Act relating to the mergers.
HLAN shall cooperate with GABC in the preparation and filing of the registration statement and shall furnish all information concerning HLAN and its management, directors, and shareholders as may be reasonably requested by GABC in connection with any action required to be taken under applicable federal or state securities laws in connection with the merger.
HLAN and GABC shall use reasonable efforts to obtain all necessary approvals or, or clearances from, the requisite government agencies.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provides for indemnification of the past and present officers, manager and directors of HLAN and its subsidiaries after the effective time of the merger, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger, and additionally provides for directors’ and officers’ liability insurance coverage for a period of six years after the effective time of the merger for such persons, as described in more detail in the section entitled “THE MERGER — Interests of HLAN Directors and Executive Officers in the Merger”.
GABC Board Recommendation Requirements
The merger agreement contains provisions that require GABC’s board of directors to submit the merger agreement for consideration by GABC’s shareholders at the GABC special meeting within 45 days after the registration statement is declared effective by the SEC. The GABC board of directors must recommend that GABC’s shareholders approve the merger agreement and the merger.
Representations and Warranties
German American Bancorp, Inc. and Heartland BancCorp
The merger agreement contains representations and warranties made by HLAN and GABC. These include, among other things, representations relating to:
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due corporate organization and existence;

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capitalization;

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corporate power and authority to consummate the merger and enter into the merger agreement;

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absence of defaults;

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subsidiaries;

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financial information;

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absence of material adverse changes in financial condition since December 31, 2023;

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tax and regulatory matters;

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litigation;

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agreements with banking authorities;

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loans and investments;

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employee benefit plans and employment matters;

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title to assets;

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insurance;

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environmental matters;

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filing of necessary reports with regulatory authorities;

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compliance with laws;

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broker’s, finder’s, or other fees;

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compliance with Americans with Disabilities Act;

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absence of undisclosed liabilities and defaults;

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deposit insurance;

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securities law compliance;

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absence of shareholder rights plan; and

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accuracy of statements made and information provided to the other party.

German American Bancorp, Inc.
GABC makes additional representations and warranties to HLAN in the merger agreement relating to, among other things:
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compliance with and accuracy of SEC filing requirements; and

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having sufficient financial resources to make payments at the Closing.

Heartland BancCorp
HLAN makes additional representations and warranties to GABC in the merger agreement relating to, among other things:
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material contracts; and

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indemnification agreements.

Conditions to Completion of the Merger
Closing Conditions for the Benefit of GABC
GABC’s obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and GABC elects to waive them):
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truth of representations and warranties of HLAN and Heartland Bank in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had or would not result in, when considered individually or together with all such other changes, any effect that constitutes a “material adverse effect” on HLAN). For purposes of the merger agreement, “material adverse effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, or business of HLAN and its subsidiaries taken as a whole or GABC and its subsidiaries taken as a whole, as applicable, or (ii) would materially impair the ability of HLAN or GABC, as applicable, to perform its obligations under the merger agreement; provided, however, that material adverse effect shall not be deemed to include the impact of (a) changes in laws, rules, and regulations (including the Pandemic Measures) of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, including changes related to consumer protection and other compliance requirements, such as fair lending and Bank Secrecy Act/anti money laundering requirements, and regulatory enforcement thereof, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, or changes in tax policies, rules, or regulations, (c) any modifications or changes to valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with GAAP, (d) effects of any actions required by the merger agreement or taken with the prior written consent of the other party in contemplation of the transactions contemplated thereby, (e) changes in the general level of interest rates (including the impact on the securities or loan portfolios of HLAN and Heartland Bank, or GABC and German American Bank, as applicable) or conditions or circumstances relating to or that affect the United States economy, financial, or securities markets (including equity, credit, and debt markets) or the banking industry, generally (including any such changes arising out of a Pandemic or any Pandemic Measures), (f) changes resulting from expenses (such as legal, accounting, and investment bankers’ fees) incurred in connection with the merger agreement or the transactions contemplated by the merger agreement, including without limitation payment of any amounts due to, or the provision of any benefits to, any directors, officers or employees under agreements, plans or other arrangements in existence of or contemplated of the merger agreement and disclosed to GABC (g) the impact of the announcement or consummation of the merger agreement and the transactions contemplated thereby, and compliance with the merger agreement on the business, financial condition, or results of operations of HLAN and its subsidiaries, or GABC and German American Bank, as applicable, (h) hurricanes, earthquakes, tornados, floods, or other natural disasters or any outbreak of any disease or other public health event (including a Pandemic); and (i) changes in global, national, or regional political conditions (including the occurrence or escalation of any war or military or terrorist attack); provided that no change in the trading price of GABC common stock or HLAN common stock, as applicable, shall by itself be considered a material adverse effect (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a material adverse effect). For purposes of the above, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, or other laws, directives, guidelines, or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic;
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performance by HLAN and Heartland Bank in all material respects of their obligations and agreements under the merger agreement;

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adoption of the merger agreement by HLAN shareholders;

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approval of the merger agreement by GABC shareholders;

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absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger, or any pending proceeding by any bank regulatory authority, governmental agency, or other person seeking any of the above;

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receipt of all necessary regulatory approvals (without conditions that would constitute a material adverse effect on GABC) and all statutory or regulatory waiting periods have expired;

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receipt from HLAN at closing of certain items set forth in the merger agreement;

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the registration statement shall be effective and no stop order suspending the effectiveness of the registration statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC;

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receipt of an opinion of Dentons Bingham Greenebaum LLP that, for U.S. federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

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less than 15% of the outstanding shares of HLAN common stock have become and remain Dissenting Shares; and

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HLAN’s board of directors having accelerated the vesting of any unvested options in accordance with the terms of the HLAN stock option plan.

Closing Conditions for the Benefit of HLAN
HLAN’s obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and HLAN elects to waive them):

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truth of representations and warranties of GABC and German American Bank in all material respects as of the closing date (except for such changes since the date of the merger agreement as have not had or would not result in, when considered individually or together with all such other changes, any effect that constitutes a “material adverse effect” (as described above) on GABC);

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performance by GABC and German American Bank in all material respects of their obligations and agreements under the merger agreement;

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adoption of the merger agreement by HLAN shareholders;

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approval of the merger agreement by GABC shareholders;

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absence of any restraining order, preliminary, or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger, or any pending proceeding by any bank regulatory authority, governmental agency, or other person seeking any of the above;

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receipt of all necessary regulatory approvals (without conditions that would constitute a material adverse effect on GABC) and all statutory or regulatory waiting periods have expired;

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the registration statement shall be effective and no stop order suspending the effectiveness of the registration statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC;

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receipt from GABC at closing of certain items set forth in the merger agreement;

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receipt of an opinion of Hunton Andrews Kurth LLP that, for U.S. federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

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the shares of GABC common stock, to be issued in the merger, will be eligible for trading on the Nasdaq Global Select Market;

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offer letters to certain officers of HLAN and/or Heartland Bank shall have been presented by GABC; and

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GABC shall have delivered assumed name certificates for the use of the names of HLAN and its subsidiaries in Ohio and Kentucky following closing and shall have received all necessary approvals for such use.

Termination
The merger agreement may be terminated by mutual consent of GABC and HLAN at any time prior to the filing of articles of merger with respect to the merger with the Indiana Secretary of State and the Ohio Secretary of State. Additionally, subject to conditions and circumstances described in the merger agreement, either GABC or HLAN may terminate the merger agreement if any of the following occur:
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the other party has materially breached any representation or warranty contained in the merger agreement which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach (so long as the terminating party is not also then in material breach of its representations, warranties, covenants or agreements);

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the other party has breached in any material respect any of the covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach (so long as the terminating party is not also then in material breach of its representations, warranties, covenants or agreements);

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either HLAN or GABC shareholders do not adopt or approve the merger agreement at their respective special meetings;

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the other party becomes a party or subject to any cease and desist order relating to safety and soundness imposed by any federal or state bank regulatory agency;

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in the event of certain adverse regulatory determinations; or

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the merger has not occurred prior to July 1, 2025.

Subject to conditions and circumstances described in the merger agreement, GABC may also terminate the merger agreement if any of the following occur:
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greater than 15% of the outstanding shares of HLAN common stock become and remain Dissenting Shares;

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in the event HLAN breaches its notice obligations related to an acquisition transaction; or

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the HLAN board of directors fails to recommend the approval of the merger agreement to the HLAN shareholders, or withdraws such recommendation after HLAN’s receipt of a proposal for a business combination with any third party other than in connection with a “Superior Proposal” (as defined below).

Subject to conditions and circumstances described in the merger agreement, HLAN may also terminate the merger agreement if any of the following occur:
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prior to obtaining the approval of the merger agreement by the shareholders of HLAN, HLAN receives a proposal for an acquisition with respect to 50% or more of the consolidated assets of HLAN and its subsidiaries or of the outstanding shares of HLAN and HLAN’s board of directors determines in good faith (after consultation with its outside counsel and financial advisors) that failure to take action would be more likely than not to result in a violation of its fiduciary duties under applicable law (“Superior Proposal”) (so long as HLAN has not breached its notice obligations regarding such Acquisition Transaction);

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GABC breaches its obligations with respect to the GABC special meeting;

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GABC knowingly takes an action or knowingly fails to take an action that is intended or reasonably likely to result in (a) its representations and warranties being or becoming untrue in any material respect; (b) the conditions to the merger set forth in the merger agreement not being satisfied; (c) a material violation of the provisions of the merger agreement; or (d) a delay in the consummation of the mergers except, in each case, as may be required by applicable law or regulation;

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the GABC board of directors fails to recommend approval of the merger agreement to the GABC shareholders; or

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if both following conditions are met:

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The Average Determination Price is less than 80% of $39.84 (which was the GABC Starting Price); and

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The GABC Ratio is less than the number obtained by dividing (x) the average of the closing prices of the Index for the trading days used to compute the Average Determination Price; by (y) $4,234.49 (which was the average of the closing prices of the Index for the 10-trading-day period ending on the day before the date of the merger agreement) and subtracting (z) 0.2 from such quotient (the “Index Ratio”);

provided, however, if HLAN elects to exercise its termination right with respect to the Average Determination Price calculation, GABC may, at its option, within five business days, override the termination right by increasing the Exchange Ratio to a number equal to the lesser of (a) the quotient, the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio and the denominator of which is the GABC Ratio or (b) a quotient, the numerator of which is the product of the Exchange Ratio (as then in effect) and $31.87 (which is 80% of the GABC Starting Price), and the denominator of which is the Average Determination Price.
Termination Fees
GABC may demand a $10,000,000 termination fee from HLAN if the merger agreement is terminated:
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by GABC, due to HLAN breaching its notice obligations related to an acquisition transaction;

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by GABC, due to the failure of the HLAN board of directors to recommend the approval of the merger agreement to the HLAN shareholders, other than in connection with a Superior Proposal;

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by GABC, due to the withdrawal by the HLAN board of directors of such recommendation after HLAN’s receipt of an indication of interest for a business combination with any third party, other than in connection with a Superior Proposal;

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by HLAN based on its receipt of a Superior Proposal;

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by GABC based on a material uncured breach of a representation, warranty, or covenant by HLAN as described above or for the failure of the merger to close by July 1, 2025 (unless regulatory approvals for the merger have not yet then been obtained and the delay is based on GABC’s actions or inactions), so long as HLAN both received communication related to an Acquisition Transaction before termination and, within 12 months following the date of such termination, HLAN enters into a definitive agreement with respect to any Acquisition Transaction or HLAN consummates any Acquisition Transaction; or

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by HLAN based on the failure of the merger to close by July 1, 2025 (unless regulatory approvals for the merger have not yet then been obtained and the delay is based on GABC’s actions or inactions), so long as HLAN both received communication related to an Acquisition Transaction before termination and, within 12 months following the date of such termination, HLAN enters into a definitive agreement with respect to any Acquisition Transaction or HLAN consummates any Acquisition Transaction.

HLAN may, at its option, either demand a $10,000,000 termination fee from GABC, or pursue injunction or other equitable relief, if the merger agreement is terminated:
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by HLAN, due to the failure of the GABC board of directors to recommend the approval of the merger agreement to the GABC shareholders;

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by HLAN, due to GABC breaching its obligations with respect to the GABC special meeting; or

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by HLAN, due to GABC’s knowingly taking an action or knowingly failing to take an action that is intended or reasonably likely to result in (a) its representations and warranties being or becoming untrue in any material respect; (b) the conditions to the merger set forth in the merger agreement not being satisfied; (c) a material violation of the provisions of the merger agreement; or (d) a delay in the consummation of the mergers except, in each case, as may be required by applicable law or regulation.

Amendment and Waiver
Amendment
The merger agreement may only be amended or modified by a written agreement among the parties.
Waiver
At any time prior to the effective time of the merger, certain conditions of the merger agreement may be waived by GABC or HLAN. Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.
Employee Benefit Matters
GABC and its subsidiaries, as applicable, will provide compensation and benefits to the officers and employees of HLAN and any of its subsidiaries who continue as employees of GABC or any of its subsidiaries after the effective time of the merger that are generally comparable to those provided to similarly situated employees of GABC and its subsidiaries. Continuing Employees will receive credit for prior service with HLAN and its subsidiaries (as applicable) for purposes of eligibility and vesting under any employee benefit plans maintained by GABC and German American Bank at the time of the merger and made available to the Continuing Employees. Continuing Employees will also generally receive credit for accrued but unused vacation and sick time earned prior to the effective time of the merger up to five weeks per Continuing Employee.

All fully insured HLAN welfare benefit plans currently sponsored by HLAN shall continue as separate plans after the effective time of the merger, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans. To the extent that GABC determines, in its sole discretion, to terminate one or more of HLAN or any of its subsidiaries’ employee benefit plans, the Continuing Employees shall be eligible to participate in one or more similar type(s) of employee benefit plan(s) of GABC or German American, if any, (for example, 401(k) to 401(k) or life insurance to life insurance).
The Continuing Employees shall be eligible to participate, effective as of the effective time of the merger, in the GABC 401(k) Plan. GABC and HLAN shall take any and all actions as may be required, including amendments to any HLAN 401(k) Plan and/or the GABC 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the GABC 401(k) Plan of “eligible rollover distributions” (within the meaning of the Code in the form of cash (including merger consideration received by participants based on their holdings in the HLAN 401(k) Plan)).
GABC or German American intend to retain substantially all customer-facing employees of HLAN or any of its subsidiaries. Other than the employees of HLAN or any of its subsidiaries receiving change in control payments, employees of HLAN or any of its subsidiaries who (i) GABC or its subsidiaries elect not to employ or who are terminated within 12 months after the closing date of the mergers and (ii) who sign and deliver a Termination and Release Agreement will be entitled to a severance payment equal to two weeks of pay for each year of service, subject to a minimum of 12 weeks and a maximum of 26 weeks, in addition to accrued and unpaid paid-time-off (but not banked sick days) and continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA.
After the date of the merger agreement, HLAN will not award any additional grants/awards under the HLAN stock option plan. HLAN shall take action prior to the effective time of the mergers to terminate and/or liquidate, as applicable, its stock option plan, its Performance Driven Retirement Plan Agreements, and its Salary Continuation Plan Agreements. Additionally, prior to the effective time of the mergers, HLAN will amend each of its Supplemental Executive Benefit Plan Agreements to allow for termination and liquidation in connection with the merger, and will terminate and liquidate such plans.
Upon the effective time of the merger, GABC shall expressly assume (i) the due and punctual payment of the principal of and any premium and interest on the 5.0% Fixed-to-Floating Rate Subordinated Notes due 2030 issued by HLAN (the “HLAN Subordinated Notes”), according to their terms, and (ii) the due and punctual performance of all covenants and conditions thereof on the part of HLAN to be performed or observed. In connection with such assumption, GABC shall execute and deliver to the holders of the HLAN Subordinated Notes any documents necessary to make such assumption effective.
Integration
For a transition period of at least two years following the closing date of the mergers, GABC will take actions to continue the use of and to preserve and protect the names of HLAN and any of its subsidiaries, including, but not limited to, making any required applications or filings in order to use the name of HLAN and any of its subsidiaries as an assumed name in Columbus, Ohio and Cincinnati, Ohio following the closing date of the mergers, including for use within the former Heartland Bank branches.
Dissenters’ Rights of Appraisal
HLAN shareholders are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of HLAN will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination of such rights. Specifically, any HLAN shareholder who is a record holder of HLAN common shares on [•], the record date for the HLAN special meeting, whose shares are not voted in favor of the adoption of the merger agreement and who properly complies with all of the provisions of Section 1701.85 of the OGCL, may be entitled to be paid the “fair cash value” of such HLAN common shares after the effective time of the merger. For more information, see the section entitled “HLAN SHAREHOLDER APPRAISAL RIGHTS”.
Pursuant to the merger agreement, GABC has the right to terminate the merger agreement if Dissenting Shares represent more than 15% of the outstanding shares of HLAN common stock.

Expenses
All expenses incurred in connection with the merger agreement, will be paid by the party incurring the expenses, except that either HLAN or GABC may be required to pay a termination fee of $10,000,000 to the other if the merger is terminated prior to the closing date under certain circumstances described in the section entitled “THE MERGER AGREEMENT — Termination Fees” above.
Governing Law
The merger agreement will be governed by the laws of the State of Delaware.
Voting Agreement with Certain HLAN and GABC Shareholders
Each member of the board of directors of HLAN and certain officers of HLAN and its subsidiaries have entered into a voting agreement with GABC by which they have agreed to cause all HLAN common stock owned of record or beneficially by each of them to be voted in favor of the HLAN merger proposal at the HLAN special meeting. As of the record date, the HLAN shareholders who are parties to the voting agreement had the power to vote an aggregate of [•] shares of HLAN common stock, representing approximately [•]% of the outstanding shares on that date. As stated above, to adopt the merger agreement, holders of at least two-thirds of the issued and outstanding shares of HLAN common stock must vote in favor of the HLAN merger proposal at the HLAN special meeting.
Each member of the board of directors of GABC have entered into a voting agreement with HLAN by which they have agreed to cause all GABC common stock owned of record or beneficially by each of them to be voted in favor of the GABC merger proposal at the GABC special meeting. As of the record date, the GABC shareholders who are parties to the voting agreement had the power to vote an aggregate of [•] shares of GABC common stock, representing approximately [•]% of the outstanding shares on that date. As stated above, to approve the merger agreement, holders of a majority of the issued and outstanding shares of GABC common stock must vote in favor of the GABC merger proposal at the GABC special meeting.

VOTING AGREEMENTS
Each member of the board of directors of HLAN and certain officers of HLAN and its subsidiaries have entered into a voting agreement with GABC by which they have agreed to cause all HLAN common stock owned of record or beneficially by each of them to be voted in favor of the HLAN merger proposal at the HLAN special meeting. As of the record date, the HLAN shareholders who are parties to the Heartland Voting Agreement had the power to vote an aggregate of [•] shares of HLAN common stock, representing approximately [•]% of the outstanding shares on that date. To adopt the merger agreement, holders of at least two-thirds of the issued and outstanding shares of HLAN common stock must vote in favor of the HLAN merger proposal at the HLAN special meeting. The Heartland Voting Agreement automatically terminates upon any termination of the merger agreement. A copy of the Heartland Voting Agreement is attached to this joint proxy statement/prospectus as Annex B.
Each member of the board of directors of GABC have entered into a voting agreement with HLAN by which they have agreed to cause all GABC common stock owned of record or beneficially by each of them to be voted in favor of the GABC merger proposal at the GABC special meeting. As of the record date, the GABC shareholders who are parties to the German American Voting Agreement had the power to vote an aggregate of [•] shares of GABC common stock, representing approximately [•]% of the outstanding shares on that date. To approve the merger agreement, holders of a majority of the issued and outstanding shares of GABC common stock must vote in favor of the GABC merger proposal at the GABC special meeting. The German American Voting Agreement automatically terminates upon any termination of the merger agreement. A copy of the German American Voting Agreement is attached to this joint proxy statement/prospectus as Annex C.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the material federal income tax consequences of the merger to U.S. Holders (as hereinafter defined) of HLAN common stock that exchange their shares of HLAN common stock for shares of GABC common stock pursuant to the merger. The following discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”), and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial, or administrative action, possibly with retroactive effect. This discussion is limited to U.S. Holders, who hold their shares of HLAN common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).
This discussion does not address the federal income tax consequences of shareholders who are not U.S. Holders, nor does it address all of the tax consequences relevant to certain U.S. Holders including, but not limited to, S corporations, partnerships or other pass-through entities (including investors in pass-through entities), banks and certain other financial institutions, insurance companies, tax-exempt organizations and entities, including pension plans, trusts described in Sections 1361(c)(2)(A) and 1361(d) of the Code, dealers in securities, commodities, or currencies, traders in securities that use a mark to market method of accounting, persons who hold HLAN common stock as part of a straddle, hedge, constructive sale conversion, or other integrated transaction, persons who acquired their shares of HLAN common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified plan (including the HLAN 401(k)), tax-exempt organizations, individual retirement accounts, employee stock ownership plans, or other tax-deferred accounts, regulated investment companies, real estate investment trusts, and foreign persons or persons whose “functional currency” is not the U.S. dollar. This discussion also does not address the tax consequences of persons who are subject to alternative minimum tax, nor does it address the tax consequences of the merger under state, local, or foreign tax laws.
All U.S. Holders including, but not limited to, the U.S. Holders referenced immediately above, should consult their own tax advisors about the tax consequences of the merger to them.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of HLAN common stock that for U.S. federal income tax purposes is an individual who is a citizen or resident of the U.S., a corporation or entity taxed as a corporation that was organized under the laws of the U.S. or any state or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. Persons (as hereinafter defined) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person. For purposes of this discussion, “U.S. Person” shall have the meaning ascribed to it by Section 7701(a)(30) of the Code.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of GABC to complete the merger that GABC obtain an opinion from the law firm of Dentons Bingham Greenebaum LLP that the merger to be effected pursuant to the merger agreement constitutes a reorganization under Section 368(a) of the Code. It is a condition to the obligation of HLAN to complete the merger that HLAN receive an opinion from the law firm of Hunton Andrews Kurth LLP that the merger to be effected pursuant to the merger agreement constitutes a reorganization under Section 368(a) of the Code. The consequence of qualifying as a reorganization under Section 368(a) of the Code is that, generally, a U.S. Holder of HLAN common stock will recognize (i) only gain (but not loss) with respect to the combination of stock and cash consideration received by a U.S. Holder that is generally equal to the lesser of (a) the amount of cash received in the merger or (b) the excess, if any, of the amount of cash and the fair market value of GABC common stock received over the U.S. Holder’s adjusted tax basis in its shares of HLAN common stock and (ii) gain or loss with respect to any cash received in lieu of fractional shares of GABC common stock.
The obligations of tax counsel to deliver such opinions are conditioned on the merger satisfying the statutory and regulatory requirements of a “reorganization.” The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the effective date of the merger.
These opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters at the time of closing from each of HLAN and GABC, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. If any of such representations or assumptions are or become inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. Neither of these opinions will be binding on the IRS. GABC and HLAN do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.
Tax Consequences to GABC, GABC Shareholders, and HLAN
No gain or loss will be recognized by GABC, GABC shareholders, or HLAN with respect to the merger.
Tax Consequences to U.S. Holders of HLAN Common Stock
Exchange Solely for GABC Common Stock
A U.S. Holder that exchanges all of its HLAN common stock solely for GABC common stock will not recognize gain or loss in connection with such exchange (except with respect to cash in lieu of fractional shares of GABC common stock as discussed in more detail in the section entitled “— Cash in Lieu of Fractional Shares” below). A U.S. Holder’s aggregate tax basis in the GABC common stock received in the merger in exchange for its HLAN common stock (including any fractional shares deemed received by the U.S. Holder under the treatment discussed below in the section entitled “— Cash in Lieu of Fractional Shares”) generally will equal such U.S. Holder’s aggregate tax basis in the HLAN common stock surrendered by such U.S. Holder in the merger. The holding period for the GABC common stock received by such U.S. Holder in the merger in exchange for its HLAN common stock (including any fractional shares deemed received by the U.S. Holder under the treatment discussed below in the section entitled “— Cash in Lieu of Fractional Shares”) generally will include the holding period for the HLAN common stock exchanged therefor.
If you acquired different blocks of HLAN common stock at different times or at different prices, the adjusted tax basis and holding period of each block of GABC common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of HLAN common stock surrendered in exchange therefor. U.S. Holders should consult their own tax advisors regarding the manner in which shares of GABC common stock should be allocated among different blocks of their HLAN common stock surrendered in the merger.
Possible Dividend Treatment
In some cases, if a U.S. Holder of HLAN common stock actually or constructively owns GABC common stock other than the shares of GABC common stock received pursuant to the merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under tests set forth in the Code, in which case such gain would be treated as dividend income. This could happen, for example, because of ownership of additional GABC common stock by such holder, ownership of GABC common stock by a person related to such holder, or a share repurchase by GABC from other holders of GABC common stock. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. Holders of HLAN common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Cash in Lieu of Fractional Shares
A U.S. Holder who receives cash in lieu of fractional shares of GABC common stock generally will be treated as if such fractional share of GABC common stock had been distributed to it pursuant to the merger, and then redeemed by GABC in exchange for the cash actually distributed to it in lieu of such fractional share, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder’s adjusted basis allocable to the fractional share of GABC common stock determined as described above. Any resultant gain or loss generally will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged shares of HLAN common stock were held. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.
Unearned Income Medicare Contribution Tax
In addition to the above-referenced tax consequences, a U.S. Holder may also be subject to Section 1411 of the Code. Section 1411 imposes an additional 3.8% tax on certain individuals, estates and trusts. For individuals, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the individual’s “net investment income” for the relevant taxable year; or (ii) the excess of the individual’s modified adjusted gross income for the taxable year over the applicable threshold. For estates and trusts, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the estate’s or trust’s “undistributed net investment income” for the relevant taxable year; or (ii) the excess of the estate’s or trust’s adjusted gross income over the dollar amount at which the highest tax bracket in Section 1(e) of the Code begins for such taxable year. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend).
Capital Gains or Losses
To the extent a U.S. Holder recognizes capital gain or loss as a result of the exchange of HLAN common stock in the merger, the capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of HLAN common stock for more than one year as of the effective date of the merger. Long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 20% (not including the additional Section 1411 tax). Short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 37% (not including the additional Section 1411 tax). The deductibility of capital losses is subject to limitations. In addition, the holding period of the GABC common stock received generally will include the holding period of HLAN common stock surrendered in the exchange.
If a U.S. Holder acquired different blocks of HLAN common stock at different times or different prices, such U.S. Holder should consult its tax advisor regarding the manner in which gain or loss should be determined.
Information Reporting and Backup Withholding
Cash payments received in the merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 24%), unless the U.S. Holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Reporting Requirements
U.S. Holders who are “significant holders” and receive GABC common stock in exchange for HLAN common stock are required to file a statement with their U.S. federal income tax return for the year of the merger setting forth certain information, including, but not limited to, their tax basis (determined immediately before the merger) in the HLAN common stock exchanged in the merger and the fair market value (determined immediately before the merger) of the HLAN common stock exchanged in the merger.
A “significant holder” is a holder of HLAN common stock who immediately before the merger (i) owned at least 1% of the total outstanding stock of HLAN by vote or by value or (ii) owned stock of HLAN with a tax basis of at least $1 million.

All HLAN shareholders will be required to retain permanent tax records of the tax basis of HLAN common stock exchanged and the GABC common stock and cash received in the merger.
This discussion is of a general nature only, is not exhaustive, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Because of the complexity of the tax law and because of the unique tax consequences to the shareholders following the merger, each shareholder is strongly urged to consult such shareholder’s own tax advisor as to the particular tax consequences to such shareholder of the merger, including the applicability and effect of federal, state, local, foreign and other tax laws in such shareholder’s particular circumstances.

UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The tables below show condensed financial information for each of GABC and HLAN, as well as unaudited pro forma condensed combined financial information for GABC and HLAN reflecting the merger, for the year ended December 31, 2023 and as of and for the six months ended June 30, 2024, and pro forma adjustments described in the accompanying notes.
Except as otherwise noted in the footnotes to the tables, (a) the financial information included under the “GABC Historical” column is derived from GABC’s historical unaudited interim financial statements and accompanying notes included in GABC’s Quarterly Report on Form 10-Q for the period ended June 30, 2024, and GABC’s historical audited financial statements and accompanying notes included in GABC’s Annual Report on Form 10-K for the year ended December 31, 2023, each of which is incorporated by reference herein, and (b) the financial information under the “HLAN Historical” column is derived from HLAN’s historical unaudited condensed financial statements and accompanying notes for the period ended June 30, 2024, and HLAN’s historical audited financial statements and accompanying for the year ended December 31, 2023, each of which is included elsewhere in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:
•
The acquisition of HLAN by GABC under the provision of Financial Accounting Standard Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the sale of assets and liability of HLAN will be recorded by GABC at their respective fair values as of the date the merger is completed;

•
The distribution of shares of GABC common stock to HLAN shareholders in exchange for shares of HLAN common stock (based on a 3.90 exchange ratio);

•
Certain reclassifications to conform historical HLAN financial information presentation to GABC; and

•
Transaction costs in connection with the merger.

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the historical consolidated balance sheets of GABC and HLAN, presenting the merger as if it had been consummated on June 30, 2024. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2024, and for the year ended December 31, 2023, combine the historical consolidated income statements of GABC and HLAN, presenting the merger as if it had been consummated on January 1, 2023. You should read such information in conjunction with GABC’s and HLAN’s consolidated financial statements for the six months ended June 30, 2024 and the year ended December 31, 2023 and related notes, which for GABC are incorporated by reference into this joint proxy statement/prospectus, and for HLAN are included elsewhere in this joint proxy statement/prospectus. You should also read the accompanying Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet and Income Statements.
The unaudited pro forma combined condensed financial information is presented for illustrative purposes only, and does not necessarily indicate the financial results of the combined company had GABC and HLAN actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods of the future financial position of the combined entities, which could differ materially from those shown in this information. The unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies, anticipated cost savings, or other factors that may result as a consequence of the merger. The unaudited pro forma condensed combined financial information also does not consider any potential effect of changes in market conditions or interest rates on revenues or the impact of changes in GABC’s stock price. As explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

As of the date of this joint proxy statement/prospectus, GABC has not yet completed the valuation analysis and calculations at the level of detail required to obtain the necessary estimates of the fair market values of the HLAN assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and liabilities. Therefore, certain HLAN assets and liabilities are presented at their respective carrying amounts and should be considered preliminary values. Final determination of the fair values of HLAN assets and liabilities will be obtained based on actual HLAN asset and liabilities as of the closing date and therefore cannot be known prior to completion of the merger.
Due to the preliminary estimates for the pro forma purchase price and valuation analysis as noted above, the pro forma adjustments presented are to be considered preliminary and subject to change as additional information becomes available, and the final closing balances are known. The preliminary pro forma adjustments have been presented solely for the purpose of providing the unaudited pro forma condensed combined financial information.
Upon completion of the merger, a final determination of the fair values of HLAN assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill, deferred taxes, and other assets and liabilities, and may impact the combined company’s statement of income.

UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET
(Dollars in Thousands, Except Per Share Amounts)
At June 30, 2024
	GABC Historical	HLAN Historical	Transaction Accounting/ Other Transaction Adjustments	Note 3	Combined Pro-forma Amounts for GABC
Assets
Cash and Cash Equivalents	$329,319	$45,711	$(25,359)	(A)	$349,671
Securities Available-for-Sale, at Fair Value	1,373,812	233,270	—		1,607,082
Other Investments	853	6,943	—		7,796
Loans Held-for-Sale, at Fair Value	15,419	2,855	—		18,274
Loans (Net of Unearned Income)	4,037,127	1,549,420	(86,800)	(B)	5,499,747
Allowance for Credit Losses	(43,946)	(17,813)	(10,887)	(C)	(72,646)
Loans, Net	3,993,181	1,531,607	(97,687)		5,427,101
Premises, Furniture and Equipment, Net	105,651	33,039	3,300	(D)	141,990
Goodwill	179,025	12,389	213,406	(E)	404,820
Intangible Assets	5,070	475	37,625	(F)	43,170
Company Owned Life Insurance	86,392	20,675	—		107,067
Accrued Interest Receivable and Other Assets	128,201	33,168	11,400	(G)	172,769
Total Assets	$6,216,923	$1,920,132	$142,685		$8,279,740
Liabilities
Non-interest-bearing Demand Deposits	$1,448,467	$414,829	$—		$1,863,296
Interest-bearing Demand, Savings, and Money Market Accounts	2,984,571	673,674	—		3,658,245
Time Deposits	880,519	556,690	(1,900)	(H)	1,435,309
Total Deposits	5,313,557	1,645,193	(1,900)		6,956,850
FHLB Advances and Other Borrowings	166,644	89,350	—		255,994
Accrued Interest Payable and Other Liabilities	48,901	17,849	15,433	(I)	82,183
Total Liabilities	5,529,102	1,752,392	13,533		7,295,027
Shareholders’ Equity
Common Stock	29,679	—	7,661	(J)	37,340
Additional Paid-in Capital	390,755	58,008	254,269	(K)	703,032
Retained Earnings	485,256	127,174	(150,220)	(L)(M)	462,210
Accumulated Other Comprehensive Income	(217,869)	(17,442)	17,442	(N)	(217,869)
Total Shareholders’ Equity	687,821	167,740	129,152		984,713
Total Liabilities and Shareholders’ Equity	$6,216,923	$1,920,132	$142,685		$8,279,740
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA
CONDENSED COMBINED INCOME STATEMENT
(Dollars in Thousands, Except Per Share Amounts)
For the Six Months ended June 30, 2024
	GABC Historical	HLAN Historical	Transaction Accounting Adjustments	Note 3	Combined Pro Forma Amounts for GABC
Interest Income
Interest and Fees on Loans	$117,056	$46,395	$8,680	(O)	$172,131
Interest on Federal Funds Sold and Other Short-term Investments	2,682	705	—		3,387
Interest and Dividends on Securities:
Taxable	10,077	3,381	—		13,458
Non-taxable	10,020	1,334	—		11,354
Total Interest Income	139,835	51,815	8,680		200,330
Interest Expense
Interest on Deposits	44,374	20,838	950	(P)	66,162
Interest on FHLB Advances and Other Borrowings	4,496	1,333	—		5,829
Total Interest Expense	48,870	22,171	950		71,991
Net Interest Income	90,965	29,644	7,730		128,339
Provision for credit losses	1,525	—	—		1,525
Net Interest Income After Provision for Credit Losses	89,440	29,644	7,730		126,814
Non-Interest Income
Wealth Management Fees	7,149	648	—		7,797
Service Charges on Deposit Accounts	5,995	1,963	—		7,958
Insurance Revenues	4,384	204	—		4,588
Company Owned Life Insurance	966	360	—		1,326
Interchange Fee Income	8,491	1,195	—		9,686
Gain on Sale of Assets of German American Insurance	38,323	—	—		38,323
Other Operating Income	2,575	1,541	—		4,116
Net Gains on Sales of Loans	1,720	422	—		2,142
Net Gains (Losses) on Securities	(34,858)	—	—		(34,858)
Total Non-Interest Income	34,745	6,333	—		41,078
Non-Interest Expense
Salaries and Employee Benefits	42,135	14,364	—		56,499
Occupancy Expense	5,316	2,252	60	(S)	7,628
Furniture and Equipment Expense	1,975	—	—		1,975
FDIC Premiums	1,439	517	—		1,956
Data Processing Fees	5,830	2,314	—		8,144
Professional Fees	5,057	729	—		5,786
Advertising and Promotion	2,047	613	—		2,660
Intangible Amortization	1,110	68	3,464	(U)	4,642
Other Operating Expenses	9,503	2,673	—		12,176
Total Non-Interest Expense	74,412	23,530	3,524		101,466
Income before Income Taxes	49,773	12,447	4,206		66,426
Income Tax Expense	10,221	2,278	883	(V)	13,382
Net Income	$39,552	$10,169	$3,323		$53,044
Per Share Data
Net Income
Basic	$1.33	$5.05	n/m		$1.39
Diluted	$1.33	$5.01	n/m		$1.39
Cash Dividends	$0.54	$1.52	n/m		$0.54

n/m = not meaningful
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA
CONDENSED COMBINED INCOME STATEMENT
(Dollars in Thousands, Except Per Share Amounts)
For the Twelve Months ended December 31, 2023
	GABC Historical	HLAN Historical	Transaction Accounting Adjustments	Other Transaction Adjustments	Note 3	Combined Pro Forma Amounts for GABC
Interest Income
Interest and Fees on Loans	$212,517	$84,423	$17,360	$—	(O)	$314,300
Interest on Federal Funds Sold and Other Short-term Investments	1,677	1,201	—	—		2,878
Interest and Dividends on Securities:
Taxable	20,614	4,321	—	—		24,935
Non-taxable	21,848	2,441	—	—		24,289
Total Interest Income	256,656	92,386	17,360	—		366,402
Interest Expense
Interest on Deposits	56,916	28,690	1,900	—	(P)	87,506
Interest on FHLB Advances and Other Borrowings	9,307	2,662	—	—		11,969
Total Interest Expense	66,223	31,352	1,900	—		99,475
Net Interest Income	190,433	61,034	15,460	—		266,927
Provision for credit losses	2,550	2,600	13,800	—	(Q)	18,950
Net Interest Income After Provision for Credit Losses	187,883	58,434	1,660	—		247,977
Non-Interest Income
Wealth Management Fees	11,711	1,079	—	—		12,790
Service Charges on Deposit Accounts	11,538	4,012	—	—		15,550
Insurance Revenues	9,596	505	—	—		10,101
Company Owned Life Insurance	1,731	525	—	—		2,256
Interchange Fee Income	17,452	2,506	—	—		19,958
Other Operating Income	5,830	3,078	—	—		8,908
Net Gains on Sales of Loans	2,363	734	—	—		3,097
Net Gains on Securities	40	—	—	—		40
Total Non-Interest Income	60,261	12,439	—	—		72,700
Non-Interest Expense
Salaries and Employee Benefits	83,244	29,558	—	8,422	(R)	121,224
Occupancy Expense	10,887	4,231	120	—	(S)	15,238
Furniture and Equipment Expense	3,580	—	—	440	(R)	4,020
FDIC Premiums	2,829	1,166	—	—		3,995
Data Processing Fees	11,112	4,461	—	1,449	(R)	17,022
Professional Fees	5,575	1,021	7,611	625	(R)(T)	14,832
Advertising and Promotion	4,857	1,199	—	105	(R)	6,161
Intangible Amortization	2,840	155	6,927	—	(U)	9,922
Other Operating Expenses	19,573	5,259	—	884	(R)	25,716
Total Non-Interest Expense	144,497	47,050	14,658	11,925		218,130
Income before Income Taxes	103,647	23,823	(12,998)	(11,925)		102,547
Income Tax Expense	17,759	4,307	(2,730)	(2,504)	(V)	16,832
Net Income	$85,888	$19,516	$(10,268)	$(9,421)		$85,715
Per Share Data
Net Income
Basic	$2.91	$9.69	n/m	n/m		$2.24
Diluted	$2.91	$9.62	n/m	n/m		$2.24
Cash Dividends	$1.00	$3.04	n/m	n/m		$1.00

n/m = not meaningful
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
Note 1:   Basis of Presentation
The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with GABC as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of HLAN, as of the effective date of the merger, will be recorded by GABC at their respective fair values and the excess of the merger consideration over the fair value of HLAN’s net assets will be allocated to goodwill.
The merger, which is currently expected to be completed in the first quarter of 2025, and is subject to the satisfaction of customary closing conditions, provides that HLAN shareholders (other than those held in the HLAN 401(k) Plan) will receive 3.90 shares of GABC common stock for each share of HLAN common stock they hold immediately prior to the merger. The implied value of the merger consideration to HLAN shareholders is $162.86 per share, or a total of $345.3 million, based on the closing stock price of GABC common stock of $41.76 per share on July 26, 2024, which was the business day before the merger was publicly announced.
In addition, the merger agreement obligates GABC to pay a cancellation payment to the holders of outstanding options to purchase shares of HLAN common stock. The cancellation payment for each stock option for a share of HLAN common stock will be payable in cash in an amount equal to (i) the 3.90 exchange ratio multiplied by the volume-weighted average price of GABC’s common shares over the 10 consecutive trading days (“10-day VWAP”) ending on the trading day that is the fourth business day preceding the merger closing date, less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes. If none of the outstanding options were to be exercised before closing, the aggregate amount of the cancellation payment would total approximately $16.9 million (based upon a GABC share price of $39.84, which is the 10-day VWAP through July 26, 2024, the business day before the merger was publicly announced).
Note 2:   Determination and Allocation of Preliminary Purchase Price
The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial statement are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.
GABC has agreed to acquire each of the outstanding shares of HLAN common stock (other than those held in the HLAN 401(k) Plan and Dissenting Shares) for 3.90 shares of GABC common stock (or cash in lieu of fractional share interests). As stated above, the shares of HLAN common stock held in the HLAN 401(k) Plan will be entitled to receive a cash payment in exchange for its shares of HLAN common stock at a price per share equal to 3.90 multiplied by the greater of: (a) a 10-day volume weighted average trading price of GABC common stock ending on the fourth business day prior to the closing of the merger, and (b) the closing price of GABC common stock on the trading day immediately preceding the closing of the merger.
The table below assumes the issuance of 7,661,340 shares of GABC common stock, which represents an assumed 1,964,446 shares of HLAN common stock that will be exchanged for GABC shares at the closing of the merger (which was the amount of HLAN common stock outstanding on July 26, 2024 excluding shares held in the HLAN 401(k) Plan). The information below relating to the merger consideration payable in respect of each outstanding share of HLAN common stock assumes a GABC common stock price of $41.76 per share, which was the closing price on July 26, 2024, the last business day prior to the public announcement of the merger. The determination of the option cancellation payment below assumes a GABC common stock price of $39.84 per share, the 10-day VWAP through July 26, 2024.
The table below also reflects a sensitivity analysis for the purchase price consideration assuming a 10% increase and a 10% decrease in in the price per share of GABC common stock from the July 26, 2024 baseline price, and its impact on the preliminary goodwill estimate.
(Dollars in Thousands, Except Per Share Amounts)
	7/26/2024	10% Increase	10% Decrease
Determination of Preliminary Purchase Price
HLAN shares outstanding	1,964,446	1,964,446	1,964,446
Exchange ratio	3.90	3.90	3.90
GABC shares issued	7,661,340	7,661,340	7,661,340
GABC stock price (at 7/26/2024)	$41.76	$45.94	$37.58
Common stock consideration	$319,938	$351,962	$287,913
Cash consideration (from below)	$25,359	$29,826	$20,887
Total purchase price (preliminary)	$345,297	$381,788	$308,800
Preliminary goodwill	$225,795	$262,285	$189,297
Cash Merger Consideration
Cash paid for 401(k) shares
HLAN shares outstanding in 401(k) Plan	51,821	51,821	51,821
Cash consideration per share ($41.76 x 3.90)	$162.86	$179.15	$146.57
Cash paid for shares outstanding	$8,440	$9,284	$7,595
Cash paid in cancellation of options
Outstanding options at 7/26/2024	233,488	233,488	233,488
Cash amount per share
Total amount per share ($39.84 x 3.90)	$155.38	$170.90	$139.85
Weighted average exercise price	82.92	82.92	82.92
Stock option cancellation payment per share	$72.46	$87.98	$56.93
Cash paid for cancelled stock options	$16,919	$20,542	$13,292
Total cash consideration	$25,359	$29,826	$20,887
Allocation of Purchase Price
Total purchase price (preliminary)			$345,297
Allocated to:
Historical book value of HLAN assets and liabilities			167,740
HLAN estimated transaction costs, net of tax			(3,287)
Adjusted book value of HLAN			$164,453
Adjustments to record assets and liabilities at fair value:
Net loan portfolio adjustment			$(83,887)
Time deposit adjustment			1,900
Core deposit intangible			38,100
Fixed asset valuation adjustment			3,300
Eliminate HLAN’s existing goodwill			(12,388)
Eliminate HLAN’s existing core deposit intangible			(475)
Net fair value adjustments			(53,450)
Tax effect of net fair value adjustments			8,500
After-tax net fair value adjustments			(44,950)
Total allocation of purchase price			$119,503
Preliminary goodwill			$225,794

Note 3:   Pro Forma Adjustments to Unaudited Condensed Combined Financial Information
(A)
Adjustment to cash to reflect the estimated cash paid for shares held in the HLAN 401(k) Plan and the stock option cancellation payment. See Note 2.

(B)
Adjustment to HLAN loans to reflect estimated fair value adjustments on non-Puchase Credit Deteriorated (“non-PCD”) and Purchase Credit Deteriorated (“PCD”) acquired loans. The fair value adjustment is projected, for pro forma purposes, to accrete into interest income on a straight-line basis over the life of the respective loans. This adjustment also takes into consideration the gross up of PCD loans.

(in thousands)	June 30, 2024
To record fair value of interest rate mark for the loan portfolio	$(73,000)
To record fair value of credit for the loan portfolio	(28,700)
To record the PCD loan CECL gross-up	14,900
Total adjustment to loans	$(86,800)

(C)
Adjustments to allowance for credit losses.

(in thousands)	June 30, 2024
Reversal of HLAN historical allowance for credit losses at closing	$(17,813)
Increase in the allowance for credit losses for gross-up of estimate of lifetime credit losses for PCD loans	14,900
Provision for estimated lifetime credit losses for non-PCD loans	13,800
Net change in allowance for credit losses	$10,887

(D)
Adjustment to reflect the fair value of fixed assets acquired.

(E)
Adjustment to eliminate HLAN’s historical goodwill of $12.4 million and to record estimated goodwill associated with the merger of $225.8 million.

(F)
Adjustment to eliminate HLAN’s historical core deposit intangible of $475,000 and to record estimated core deposit intangible of $38.1 million.

(G)
Adjustment to reflect estimated deferred tax liabilities associated with the effects of acquisition adjustments.

(H)
Adjustment to reflect the estimated fair value of time deposits.

(I)
Adjustment to reflect the estimated accruals for merger-related transaction costs incurred as of the closing date of $19.5 million on a pre-tax basis.

(J)
Adjustment to record the issuance of 7.661 million shares of GABC common stock at $1.00 par value per share.

(K)
Adjustment to eliminate HLAN’s historical additional paid-in capital of $58.0 million and to record the issuance of GABC common stock in excess of par value of $312.3 million.

(L)
Adjustment to eliminate HLAN’s historical retained earnings of $127.2 million.

(M)
Adjustment to reflect the impact on retained earnings for the CECL day two provision for credit losses for non-PCD loans as well as the estimated accruals for merger-related transaction costs incurred as of the closing date.

(N)
Adjustment to eliminate HLAN’s accumulated other comprehensive income.

(O)
Adjustment to record the estimated accretion of fair value adjustments for the acquired loan portfolio projected over five years on a straight line basis for pro forma purposes.

(P)
Adjustment to record the estimated accretion/amortization of fair value adjustments for time deposits projected over one year for pro forma purposes.

(Q)
Adjustment to record the CECL day two provision for credit losses for non-PCD loans.

(R)
Adjustment to record the estimated post-closing, merger-related transaction costs of $11.3 million, which includes severance-related items, data processing contracts, and other vendor contracts.

(S)
Adjustment to record the estimated amortization of fair value adjustments for fixed assets projected over 27 years on a straight line basis for pro forma purposes.

(T)
Adjustment to record the estimated professional fees related to transaction.

(U)
Adjustment to record the estimated amortization of core deposit intangible projected over 10 years utilizing an accelerated method for pro forma purposes.

(V)
Adjustment to record the estimated tax impact of the fair value adjustments, CECL day two provision for credit losses, and merger-related transaction costs.

DESCRIPTION OF CAPITAL STOCK OF GABC
As a result of the merger, holders of HLAN common stock who receive shares of GABC common stock in the merger will become holders of GABC common stock. Your rights as GABC shareholders will be governed by Indiana law, the GABC articles of incorporation and the GABC bylaws. The following description of the material terms of GABC’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Indiana law, the GABC articles of incorporation and the GABC bylaws and federal law governing bank holding companies carefully and in their entirety.
General
As of the date of this joint proxy statement/prospectus, GABC has 45,750,000 shares of authorized capital stock, consisting of 45,000,000 shares of common stock, no par value, and 750,000 shares of preferred stock, no par value. Within the limits of applicable law and the listing rules of the Nasdaq Global Select Market, these shares are available to be issued, without prior shareholder approval, in classes, and in the case of GABC preferred stock, with relative rights, privileges, and preferences determined for each class by the board of directors of GABC. As of the record date for the GABC special meeting, there were [•] shares of GABC common stock and no shares of new GABC preferred stock issued and outstanding and [•] shares of GABC common stock reserved for issuance under various stock based equity plans. All outstanding shares of GABC capital stock are fully paid and non-assessable.
Common Stock
Voting Rights
The holders of GABC common stock are entitled to one vote for each share of common stock held of record by them on all matters to be voted on by shareholders, except to the extent shares are control shares acquired in a control share acquisition within the meaning of Chapter 42 of the IBCL, which such shares having voting rights only to the extent granted by resolution approved by GABC shareholders in accordance with Section 23-1-42-9 of the IBCL.
The holders of GABC common stock are not entitled to cumulative voting rights. Under the IBCL, directors are elected by a plurality of the votes cast by shares entitled to vote in an election at a meeting at which a quorum is present. The GABC bylaws provide that for all other shareholder votes, when a quorum is present at any meeting, the vote of a majority of votes entitled to be cast, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the IBCL, the GABC articles of incorporation or the GABC bylaws, a greater vote is required, in which case such express provision shall govern and control the decision of such question.
Dividends
Subject to the rights of any series of preferred stock authorized by the board of directors as provided by the GABC articles of incorporation, the holders of GABC common stock are entitled to dividends as and when declared by the board out of funds legally available for the payment of dividends.
Liquidation
In the event GABC’s liquidation or dissolution, subject to the rights of any outstanding series of preferred stock, the holders of GABC common stock are entitled to share in all assets remaining for distribution to common shareholders according to their interests.
Other Rights
Holders of GABC common stock have no preemptive or other subscription rights, and the shares of GABC common stock are not subject to any further calls or assessments by us. There are no redemption or conversion rights or sinking fund provisions applicable to the shares of GABC common stock.

Listing
GABC common stock is listed on the Nasdaq Global Select Market under the symbol “GABC.” The transfer agent for GABC common stock is Computershare.
Preferred Stock
Under GABC’s articles of incorporation and the IBCL, preferred stock may be issued from time to time in one or more series, upon board authorization and without shareholder approval. Within certain legal limits, the board of directors of GABC is authorized to determine the terms of any series of preferred stock, including the preferences, limitations, and relative voting and other rights identical to those of other shares of the same series. No series of preferred shares need have preferences, limitations, or relative voting or other rights identical with those of any other series of preferred shares.
As a result, the board, without shareholder approval, could authorize preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or other outstanding series of preferred stock.
Shares of GABC preferred stock, when issued against full payment of the purchase price, will be validly issued, fully paid, and non-assessable.
Rank
Each series of preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of GABC, rank prior to common stock. The rank of each separate series of preferred stock will be described as determined by the board, but all shares of each series will be of equal rank with each other.
Dividends
Holders of each series of preferred stock will be entitled to receive, when, as and if the board of GABC declares, cash dividends, payable at the dates and at the rates per share as determined by the board. Those rates may be fixed, variable or both.
Dividends may be cumulative or non-cumulative. If dividends on a series of preferred stock are non-cumulative and if the board of GABC fails to declare a dividend for a dividend period for that series, then holders of that preferred stock will have no right to receive a dividend for that dividend period, and GABC will have no obligation to pay the dividend for that period, whether or not dividends are declared for any future dividend payment dates. If dividends on a series of preferred stock are cumulative, the dividends on those shares will accrue from and after the date determined by the board.
Redemption
The terms on which any series of preferred stock may be redeemed will be as determined by the board. All shares of preferred stock which we redeem, purchase or acquire, including shares surrendered for conversion or exchange, will be retired and restored to the status of authorized but unissued shares, but may be reissued only as a part of the preferred stock other than the series of which they were originally a part.
Liquidation
In the event of GABC’s voluntary or involuntary liquidation, dissolution or winding up, preferred shareholders of any particular series will be entitled, subject to creditors’ rights and holders of any series of preferred stock ranking senior as to liquidation rights, but before any distribution to common shareholders or holders of any series of preferred stock ranking junior as to liquidation rights, to receive a liquidating distribution in the amount of the liquidation preference, if any, per share as determined by the board. This would include any accumulation of unpaid dividends for prior dividend periods if dividends on that series of preferred stock are cumulative. If the amounts available for distribution upon GABC’s liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock of that series and all stock ranking equal to that series of preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock will not be entitled to any further participation in any distribution of the assets of GABC.
Voting
Preferred stock has no voting rights or powers unless otherwise determined by the board of directors of GABC. Under Indiana law, regardless of whether a class or a series of shares is granted voting rights by the terms of GABC articles of incorporation, the shareholders of that class or series are entitled to vote as a separate voting group, or together with other similarly affected series, on certain amendments to GABC articles of incorporation and certain other fundamental changes that directly affect that class or series.
Under regulations of the FRB, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities,” and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over GABC) may then be subject to regulation as a bank holding company. In addition, in that event:
•
any bank holding company may be required to obtain FRB approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain FRB approval under the International Banking Act of 1978, to acquire 5% or more of that series of preferred stock; and

•
any person other than a bank holding company may be required to obtain FRB approval under the Change in Bank Control Act of 1978 to acquire 10% or more of that series of preferred stock.

Conversion or Exchange
The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be as determined by the board.
Other Rights
The shares of a series of preferred stock may have the preferences, voting powers or relative, participating, optional or other special rights as may be determined by the board, the GABC articles of incorporation, or as otherwise required by law. The holders of preferred stock will not have any preemptive rights to subscribe to any of GABC’s securities.
Title
GABC, any transfer agent and registrar for a series of preferred stock, and any of their agents, may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purpose.
Articles of Incorporation
The GABC articles of incorporation also provide that certain business combinations with a related person may, under certain circumstances, require approval of more than a simple majority of the issued and outstanding shares of GABC common stock, and require a super-majority shareholder vote of not less than 80% of the outstanding shares of GABC common stock for the amendment to certain significant provisions of the GABC articles of incorporation. However, GABC’s articles of incorporation provide for a reduced supermajority of two-thirds to approve a business combination upon certain circumstances. The super-majority requirement will not apply if (i) the directors, by a two-thirds vote, have expressly approved a memorandum of understanding with the related person with respect to the business combination or have otherwise approved the business combination or (ii) the business combination is solely between GABC and another corporation, 100% of the voting shares of which are owned directly or indirectly by GABC. Further, the super-majority requirement will be reduced to not less than two-thirds if the fair market value of consideration to be received per share be holders of each class or series of capital shares of GABC in the business combination exceeds certain thresholds detailed in the GABC articles of incorporation.
In addition, the GABC articles of incorporation provide that the board will consider non-financial factors that it deems relevant when evaluating a business combination. Any amendment to this provision requires a super-majority shareholder vote of not less than 80% of the outstanding shares of common stock.
These provisions in the GABC articles of incorporation are designed to encourage potential acquirers to negotiate with the board of directors of GABC to preserve value for shareholders in the event of a takeover attempt. These provisions reduce the likelihood that a potential acquirer who is unwilling to pay a market premium determined by the board to be sufficient will attempt to acquire shares of GABC common stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactic. These provisions in the GABC articles of incorporation would ensure that GABC, its shareholders and its other stakeholders would be protected from certain takeover attempts, or the acquisition of a substantial block of equity, on terms that may be less favorable generally than would be available in transactions negotiated with and approved by the board.
Indiana Law
Chapters 42 and 43 of the IBCL, which are applicable to GABC, may be deemed to have certain anti-takeover effects by proscribing, in the case of Chapter 42, certain voting requirements in instances in which a person acquires shares of GABC in excess of certain thresholds or proscribing, in the case of Chapter 43, certain transactions between GABC and an “interested stockholder” (defined generally as a person beneficially owning 10% or more of a corporation’s outstanding voting stock) during the five-year period following the time such person became an interested stockholder.
In addition, Chapter 35 of the IBCL provides that in taking or declining to take any action, or in making or declining to make any recommendation to the shareholders of the corporation with respect to any matter, a board of directors may, in its discretion, consider both the short-term and long-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects thereof on the corporation’s shareholders and the other corporate constituent groups and interests, as well as any other factors deemed pertinent by the directors. As a result, by expanding the factors that may be considered relevant by the directors in assessing a takeover proposal, this provision could be deemed to have certain anti-takeover effects.

COMPARISON OF SHAREHOLDERS’ RIGHTS
The rights of shareholders of GABC are governed by the IBCL and GABC’s amended and restated articles of incorporation and amended and restated bylaws. The rights of shareholders of HLAN are governed by the OGCL, and HLAN’s articles of incorporation, as amended, and amended and restated code of regulations, as amended. After the consummation of the proposed merger between GABC and HLAN, the rights of GABC and HLAN shareholders will be governed by the IBCL and GABC’s amended and restated articles of incorporation and amended and restated bylaws. The following discussion summarizes the material differences between the rights of GABC shareholders and the rights of HLAN shareholders.
GABC	HLAN
Authorized Capital Stock

GABC is currently authorized to issue up to 45,000,000 common shares, no par value, of which [•] shares were outstanding as of [•].
GABC is also authorized to issue up to 750,000 preferred shares, no par value. As of the date of this joint proxy statement/prospectus, there are no preferred shares outstanding. If any new series of preferred shares is issued, GABC’s board of directors may fix the preferences, limitations, and relative voting and other rights of one or more series of the preferred shares before the issuance of any shares of that series by the adoption of an amendment to the articles of incorporation.
HLAN’s articles of incorporation authorize it to issue up to 20,000,000 shares of common stock, no par value. As of [•], 2024, [•] shares of common stock were outstanding. As of [•], 2024, [•] shares were held in treasury.
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Meetings of Shareholders
GABC’s board of directors has adopted a charter for the governance/nominating committee of the board, which directs the committee to evaluate candidates for nomination by the board for election to the board, and specifies that the board will consider for nomination for election to the board only those candidates who are recommended for nomination by the governance/nominating committee. In evaluating candidates for membership on the board, the governance/nominating committee will consider favorably those candidates who, in the governance/nominating committee’s judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves the board’s interest in a membership comprised of individuals with varied occupational experience and perspective, as well as reflects diversity of gender, race and ethnicity; (c) have sufficient time to devote to GABC’s business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance with GABC’s code of business conduct;
HLAN’s code of regulations establishes procedures that shareholders must follow to nominate persons for election to HLAN’s board of directors. A shareholder must give advance written notice to the Secretary of HLAN of any director nominations to be proposed at an annual meeting, (a) between 90 and 120 days prior to the anniversary of the prior year’s annual meeting, (b) if the annual meeting is to be held 30 days earlier or 60 days later than the previous year’s annual meeting, between 90 and 120 days prior to the annual meeting, or (c) 10 days following the disclosure of the press release announcing the annual meeting date if such press release is less than 100 days prior to the date of the annual meeting. Advance written notice must be provided to the Secretary of HLAN of any director nominations to be proposed at a special meeting, (a) between 90 and 120 days prior to the meeting or (b) 10 days following the disclosure of the press release announcing the meeting date if such press release is less than 100 days prior to the date of the meeting.
A notice nominating a director for election must set forth certain information about the person(s) to be nominated, including (i) the name and address of the nominee; (ii) the principal occupation of the

GABC	HLAN

(e) have a history, within GABC’s banking markets, of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, GABC’s interests; and (g) possess the ability to oversee, as a director, the business and affairs of GABC for the benefit of all constituencies of GABC. The committee will endeavor in good faith to include women and people of color in each candidate pool for a board position.
According to GABC’s bylaws and subject to certain qualifications, in connection with a meeting of shareholders, the governance/nominating committee will consider candidates that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the governance/nominating committee in care of GABC’s Secretary, mailed by registered or certified mail (return receipt requested), and received by the Secretary at GABC’s principal executive offices on (i) if proposed at an annual meeting, (a) between 90 and 120 days prior to the anniversary of the prior year’s annual meeting, or (b) if the annual meeting is to be held 30 days earlier or 60 days later than the previous year’s annual meeting, (x) between 90 and 120 days prior to the annual meeting or (y) 10 days following the disclosure of the press release announcing the annual meeting date, or (ii) if proposed at a special meeting, (a) between 90 and 120 days prior to the special meeting or (b) 10 days following the disclosure of the press release announcing the special meeting date.
The nomination notice must set forth certain information about the person to be nominated, including (i) the name, age, business address and residential address of the nominee; (ii) principal occupation; (iii) the class and number of shares of GABC stock owned by the nominee; (iv) any information that would be required to be disclosed under certain rules regarding the solicitation of proxies and the acquisition of stock under the Exchange Act; (v) a completed questionnaire in the form provided by GABC; and (vi) representations regarding (a) consent to being named in the proxy and to serve as a director, (b) intent to serve as a director, (c) adherence to GABC policies and guidelines, (d) any voting agreement or similar nominee for the past five years; (iii) familial relationships with directors or officers of HLAN; (iv) all arrangements between the nominee and other persons to select the nominee; (v) all material legal proceedings in the last five years; (vi) other directorships held in the last five years at a public company or other financial institution; (vii) consent to be named as a nominee and serve as a director; (viii) (a) any significant equity interests in a competitor of HLAN held by the nominee and (b) direct or indirect interests held by the proposing shareholder with any others acting in concert therewith in any contract with any competitor of HLAN; (ix) (a) all compensation and material monetary agreements for the past three years between the nominee and the proposing shareholder; and (x) all information relating to such person that would be required to be disclosed in a proxy statement required to be made in connection with a solicitation of proxies for an election of directors in a contested election pursuant to Section 14 of the Exchange Act and Rule 404 of Regulation S-K.
The nomination notice must also be accompanied by a completed and signed questionnaire by the nominee and delivered to the Secretary of HLAN that sets forth (i) the background and qualification of the nominee, and (ii) a written agreement that the nominee (a) is and will not become a party to any voting commitment agreement that has not been disclosed to HLAN or could conflict with the nominee’s fiduciary duties; (b) is not and will not become a party to an agreement with any person or entity other than HLAN for compensation, reimbursement or indemnification; and (c) would be in compliance, if elected as a director, will all policies and guidelines of HLAN applicable to directors.
Any proposing notice must also set forth certain information about the person — and any affiliates, associates acting in connection therewith — submitting the notice, including (i) the name and address of the shareholder; (ii) the class and number of HLAN shares that the shareholder; (iii) any option, warrant, or similar “derivative instrument” that the shareholder owns; (iv) proxy (other than a revocable proxy given to HLAN’s shareholders in connection with a proxy statement); (vi) any “short interests” that the shareholder owns; (vii) any rights to dividends or distributions of HLAN separate from HLAN stock that the shareholder owns; (viii) any interest in HLAN shares or “derivative

GABC	HLAN

agreement, and (e) any indemnification agreement.
For business other than the nomination of directors, such written notice must contain, (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for why the conducting such business; (iii) the text of the proposal or business; (iv) any substantial interest in such business; (iv) any information that would be required to be disclosed under certain rules regarding the solicitation of proxies and the acquisition of stock under the Exchange Act; (v) a description of all agreements between the proposing shareholder and any other persons in connection with such proposal; and (vi) all of the information required about a proposing shareholder for the nomination of a director.
Any notice must also set forth certain information about the person submitting the notice, including (i) the shareholder’s name and address; (ii) the class and number of GABC shares that the nominating shareholder owns of record or beneficially; (iii) a description of any agreement (a) between the shareholder and any other persons in connection with such proposal or (b) meant to hedge risk or affect the voting power of such person with respect to their GABC stock and a representation that the shareholder will notify GABC of any such agreement with five business dates after the record date for the meeting; (iv) a representation that (a) the shareholder is a record holder of GABC shares and intends to vote at the meeting to nominate the nominee or propose the business and (b) whether the shareholder is part of a group that intends to solicit proxies or deliver a proxy statement to a number of GABC stockholders required to approve the proposal or elect the nominee; (v) the names and addresses of other shareholders known to support the nomination or proposal and the class and number of GABC shares owned by such shareholders; and (vi) any information that would be required to be disclosed under certain rules regarding the solicitation of proxies and the acquisition of stock under the Exchange Act.
In addition to considering candidates who are recommended by shareholders, the governance/nominating committee will meet from time to time with members of the board, including the chief executive officer and other officers who may be members of the board, and with other executive officers of GABC with a view to identifying persons who may be qualified to serve on the board.

interests” owned by the shareholder through a general or limited partnership to which the shareholder is a general partner; (ix) performance-related fees that the shareholder is entitled to; (x) any equity interests in HLAN of the shareholder; and, for notices for business other than a nomination, (a) a description of the business, the reasons for conducting such business and any material interest of the shareholder in such business; (b) the text of the proposal; and (c) all material agreements between the shareholder and any person acting in concert therewith.
Generally, any notice must be updated, if needed, such that the request is accurate as of (i) the record date for the meeting and (ii) 10 days prior to the meeting.
The board of directors, or any committee designated by the board of directors, may reject any nomination that does not comply with the foregoing requirements. In the event of such rejection, the shareholder may cure any deficiency in the nomination notice by providing additional information within a period of time as determined of not more than five days from the date the deficiency notice is given to the shareholder. If neither the board of directors nor such committee makes a determination as to the validity of the nominations by a shareholder, the presiding officer of the meeting of shareholders will determine whether such nomination was made in accordance with the foregoing requirements.

GABC	HLAN
The IBCL and the bylaws of GABC provide that notice of a special meeting of shareholders must include a description of the purpose or purposes for which the meeting is called. Under the IBCL, only business within the purpose or purposes described in a special meeting notice may be conducted at a special meeting of shareholders.
Number of Members of Board of Directors

GABC’s bylaws state that the number of directors will be at least nine and no more than fifteen, as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he or she was elected and until his or her successor shall be elected and qualified, whichever period is longer, or until his or her death or until he or she resigns or has been removed. The number of directors currently designated by GABC is twelve. The bylaws of GABC divide the board of directors of GABC into three equal (or as nearly equal as possible) classes of directors serving staggered three-year terms. As a result, approximately one-third of the board is elected each year.
Any vacancy is filled by a majority vote of the remaining directors of such board. No director shall be elected after reaching the age of 69 years, but the board of directors may in its discretion from time to come consider and grant waivers from the age qualification.

HLAN’s code of regulations states that the number of directors shall be no more than fifteen, as fixed from time to time by HLAN’s board of directors. The number of directors currently designated by HLAN is twelve.
HLAN’s code of regulations provides that HLAN’s board of directors consists of one class of directors, elected by the holders of HLAN common stock at the annual meeting to serve one-year terms. Each director will hold his or her position until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal.
Any vacancy occurring in HLAN’s board of directors will be filled by a majority vote of the remaining directors until the shareholders hold an election to fill the vacancy.

Amendment of Articles of Incorporation and Bylaws

Indiana law generally requires shareholder approval by a majority of a quorum present at a shareholders’ meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to a corporation’s articles of incorporation. GABC’s articles of incorporation require a super-majority shareholder vote of 80% of its outstanding shares of common stock for the amendment of certain significant provisions.
GABC’s articles of incorporation and bylaws provide that, except as otherwise required by the IBCL, the bylaws may be altered, amended or repealed by either (a) the board of directors by the affirmative vote of a majority of the directors then in office, or (b) the shareholders of GABC by the affirmative vote of the holders of a majority of the outstanding shares of all classes of voting shares (voting as a single class); provided, however, that no bylaw may be adopted that is inconsistent with the IBCL.

Ohio law generally requires shareholder approval by two-thirds of the holders of the outstanding stock entitled to vote upon the proposed amendment for amendments to a corporation’s articles of incorporation. The board of directors may alter or amend the articles of incorporation in certain circumstances.
The code of regulations may be amended or repealed by (i) the shareholders at a meeting by the affirmative vote of a the holders of a majority of voting power of HLAN on such proposal, (ii) the shareholders by written consent by the affirmative vote of two-thirds of the voting power of HLAN on such proposal, or (iii) a majority of the board of directors; provided, however, that the board of directors may not amend the code of regulations if any provision of the code of regulations may divest or limit the shareholders’ power to amend or repeal the code of regulations.

GABC	HLAN
Transactions with Interested Security Holders

Under the business combinations provision of the IBCL, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act (and that has not opted-out of this provision) is prohibited for a period of 5 years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then 5 years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. GABC’s bylaws provide that this “business combinations” provision of Indiana law does not apply to it.
The articles of incorporation of GABC include a provision imposing certain supermajority vote requirements on any “business combination” with a “related person” unless the combination has been approved by the vote of two-thirds of certain members of the board of directors of GABC who are not associated with the related person (“independent director approval”) or the combination is solely between GABC and another corporation 100% of the common stock (or other voting capital securities) of which is owned directly or indirectly by GABC (a “subsidiary combination”). This provision defines “business combination” very broadly to include, subject to certain conditions, (i) any merger or consolidation of GABC or any of its subsidiaries into or with a related person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by GABC or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a related person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by GABC or any of its subsidiaries of all or any substantial part of the assets or businesses of a related person, its affiliates or associates; (iv) any

Chapter 1704 of the OGCL prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An interested shareholder is a person who either: (i)  owns 10% or more of the shares of the corporation or (ii) was the owner, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested shareholder, of a number of shares of the public corporation sufficient to exercise 10% of the voting power of the public corporation.
An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by this “merger moratorium” provision includes mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares.
After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that: (i) prior to the interested shareholders’ share acquisition date, the board of directors approved the purchase of shares by the interested shareholder; (ii) the transaction is approved by the holders of shares with two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or (iii) the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.
HLAN has not opted out of the Ohio merger moratorium statute.

GABC	HLAN

reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of GABC’s or a subsidiary’s common stock (or other voting capital securities) beneficially owned by a related person or any partial or complete liquidation, spinoff or split-up of GABC or any of its subsidiaries (unless approved by a majority of continuing directors); and (v) the acquisition by a related person of beneficial ownership upon issuance of common stock (or other voting capital shares) of GABC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. “Related person” is also defined broadly to mean any person (which includes any individual, corporation or entity other than GABC or its subsidiaries) who (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of GABC common stock (or other voting capital securities) (a “10% shareholder”); (ii) any person who within the preceding two-year period has been a 10% shareholder and who directly or indirectly controls, is controlled by, or is under common control with GABC; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act, GABC common stock (or other voting capital securities) that has been owned by a related person within the preceding two-year period.
In the absence of independent director approval of a combination or a combination being a subsidiary combination, a business combination with a related person would require (a) the approval of 80% of the outstanding voting stock plus (b) the approval of a majority of the outstanding shares that are not controlled by the related person. The first requirement of the preceding sentence (but not the latter requirement) is modified from an 80% to a two-thirds approval requirement for certain combinations in which (i) the consideration received meets certain fair market value standards, (ii) certain requirements are met with respect to the form and kind of consideration received, (iii) the related person meets certain requirements during the period after such related person became a related person and prior to the consummation of the combination, and (iv) a proxy statement meeting certain requirements shall have been mailed to all holders of common stock (or other voting capital securities) for the purpose of soliciting shareholder approval of the combination.

GABC	HLAN
GABC’s articles of incorporation also include provisions requiring the board of directors to consider, in addition to the adequacy of the consideration to be paid in connection with a business combination and tender or exchange offer, and such other factors that it deems relevant: (i) the social and economic effects of the transaction on GABC and its subsidiaries, depositors, loan and other customers, creditors and other elements of the communities in which GABC and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons and their affiliates and associates, and the possible effect of such conditions upon GABC and its subsidiaries and the other elements of the communities in which GABC and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or persons and its or their management and affiliates and associates. This provision requires an 80% affirmative vote of the issued and outstanding shares of GABC common stock entitled to vote thereon in order to be amended or repealed and, if such amendment or repeal is proposed by or on behalf of a related person, by an independent majority of shareholders.
Control Share Acquisition
The IBCL includes a “control share acquisition” provision that, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under the control share acquisition provision, unless otherwise provided in the corporation’s articles of incorporation or bylaws, if a shareholder acquires shares of the corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. If such approval is not obtained, the shares held by the acquiror may be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision. The control share acquisition provision generally does not apply to a merger or share exchange.
Unless a corporation’s articles or the code of regulations provide that Ohio Control Share Acquisition Statute does not apply, the OGCL provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition, directly or indirectly, of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges: (i)  one-fifth or more, but less than one-third, of the voting power; (ii) one-third or more, but less than a majority, of the voting power; or (iii)  a majority or more of the voting power.
Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power

GABC	HLAN
GABC is subject to the control share acquisition provision. Further, in certain cases, the bylaws provide GABC with certain redemption rights applicable to control shares.	remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. HLAN has not opted out of the control share acquisition statute.
Shareholder Rights Plan (“Poison Pill”)
Neither GABC nor HLAN have adopted a plan, commonly known as a “shareholder rights plan,” that is currently in effect.
Annual Meeting of Shareholders
The annual meeting of shareholders of GABC is held at such time, place and date as the board of directors designates.	The annual meeting of shareholders of HLAN is held at such time, place and date as the board of directors designates. If the board of directors does not so designate, the annual meeting is held at 11:00 a.m. on the first Tuesday of the fifth calendar month following the end of the last fiscal year of HLAN, if not a legal holiday, but if that day is a legal holiday under Ohio law, the annual meeting is held on the first succeeding day which is not a Saturday, Sunday or legal holiday.
Special Meetings of Shareholders

GABC’s bylaws state that special meetings may be called by the board of directors or the chairman of the board, and shall be called by the board upon delivery to GABC’s secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.
The IBCL and the bylaws of GABC provide that notice of a special meeting of shareholders must include a description of the purpose or purposes for which the meeting is called. Under the IBCL, only business within the purpose or purposes described in a special meeting notice may be conducted at a special meeting of shareholders.

HLAN’s code of regulations states that a special meeting of shareholders may only be called by HLAN’s chairman of the board, any president of HLAN, by a majority of directors, or by holders of at least 25% of the shares outstanding and entitled to vote at the meeting who deliver a written request. Such written request must be delivered to the Secretary of HLAN within 60 days of the ownership record date and include (i) the business to be proposed; (ii) the signature of each proposing shareholder; (iii) the name and address of each proposing shareholder; (iv) all information required for business proposals and director nominations set forth above; and (v) evidence that all proposing shareholders own 25% of HLAN stock as of the record date. Generally, such request must be updated, if needed, such that the request is accurate as of (i) the record date for the special meeting and (ii) 10 days prior to the meeting.
The board of directors has the sole discretion to determine if the requirements for calling a special meeting have been met.
Only business within the purpose or purposes described in a special meeting notice may be conducted at a special meeting of shareholders.

Notice of Shareholder Meetings
GABC must provide notice to shareholders of each annual and special meeting of shareholders no less than 10 nor more than 60 days before the date of the meeting. In the event of a special meeting of	HLAN must provide notice to shareholders of each annual and special meeting of shareholders no less than seven nor more than 60 days before the date of the meeting.

GABC	HLAN
shareholders called as the result of a demand made by shareholders, notice must be given no later than the sixtieth day after GABC’s receipt of the demand requiring the meeting to be called.
Shareholder Required Vote Generally
At a duly held meeting at which a quorum is present, the votes cast favoring the action must exceed the votes cast opposing the action for the action to be approved, unless the IBCL or articles of incorporation provide for a greater number. Directors are elected by a plurality of vote and shareholders mat not cumulative their votes for the election of directors.	At a duly held meeting at which a quorum is present, the holders of a majority of shares present in person or by proxy and entitled to vote may take action, unless the OGCL, the articles of incorporation, or other provisions of the code of regulations provide otherwise. Directors are elected by a plurality of votes and shareholders may cumulate their votes for the election of directors.
Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions

The IBCL provides that a merger of an Indiana corporation shall be approved by the affirmative vote of the holders of a majority of all votes entitled to be cast on the merger by each voting group. The IBCL provides that a sale of all or substantially all of the assets of an Indiana corporation shall be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to be cast.
Neither the GABC articles of incorporation or bylaws provide a different standard regarding the vote required to approve a merger or sale of all or substantially all of the assets of GABC.

Under the OGCL, a merger transaction involving HLAN generally must be: (i) approved by the directors; and (ii) adopted by at least two-thirds of the voting power of HLAN unless HLAN is the surviving corporation.
If HLAN is the surviving party to a merger, the agreement must also be approved by the shareholders if one of the following applies: (1) the articles or code of regulations of the surviving corporation require that the agreement be adopted by the shareholders of that corporation; (2) the agreement changes or conflicts with HLAN’s articles or code of regulations to the extent that it would require the adoption of an amendment by the shareholders; (3) the merger involves the issuance by HLAN to the shareholders of the other corporation of such number of shares as will entitle them to exercise one-sixth or more of the voting power of HLAN immediately after the consummation of the merger; or (3) the merger agreement makes such change in the directors of HLAN as would otherwise require action by the shareholders of that corporation.
A sale of substantially all assets of an Ohio corporation must be: (i) approved by board of directors; and (ii) approved by the affirmative vote of two-thirds of the voting power of the corporation entitled to vote, unless the articles of incorporation provide for a greater or less proportion, but not less than a majority.
Neither the HLAN articles of incorporation or code of regulations provide a different standard regarding the vote required to approve a merger or sale of all or substantially all of the assets of HLAN.

GABC	HLAN
Quorum for Meetings of Shareholders
A majority of shares entitled to vote, represented in person or proxy, will constitute a quorum, unless the IBCL or articles of incorporation provide for a greater number.	Except as otherwise provided by law, HLAN’s articles of incorporation, or elsewhere in HLAN’s code of regulations, the holders of shares entitled to vote a majority of the voting power of HLAN, present in person or proxy, shall constitute a quorum.
Shareholder Actions by Written Consent
The IBCL provides that written action of shareholders in lieu of a meeting is permitted only if the consent is signed by all of the shareholders entitled to vote with respect to the subject matter of such consent.	The OGCL allows action by written consent to be taken if authorized by a writing signed by all shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose unless prohibited by the articles of incorporation or code of regulations.
Indemnification

Subject to certain conditions and standards of conduct, GABC has agreed by its bylaws to indemnify each director, officer, employee or agent of GABC and any person serving at the request of GABC as a director, divisional director, officer, employee, agent, or fiduciary of another organization or entity against expenses, judgments, taxes, fines and amounts paid in settlement, whether incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding to which he or she is, or is threatened to be made, a party by reason that he or she is or was a director, officer, employee or agent of GABC (or serving at the request of GABC as described above), or by reason of any action taken or not taken by him or her in his or her capacity as a director, officer, employee or agent of GABC (or in his or her capacity serving at the request of GABC as described above). Expenses incurred by a person eligible for indemnification with respect to any claim may be advanced by GABC (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition of the action or proceeding upon such person agreeing to repay such amount unless he or she is determined to be entitled to indemnification.
The IBCL provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual’s conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual’s official capacity with the corporation, that his or her conduct was in the best interests of the corporation; and (B) in all other cases, that his or her conduct was at least not

Under HLAN’s articles of incorporation, HLAN shall indemnify any director of officer of HLAN and any person serving at the request of HLAN as a director, officer, partner, or trustee of another organization or entity in connection with any threatened, pending or completed action, suit or proceeding to which he or she is, or is threatened to be made, other than in an action by HLAN, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in the best interests of HLAN. With respect to a criminal action, the person must have had no reasonable cause to believe their conduct was unlawful.
HLAN shall also indemnify any director of officer of HLAN and any person serving at the request of HLAN as a director, officer, partner, or trustee of another organization or entity in connection with any threatened, pending or completed action, suit or proceeding to which he or she is, or is threatened to be made, by HLAN, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in the best interests of HLAN; provided, however, HLAN will not indemnify the person if the (a) person is found negligent or to have committed a misconduct in their duty to HLAN, unless a court determines that the person is entitled to indemnification or (b) the suit is related to unlawful loans, dividends, distribution of assets.
A determination of indemnification shall be made by (i) a majority of a quorum of disinterested

GABC	HLAN
opposed to the corporation’s best interest. In the case of any criminal proceeding, the individual either: had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.
directors; (ii) if a quorum is not obtainable or if a majority vote of quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney or firm retained by HLAN within the past five years; (iii) the shareholders; or (iv) a court.
Unless the liability against a director is for unlawful loans, dividends, or distribution of assets, expenses, including attorneys’ fees, incurred by the director in defending the action shall be paid by HLAN in advance if the director agrees to repay amount if the court finds that the action or inaction by the director was undertaken (i) with deliberate intent to cause injury to HLAN or (ii) with reckless disregard for the best interests of HLAN.
Expenses incurred by an officer of HLAN shall be paid in advance if the officer agrees to repay such amounts if a court determines that the officer is not entitled to indemnification. In actions instituted against an officer by HLAN, the board of directors must authorize the advance of expenses incurred by the officer.

Limitation of Liability
The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director’s office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness.	The OGCL provides that a director is not liable for any action taken as a director, or any failure to act, unless it is proved by clear and convincing evidence that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.
Removal of Directors
GABC’s articles of incorporation provides that directors may be removed at a meeting called expressly for the purpose of removing one or more directors, with or without cause, by a vote of the holders of at least 80% of the shares then entitled to vote at an election of directors; provided, that a director who is elected by the holders of series of preferred shares may be removed only by a vote of the holders of at least 80% of the outstanding shares of that series then entitled to vote at an election of directors.	HLAN’s code of regulations provides that directors may be removed, with or without cause, by the affirmative vote of a majority of voting power of shareholders of HLAN entitled to vote for the election of directors; provided, however, unless all of the directors or all of the directors of a particular class are removed, no individual director can be removed in case the votes cast against the director’s removal, if cumulatively voted at an election of directors, would be sufficient to elect at least one director. Any director may also be removed by the board of directors for any of the causes specified in the OGCL.
Preemptive Rights
Although permitted by the IBCL, GABC’s articles of incorporation do not provide for preemptive rights to subscribe for any new or additional common stock or other securities.	Neither the OGCL nor HLAN’s articles of incorporation provide for preemptive rights.

GABC	HLAN
Rights of Dissenting Shareholders
The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters’ rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, or traded on the Nasdaq National Market or a similar market. Because GABC common stock is presently traded on the Nasdaq Global Select Market, holders of GABC common stock presently have no dissenters’ rights in respect of their shares.	The OGCL provides that shareholders are entitled to dissent from, and obtain payment of the fair value of their shares in connection with certain mergers, consolidations, conversions, combinations and majority share acquisitions; and certain amendments to the corporation’s articles of incorporation.
Dividends
GABC’s articles of incorporation provide that the board of directors, from time to time, may declare, and GABC may pay, dividends and other distributions on the outstanding shares of capital stock. Generally, GABC may not pay a dividend if, after giving effect to the dividend, (i) GABC would not be able to pay its debts as they become due in the usual course of business; or (ii) GABC’s total assets would be less than its total liabilities (without regards to the amounts that would be needed to satisfy preferential rights of shareholders payable upon dissolution).
Under the OGCL, there are quantitative limits on the amount of dividends and distributions that HLAN can pay.
HLAN’s code of regulations provides that the board of directors may declare dividends as the condition of the affairs of HLAN renders advisable, irrespective of surplus or capital surplus available, subject to HLAN’s articles of incorporation and the OGCL.

Forum Selection Clause
GABC does not have a forum selection clause in its bylaws.	HLAN’s code of regulations provides that, unless HLAN consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of Ohio, Eastern Division at Columbus, or in the event that court lacks jurisdiction to hear such action, the Franklin County Court of Common Pleas, General Division, Columbus, Ohio, shall be the exclusive forum for (i) derivative actions; (ii) actions for breach of duty by any current or former officer, employee, agent, or director of HLAN; or (iii) actions against HLAN or any current or former officer, employee, agent, or director of HLAN (a) related to the OGCL or HLAN’s articles of incorporation or code of regulations, or (b) governed by the internal affairs doctrine.

LEGAL MATTERS
The validity of the shares of GABC common stock issued in connection with the merger will be passed upon for GABC by Dentons Bingham Greenebaum LLP.
Dentons Bingham Greenebaum LLP, counsel for GABC, and Hunton Andrews Kurth LLP, counsel for HLAN, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the merger for GABC and HLAN, respectively.

EXPERTS
The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of GABC for the year ended December 31, 2023, have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Heartland BancCorp as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, and the effectiveness of Heartland BancCorp’s internal control over financial reporting as of December 31, 2023 have been audited by Forvis Mazars, LLP, independent auditor, as set forth in their report thereon, included in this registration statement. Such consolidated financial statements have been included herein in reliance upon such report pertaining to such financial statements and the effectiveness of our internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR HLAN ANNUAL MEETING SHAREHOLDER PROPOSALS
Upon the completion of the merger, HLAN will be merged with and into GABC and, consequently, will no longer hold annual meetings of HLAN shareholders. In that case, shareholder proposals must be or must have been submitted to GABC in accordance with the procedures described below.
If the merger is not completed, HLAN will hold its 2025 annual meeting in accordance with its current governing documents and as required by Ohio law. Under HLAN’s code of regulations, a shareholder nomination or proposal for the 2025 annual meeting must be received by the Secretary of HLAN (a) not earlier than the close of business on January 21, 2025 (the 120th day prior to the one-year anniversary of the 2024 annual meeting) and not later than the close of business on February 20, 2025, (the 90th day prior to the one-year anniversary of the 2024 annual meeting), (b) if the 2025 annual meeting is to be held before April 21, 2025 (30 days before the one-year anniversary of the 2024 annual meeting) or after July 20, 2025 (60 days after the one-year anniversary of the 2024 annual meeting), not earlier than the close of business on the 120th day prior to the 2025 annual meeting and not later than the close of business on the 90th day prior to the 2025 annual meeting, or (c) the 10th day following the day of the first public announcement of the date of the 2025 annual meeting date if such public announcement is less than 100 days prior to the date of the 2025 annual meeting. HLAN’s 2024 annual meeting was held on May 21, 2024.

DEADLINES FOR GABC ANNUAL MEETING SHAREHOLDER PROPOSALS
Rule 14a-8 Shareholder Proposals
If a GABC shareholder wishes to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for inclusion in GABC’s proxy statement for its 2025 annual meeting of shareholders (the “GABC 2025 annual meeting”), the proposal must be received by GABC’s Corporate Secretary at GABC’s principal executive offices on or before the close of business on November 25, 2024 (the 120th day before the one-year anniversary of the date on which GABC’s proxy statement was released to shareholders in connection with the previous year’s annual meeting). Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in GABC’s proxy statement for the GABC 2025 annual meeting. The submission of a shareholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in GABC’s proxy statement for the GABC 2025 annual meeting.
Advance Notice Shareholder Proposals or Nominations
GABC’s bylaws require advance notice for any business to be brought before a meeting of shareholders. For business, including director nominations, to be properly brought before the GABC 2025 annual meeting, written notice of the shareholder proposal or director nomination must be received by GABC’s Corporate Secretary at GABC’s principal executive offices no earlier than the close of business on December 30, 2024 (the 120th day before the one-year anniversary date of the previous year’s annual meeting) and no later than the close of business on January 29, 2025 (the 90th day before the one-year anniversary date of the previous year’s annual meeting) if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting. With respect to any other annual meeting of shareholders, written notice of the shareholder proposal or director nomination must be received by GABC’s Corporate Secretary at GABC’s principal executive offices not earlier than the close of business on December 30, 2024 (the 120th day before the one-year anniversary date of the previous year’s annual meeting) and not later than the close of business on the later of: (1) January 29, 2025 (the 90th day before the one-year anniversary date of the previous year’s annual meeting) and (2) the close of business on the 10th day following the first date of public disclosure of the date of such meeting. The shareholder’s notice to the Corporate Secretary must comply with GABC’s bylaws, which include information required under Rule 14a-19 under the Exchange Act (“Rule 14a-9”). Because the advance notice provisions of GABC’s bylaws require earlier notice than Rule 14a-19, all notices required under Rule 14a-19 must also be received by GABC’s Corporate Secretary not later than the close of business on January 29, 2025.
Other Proposals; Discretionary Authority to Vote
If notice of any other shareholder proposal intended to be presented at the GABC 2025 annual meeting is not received by GABC on or before February 8, 2025, the proxy solicited by GABC’s board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in GABC’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.
Any proposals or notices should be mailed to German American Bancorp, Inc., Attention: Corporate Secretary, 711 Main Street, P.O. Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

HLAN SHAREHOLDER APPRAISAL RIGHTS
HLAN shareholders are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of HLAN will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination of such rights. Specifically, any HLAN shareholder who is a record holder of HLAN common stock on [•], the record date for the HLAN special meeting, whose shares are not voted in favor of the adoption of the merger agreement and who properly complies with all of the provisions of Section 1701.85 of the OGCL, may be entitled to be paid the “fair cash value” of such HLAN common stock.
For purposes of determining the amount to be received in connection with the exercise of statutory dissenter’s rights, the “fair cash value” of a dissenting shareholder’s HLAN common stock is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the “fair cash value” of a share of HLAN common stock exceed the amount specified in the demand of the particular dissenting shareholder. In determining “fair cash value,” (i) any appreciation or depreciation in market value resulting from the GABC merger proposal and the HLAN merger proposal and (ii) any premium associated with control of HLAN, or any discount for lack of marketability or minority status is excluded.
To be entitled to such “fair cash value” payment, an HLAN shareholder must:
•
deliver to HLAN a written demand for payment of the “fair cash value” of the shares held by such shareholder, before the vote on the merger agreement is taken;

•
not vote in favor of adoption of the merger agreement; and

•
otherwise comply with Section 1701.85.

An HLAN shareholder’s failure to vote against the adoption of the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights provided that such shareholder does not vote in favor of the merger agreement or return an unmarked proxy card.
All written communications from HLAN shareholders with respect to the exercise of dissenters’ rights should be mailed before the merger is completed to Heartland BancCorp, 430 North Hamilton Road, Whitehall, Ohio 43213, Attention: Corporate Secretary, and after the merger is completed to German American Bancorp, Inc., 711 Main Street, Jasper, Indiana 47546-0810, Attention: Corporate Secretary. References to HLAN following the completion of the merger as described in this — HLAN SHAREHOLDER APPRAISAL RIGHTS section shall refer to GABC as the surviving corporation in the merger. Any written demand must specify the HLAN shareholder’s name and address, the number and class of shares held by such shareholder on the HLAN record date, and the amount claimed as the “fair cash value” of such HLAN common stock. Voting against the adoption of the merger agreement is not a written demand as required under Section 1701.85.
See the text of Section 1701.85 of the OGCL attached as Annex F to this joint proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. HLAN is notifying each of the holders of record of its common stock as of [•], that dissenters’ rights are available and intends that this joint proxy statement/prospectus constitutes this notice.
If HLAN so requests, HLAN dissenting shareholders must submit their certificates representing outstanding shares of HLAN common stock (“certificates,” which shall also include reference to book-entry account statements relating to the ownership of shares of HLAN common stock) to HLAN within 15 days of such request, for endorsement on such certificates by HLAN that a demand for appraisal has been made. Such certificates will be promptly returned to the HLAN dissenting shareholders by HLAN. In the event the HLAN dissenting shareholder fails to send such shareholder’s certificates to HLAN upon demand, HLAN may exercise an option to terminate such shareholder’s rights as a dissenting shareholder, unless a court for good cause shown directs otherwise. To terminate the HLAN dissenting shareholder’s rights, HLAN must send the HLAN dissenting shareholder written notice within twenty days following the expiration of the fifteen-day request period. Any request made by HLAN for the HLAN dissenting shareholder’s shares will not be deemed an admission by HLAN that the shareholder is entitled to relief under Section 1701.85.
If HLAN and any HLAN dissenting shareholder cannot agree upon the “fair cash value” of the shares of HLAN common stock, either may, within three months after service of demand by the HLAN dissenting shareholder, file a petition in the Franklin County Court of Common Pleas, General Division, Columbus, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s shares of HLAN common stock. The fair cash value of a share of HLAN common stock to which an HLAN dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the HLAN special meeting. The court may appoint one or more appraisers to determine the “fair cash value” of the HLAN dissenting shareholder’s shares of HLAN common stock. If the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” with interest at a rate and from a date as the court considers equitable. The costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.
Under Ohio law, the “fair cash value” of the dissenting shareholder’s HLAN common stock that is agreed upon by HLAN and any HLAN dissenting shareholder or fixed by the court shall be paid within 30 days after the later of (i) the final determination of the “fair cash value” or (ii) the consummation of the merger. Payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made. If an HLAN shareholder exercises such shareholder’s dissenters’ rights under Sections 1701.84 and 1701.85, all other rights with respect to such shareholder’s shares of HLAN common stock, including voting and dividend rights, will be suspended until HLAN purchases the shares of HLAN common stock, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares of HLAN common stock by HLAN.
The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of HLAN common stock pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex F to this joint proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. An HLAN shareholder’s failure to comply with these procedural rules may result in such shareholder becoming ineligible to pursue dissenters’ rights. If you hold shares of HLAN common stock and are considering dissenting from the adoption of the merger agreement and exercising your dissenters’ rights under the OGCL, you should consult your legal advisors.
Pursuant to the merger agreement, GABC has the right to terminate the merger agreement if Dissenting Shares represent more than 15% of the outstanding shares of HLAN common stock.

WHERE YOU CAN FIND MORE INFORMATION
GABC files annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including GABC, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by GABC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing the investor relations page of GABC’s website at www.ir.germanamerican.com or, alternatively, by directing a request by mail to German American Bancorp, Inc., Attention: Corporate Secretary, 711 Main Street, P.O. Box 810, Jasper, Indiana 47547-0810, or by telephone to (812) 482-1314.
The web addresses of the SEC and GABC are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.
GABC has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to GABC’s securities to be issued in the merger. This document constitutes the prospectus of GABC filed as part of the registration statement as well as the notices of meeting and joint proxy statement being used by the HLAN and GABC Boards of Directors to solicit votes of their respective shareholders in connection with the approval of the merger and related matters. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows GABC to incorporate by reference into this document documents filed with the SEC by GABC (File No. 001-15877). This means that GABC can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus. GABC incorporates by reference the documents listed below and any documents filed by GABC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated as well as between the date of this joint proxy statement/prospectus and the date on which the GABC special meeting is held:
•
Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 27, 2024;

•
Proxy Statement on Schedule 14A for the 2024 annual meeting of shareholders, filed on March 21, 2024;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, and June 30, 2024, filed on May 8, 2024, and August 9, 2024, respectively;

•
Current Reports on Form 8-K filed on January 29, 2024, March 5, 2024, March 7, 2024, April 29, 2024, May 1, 2024, July 29, 2024, and July 29, 2024 (other than the portions of those documents not deemed to be filed); and

•
The description of GABC common stock set forth in the registration statement filed by GABC pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

German American Bancorp, Inc.
711 Main Street, Box 810
Jasper, Indiana 47547-0810
Attention: Corporate Secretary
Telephone: (812) 482-1314
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer, or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to GABC was provided by GABC and the information contained in this document with respect to HLAN was provided by HLAN.

INDEX TO FINANCIAL STATEMENTS OF HLAN
Heartland BancCorp
December 31, 2023 and 2022

Heartland BancCorp
Consolidated Balance Sheets
(Table dollar amounts in thousands, except share data)
	June 30, 2024	December 31, 2023
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$45,711	$36,682
Available-for-sale securities	233,270	211,130
Loans held for sale	2,855	1,145
Loans, net of allowance for credit losses of $17,813 and $17,927 at June 30, 2024 and December 31, 2023, respectively	1,531,607	1,531,280
Premises and equipment	33,039	33,649
Nonmarketable equity securities	6,943	6,866
Mortgage servicing rights, net	3,473	3,373
Foreclosed assets held for sale	—	10
Goodwill	12,389	12,389
Intangible assets	475	565
Deferred income taxes	7,213	6,448
Life insurance assets	20,675	20,315
Accrued interest receivable and other assets	22,482	19,363
Total assets	$1,920,132	$1,883,215
Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand	$414,829	$487,631
Savings, NOW and money market	673,674	711,198
Time	556,690	443,772
Total deposits	1,645,193	1,642,601
Repurchase agreements	6,295	4,583
Other borrowed funds	59,000	31,000
Subordinated debt	24,055	24,034
Interest payable and other liabilities	17,849	18,465
Total liabilities	1,752,392	1,720,683
Shareholders’ Equity
Common stock, without par value; authorized 20,000,000 shares; issued 2024 – 2,106,879 shares, 2023 – 2,105,737 shares	63,002	62,724
Retained earnings	127,174	120,065
Accumulated other comprehensive loss	(17,442)	(15,263)
Treasury stock at cost, 2024 – 90,612 and 2023 – 90,612 shares	(4,994)	(4,994)
Total shareholders’ equity	167,740	162,532
Total liabilities and shareholders’ equity	$1,920,132	$1,883,215
See Notes to Consolidated Financial Statements

Heartland BancCorp
Consolidated Statements of Income
(Unaudited, table dollar amounts in thousands, except share data)
	Six Months Ended June 30,
	2024	2023
Interest Income
Loans	$46,395	$39,493
Securities
Taxable	3,381	1,774
Tax-exempt	1,334	1,194
Other	705	536
Total interest income	51,815	42,997
Interest Expense
Deposits	20,838	11,401
Borrowings	1,333	1,217
Total interest expense	22,171	12,618
Net Interest Income	29,644	30,379
Provision for Credit Losses	—	1,550
Net Interest Income After Provision for Credit Losses	29,644	28,829
Noninterest Income
Service charges	1,963	1,990
Gains on sale of loans and originated mortgage servicing rights	1,163	930
Loan servicing fees, net	891	768
Title insurance income	441	483
Increase in cash surrender value of life insurance	360	230
Other	1,515	1,589
Total noninterest income	6,333	5,990
Noninterest Expense
Salaries and employee benefits	14,364	14,735
Net occupancy and equipment expense	2,252	2,122
Software and data processing fees	2,314	2,093
Professional fees	729	554
Marketing expense	613	608
Printing and office supplies	165	179
State financial institution tax	585	520
FDIC insurance premiums	517	526
Other	1,991	2,106
Total noninterest expense	23,530	23,443
Income Before Income Tax	12,447	11,376
Provision for Income Taxes	2,278	2,081
Net Income	$10,169	$9,295
Basic Earnings Per Share	$5.05	$4.62
Diluted Earnings Per Share	$5.01	$4.58
See Notes to Consolidated Financial Statements

Heartland BancCorp
Consolidated Statements of Comprehensive Income
(Unaudited, table dollar amounts in thousands, except share data)
	Six Months Ended June 30,
	2024	2023
Net Income	$10,169	$9,295
Other Comprehensive Income/(Loss):
Unrealized gain/(loss) on available-for-sale securities, net of taxes/(benefit) of ($579) and $270 for 2024 and 2023, respectively	(2,179)	1,015
Other comprehensive income/(loss)	(2,179)	1,015
Comprehensive Income	$7,990	$10,310
See Notes to Consolidated Financial Statements

Heartland BancCorp
Consolidated Statements of Shareholders’ Equity
(Unaudited, table dollar amounts in thousands, except share data)
	Six months ended June 30, 2023
	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock	Total
	Shares	Amount
Balance, December 31, 2022	2,008,975	$61,998	$107,165	$(20,261)	$(4,994)	$143,908
Cumulative change for adoption of ASC 326 (see note 1)			(500)			(500)
Balance, January 1, 2023	2,008,975	$61,998	$106,665	$(20,261)	$(4,994)	$143,408
Net income			9,295			9,295
Other comprehensive income				1,015		1,015
Dividends on common stock, $1.52 per share			(3,056)			(3,056)
Stock option expense		258				258
Stock options exercised	5,650	217				217
Balance, June 30, 2023	2,014,625	$62,473	$112,904	$(19,246)	$(4,994)	$151,137
	Six months ended June 30, 2024
	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock	Total
	Shares	Amount
Balance, December 31, 2023	2,015,125	$62,724	$120,065	$(15,263)	$(4,994)	$162,532
Net income			10,169			10,169
Other comprehensive loss				(2,179)		(2,179)
Dividends on common stock, $1.52 per share			(3,060)			(3,060)
Stock option expense		178				178
Stock options exercised	1,142	100				100
Balance, June 30, 2024	2,016,267	$63,002	$127,174	$(17,442)	$(4,994)	$167,740
See Notes to Consolidated Financial Statements

Heartland BancCorp
Consolidated Statements of Cash Flows
(Unaudited, table dollar amounts in thousands, except share data)
	Six Months Ended June 30,
	2024	2023
Operating Activities
Net income	$10,169	$9,295
Items not requiring (providing) cash
Depreciation and amortization	1,049	946
Provision for credit losses	—	1,550
Amortization of premiums and discounts on securities	249	403
Amortization of purchase accounting adjustments	87	95
Accretion of loan fees, net	53	47
Deferred income taxes	(208)	776
Stock option expense	178	258
Gain on sale of loans	(732)	(587)
Increase in cash surrender value of life insurance	(360)	(230)
Changes in
Receivables due from loan sales	(1,710)	(1,403)
Interest receivable	(511)	(752)
Other assets	(2,704)	(207)
Interest payable and other liabilities	(617)	(556)
Net cash provided by operating activities	4,943	9,635
Investing Activities
Purchase of available-for-sale securities	(33,848)	(25,743)
Proceeds from maturities of available-for-sale securities	8,723	986
Purchase of nonmarketable equity securities	(77)	(8)
Net change in loans	353	(100,801)
Purchase of premises and equipment	(418)	(2,377)
Proceeds from sale of premises and equipment	6	8
Net cash used in investing activities	(25,261)	(127,935)
Financing Activities
Net (decrease)/increase in demand deposits, money market, NOW and savings accounts	$(110,326)	$7,353
Net increase in certificates of deposit	112,920	94,204
Net increase/(decrease) in repurchase agreements	1,712	(619)
Net change in fed funds	—	(10,000)
Proceeds of FHLB advances	28,000	44,000
Repayment of subordinated notes	—	(500)
Proceeds from stock options exercised	100	217
Dividends paid	(3,059)	(2,917)
Net cash provided by financing activities	29,347	131,738
Increase in Cash and Cash Equivalents	9,029	13,438
Cash and Cash Equivalents, Beginning of Period	36,682	22,883
Cash and Cash Equivalents, End of Period	$45,711	$36,321
Supplemental Cash Flows Information
Interest paid	$21,887	$12,168
Income taxes paid (net of refunds)	$1,800	$2,610
See Notes to Consolidated Financial Statements

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
Note 1:   Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Heartland BancCorp (“Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Heartland Bank (the “Bank”) and TransCounty Title Agency, LLC along with the Bank’s wholly-owned subsidiaries, Heartland Mortgage Corporation (inactive), Heartland Investments, Inc. (inactive) and Heartland Insurance Services, LLC (inactive). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in central Ohio and Greater Cincinnati. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes examinations by those regulatory authorities on an 18-month cycle.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, the Bank, TransCounty Title Agency, LLC and Heartland Insurance Services, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change include the determination of the allowance for credit losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets, credit loss on available-for-sale securities, and fair values of financial instruments.
Management Opinion
The accompanying unaudited consolidated interim financial statement have been prepared in accordance with generally accepted accounting principles (“GAAP”) and are unaudited. They do not contain all of the disclosures required for annual audited financial statements. In the opinion of management, all adjustments are necessary to present a fair statement of the results for the interim period have been made. Such adjustments are of a normal and recurring nature. The results of operations for any interim period are not necessarily indicative of the results to be expected for an entire year. These interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto contained in the Company’s consolidated financial statements.
Note 2:   Securities
The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale Securities:
June 30, 2024:
U.S. government agencies	$51,117	$9	$(5,813)	$45,313
SBA Loan Pools	14,014	89	(118)	13,985
Mortgage-backed securities of U.S. Government sponsored enterprises	66,396	90	(3,322)	63,164
State and political subdivisions	108,778	140	(11,917)	97,001
Corporate bonds	15,140	—	(1,333)	13,807
Totals	$255,445	$328	$(22,503)	$233,270
December 31, 2023:
U.S. government agencies	$55,115	$49	$(5,639)	$49,525
SBA Loan Pools	12,384	277	(40)	12,621
Mortgage-backed securities of U.S. Government sponsored enterprises	43,197	243	(2,793)	40,647
State and political subdivisions	104,727	379	(10,404)	94,702
Corporate bonds	15,148	—	(1,513)	13,635
Totals	$230,571	$948	$(20,389)	$211,130
The amortized cost and fair value of available-for-sale securities at June 30, 2024, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available-for-sale
	Amortized Cost	Fair Value
Within one year	$1,504	$1,496
One to five years	15,530	15,354
Five to ten years	41,579	39,450
After ten years	116,422	99,821
	175,035	156,121
SBA Loan Pools	14,014	13,985
Mortgage-backed securities of U.S. Government sponsored entities	66,396	63,164
Totals	$255,445	$233,270
The carrying value, which equals fair value, of securities pledged as collateral, to secure public deposits and for other purposes, was $70,505,000 at June 30, 2024 and $60,956,000 at December 31, 2023.
There were no sales of available-for-sale securities during the six months ended June 30, 2024 and June 30, 2023.
Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2024 and December 31, 2023 was $192,067,000 and $147,640,000, which is approximately 82% and 70%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines resulted from changes in market interest rates.

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
The following tables show the gross unrealized losses and fair value of the Company’s investments for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2024 and December 31, 2023:
	June 30, 2024
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$2,988	$(12)	$39,879	$(5,801)	$42,867	$(5,813)
SBA Loan Pools	4,744	(56)	2,724	(62)	7,468	(118)
Mortgage-backed securities of U.S. Government sponsored enterprises	29,975	(222)	17,035	(3,100)	47,010	(3,322)
State and political subdivisions	15,137	(183)	65,778	(11,734)	80,915	(11,917)
Corporate Bonds	—	—	13,807	(1,333)	13,807	(1,333)
Total	$52,844	$(473)	$139,223	$(22,030)	$192,067	$(22,503)
	December 31, 2023
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$6,959	$(42)	$34,086	$(5,597)	$41,045	$(5,639)
SBA Loan Pools	3,900	(40)	—	—	3,900	(40)
Mortgage-backed securities of U.S. Government sponsored enterprises	5,653	(47)	15,650	(2,746)	21,303	(2,793)
State and political subdivisions	3,936	(43)	63,821	(10,361)	67,757	(10,404)
Corporate Bonds	613	(137)	13,022	(1,376)	13,635	(1,513)
Total	$21,061	$(309)	$126,579	$(20,080)	$147,640	$(20,389)
U.S. Government Agencies
The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at June 30, 2024.
SBA Loan Pools
The unrealized losses on the Company’s investment in SBA loan pools were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at June 30, 2024.

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
Mortgage-backed Securities of U.S. Government Sponsored Enterprises
The unrealized losses on the Company’s investment in mortgage-backed securities of U.S. Government sponsored enterprises were caused by changes in interest rates. The Company expects to recover the amortized cost bases over the term of the securities. Because the decline in market value is attributable to changes in interest rates, and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at June 30, 2024.
State and Political Subdivisions
The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at June 30, 2024.
Corporate Bonds
The unrealized losses on the Company’s investments in securities of corporations were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at June 30, 2024.
Note 3:   Loans and Allowance for Credit Losses
Classes of loans include:
	June 30, 2024	December 31, 2023
Commercial	$179,954	$172,662
Commercial Real Estate:
Owner occupied	291,294	296,176
Non Owner occupied	495,433	501,030
Residential Real Estate:
1 – 4 Family	504,793	508,648
Home Equity	59,017	51,704
Consumer	18,929	18,987
Total loans	1,549,420	1,549,207
Less
Allowance for credit losses	(17,813)	(17,927)
Net loans	$1,531,607	$1,531,280
Loan balances are net of deferred loan fees and costs of $(740,000) and $(633,000) as of June 30, 2024 and December 31, 2023, respectively.

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
The following tables present the balance in the allowance for credit losses and the recorded investment in loans based on portfolio segment and impairment method for the six months ended June 30, 2024 and June 30, 2023:
	2024
		Commercial Real Estate		Residential Real Estate
	Commercial	Owner Occupied	Non Owner Occupied	1 – 4 Family	Home Equity	Consumer	Total
June 30, 2024:
Allowance for credit losses:
Balance, beginning of year	$1,695	$3,700	$5,142	$7,032	$242	$116	$17,927
Provision for credit losses	177	430	(41)	(255)	(63)	(40)	208
Losses charged off	(356)	—	—	(17)	—	(97)	(470)
Recoveries	20	—	—	—	—	128	148
Balance, end of period	$1,536	$4,130	$5,101	$6,760	$179	$107	$17,813
	2023
		Commercial Real Estate		Residential Real Estate
	Commercial	Owner Occupied	Non Owner Occupied	1 – 4 Family	Home Equity	Consumer	Total
June 30, 2023:
Allowance for credit losses:
Balance, beginning of year	$3,069	$5,404	$4,831	$3,006	$193	$88	$16,591
Impact of adopting ASC 326	(2,223)	(1,021)	(2,017)	4,429	169	(15)	(678)
Provision charged to expense	901	(1,165)	1,491	(295)	130	150	1,212
Losses charged off	—	—	—	—	—	(87)	(87)
Recoveries	8	—	—	—	2	15	25
Balance, end of period	$1,755	$3,218	$4,305	$7,140	$494	$151	$17,063
The risk characteristics of each loan portfolio segment are as follows:
Commercial (Non-Real Estate)
Commercial loans are based on the identified cash flows of the borrower and on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.
Commercial Real Estate
These loans are viewed as cash flow loans with a significant emphasis on the value of real estate securing the loan. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type within the Company’s market area. Management monitors and evaluates commercial real estate loans based on collateral, market area, risk grade criteria, and concentrations. As a general rule, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate loans versus higher risk non-owner-occupied loans.
Residential Real Estate and Consumer
With respect to residential loans that are secured by one- to-four family residences and are generally owner occupied, the Company generally establishes a maximum loan-to-value ratio and generally requires private mortgage insurance if that maximum is exceeded. Home equity loans are typically secured by a subordinate interest in one-to-four family residences, and other consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. The security value can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
Internal Risk Categories
Loan grades are numbered 1 through 8. Grades 1 through 4 are considered pass grades. The grade of 5, or Special Mention, represents loans of lower quality and signs of potential weakness. The grades of 6, or Substandard, and 7, or Doubtful, refer to assets that are classified. The use and application of these grades by the Company will be uniform and shall conform to the Company’s policy.
Excellent (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.
Good (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.
Satisfactory (3) loans are of reasonable credit strength and repayment ability proving an average credit risk due to one or more underlying weaknesses.
Watch (4) borrowers in this grade are still considered acceptable from quality standpoint but have risk factors more substantial than for the typical satisfactory graded loan. Although identified weaknesses are present, performance on loans is acceptable with only moderate delinquency.
Special Mention (5) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.
Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful (7) loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
Loss (8) loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.
The following table presents the credit risk profile of the Company’s loan portfolio based on the Company’s internal rating categories by year of origination as of June 30, 2024 and December 31, 2023:

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
June 30, 2024:
Commercial
Pass	$17,576	$19,732	$28,693	$14,183	$3,917	$12,261	$62,979	$159,341
Special Mention	—	204	337	1,979	199	581	3,409	6,709
Substandard	—	—	7,944	163	—	2,951	2,846	13,904
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$17,576	$19,936	$36,974	$16,325	$4,116	$15,793	$69,234	$179,954
Current period gross charge-offs	$—	$—	$—	$284	$—	$72	$—	$356
Commercial Real Estate Owner Occupied
Pass	$784	$21,858	$69,961	$55,281	$21,346	$105,328	$6,317	$280,875
Special Mention	—	396	318	1,025	—	3,133	571	5,443
Substandard	—	—	—	—	356	4,620	—	4,976
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$784	$22,254	$70,279	$56,306	$21,702	$113,081	$6,888	$291,294
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Commercial Real Estate Non Owner Occupied
Pass	$22,887	$88,099	$123,753	$80,383	$47,862	$85,483	$6,867	$455,334
Special Mention	—	—	—	1,546	208	29,782	—	31,536
Substandard	—	—	—	—	26	8,537	—	8,563
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$22,887	$88,099	$123,753	$81,929	$48,096	$123,802	$6,867	$495,433
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate 1 – 4 Family
Pass	$21,124	$79,031	$177,945	$104,678	$41,629	$73,688	$3,902	$501,997
Special Mention	—	—	237	661	341	197	—	1,436
Substandard	—	200	—	—	163	997	—	1,360
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$21,124	$79,231	$178,182	$105,339	$42,133	$74,882	$3,902	$504,793
Current period gross charge-offs	$—	$—	$17	$—	$—	$—	$—	$17
Residential Real Estate Home Equity
Pass	$1,063	$1,155	$1,856	$172	$305	$1,242	$52,601	$58,394
Special Mention	—	—	—	—	—	313	157	470
Substandard	—	24	—	—	—	18	111	153
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$1,063	$1,179	$1,856	$172	$305	$1,573	$52,869	$59,017
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Pass	$1,342	$1,884	$3,544	$1,193	$199	$2,208	$8,516	$18,886
Special Mention	—	—	43	—	—	—	—	43
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$1,342	$1,884	$3,587	$1,193	$199	$2,208	$8,516	$18,929
Current period gross charge-offs	$—	$2	$14	$—	$—	$—	$81	$97

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
December 31, 2023:
Commercial
Pass	$23,020	$36,629	$15,600	$4,375	$5,801	$10,030	$62,787	$158,242
Special Mention	104	567	2,218	210	—	1,129	5,174	9,402
Substandard	—	—	173	—	2,382	463	2,000	5,018
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$23,124	$37,196	$17,991	$4,585	$8,183	$11,622	$69,961	$172,662
Current period gross charge-offs	$—	$—	$27	$215	$—	$—	$—	$242
Commercial Real Estate Owner Occupied
Pass	$20,998	$67,514	$56,025	$22,046	$32,517	$78,938	$6,311	$284,349
Special Mention	399	403	1,702	—	—	2,593	752	5,849
Substandard	50	273	—	360	—	5,295	—	5,978
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$21,447	$68,190	$57,727	$22,406	$32,517	$86,826	$7,063	$296,176
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Commercial Real Estate Non Owner Occupied
Pass	$78,376	$143,712	$81,347	$50,377	$42,262	$67,009	$7,567	$470,650
Special Mention	—	—	1,779	103	6,134	7,562	—	15,578
Substandard	—	—	—	—	7,936	6,866	—	14,802
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$78,376	$143,712	$83,126	$50,480	$56,332	$81,437	$7,567	$501,030
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate 1 – 4 Family
Pass	$76,680	$187,524	$112,468	$43,965	$20,430	$61,851	$3,618	$506,536
Special Mention	—	238	162	421	—	103	—	924
Substandard	—	90	—	170	179	749	—	1,188
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$76,680	$187,852	$112,630	$44,556	$20,609	$62,703	$3,618	$508,648
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate Home Equity
Pass	$1,196	$1,550	$224	$308	$534	$1,174	$46,169	$51,155
Special Mention	350	—	—	—	—	—	74	424
Substandard	—	—	—	—	—	—	125	125
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$1,546	$1,550	$224	$308	$534	$1,174	$46,368	$51,704
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Pass	$2,238	$4,191	$1,639	$318	$80	$2,278	$8,175	$18,919
Special Mention	—	49	—	10	—	—	—	59
Substandard	—	9	—	—	—	—	—	9
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$2,238	$4,249	$1,639	$328	$80	$2,278	$8,175	$18,987
Current period gross charge-offs	$—	$7	$—	$—	$—	$11	$221	$239

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
The Company did not have any revolving loans convert to term financing during the period ended June 30, 2024 or the year ended December 31, 2023.
The Company evaluates the loan risk grading system definitions on an ongoing basis. No significant changes were made during the past year.
The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of June 30, 2024 and December 31, 2023:
	June 30, 2024
	Past Due			Total Past Due	Current	Total Loans Receivable
	30 – 59 Days	60 – 89 Days	90 or More Days
Commercial	$—	$189	$528	$717	$179,237	$179,954
Commercial Real Estate:
Owner occupied	4,201	—	—	4,201	287,093	291,294
Non owner occupied	414	—	—	414	495,019	495,433
Residential Real Estate:
1 – 4 family	3,917	1,548	997	6,462	498,331	504,793
Home equity	248	60	152	460	58,557	59,017
Consumer	68	67	—	135	18,794	18,929
Total	$8,848	$1,864	$1,677	$12,389	$1,537,031	$1,549,420
	December 31, 2023
	Past Due			Total Past Due	Current	Total Loans Receivable
	30 – 59 Days	60 – 89 Days	90 or More Days
Commercial	$—	$259	$474	$733	$171,929	$172,662
Commercial Real Estate:
Owner occupied	896	—	—	896	295,280	296,176
Non owner occupied	125	—	153	278	500,752	501,030
Residential Real Estate:
1 – 4 family	2,583	1,044	938	4,565	504,083	508,648
Home equity	25	114	120	259	51,445	51,704
Consumer	83	22	9	114	18,873	18,987
Total	$3,712	$1,439	$1,694	$6,845	$1,542,362	$1,549,207

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
The following tables presents the amortized cost basis of collateral-dependent loans by class of loans as of June 30, 2024 and December 31, 2023:
	June 30, 2024
	Real Estate	Other
Commercial	$—	$1,642
Commercial Real Estate:
Owner occupied	5,646	—
Non Owner occupied	3,287	—
Residential Real Estate:
1 – 4 family	1,461	—
Home equity	153	—
Consumer	—	—
Total	$10,547	$1,642
	December 31, 2023
	Real Estate	Other
Commercial	$—	$1,094
Commercial Real Estate:
Owner occupied	6,931	—
Non Owner occupied	3,449	—
Residential Real Estate:
1 – 4 family	1,320	—
Home equity	125	—
Consumer	—	9
Total	$11,825	$1,103
The following tables present the Company’s nonaccrual loans:
	June 30, 2024
	Nonaccrual loans with a related ACL	Nonaccrual loans without a related ACL	Total Nonaccrual Loans	Total Loans >90 Days & Accruing
Commercial	$72	$456	$528	$—
Commercial Real Estate:
Owner occupied	—	190	190	—
Non Owner occupied	—	26	26	—
Residential Real Estate:
1 – 4 family	200	472	672	502
Home equity	—	153	153	—
Consumer	—	—	—	11
Totals	$272	$1,297	$1,569	$513

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
	December 31, 2023
	Nonaccrual loans with a related ACL	Nonaccrual loans without a related ACL	Total Nonaccrual Loans	Total Loans >90 Days & Accruing
Commercial	$143	$331	$474	$—
Commercial Real Estate:
Owner occupied	—	210	210	—
Non Owner occupied	—	—	—	153
Residential Real Estate:
1 – 4 family	90	832	922	200
Home equity	—	5	5	114
Consumer	9	—	9	4
Totals	$242	$1,378	$1,620	$471
From time to time, the Company may modify certain loans to borrowers who are experiencing financial difficulty. In some cases, these modifications result in new loans. Loan modifications to borrowers experiencing financial difficulty may be in the form of principal forgiveness, interest rate reduction, term extension, other-than-significant payment delay or a combination thereof, among other things. During the six months ended June 30, 2024 and June 30, 2023 there were no modifications of loans to borrowers experiencing financial difficulty.
The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, as well as both standby and commercial letters of credit when there is a contractual obligation to extend credit and when this extension of credit is not unconditionally cancellable (i.e. commitment cannot be canceled at any time). The allowance for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the ACL for loans. The allowance for credit losses for unfunded loan commitments of $1,261,000 as of June 30, 2024 and $1,469,000 at December 31, 2023 is classified on the balance sheet within other liabilities.
The following table presents the balance and activity in the ACL for unfunded loan commitments:
	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Balance, beginning of period	$1,469	$—
Adjustment for adoption of ASC 326	—	1,310
Provision for unfunded commitments	(208)	338
Balance, end of period	$1,261	$1,648
Note 4:   Interest-bearing Time Deposits
Interest-bearing time deposits in denominations of $250,000 or more were $89,008,000 on June 30, 2024 and $79,554,000 on December 31, 2023. The Company had brokered interest-bearing time deposits of $148,856,000 and $102,278,000 on June 30, 2024 and December 31, 2023, respectively.

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
At June 30, 2024, the scheduled maturities of time deposits are as follows:
2024	$130,716
2025	376,878
2026	23,150
2027	12,238
2028 and thereafter	13,708
Total time deposits	$556,690
Note 5:   Regulatory Matters
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting guidelines. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these financial statements.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier 1 capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2024, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
As of June 30, 2024, the most recent notification from the Federal Reserve categorized the Company and Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain capital ratios as set forth in the table that follows. There are no conditions or events since that notification that management believes have changed the Company or Bank’s category.

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
The Company’s and Bank’s actual capital amounts and ratios are presented in the following table:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2024
Total Capital
(to Risk-Weighted Assets)
Consolidated	$216,212	14.0%	N/A	N/A	N/A	N/A
Bank	206,124	13.3%	123,776	8.0%	$154,719	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	172,387	11.1%	N/A	N/A	N/A	N/A
Bank	187,049	12.1%	92,832	6.0%	123,776	8.0%
Common Equity Tier I Capital
(to Risk-Weighted Assets)
Consolidated	172,387	11.1%	N/A	N/A	N/A	N/A
Bank	187,049	12.1%	69,624	4.5%	100,568	6.5%
Tier I Capital
(to Average Assets)
Consolidated	172,387	9.1%	N/A	N/A	N/A	N/A
Bank	187,049	9.9%	75,298	4.0%	94,123	5.0%
As of December 31, 2023
Total Capital
(to Risk-Weighted Assets)
Consolidated	$209,075	13.5%	N/A	N/A	N/A	N/A
Bank	198,869	12.8%	124,295	8.0%	$155,369	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	164,929	10.6%	N/A	N/A	N/A	N/A
Bank	179,473	11.6%	93,221	6.0%	124,295	8.0%
Common Equity Tier I Capital
(to Risk-Weighted Assets)
Consolidated	164,929	10.6%	N/A	N/A	N/A	N/A
Bank	179,473	11.6%	69,916	4.5%	100,990	6.5%
Tier I Capital
(to Average Assets)
Consolidated	164,929	9.0%	N/A	N/A	N/A	N/A
Bank	179,473	9.8%	73,573	4.0%	91,967	5.0%

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Generally, the Bank’s payment of dividends is limited to net income for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period.
The above minimum capital requirements exclude the 2.50% capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.
Note 6:   Related Party Transactions
Loans to directors, executive officers, significant stockholders and their affiliates are presented in the following table:
	June 30, 2024	June 30, 2023
Balance, beginning of year	$19,789	$21,281
New loans and advances	161	699
Repayments	(5,971)	(1,160)
Balance, end of period	$13,979	$20,820
Unused lines of credit	$7,091	$2,144
Credit cards, total limit	$339	$351
In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.
Deposits from related parties held by the Bank at June 30, 2024 and December 31, 2023, totaled $42,512,000 and $23,067,000, respectively.
Note 7:   Stock Option Plan
The Company has a fixed option plan under which the Company may grant options to selected directors, Advisory Board Members and employees for up to 249,738 shares of common stock that vest over two years or immediately if the recipient is 65 years old or older. The Company believes that such awards align the interests of its employees with those of its shareholders. The exercise price of each option is intended to equal the fair value of the Company’s stock on the date of grant. An option’s maximum term is ten years. The compensation cost for the stock option expense recognized for the six months ended June 30, 2024 and 2023 totaled $178,000 and $258,000, respectively. As of June 30, 2024, there was $476,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan.

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
A summary of the status of the plan at June 30, 2024 and changes during the period then ended is presented below:
	2024
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Instrinsic Value
Outstanding, beginning of period	238,390	$83.04
Granted	—	—
Exercised	(1,142)	87.56
Forfeited or expired	(3,560)	(85.66)
Outstanding, end of period	233,688	$82.92	5.90	$1,564
Exercisable, end of period	203,397	$82.88	5.46	$1,414
There were no options granted in 2024. The weighted-average grant-date fair value of options granted during 2023 was $13.83. The total intrinsic value of options exercised during the period ended June 30, 2024 and December 31, 2023 was $1,000 and $190,000, respectively.
The fair value of each option award granted is estimated on the date of the grant using a Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock and other factors. The Company uses the simplified method to estimate option exercise and employee termination within the valuation model due to lack of historical data. The expected term of options granted represents the period of time that options are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
	2024	2023
Dividend yield	N/A	3.66%
Volatility factors of expected market price of common stock	N/A	20.39%
Risk-free interest rate	N/A	3.85%
Expected life (in years)	N/A	7.0
Weighted-average fair value of options granted during the year	N/A	$13.83

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
Note 8:   Earnings Per Share
Earnings per share (EPS) were computed as follows:
	Six Months Ended
	June 30, 2024	June 30, 2023
Basic
Net Income	$10,169	$9,295
Weighted average common shares outstanding	2,015,376	2,011,705
Basic earnings per common share	$5.05	$4.62
Diluted
Net income	$10,169	$9,295
Weighted average common shares outstanding for basic earnings per common share	2,015,376	2,011,705
Dilutive effects of assumed exercise of stock options	14,330	19,201
Average shares and dilutive potential common shares	2,029,706	2,030,906
Diluted earnings per common share	$5.01	$4.58
Options to purchase 141,530 and 84,150 shares of common stock at a weighted-average exercise price of $88.60 and $92.50 per share were outstanding at June 30, 2024 and 2023, respectively, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.
Note 9:   Disclosures about Fair Value of Assets and Liabilities
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:
Level 1
Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
Recurring Measurements
The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2024 and December 31, 2023:
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2024:
U.S. government agencies	$45,313	$—	$45,313	$—
SBA Loan Pools	13,985	—	13,985	—
Mortgage-backed securities of U.S. government sponsored enterprises	63,165	—	63,165	—
State and political subdivisions	97,001	—	97,001	—
Corporate Bonds	13,807	—	13,807	—
December 31, 2023:
U.S. government agencies	$49,525	$—	$49,525	$—
SBA Loan Pools	12,621	—	12,621	—
Mortgage-backed securities of U.S. government sponsored enterprises	40,647	—	40,647	—
State and political subdivisions	94,702	—	94,702	—
Corporate Bonds	13,635	—	13,635	—
Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets. There have been no significant changes in the valuation techniques during the period-ended June 30, 2024
Available-for-Sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatility, prepayments, defaults, cumulative loss projections and cash flows. Level 2 securities include U.S. government agencies, Mortgage-backed securities of U.S. government sponsored enterprises, State and political subdivisions and corporate bonds. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
Nonrecurring Measurements
The following tables present the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2024 and December 31, 2023:
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2024:
Collateral-dependent loans	$3,218	$—	$—	$3,218
December 31, 2023:
Collateral-dependent loans	$3,054	$—	$—	$3,054
Following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.
Collateral-Dependent Loans, Net of ACL
The estimated fair value of collateral-dependent loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent loans are classified within Level 3 of the fair value hierarchy.
The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by comparison to historical results.
Unobservable (Level 3) Inputs
The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements at June 30, 2024 and December 31, 2023:
	Fair Value at 6/30/2024	Valuation Technique	Unobservable Inputs	(Weighted Average)
Collateral-dependent loans	$3,218	Market comparable properties	Marketability discounts	20 – 20% (20)%
	Fair Value at 12/31/2023	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent loans	$3,054	Market comparable properties	Marketability discounts	20 – 20% (20)%

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
Sensitivity of Significant Unobservable Inputs
The following is a discussion of the sensitivity of significant unobservable inputs, the interrelationships between those inputs and other unobservable inputs used in recurring fair value measurement and of how those inputs might magnify or mitigate the effect of changes in the unobservable inputs on the fair value measurement.
Collateral-Dependent loans
The significant unobservable input used in the fair value measurement of the Company’s collateral-dependent loans is the marketability discount. Significant increases in this input in isolation would result in a significantly lower fair value measurement.
Fair Value of Financial Instruments
The following table presents estimated fair values of the Company’s financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2024 and December 31, 2023:
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2024
Financial assets
Cash and cash equivalents	$45,711	$45,711	$—	$—
Loans held for sale	2,855	—	—	2,855
Loans, net of allowance for credit losses	1,531,607	—	—	1,433,689
Nonmarketable equity securities	6,943	—	6,943	—
Interest receivable	8,612	—	8,612	—
Financial liabilities
Deposits	1,645,193	—	1,643,211	—
Repurchase agreements	6,295	—	6,295	—
Other borrowed funds	59,000	—	59,000	—
Subordinated debt	24,055	—	19,484	—
Interest payable	1,590	—	1,590	—
December 31, 2023
Financial assets
Cash and cash equivalents	$36,682	$36,682	$—	$—
Held-to-maturity securities	—	—	—	—
Loans held for sale	1,145	—	—	1,145
Loans, net of allowance for credit losses	1,531,280	—	—	1,429,455
Nonmarketable equity securities	6,866	—	6,866	—
Interest receivable	8,101	—	8,101	—

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial liabilities
Deposits	1,642,601	—	1,641,770	—
Repurchase agreements	4,583	—	4,583	—
Other borrowed funds	31,000	—	31,000	—
Subordinated debt	24,034	—	19,755	—
Interest payable	1,306	—	1,306	—
Note 10:   Commitments and Credit Risk
Letters of Credit
Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.
The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.
The Bank had total outstanding letters of credit amounting to $540,000 and $540,000 at June 30, 2024 and December 31, 2023, respectively, with maturities within the next 12 months.
Lines of Credit
Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
At June 30, 2024, the Bank had granted unused lines of credit to borrowers aggregating approximately $166,373,000 and $81,996,000 for commercial lines and open-end consumer lines, respectively. At December 31, 2023, the Bank had granted unused lines of credit to borrowers aggregating approximately $144,954,000 and $80,438,000 for commercial lines and open-end consumer lines, respectively.
Commitments to Originate Loans
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real

Heartland BancCorp
Notes to Consolidated Financial Statements
(Unaudited, table dollar amounts in thousands, except share data)
estate and residential real estate. At June 30, 2024, and December 31, 2023, the Bank had outstanding commitments to originate variable rate loans aggregating approximately $39,534,000 and $50,409,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.
Note 11:   Subsequent Events
On July 29, 2024, the Corporation and German American Bancorp, Inc. (“German American”) jointly announced the signing of an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) under which German American will acquire the Corporation in a stock transaction. Under the terms of the Merger Agreement, which was unanimously approved by the boards of directors of both companies, the Corporation will merge into German American. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each shareholder of the Corporation will receive 3.90 shares of the German American’s common stock.
Subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, including approval of the Corporations’ shareholders, the transaction is anticipated to close in the first quarter of 2025. The Merger Agreement provides certain termination rights for both German American and the Corporation and further provides that a termination fee of $10,000,000 will be payable by the Corporation to German American upon termination of the Merger Agreement under certain circumstances.
Management has evaluated subsequent events occurring through August 29, 2024, the date the consolidated financials statements were available to be issued and noted no other items required accrual or disclosure.

Independent Auditor’s Report
Board of Directors and Audit Committee
Heartland BancCorp
Whitehall, Ohio
Opinions on the Consolidated Financial Statements and Internal Control Over Financial Reporting
We have audited the consolidated financial statements of Heartland BancCorp, which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements. In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Heartland BancCorp as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
We also have audited Heartland BancCorp’s internal control over financial reporting as of December 31, 2023, based on criteria established in the Internal Control — Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, Heartland BancCorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on COSO.
Basis for Opinions
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements and Internal Control over Financial Reporting” section of our report. We are required to be independent of Heartland BancCorp and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.
Emphasis of Matter
As discussed in Note 1 to the consolidated financial statements, in 2023, Heartland BancCorp changed its method of accounting for credit losses on financial instruments due to the adoption of Accounting Standards Codification Topic 326: Financial Instruments — Credit Losses. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements and Internal Control Over Financial Reporting
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of effective internal control over financial reporting relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Management also is responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management Report.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Heartland BancCorp’s ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued.
Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements and Internal Control Over Financial Reporting
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and about whether effective internal control over financial reporting was maintained in all material respects, and to issue an auditor’s report that includes our opinions.
Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit of consolidated financial statements or an audit of internal control over financial reporting conducted in accordance with GAAS will always detect a material misstatement or a material weakness when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered to be material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit of consolidated financial statements and an audit of internal control over financial reporting in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audits.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the financial statement audit in order to design audit procedures that are appropriate in the circumstances.

•
Obtain an understanding of internal control over financial reporting relevant to the audit of internal control over financial reporting, assess the risks that a material weakness exists, and test and evaluate the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Heartland BancCorp’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the financial statement audit.

Definition and Inherent Limitations of Internal Control Over Financial Reporting
An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of Heartland BancCorp’s internal control over financial reporting included controls over the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9-C). An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Indianapolis, Indiana
March 7, 2024

Heartland BancCorp
Consolidated Balance Sheets
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
	2023	2022
Assets
Cash and cash equivalents	$36,682	$22,883
Available-for-sale securities	211,130	152,492
Held-to-maturity securities, fair value of $5 at December 31, 2022	—	5
Loans held for sale	1,145	1,345
Loans, net of allowance for credit losses of $17,927 and $16,591 at December 31, 2023 and 2022, respectively	1,531,280	1,387,842
Premises and equipment	33,649	30,476
Nonmarketable equity securities	6,866	6,627
Mortgage servicing rights, net	3,373	3,173
Foreclosed assets held for sale	10	5
Goodwill	12,389	12,389
Intangible assets	565	765
Deferred income taxes	6,448	7,516
Life insurance assets	20,315	19,790
Accrued interest receivable and other assets	19,363	17,818
Total assets	$1,883,215	$1,663,126
Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand	$487,631	$523,036
Savings, NOW and money market	711,198	609,676
Time	443,772	323,858
Total deposits	1,642,601	1,456,570
Repurchase agreements	4,583	5,213
Other borrowed funds	31,000	16,000
Subordinated debt	24,034	24,693
Interest payable and other liabilities	18,465	16,742
Total liabilities	1,720,683	1,519,218
Shareholders’ Equity
Common stock, without par value; authorized 20,000,000 shares; issued 2023 – 2,105,737 shares, 2022 – 2,099,587 shares	62,724	61,998
Retained earnings	120,065	107,165
Accumulated other comprehensive loss	(15,263)	(20,261)
Treasury stock at cost, 2023 – 90,612 and 2022 – 90,612 shares	(4,994)	(4,994)
Total shareholders’ equity	162,532	143,908
Total liabilities and shareholders’ equity	$1,883,215	$1,663,126
See Notes to Consolidated Financial Statements

Heartland BancCorp
Consolidated Statements of Income
Years Ended December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
	2023	2022
Interest Income
Loans	$84,423	$57,920
Securities
Taxable	4,321	2,498
Tax-exempt	2,441	2,346
Other	1,201	333
Total interest income	92,386	63,097
Interest Expense
Deposits	28,690	4,447
Borrowings	2,662	1,659
Total interest expense	31,352	6,106
Net Interest Income	61,034	56,991
Provision for Credit Losses	2,600	1,920
Net Interest Income After Provision for Credit Losses	58,434	55,071
Noninterest Income
Service charges	4,012	3,631
Gains on sale of loans and originated mortgage servicing rights	2,372	1,520
Loan servicing fees, net	1,530	1,505
Title insurance income	892	1,177
Increase in cash value of life insurance	525	409
Other	3,108	3,139
Total noninterest income	12,439	11,381
Noninterest Expense
Salaries and employee benefits	29,558	28,344
Net occupancy and equipment expense	4,231	3,920
Software and data processing fees	4,461	3,662
Professional fees	1,021	1,044
Marketing expense	1,199	1,012
Printing and office supplies	353	323
State financial institution tax	1,039	1,129
FDIC insurance premiums	1,166	369
Other	4,022	4,423
Total noninterest expense	47,050	44,226
Income Before Income Tax	23,823	22,226
Provision for Income Taxes	4,307	4,155
Net Income	$19,516	$18,071
Basic Earnings Per Share	$9.69	$9.00
Diluted Earnings Per Share	$9.62	$8.90
See Notes to Consolidated Financial Statements

Heartland BancCorp
Consolidated Statements of Comprehensive Income/(Loss)
Years Ended December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
	2023	2022
Net Income	$19,516	$18,071
Other Comprehensive Income/(Loss):
Unrealized gain/(loss) on available-for-sale securities, net of taxes/(benefit) of $1,329 and $(5,993) for 2023 and 2022, respectively	4,998	(22,544)
Other comprehensive income/(loss)	4,998	(22,544)
Comprehensive Income/(Loss)	$24,514	$(4,473)
See Notes to Consolidated Financial Statements

Heartland BancCorp
Consolidated Statements of Shareholders’ Equity
Years Ended December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock	Total
	Shares	Amount
Balance, December 31, 2021	2,004,175	$61,231	$94,638	$2,283	$(4,994)	$153,158
Net income			18,071			18,071
Other comprehensive loss				(22,544)		(22,544)
Dividends on common stock, $2.76 per share			(5,544)			(5,544)
Stock option expense		515				515
Stock options exercised	4,800	252				252
Balance, December 31, 2022	2,008,975	$61,998	$107,165	$(20,261)	$(4,994)	$143,908
Cumulative change for adoption of ASC 326 (see note 1)			(500)			(500)
Balance, January 1, 2023	2,008,975	$61,998	$106,665	$(20,261)	$(4,994)	$143,408
Net income			19,516			19,516
Other comprehensive income				4,998		4,998
Dividends on common stock, $3.04 per share			(6,116)			(6,116)
Stock option expense		478				478
Stock options exercised	6,150	248				248
Balance, December 31, 2023	2,015,125	$62,724	$120,065	$(15,263)	$(4,994)	$162,532
See Notes to Consolidated Financial Statements

Heartland BancCorp
Consolidated Statements of Cash Flows
Years Ended December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
	2023	2022
Operating Activities
Net income	$19,516	$18,071
Items not requiring (providing) cash
Depreciation and amortization	1,932	1,913
Provision for credit losses	2,600	1,920
Amortization of premiums and discounts on securities	787	872
Amortization of purchase accounting adjustments	142	236
Accretion of loan fees, net	(72)	(299)
Deferred income taxes	(102)	(119)
Stock option expense	478	515
Tax benefit related to stock options exercised	28	30
Gain on sale of loans	(1,312)	(1,219)
Increase in cash surrender value of life insurance	(525)	(409)
Changes in
Receivables due from loan sales	200	3,303
Interest receivable	(1,990)	(862)
Other assets	461	(3,068)
Interest payable and other liabilities	128	2,359
Net cash provided by operating activities	22,271	23,243
Investing Activities
Purchase of available-for-sale securities	(58,184)	(35,047)
Proceeds from maturities of available-for-sale securities	4,965	9,652
Proceeds from maturities of held-to-maturity securities	5	44
Purchase of nonmarketable equity securities	(239)	(603)
Net change in loans	(143,955)	(230,681)
Purchase of premises and equipment	(5,168)	(2,990)
Proceeds from sale of premises and equipment	104	53
Purchase of life insurance	—	(1,261)
Net cash used in investing activities	(202,472)	(260,833)
Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$66,117	$64,860
Net increase in certificates of deposit	119,941	135,710
Net decrease in repurchase agreements	(630)	(3,819)
Net change in fed funds	(10,000)	10,000
Proceeds/(repayment) of FHLB advances	25,000	(6,000)
Repayment of subordinated notes	(700)	—
Proceeds from stock options exercised	248	252
Dividends paid	(5,976)	(5,414)
Net cash provided by financing activities	194,000	195,589
Increase/(Decrease) in Cash and Cash Equivalents	13,799	(42,001)
Cash and Cash Equivalents, Beginning of Year	22,883	64,884
Cash and Cash Equivalents, End of Year	$36,682	$22,883
Supplemental Cash Flows Information
Interest paid	$30,973	$6,316
Income taxes paid (net of refunds)	$4,920	$4,030
Supplemental disclosure of noncash investing and financing activities
Right of use asset obtained in exchange for lease liability	$119	$1,777
See Notes to Consolidated Financial Statements

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Note 1:   Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Heartland BancCorp (“Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Heartland Bank (the “Bank”) and TransCounty Title Agency, LLC along with the Bank’s wholly-owned subsidiaries, Heartland Mortgage Corporation (inactive), Heartland Investments, Inc. (inactive) and Heartland Insurance Services, LLC (inactive). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in central Ohio and Greater Cincinnati. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes examinations by those regulatory authorities on an 18-month cycle.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, the Bank, TransCounty Title Agency, LLC and Heartland Insurance Services, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.
Business Combinations
Business combinations are accounted for under the acquisition method of accounting. Under the acquisition method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change include the determination of the allowance for credit losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets, credit loss on available-for-sale securities, and fair values of financial instruments.
Cash Equivalents
At December 31, 2023, the Company’s cash accounts exceeded federally insured limits by approximately $75,000.
Additionally, approximately $21,717,000 of cash is held by the Federal Reserve Bank of Cleveland and Federal Home Loan Bank of Cincinnati as of December 31, 2023, which is not federally insured.
Securities
Available-for-sale debt securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income/(loss). Held-to-maturity debt

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.
Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.
For AFS securities in an unrealized loss position, we first assess whether (i) we intend to sell, or (ii) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either case is affirmative, any previously recognized allowances are charged-off and the security’s amortized cost is written down to fair value through income. If neither case is affirmative, the security is evaluated to determine whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and any adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. Adjustments to the allowance are reported in our income statement as a component of credit loss expense. AFS securities are charged-off against the allowance or, in the absence of any allowance, written down through income when deemed uncollectible by management or when either of the aforementioned criteria regarding intent or requirement to sell is met. The company recognized no allowance for credit losses for AFS securities in 2023.
Prior to the adoption of ASU 2016-13, management evaluated securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warranted such an evaluation. For securities in an unrealized loss position, management considered the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assessed whether it intended to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings. The Company recognized no other-than temporary impairment in 2022.
Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase represent securities the Company routinely sells to certain treasury management customers and then repurchases these securities the next day. Securities sold under repurchase agreements are reflected as secured borrowings in the consolidated balance sheets at the amount of cash received in connection with each transaction.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for credit losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan. For all loan classes, the accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. For all loan classes, past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
For all loan classes, all interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when the principal and interest amounts contractually due are brought current and future payments are reasonably assured. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.
Discounts and premiums on purchased loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.
Purchased Credit Deteriorated (PCD) Loans
The Company has purchased loans, some of which have experienced more than insignificant credit deterioration since origination. Evidence of credit quality deterioration as of purchase dates may include information such as past-due and nonaccrual status, borrower credit risk grade and recent loan to value percentages. PCD loans are recorded at the amount paid. An allowance for credit losses is determined using the same methodology as other loans held for investment. The initial allowance for credit losses determined on a collective basis is allocated to individual loans. The sum of the loan’s purchase price and allowance for credit losses becomes it initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the allowance for credit losses are recorded through credit loss expense.
Upon adoption of ASC 326, the Company elected to maintain pools of loans that were previously accounted for under ASC 310-30 and will continue to account for these pools as a unit of account. Loans are only removed from the existing pools if they are written off, paid off, or sold. Upon adoption of ASC 326, the allowance for credit losses was determined for each pool and added to the pool’s carrying amount to establish a new amortized cost basis. The difference between the unpaid principal balance of the pool and the new amortized cost basis is the noncredit premium or discount which will be amortized into interest income over the remaining life of the pool. Changes to the allowance for credit losses after adoptions are recorded through credit loss expense.
Allowance for Credit Losses
On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new credit loss methodology, Current Expected Credit Losses (“CECL”), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. ASU 2016-13 amends guidance on reporting credit losses for financial assets held at amortized cost basis and available for sale debt securities. ASU 2016-13 eliminates the probable initial recognition threshold previously required under Generally Accepted Accounting Principles (“GAAP”) and instead, requires an entity to reflect its current estimate of all expected credit losses based on historical experience, current conditions and reasonable and supportable forecasts. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
amount expected to be collected. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the reserve for credit losses. Accrued interest receivable on loans totaled $6,397,000 at December 31, 2023 and is excluded from the estimate of credit losses. In addition, entities need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination.
The Company adopted Accounting Standards Certification (“ASC”) 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Results for the periods beginning after January 1, 2023 are presented under Accounting Standards Codification (“ASC”) 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The adoption of CECL resulted in an decrease to the total allowance for credit losses (“ACL”) on loans held for investment of $0.7 million, an increase in allowance for credit losses on unfunded loan commitments of $1.3 million, and an increase in deferred tax asset of $0.1 million. The Company also recorded a tax effected net reduction of retained earnings of $0.5 million upon adoption.
The allowance for credit losses is evaluated on a regular basis and established through charges to earnings in the form of a provision for credit losses. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
Portfolio Segmentation
Portfolio segmentation is defined as the pooling of loans based upon similar risk characteristics such that quantitative methodologies and qualitative adjustment factors for estimating the allowance for credit losses are constructed for each segment. The Company has identified 16 portfolio segments of loans to align with Federal Financial Institutions Examination Council’s (“FFIEC”) Call Report definitions.
The allowance for credit losses for Pooled Loans is estimated based upon periodic review of the collectability of the loans quantitatively correlating historical loan experience with reasonable and supportable forecasts using forward looking information. The Company primarily utilized a discounted cash flow (DCF) method to estimate the quantitative portion of the allowance for credit losses for loans evaluated on a collective pooled basis. The Company also utilized a Remaining Life Method (WARM) for Farmland and Agriculture segments. For each segment, a loss driver analysis (LDA) was performed in order to identify appropriate loss drivers and create a regression model for use in forecasting cash flows. The LDA utilized the Company’s own FFIEC Call Report data for all segments. Peer data was incorporated into the analysis for all segments. The Company has established a two-year reasonable and supportable forecast period with a one-year straight-line reversion to the long-term historical average. The Company’s policy is to utilize its own data, which includes loan-level loss data from March 31, 2004 through December 31, 2019, whenever possible. Peer data is utilized when there are not sufficient defaults for a satisfactory sound calculation, or if the Company does not have its own loan-level detail reflecting similar economic conditions as the forecasted loss drivers.
Key inputs into the DCF model include loan-level detail, including the amortized cost basis of individual loans, payment structure, loss history, and forecasted loss drivers. The Company uses forecasts from Moody’s Analytics. Other key assumptions include the probability of default (PD), loss given default (LGD), and prepayment/curtailment rates. When possible, the Company utilizes its own PDs for the reasonable and supportable forecast period. When it is not possible to use the Company’s own PDs, the LDA is utilized to determine PDs based on the forecasted economic factors. In all cases, the LDA is then utilized to determine the long-term historical average, which is reached over the reversion period. When possible, the Company utilizes its own LGDs for the reasonable and supportable forecast period. When it is not possible to use the Company’s own LGDs, the LGD is derived using a method referred to as Frye

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Jacobs. The Frye Jacobs method is a mathematical formula that traces the relationship between LGD and PD over time and projects the LGD based on the level of PD forecasted. In all cases, the Frye Jacobs method is utilized to calculate LGDs during the reversion period and long-term historical average. Prepayment and curtailment rates were calculated based on the Company’s own data utilizing a three-year average. When the discounted cash flow method is used to determine the allowance for credit losses, management incorporates expected prepayments to determine the effective interest rate utilized to discount expected cash flow.
Adjustments to the quantitative evaluation may be made to account for differences in current or expected qualitative risk characteristics such as changes in: underwriting standards, changes in the value of underlying collateral dependent loans, the existence and effect of portfolio concentration, delinquency level, regulatory environment, economic conditions, Company management and the status of portfolio administration including the Company’s loan review function.
Reserve for Unfunded Commitments
The reserve for unfunded commitments (the “Unfunded Commitment Liability” or “UCL”) represents the expected credit losses on off-balance sheet commitments such as unfunded commitments to extend credit and standby letters of credit. No allowance is recognized if the Company has the unconditional right to cancel the obligation. The Company is defining unconditionally cancellable in its literal sense, meaning that a commitment may be cancelled by the Company for any, or for no reason whatsoever. However, the Company in its business dealings, has no practical history of unconditionally canceling commitments. Commitments are not typically cancelled until a default or a defined condition occurs. The UCL is recognized as a liability (included within other liabilities in the Consolidated Balance Sheets), with adjustments to the reserve recognized as a provision for credit loss expense in the Consolidated Statements of Income. The UCL is determined by estimating expected future fundings, under each segment, and applying the expected loss rates. Expected future fundings over the estimated life of commitments are based on historical averages of funding rates (i.e., the likelihood of draws taken). To estimate future fundings on unfunded balances, current funding rates are compared to historical funding rates. Estimate of credit losses are determined using the same loss rates as funded loans.
Mortgage Servicing Rights
When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.
Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with loan servicing fees on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.
Servicing fee income, which is reported on the income statement as loan servicing fees, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal;

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.
Premises and Equipment
Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.
Nonmarketable Equity Securities
Nonmarketable equity securities consist of common stock in the Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB). The FRB and FHLB stocks are required investments for institutions that are members of the FRB and FHLB systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.
Foreclosed Assets Held for Sale
Foreclosed assets are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If the fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
Goodwill
Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized but tested for impairment at least annually. If the implied fair value of goodwill is lower than the carrying amount, a goodwill impairment is identified and recorded to expense. Subsequent increases in goodwill value are not recognized in the financial statements. The Company completed its most recent annual goodwill impairment test as of December 31, 2023 and concluded goodwill is not impaired. Changes in goodwill are further described in Note 6, Goodwill.
Company-owned Life Insurance
The Company has purchased life insurance policies on certain key executives. Company-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Stock Options
At December 31, 2023, the Company has a share-based employee compensation plan, which is described more fully in Note 16.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Income Taxes
The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. If necessary, the Company recognizes interest and penalties on income taxes as a component of income tax expense.
The Company files consolidated income tax returns with its subsidiaries in the U.S. federal jurisdiction. With a few exceptions, the Company is no longer subject to tax authorities for years before 2020. As of December 31, 2023, the Company had no uncertain income tax positions.
Earnings Per Share
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.
Comprehensive Income/(Loss)
Comprehensive income/(loss) consists of net income and other comprehensive income/(loss), net of applicable income taxes. Other comprehensive income/(loss) includes unrealized gains/(losses) on available-for-sale securities.
Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss consists of unrealized losses on available-for-sale securities, net of applicable income taxes.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Marketing Costs
Marketing costs are expensed as incurred.
Revenue From Contracts With Customers
The Company records revenue from contracts with customers in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606). Under Topic 606, the Company must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies a performance obligation. Significant revenue has not been recognized in the current reporting period that results from performance obligations satisfied in previous periods.
The majority of the Company’s revenues come from interest and dividend income on loans, investment securities, and other financial instruments that are outside the scope of ASC 606. The Company has evaluated the nature of its contracts with customers and determined that further disaggregation of revenue from contracts with customers into more granular categories beyond what is presented in the consolidated statements of income was not necessary. The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; and charged on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying Topic 606 that significantly affects the determination of the amount and timing of revenue from contracts with customers.
Service Charges on Deposit Accounts.   The Company generates revenues through fees charged to depositors related to deposit account maintenance fees, overdrafts, ATM fees, wire transfers and additional miscellaneous services provided at the request of the depositor. For deposit-related services, revenue is recognized when performance obligations are satisfied, which is, generally, at a point in time. This revenue is included in service charges on the consolidated statements of income.
Financial Planning and Wealth Advisory.   The Company offers financial planning, wealth management, insurance, and investment advisory services through LPL. Payments in connection with these services are governed by written agreements. Fees paid to The Company by LPL in accordance with the services provided are recognized when performance obligations are satisfied. This revenue is included in other income on the consolidated statements of income.
Title Insurance Services.   The Company provides residential and commercial title insurance services through its subsidiary, Trans County Title Agency. The Company’s primary relationships for title services are with real estate agents, lenders, attorneys and builders. Fees for title insurance and ancillary services such as closing services, title searches and lien searches are recognized when services are rendered, and performance obligations are satisfied. This revenue is included in title insurance income on the consolidated statements of income.
Interchange Income.   The Company earns interchange fees from debit and credit cardholder transactions conducted through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. This revenue is included in service charges on the consolidated statements of income.
Fair Value of Financial Instruments
The Company has adopted ASU 2016-01 “Financial Instruments,” which requires the use of an exit price to measure fair value for disclosure purposes and clarifies that entities should not make use of

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
practicability exception in determining the fair value of loans. Accordingly, the Company modified the calculation used to determine the disclosed fair value of loans held for investments as part of adopting this standard.
Adoption of New Accounting Standards
On January 1, 2023, the Company adopted ASU 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) (“ASC 326”) as amended. The new accounting guidance in this ASU replaces the incurred loss methodology with an expected loss methodology, which is referred to as the current expected credit loss (“CECL”) methodology. The CECL methodology is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to-maturity (“HTM”) debt securities. It also applies to off-balance sheet credit exposures (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). The CECL methodology requires an entity to estimate credit losses over the life of an asset or off-balance sheet credit exposure.
In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management determines that the Company does not intend to sell and it is more likely than not, that the Company will not be required to sell the securities.
The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Results for reporting periods beginning on or after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The adoption of CECL resulted in an decrease to our total allowance for credit losses (“ACL”) on loans held for investment of $0.7 million, an increase in allowance for credit losses on unfunded loan commitments of $1.3 million, and an increase in deferred tax asset of $0.1 million. The Company also recorded a tax effected net reduction of retained earnings of $0.5 million upon adoption.
The following table details the impact of the adoption of ASC 326:
	December 31, 2022	Impact of ASC 326 Adoption	January 1, 2023
Assets:
Allowance for credit losses	$16,591	$(678)	$15,913
Liabilities:
Allowance for unfunded commitments	$—	$1,310	$1,310
Retained Earnings:
Total pre-tax impact		$(632)
Tax effect		132
Decrease to Retained Earnings		$(500)
Reclassifications
Certain reclassifications have been made to the 2022 financial statements to conform to the 2023 financial statement presentation. These reclassifications had no effect on net income.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Note 2:   Securities
The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale Securities:
December 31, 2023:
U.S. government agencies	$55,115	$49	$(5,639)	$49,525
SBA Loan Pools	12,384	277	(40)	12,621
Mortgage-backed securities of U.S. Government sponsored enterprises	43,197	243	(2,793)	40,647
State and political subdivisions	104,727	379	(10,404)	94,702
Corporate bonds	15,148	—	(1,513)	13,635
Totals	$230,571	$948	$(20,389)	$211,130
December 31, 2022:
U.S. government agencies	$39,691	$—	$(6,680)	$33,011
Mortgage-backed securities of U.S. Government sponsored enterprises	21,843	1	(3,216)	18,628
State and political subdivisions	101,439	18	(14,438)	87,019
Corporate bonds	15,165	—	(1,331)	13,834
Totals	$178,138	$19	$(25,665)	$152,492
Held-to-maturity Securities:
December 31, 2022:
State and political subdivisions	$5	$—	$—	$5
The amortized cost and fair value of available-for-sale securities at December 31, 2023, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available-for-sale
	Amortized Cost	Fair Value
Within one year	$2,382	$2,372
One to five years	14,803	14,756
Five to ten years	44,426	42,449
After ten years	113,379	98,285
	174,990	157,862
SBA Loan Pools	12,384	12,621
Mortgage-backed securities of U.S. Government sponsored entities	43,197	40,647
Totals	$230,571	$211,130

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
The carrying value, which equals fair value, of securities pledged as collateral, to secure public deposits and for other purposes, was $60,956,000 at December 31, 2023 and $64,007,000 at December 31, 2022.
There were no sales of available-for-sale securities during the years ending December 31, 2023 and 2022.
Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2023 and 2022 was $147,640,000 and $144,029,000, which is approximately 70% and 94%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines resulted from changes in market interest rates. Management believes the declines in fair value for these securities are temporary.
The following tables show the gross unrealized losses and fair value of the Company’s investments for which an allowance for credit losses has not been recorded, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2023 and 2022:
	December 31, 2023
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$6,959	$(42)	$34,086	$(5,597)	$41,045	$(5,639)
SBA Loan Pools	3,900	(40)	—	—	3,900	(40)
Mortgage-backed securities of U.S. Government sponsored enterprises	5,653	(47)	15,650	(2,746)	21,303	(2,793)
State and political subdivisions	3,936	(43)	63,821	(10,361)	67,757	(10,404)
Corporate Bonds	613	(137)	13,022	(1,376)	13,635	(1,513)
Total temporarily impaired securities	$21,061	$(309)	$126,579	$(20,080)	$147,640	$(20,389)
	December 31, 2022
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$23,161	$(2,087)	$9,850	$(4,593)	$33,011	$(6,680)
SBA Loan Pools	—	—	—	—	—	—
Mortgage-backed securities of U.S. Government sponsored enterprises	6,575	(472)	11,966	(2,744)	18,541	(3,216)
State and political subdivisions	59,990	(6,029)	19,403	(8,409)	79,393	(14,438)
Corporate Bonds	7,136	(363)	5,948	(968)	13,084	(1,331)
Total temporarily impaired securities	$96,862	$(8,951)	$47,167	$(16,714)	$144,029	$(25,665)
U.S. Government Agencies
The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2023.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
SBA Loan Pools
The unrealized losses on the Company’s investment in SBA loan pools were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2023.
Mortgage-backed Securities of U.S. Government Sponsored Enterprises
The unrealized losses on the Company’s investment in mortgage-backed securities of U.S. Government sponsored enterprises were caused by changes in interest rates. The Company expects to recover the amortized cost bases over the term of the securities. Because the decline in market value is attributable to changes in interest rates, and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2023.
State and Political Subdivisions
The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2023.
Corporate Bonds
The unrealized losses on the Company’s investments in securities of corporations were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2023.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Note 3:   Loans and Allowance for Credit Losses
Classes of loans at December 31, include:
	2023	2022
Commercial	$172,662	$162,718
Commercial Real Estate:
Owner occupied	296,176	326,005
Non Owner occupied	501,030	391,429
Residential Real Estate:
1 – 4 Family	508,648	461,491
Home Equity	51,704	44,535
Consumer	18,987	18,255
Total loans	1,549,207	1,404,433
Less
Allowance for credit losses	(17,927)	(16,591)
Net loans	$1,531,280	$1,387,842
Loan balances are net of deferred loan fees and costs of $(901,000) and $(587,000) as of December 31, 2023 and 2022, respectively.
The following tables present the balance in the allowance for credit losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2023 and 2022:
	2023
		Commercial Real Estate		Residential Real Estate
	Commercial	Owner Occupied	Non Owner Occupied	1 – 4 Family	Home Equity	Consumer	Total
December 31, 2023:
Allowance for credit losses:
Balance, beginning of year	$3,069	$5,404	$4,831	$3,006	$193	$88	$16,591
Impact of adopting ASC 326	(2,223)	(1,021)	(2,017)	4,429	169	(15)	$(678)
Provision for credit losses	1,080	(684)	2,328	(403)	(123)	243	2,441
Losses charged off	(242)	—	—	—	—	(239)	(481)
Recoveries	11	1	—	—	3	39	54
Balance, end of year	$1,695	$3,700	$5,142	$7,032	$242	$116	$17,927

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
	2022
		Commercial Real Estate		Residential Real Estate
	Commercial	Owner Occupied	Non Owner Occupied	1 – 4 Family	Home Equity	Consumer	Total
December 31, 2022:
Allowance for credit losses:
Balance, beginning of year	$2,770	$4,661	$4,702	$2,554	$214	$64	$14,965
Provision charged to expense	466	742	129	452	(33)	164	1,920
Losses charged off	(173)	—	—	—	—	(186)	(359)
Recoveries	6	1	—	—	12	46	65
Balance, end of year	$3,069	$5,404	$4,831	$3,006	$193	$88	$16,591
Ending balance: individually evaluated for impairment	$24	$1,532	$—	$—	$—	$—	$1,556
Ending balance: collectively evaluated for impairment	$3,045	$3,872	$4,831	$3,006	$193	$88	$15,035
Loans:
Ending balance	$162,718	$326,005	$391,429	$461,491	$44,535	$18,255	$1,404,433
Ending balance: individually evaluated for impairment	$612	$7,738	$5,235	$1,517	$190	$2	$15,294
Ending balance: collectively evaluated for impairment	$162,106	$318,267	$386,194	$459,974	$44,345	$18,253	$1,389,139
The risk characteristics of each loan portfolio segment are as follows:
Commercial (Non-Real Estate)
Commercial loans are based on the identified cash flows of the borrower and on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.
Commercial Real Estate
These loans are viewed as cash flow loans with a significant emphasis on the value of real estate securing the loan. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type within the Company’s market area. Management monitors and evaluates commercial real estate loans based on collateral, market area, risk grade criteria, and concentrations. As a general rule, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate loans versus higher risk non-owner-occupied loans.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Residential Real Estate and Consumer
With respect to residential loans that are secured by one- to-four family residences and are generally owner occupied, the Company generally establishes a maximum loan-to-value ratio and generally requires private mortgage insurance if that maximum is exceeded. Home equity loans are typically secured by a subordinate interest in one-to-four family residences, and other consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. The security value can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
Internal Risk Categories
Loan grades are numbered 1 through 8. Grades 1 through 4 are considered pass grades. The grade of 5, or Special Mention, represents loans of lower quality and signs of potential weakness. The grades of 6, or Substandard, and 7, or Doubtful, refer to assets that are classified. The use and application of these grades by the Company will be uniform and shall conform to the Company’s policy.
Excellent (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.
Good (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.
Satisfactory (3) loans are of reasonable credit strength and repayment ability proving an average credit risk due to one or more underlying weaknesses.
Watch (4) borrowers in this grade are still considered acceptable from quality standpoint but have risk factors more substantial than for the typical satisfactory graded loan. Although identified weaknesses are present, performance on loans is acceptable with only moderate delinquency.
Special Mention (5) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.
Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful (7) loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.
Loss (8) loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
The following table presents the credit risk profile of the Company’s loan portfolio based on the Company’s internal rating categories by year of origination as of December 31, 2023:
	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
December 31, 2023:
Commercial
Pass	$23,020	$36,629	$15,600	$4,375	$5,801	$10,030	$62,787	$158,242
Special Mention	104	567	2,218	210	—	1,129	5,174	9,402
Substandard	—	—	173	—	2,382	463	2,000	5,018
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$23,124	$37,196	$17,991	$4,585	$8,183	$11,622	$69,961	$172,662
Current period gross charge-offs	$—	$—	$27	$215	$—	$—	$—	$242
Commercial Real Estate Owner Occupied
Pass	$20,998	$67,514	$56,025	$22,046	$32,517	$78,938	$6,311	$284,349
Special Mention	399	403	1,702	—	—	2,593	752	5,849
Substandard	50	273	—	360	—	5,295	—	5,978
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$21,447	$68,190	$57,727	$22,406	$32,517	$86,826	$7,063	$296,176
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Commercial Real Estate Non Owner Occupied
Pass	$78,376	$143,712	$81,347	$50,377	$42,262	$67,009	$7,567	$470,650
Special Mention	—	—	1,779	103	6,134	7,562	—	15,578
Substandard	—	—	—	—	7,936	6,866	—	14,802
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$78,376	$143,712	$83,126	$50,480	$56,332	$81,437	$7,567	$501,030
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate 1 – 4 Family
Pass	$76,680	$187,524	$112,468	$43,965	$20,430	$61,851	$3,618	$506,536
Special Mention	—	238	162	421	—	103	—	924
Substandard	—	90	—	170	179	749	—	1,188
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$76,680	$187,852	$112,630	$44,556	$20,609	$62,703	$3,618	$508,648
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
December 31, 2023:
Residential Real Estate Home Equity
Pass	$1,196	$1,550	$224	$308	$534	$1,174	$46,169	$51,155
Special Mention	350	—	—	—	—	—	74	424
Substandard	—	—	—	—	—	—	125	125
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$1,546	$1,550	$224	$308	$534	$1,174	$46,368	$51,704
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Pass	$2,238	$4,191	$1,639	$318	$80	$2,278	$8,175	$18,919
Special Mention	—	49	—	10	—	—	—	59
Substandard	—	9	—	—	—	—	—	9
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$2,238	$4,249	$1,639	$328	$80	$2,278	$8,175	$18,987
Current period gross charge-offs	$—	$7	$—	$—	$—	$11	$221	$239
The Company did not have any revolving loans convert to term financing during the year ended December 31, 2023.
The following table presents the credit risk profile of the Company’s loan portfolio based on the Company’s internal rating categories as of December 31, 2022:
	2022
		Commercial Real Estate		Residential Real Estate
	Commercial	Owner Occupied	Non Owner Occupied	1 – 4 Family	Home Equity	Consumer	Total
Pass	$149,411	$303,658	$372,643	$458,539	$43,911	$18,163	$1,346,325
Special mention	12,541	15,294	6,090	1,851	487	90	36,353
Substandard	766	7,053	12,696	1,101	137	2	21,755
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—
Total	$162,718	$326,005	$391,429	$461,491	$44,535	$18,255	$1,404,433
The Company evaluates the loan risk grading system definitions on an ongoing basis. No significant changes were made during the past year.
The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2023 and 2022:

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
	2023
	Past Due
	30 – 59 Days	60 – 89 Days	90 or More Days	Total Past Due	Current	Total Loans Receivable
Commercial	$—	$259	$474	$733	$171,929	$172,662
Commercial Real Estate:
Owner occupied	896	—	—	896	295,280	296,176
Non owner occupied	125	—	153	278	500,752	501,030
Residential Real Estate:
1 – 4 family	2,583	1,044	938	4,565	504,083	508,648
Home equity	25	114	120	259	51,445	51,704
Consumer	83	22	9	114	18,873	18,987
Total	$3,712	$1,439	$1,694	$6,845	$1,542,362	$1,549,207
	2022
	Past Due
	30 – 59 Days	60 – 89 Days	90 or More Days	Total Past Due	Current	Total Loans Receivable	90 or More Days Past Due and Accruing
Commercial	$646	$—	$224	$870	$161,848	$162,718	$9
Commercial Real Estate:
Owner occupied	—	—	—	—	326,005	326,005	—
Non owner occupied	—	—	—	—	391,429	391,429	—
Residential Real Estate:
1 – 4 family	2,244	—	305	2,549	458,942	461,491	298
Home equity	16	—	22	38	44,497	44,535	2
Consumer	29	26	—	55	18,200	18,255	—
Total	$2,935	$26	$551	$3,512	$1,400,921	$1,404,433	$309
Prior to the adoption of ASU 2016-13, a loan was considered impaired when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
The following table presents impaired loans for the year ended December 31, 2022:
	2022
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Balance of Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance:
Commercial	$535	$535	$—	$535	$17
Commercial real estate:
Owner occupied	3,588	3,588	—	3,596	203
Non Owner occupied	5,235	5,235	—	6,260	454
Residential real estate:
1 – 4 family	1,517	1,517	—	1,522	68
Home equity	190	190	—	197	9
Consumer	2	2	—	7	1
Loans with a specific valuation allowance:
Commercial	77	77	24	91	6
Commercial real estate:
Owner occupied	4,150	4,150	1,532	4,182	331
Non Owner occupied	—	—	—	—	—
Residential real estate:
1 – 4 family	—	—	—	—	—
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—
Total:
Commercial	612	612	24	626	23
Commercial real estate:
Owner occupied	7,738	7,738	1,532	7,778	534
Non Owner occupied	5,235	5,235	—	6,260	454
Residential real estate:
1 – 4 family	1,517	1,517	—	1,522	68
Home equity	190	190	—	197	9
Consumer	2	2	—	7	1
Totals	$15,294	$15,294	$1,556	$16,390	$1,089
Loans acquired with deteriorating credit are included with impaired loans.
Interest income recognized is not materially different than interest income that would have been recognized on a cash basis.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of December 31, 2023:
	Real Estate	Other
Commercial	$—	$1,094
Commercial Real Estate:
Owner occupied	6,931	—
Non Owner occupied	3,449	—
Residential Real Estate:
1 – 4 family	1,320	—
Home equity	125	—
Consumer	—	9
Total	$11,825	$1,103
The following tables present the Company’s nonaccrual loans at December 31, 2023 and 2022:
	2023
	Nonaccrual loans with a related ACL	Nonaccrual loans without a related ACL	Total Nonaccrual Loans	Total Loans >90 Days & Accruing
Commercial	$143	$331	$474	$—
Commercial Real Estate:
Owner occupied	—	210	210	—
Non Owner occupied	—	—	—	153
Residential Real Estate:
1 – 4 family	90	832	922	200
Home equity	—	5	5	114
Consumer	9	—	9	4
Totals	$242	$1,378	$1,620	$471
2022
Commercial	$556
Commercial Real Estate:
Owner occupied	—
Non Owner occupied	—
Residential Real Estate:
1 – 4 family	124
Home equity	19
Consumer	—
Total nonaccrual	$699
From time to time, the Company may modify certain loans to borrowers who are experiencing financial difficulty. In some cases, these modifications result in new loans. Loan modifications to borrowers experiencing financial difficulty may be in the form of principal forgiveness, interest rate reduction, term

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
extension, other-than-significant payment delay or a combination thereof, among other things. During the year-ended December 31, 2023 there were no modifications of loans to borrowers experiencing financial difficulty.
There were no new troubled debt restructurings in 2022.
During the year ended December 31, 2022, there were no troubled debt restructurings that subsequently defaulted within twelve months of the restructuring.
The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, as well as both standby and commercial letters of credit when there is a contractual obligation to extend credit and when this extension of credit is not unconditionally cancellable (i.e. commitment cannot be canceled at any time). The allowance for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the ACL for loans. The allowance for credit losses for unfunded loan commitments of $1,469,000 at December 31, 2023 is classified on the balance sheet within other liabilities.
The following table presents the balance and activity in the ACL for unfunded loan commitments for the twelve months ended December 31, 2023:
Twelve Months Ended December 31, 2023
Balance, beginning of period	$—
Adjustment for adoption of ASC 326	1,310
Provision for unfunded commitments	159
Balance, end of period	$1,469
Note 4:   Mortgage Servicing Rights
The following table summarizes mortgage servicing rights capitalized and related amortization, along with activity in the related valuation allowance:
	2023	2022
Loan servicing rights:
Carrying amount, beginning of year	$3,173	$3,096
Mortgage servicing rights capitalized during the year	587	460
Mortgage servicing rights amortization during the year	(387)	(524)
Net change in valuation allowance	—	141
Carrying amount, end of year	$3,373	$3,173
	2023	2022
Valuation allowance:
Beginning of year	$—	$141
Increase (reduction)	—	(141)
End of year	$—	$—

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
The fair value of mortgage servicing rights as of December 31, 2023 and 2022 were approximately $3,919,000 and $3,919,000. The unpaid principal balance of mortgage loans serviced for others as of December 31, 2023 and 2022 were approximately $373,494,000 and $365,298,000.
Note 5:   Premises and Equipment
Major classifications of premises and equipment, stated at cost, are as follows:
	2023	2022
Land and improvements	$7,642	$7,019
Building and improvements	30,616	27,578
Equipment	17,403	15,989
Total	55,661	50,586
Less accumulated depreciation	(22,012)	(20,110)
Net premises and equipment	$33,649	$30,476
Note 6:   Goodwill
Goodwill is recorded on the acquisition date of an entity. During the one-year measurement period, the Company may record subsequent adjustments to goodwill for provisional amounts recorded at the acquisition date. Goodwill at December 31, 2023 and 2022 was $12,389,000.
The Company reviews goodwill annually for impairment in accordance with ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill, or more frequently if events or circumstances warrant. The impairment analysis compares the estimated fair value of the Company with the Company’s net book value and may include various valuation considerations including comparable peer data, precedent transaction comparables, discounted cash flow analysis, overall financial performance, share price of the Company’s common stock and other factors.
At December 31, 2023 and 2022 the fair value exceeded the Company’s carrying value; therefore, it was concluded that goodwill was not impaired.
Note 7:   Other Intangible Assets
Core deposit intangibles and other intangibles are recorded on the acquisition date of an entity. During the one-year measurement period, the Company may record subsequent adjustments to these intangibles for provisional amounts recorded at the acquisition date. The carrying basis and accumulated amortization of recognized core deposit and other intangibles are noted below:
	2023	2022
Gross carrying amount	$1,570	$1,570
Purchase Adjustment	(11)	(11)
Accumulated amortization	(994)	(794)
Total core deposit and other intangibles	$565	$765
The core deposit intangibles and other intangibles are being amortized primarily on an accelerated basis over their estimated useful lives, generally over a period of five to ten years. Amortization expense for the years ended December 31, 2023 and 2022 was $200,000 and $225,000 respectively.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Estimated future amortization expense is summarized as follows:
Amortization Expense
2024	$174
2025	147
2026	123
2027	91
2028	30
$565
Note 8:   Lease Arrangements
The Company enters into leases in the normal course of business primarily for financial centers, business development offices, and information technology equipment. The Company’s leases have remaining terms ranging from 2 years to 13.7 years, some of which include renewal or termination options to extend the lease for up to 10 years. In addition, the Company has entered into subleases for space in certain vacated locations, the terms of which range from 2 years to 5 years. The Company’s leases do not include residual value guarantees or covenants. The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected not to recognize leases with original lease terms of less than 12 months (short-term leases) on the balance sheet.
Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make these lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.
The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB rate, adjusted for the lease term.
All of the Company’s right-of-use assets and lease liabilities totaling $3,927,000 at December 31, 2023 and $4,251,000 at December 31, 2022 are classified as operating leases.
Lease Expense
The components of total lease cost were as follows for the period ending:
	December 31, 2023	December 31, 2022
Operating lease cost	$674	$516
Operating lease cost below capitalization threshold	12	7
Short-term lease cost	1	43
Variable lease cost	1	1
Less: Sublease income	(150)	(110)
Total lease cost, net	$538	$457

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Lease Obligations
Future undiscounted lease payments for finance and operating leases with initial terms of one year or more as of December 31, 2023 are as follows:
Operating Leases
2024	$514
2025	527
2026	485
2027	492
2028	410
Thereafter	2,356
Total undiscounted lease payments	$4,784
Less: imputed interest	(857)
Net lease liabilities	$3,927
Supplemental Lease Information
	December 31, 2023	December 31, 2022
Operating lease weighted average remaining lease term (years)	10.0	10.8
Operating lease weighted average discount rate	3.87%	3.79%
Cash paid for amounts included in the measurement of lease liabilities Operating cash flows from operating leases	$674	$516
Note 9:   Interest-bearing Time Deposits
Interest-bearing time deposits in denominations of $250,000 or more were $79,554,000 on December 31, 2023 and $108,587,000 on December 31, 2022. The Company had brokered interest-bearing time deposits of $102,278,000 and $15,000,000 on December 31, 2023 and 2022, respectively.
At December 31, 2023, the scheduled maturities of time deposits are as follows:
2024	$287,576
2025	132,501
2026	5,911
2027	5,277
2028	12,507
Total time deposits	$443,772
Note 10:   Repurchase Agreements
The Company had repurchase agreements on December 31, 2023 and 2022 of $4,583,000 and $5,213,000 respectively. These agreements are secured by U. S. Government Agency, FHLB, FHLMC, FNMA and GNMA securities and such collateral is held in safekeeping with a third party. The maximum amount of outstanding agreements at any month end during 2023 and 2022 totaled $6,346,000 and $9,621,000, respectively, and the daily average of such agreements totaled $4,421,000 and $7,388,000 for 2023 and 2022,

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
respectively. These agreements mature daily. The following table represents the remaining contractual maturity of repurchase agreements disaggregated by the class of securities pledged as of December 31:
2023 Overnight & Continuous
December 31, 2023:
U.S. government agencies	$4,583
Totals	$4,583
Note 11:   Borrowings
The Bank has Federal Funds Borrowing Line Agreements with PCBB, US Bank, and PNC Bank that allow the Company to borrow up to $35,000,000, $20,000,000 and $5,000,000 in Federal Funds, respectively.
The Company has a Stock Secured Line Agreement with United Banker’s Bank that allows the Company to borrow up to $10,000,000.
The Bank has a cash management advance (CMA) line of credit with the Federal Home Loan Bank (FHLB) of Cincinnati. FHLB borrowings are collateralized by all shares of FHLB stock owned by the Bank and by the Bank’s residential mortgage loans. At December 31, 2023, the Bank had $206,604,000 available on its CMA line of credit. The Bank has the option of selecting a variable interest rate set daily for 90 days or a fixed interest rate for a maximum of thirty days. Variable interest rates are set daily based upon the FHLB’s published interest rates. Variable interest rate advances are prepayable with no fee. The fixed rate is not prepayable prior to maturity.
At December 31, 2023, advances from the Federal Home Loan Bank were $31,000,000 at a variable rate of 5.47% maturing by March 28, 2024. Each advance is payable either at its maturity date or amortizing over the life of the advance, with a prepayment penalty for fixed rate advances. The advances were collateralized by approximately $602,737,000 of residential mortgage assets under a blanket lien arrangement at year-end 2023.
Based on this collateral the Company has additional borrowing capacity of $206,604,000 at December 31, 2023.
Payments over the next five years and thereafter are as follows:
2024	$31,000
2025	—
2026	—
2027	—
2028	—
Thereafter	—
Total FHLB Advances	$31,000
On May 15, 2020, the Company completed a private issuance and sale, of subordinated notes at a 5.00% fixed to floating rate, to 21 accredited investors for an aggregate gross amount of $25,000,000 proceeds, net of related issuance costs of $415,000. The notes are fixed at 5.00% until June 15, 2025, when they will convert to the three-month term SOFR plus 490.0 basis points, repricing quarterly. Interest is payable in March and September of each year. The Subordinated notes will mature on May 15, 2030, and the Company cannot redeem the notes prior to May 15, 2025, subject to approval of the Board of Governors of

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
the Federal Reserve System, as required by law or regulation. This private placement included $5,360,000 of notes that were issued in exchange for the Company’s existing subordinated notes, issued on November 12, 2015, for net cash proceeds of $19,225,000.
In 2023, the Company paid off $700,000 of subordinated notes.
Note 12:   Income Taxes
The provision for income taxes includes these components:
	2023	2022
Taxes currently payable	$4,409	$4,274
Deferred income taxes	(102)	(119)
Income tax expense	$4,307	$4,155
A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:
	2023	2022
Computed at the statutory rate of 21%	$5,002	$4,668
Increase (decrease) resulting from
Tax exempt interest	(692)	(702)
Cash surrender value, net of premiums	(102)	(74)
Other	99	263
Actual tax expense	$4,307	$4,155

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:
	2023	2022
Deferred tax assets
Allowance for credit losses	$3,908	$3,617
Deferred compensation	759	719
Stock option expense	166	166
Unrealized losses on available-for-sale securities	4,083	5,385
Right of use lease liability	855	927
Deferred loan fees	—	4
Unfunded commitment liability	320	—
Other	74	91
Total deferred tax assets	10,165	10,909
Deferred tax liabilities
Depreciation	(1,483)	(1,283)
Purchase accounting adjustments	(538)	(385)
FHLB stock dividends	(94)	(94)
Prepaid expenses	(12)	(12)
Right of use lease asset	(855)	(927)
Other	(735)	(692)
Total deferred tax liabilities	(3,717)	(3,393)
Net deferred tax asset	$6,448	$7,516
Note 13:   Regulatory Matters
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting guidelines. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these financial statements.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier 1 capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2023, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2023, the most recent notification from the Federal Reserve categorized the Company and Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain capital ratios as set forth in the table that follows. There are no conditions or events since that notification that management believes have changed the Company or Bank’s category.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
The Company’s and Bank’s actual capital amounts and ratios are presented in the following table:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2023
Total Capital
(to Risk-Weighted Assets)
Consolidated	$209,075	13.5%	N/A	N/A	N/A	N/A
Bank	198,869	12.8%	124,295	8.0%	$155,369	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	164,929	10.6%	N/A	N/A	N/A	N/A
Bank	179,473	11.6%	93,221	6.0%	124,295	8.0%
Common Equity Tier I Capital
(to Risk-Weighted Assets)
Consolidated	164,929	10.6%	N/A	N/A	N/A	N/A
Bank	179,473	11.6%	69,916	4.5%	100,990	6.5%
Tier I Capital
(to Average Assets)
Consolidated	164,929	9.0%	N/A	N/A	N/A	N/A
Bank	179,473	9.8%	73,573	4.0%	91,967	5.0%
As of December 31, 2022
Total Capital
(to Risk-Weighted Assets)
Consolidated	$192,353	13.5%	N/A	N/A	N/A	N/A
Bank	182,486	12.8%	114,172	8.0%	$142,715	10.0%
Tier I Capital
(to Risk-Weighted Assets)
Consolidated	151,012	10.6%	N/A	N/A	N/A	N/A
Bank	165,895	11.6%	85,629	6.0%	114,172	8.0%
Common Equity Tier I Capital
(to Risk-Weighted Assets)
Consolidated	151,012	10.6%	N/A	N/A	N/A	N/A
Bank	165,895	11.6%	64,222	4.5%	92,765	6.5%
Tier I Capital
(to Average Assets)
Consolidated	151,012	9.4%	N/A	N/A	N/A	N/A
Bank	165,895	10.3%	64,318	4.0%	80,398	5.0%

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Generally, the Bank’s payment of dividends is limited to net income for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period.
The above minimum capital requirements exclude the 2.50% capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.
Note 14:   Related Party Transactions
At December 31, 2023 and 2022, the Bank had loans outstanding and lines of credit available to executive officers, directors, significant shareholders and their affiliates (related parties), in the amount of approximately $22,736,000 and $24,074,000, respectively.
In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.
Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.
Deposits from related parties held by the Bank at December 31, 2023 and 2022, totaled $23,067,000 and $32,528,000, respectively.
Note 15:   Employee Benefits
The Company has a retirement savings 401(k) plan covering substantially all employees. Employees may contribute up to the maximum amount allowable by the Internal Revenue Service with the Company matching 100% of the first 2% of employee compensation contributed, and 50% matching of the next 4%, for a maximum match of 4% of employee compensation. In addition, the Company may make additional discretionary contributions allocated to all eligible participants based on compensation. Employee contributions are always 100% vested. Employer contributions vest annually until the employee becomes fully vested after four years of participation in the plan. Employer contributions charged to expense for 2023 and 2022, were approximately $770,000 and $796,000, respectively.
The Company has supplemental retirement plans for certain former and current Senior Officers. Officers in the plans, upon retirement, will receive annually for ten or fifteen years a percentage of their final annual payroll amount exclusive of incentive and bonus amounts and may be partially offset by 401(k) or 401(k) and social security retirement benefits. The plans are uniquely designed for each participant. The charges to expense for 2023 and 2022 were $502,000 and $504,000, respectively. Such charges reflect the straight-line accrual over the period until full eligibility of the present value of benefits due each participant on the full eligibility date. For plans executed before 2016, a 6% discount factor is used. For plans executed after January 1, 2016, the accumulation period crediting rate was 43% of the prior year Return on Equity of the Company for 2023 and 2022; and the distribution period crediting rate is equal to the 10-Year U.S. Treasury note on the first day of each year plus 1%. The resulting liability at December 31, 2023 and 2022 was $3,483,000 and $3,300,000, respectively. The Company purchased life insurance on the participants.
The Bank has employment agreements with certain officers of the Bank. Under these agreements, the officers are employed for rolling one to three-year periods. Unless the Bank serves a termination notice to the officers before December 31 of each year, the agreements are automatically extended for one additional year. The Bank’s Board of Directors approve the officers’ base salaries annually. The agreements prohibit the

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
officers from soliciting banking business from customers of the Bank for a period of one to three years following the termination of the employment agreements.
Note 16:   Stock Option Plan
The Company has a fixed option plan under which the Company may grant options to selected directors, Advisory Board Members and employees for up to 249,738 shares of common stock that vest over two years or immediately if the recipient is 65 years old or older. The Company believes that such awards align the interests of its employees with those of its shareholders. The exercise price of each option is intended to equal the fair value of the Company’s stock on the date of grant. An option’s maximum term is ten years. The compensation cost for the stock option expense recognized in 2023 and 2022 totaled $478,000 and $515,000, respectively. As of December 31, 2023, there was $654,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan.
A summary of the status of the plan at December 31, 2023 and changes during the year then ended is presented below:
	2023
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Instrinsic Value
Outstanding, beginning of year	195,350	$81.67
Granted	63,840	83.36
Exercised	(6,150)	56.94
Forfeited or expired	(14,650)	77.23
Outstanding, end of year	238,390	$83.04	6.45	$1,544
Exercisable, end of year	175,450	$82.92	5.37	$1,250
The weighted-average grant-date fair value of options granted during 2023 was $13.83. There were no options granted in 2022. The total intrinsic value of options exercised during the year ended December 31, 2023 and 2022 was $190,000 and $195,000, respectively.
The fair value of each option award granted is estimated on the date of the grant using a Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock and other factors. The Company uses the simplified method to estimate option exercise and employee termination within the valuation model due to lack of historical data. The expected term of options granted represents the period of time that options are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
	2023	2022
Dividend yield	3.66%	N/A
Volatility factors of expected market price of common stock	20.39%	N/A
Risk-free interest rate	3.85%	N/A
Expected life (in years)	7.0	N/A
Weighted-average fair value of options granted during the year	$13.83	N/A

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Note 17:   Earnings Per Share
Earnings per share (EPS) were computed as follows:
	2023	2022
Basic
Net Income	$19,516	$18,071
Weighted average common shares outstanding	2,013,381	2,007,574
Basic earnings per common share	$9.69	$9.00
Diluted
Net income	$19,516	$18,071
Weighted average common shares outstanding for basic earnings per common share	2,013,381	2,007,574
Dilutive effects of assumed exercise of stock options	15,750	22,208
Average shares and dilutive potential common shares	2,029,131	2,029,782
Diluted earnings per common share	$9.62	$8.90
Options to purchase 144,940 and 88,150 shares of common stock at a weighted-average exercise price of $88.54 and $92.50 per share were outstanding at December 31, 2023 and 2022, respectively, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.
Note 18:   Disclosures about Fair Value of Assets and Liabilities
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:
Level 1   Quoted prices in active markets for identical assets or liabilities
Level 2   Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities
Level 3    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Recurring Measurements
The following tables present the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2023 and 2022:
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2023:
U.S. government agencies	$49,525	$—	$49,525	$—
SBA Loan Pools	12,621	—	12,621	—
Mortgage-backed securities of U.S. government sponsored enterprises	40,647	—	40,647	—
State and political subdivisions	94,702	—	94,702	—
Corporate Bonds	13,635	—	13,635	—
December 31, 2022:
U.S. government agencies	$33,011	$—	$33,011	$—
Mortgage-backed securities of U.S. government sponsored enterprises	18,628	—	18,628	—
State and political subdivisions	87,019	—	87,019	—
Corporate Bonds	13,834	—	13,834	—
Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets. There have been no significant changes in the valuation techniques during the year-ended December 31, 2023.
Available-for-Sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatility, prepayments, defaults, cumulative loss projections and cash flows. Level 2 securities include U.S. government agencies, Mortgage-backed securities of U.S. government sponsored enterprises, State and political subdivisions and corporate bonds. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Nonrecurring Measurements
The following tables present the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2023 and 2022:
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2023:
Collateral-dependent loans	$3,054	$—	$—	$3,054
December 31, 2022:
Collateral-dependent impaired loans	$2,404	$—	$—	$2,404
Mortgage servicing rights	3,919	—	—	3,919
Following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.
Collateral-Dependent Loans, Net of ACL
The estimated fair value of collateral-dependent loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent loans are classified within Level 3 of the fair value hierarchy.
The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by comparison to historical results.
Mortgage Servicing Rights
MSRs do not trade in an active market with readily observable prices. Accordingly, the fair value of these assets is classified as Level 3. The Company determines the fair value of MSRs using an income approach model based upon the Company’s month — end interest rate curve and prepayment assumptions. The model utilizes assumptions to estimate future net servicing income cash flows, including estimates of time decay, payoffs and changes in valuation inputs and assumptions. The Company reviews the valuation assumptions against this market data for reasonableness and adjusts the assumptions if deemed appropriate. The carrying amount of the MSRs were not increased in 2023 for the fair value.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Unobservable (Level 3) Inputs
The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements at December 31, 2023 and 2022:
	Fair Value at 12/31/2023	Valuation Technique	Unobservable Inputs	(Weighted Average)
Collateral-dependent loans	$3,054	Market comparable properties	Marketability discounts	20 – 20% (20%)
	Fair Value at 12/31/2022	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Collateral-dependent impaired loans	$2,404	Market comparable properties	Marketability discounts	20 – 20% (20%)
Mortgage servicing rights	3,919	Discounted cash flow	Discount rate	9.5 – 9.5% (9.5%)
			Constant prepayment rate	3 – 15% (9%)
Sensitivity of Significant Unobservable Inputs
The following is a discussion of the sensitivity of significant unobservable inputs, the interrelationships between those inputs and other unobservable inputs used in recurring fair value measurement and of how those inputs might magnify or mitigate the effect of changes in the unobservable inputs on the fair value measurement.
Collateral-Dependent loans
The significant unobservable input used in the fair value measurement of the Company’s collateral-dependent loans is the marketability discount. Significant increases in this input in isolation would result in a significantly lower fair value measurement.
Mortgage Servicing Rights
Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate, prepayment speed and default rate. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.
Mortgage servicing rights are tested for impairment on at least an annual basis. The Controller’s office contracts with a pricing specialist to generate fair value estimates. The Controller’s office challenges the reasonableness of the assumptions used and reviews the methodology to ensure the estimated fair value is appropriate.
Fair Value of Financial Instruments
The following table presents estimated fair values of the Company’s financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2023 and 2022:

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2023
Financial assets
Cash and cash equivalents	$36,682	$36,682	$—	$—
Loans held for sale	1,145	—	—	1,145
Loans, net of allowance for credit losses	1,531,280	—	—	1,429,455
Nonmarketable equity securities	6,866	—	6,866	—
Interest receivable	8,101	—	8,101	—
Financial liabilities
Deposits	1,642,601	—	1,641,770	—
Repurchase agreements	4,583	—	4,583	—
Other borrowed funds	31,000	—	31,000	—
Subordinated debt	24,034	—	19,755	—
Interest payable	1,306	—	1,306	—
December 31, 2022
Financial assets
Cash and cash equivalents	$22,883	$22,883	$—	$—
Held-to-maturity securities	5	—	5	—
Loans held for sale	1,345	—	—	1,345
Loans, net of allowance for credit losses	1,387,842	—	—	1,332,624
Nonmarketable equity securities	6,627	—	6,627	—
Interest receivable	6,111	—	6,111	—
Financial liabilities
Deposits	1,456,570	—	1,449,548	—
Repurchase agreements	5,213	—	5,213	—
Other borrowed funds	16,000	—	16,000	—
Subordinated debt	24,693	—	19,504	—
Interest payable	927	—	927	—
Note 19:   Commitments and Credit Risk
Letters of Credit
Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.
The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
The Bank had total outstanding letters of credit amounting to $540,000 and $203,000 at December 31, 2023 and 2022, respectively, with maturities within the next 12 months.
Lines of Credit
Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
At December 31, 2023, the Bank had granted unused lines of credit to borrowers aggregating approximately $144,954,000 and $80,438,000 for commercial lines and open-end consumer lines, respectively. At December 31, 2022, the Bank had granted unused lines of credit to borrowers aggregating approximately $136,805,000 and $71,861,000 for commercial lines and open-end consumer lines, respectively.
Commitments to Originate Loans
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. At December 31, 2023, and 2022, the Bank had outstanding commitments to originate variable rate loans aggregating approximately $50,409,000 and $14,178,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Note 20:   Condensed Financial Information (Parent Company Only)
Presented below is condensed financial information as to the financial position, results of operations and cash flows of the Company:
Condensed Balance Sheets
	December 31,
	2023	2022
Assets
Cash and cash equivalents	$9,757	$10,227
Investment in common stock of subsidiaries	177,584	159,243
Other assets	1,110	884
Total assets	$188,451	$170,354
Liabilities
Subordinated debt	24,034	24,693
Other liabilities	1,885	1,753
Total liabilities	25,919	26,446
Shareholders’ Equity	162,532	143,908
Total liabilities and shareholders’ equity	$188,451	$170,354

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Condensed Statements of Income and Comprehensive Income/(Loss)
	Year Ending December 31,
	2023	2022
Income
Dividends from the Bank	$7,366	$6,791
Interest income	35	21
Other income	21	22
Total income	7,422	6,834
Expenses
Interest expense	1,270	1,294
Other expenses	480	390
Total expenses	1,750	1,684
Income Before Income Tax and Equity in Undistributed Income of the Bank	5,672	5,150
Income Tax Benefit	(383)	(375)
Income Before Equity in Undistributed Income of the Bank	6,055	5,525
Equity in Undistributed Income of subsidiaries	13,461	12,546
Net Income	$19,516	$18,071
Comprehensive Income/(Loss)	$24,514	$(4,473)

Heartland BancCorp
Notes to Consolidated Financial Statements
December 31, 2023 and 2022
(Table dollar amounts in thousands, except share data)
Condensed Statements of Cash Flows
	Year Ending December 31,
	2023	2022
Operating Activities
Net income	$19,516	$18,071
Stock option expense	478	515
Tax benefit related to stock options exercised	28	30
Items not providing cash	(13,890)	(12,863)
Net cash provided by operating activities	6,132	5,753
Investing Activities
Investment in venture capital fund	(174)	(110)
Net cash used in investing activities	(174)	(110)
Financing Activities
Repayment of subordinated debt	(700)	—
Dividends paid	(5,976)	(5,414)
Proceeds from stock options exercised	248	252
Net cash used in financing activities	(6,428)	(5,162)
Net Change in Cash and Cash Equivalents	(470)	481
Cash and Cash Equivalents at Beginning of Year	10,227	9,746
Cash and Cash Equivalents at End of Year	$9,757	$10,227
Note 21:   Subsequent Events
Subsequent events have been evaluated through March 7, 2024 which is the date the financial statements were available to be issued.

Annex A — Agreement and Plan of Reorganization
Annex B — Heartland Voting Agreement
Annex C — German American Voting Agreement
Annex D — Opinion of Raymond James & Associates, Inc.
Annex E — Opinion of Keefe, Bruyette & Woods, Inc.
Annex F — Ohio Dissenters’ Rights Statute

Annex A
AGREEMENT AND PLAN OF REORGANIZATION
by and among
HEARTLAND BANCCORP,
an Ohio corporation,
HEARTLAND BANK,
an Ohio bank,
GERMAN AMERICAN BANCORP, INC.,
an Indiana corporation,
and
GERMAN AMERICAN BANK,
an Indiana bank
July 29, 2024

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of July 29, 2024, by and among HEARTLAND BANCCORP, an Ohio corporation (“HLAN”), HEARTLAND BANK, an Ohio bank (“Heartland”), GERMAN AMERICAN BANCORP, INC., an Indiana corporation (“GABC”), and GERMAN AMERICAN BANK, an Indiana bank (“German American”).
Recitals
A.   HLAN is a corporation duly organized and existing under Ohio Revised Code Chapter 1701 (“Ohio General Corporation Law”) that is duly registered with the Board of Governors of the Federal Reserve System (“FRB”) as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). HLAN owns all of the outstanding capital stock of Heartland, which is duly organized and existing as a bank under Ohio Revised Code Chapters 1101-1127 (“Ohio Banking Law”) and, as of the date of this Agreement, operates seventeen (17) full service and three (3) limited service banking offices in five (5) counties in Ohio (namely, Delaware, Fairfield, Franklin, Hamilton and Licking) and three (3) full service banking offices in three (3) counties in Kentucky (namely, Kenton, Boone and Campbell). Heartland Insurance Services, LLC, an Ohio limited liability company (“HLAN Insurance”), is a wholly-owned subsidiary of Heartland. TransCounty Title Agency, LLC (“HLAN Title”) is an Ohio limited liability company and wholly-owned by HLAN. Heartland, HLAN Insurance and HLAN Title are referred to as the “HLAN Subsidiaries” herein.
B.   GABC is a corporation duly organized and existing under Indiana Business Corporation Law (“IBCL”) that is duly registered with the FRB as a financial holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the Indiana Financial Institutions Act (“IFIA”) and, as of the date of this Agreement, operates seventy-six (76) banking offices in nineteen (19) counties in Indiana and fourteen (14) counties in Kentucky. The subsidiaries of GABC listed on Exhibit 21 to GABC’s Annual Report on Form 10-K for the annual period ended December 31, 2023 are referred to as the “GABC Subsidiaries” herein.
C.   The parties desire to effect transactions whereby, in consideration of the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as “GABC Common”) to the shareholders of HLAN in exchange for their shares of common stock, no par value, of HLAN (“HLAN Common”), HLAN will be merged with and into GABC, with GABC continuing as the surviving entity, and, immediately thereafter, Heartland will be merged with and into German American, with German American continuing as the surviving entity (collectively, the Holding Company Merger (defined below) and the Bank Merger (defined below) are the “Mergers”).
D.   For federal income tax purposes, it is intended that the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.
Agreements
In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:
ARTICLE I
TERMS OF THE MERGERS & CLOSING
Section 1.01.   The Holding Company Merger.   Pursuant to the terms and provisions of this Agreement, the IBCL, and Ohio General Corporation Law, HLAN shall merge with and into GABC (the “Holding Company Merger”). HLAN shall be the “Merging Corporation” in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the Holding

Company Merger. GABC shall be the “Surviving Corporation” in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.
Section 1.02.   Effect of the Holding Company Merger.   The Holding Company Merger shall have all the effects provided with respect to the merger of a foreign corporation with and into an Indiana corporation under the IBCL and all the effects provided with respect to a merger of an Ohio corporation with and into a foreign corporation under the Ohio General Corporation Law.
Section 1.03.   The Holding Company Merger — Conversion of Shares.
(a)   At the time of filing with the Indiana Secretary of State and the Ohio Secretary of State of appropriate Articles/Certificate of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles/Certificate of Merger (the “Effective Time”), all of the shares of HLAN Common that, immediately prior to the Effective Time, are issued and outstanding (except for “Dissenting Shares” as provided in Section 1.03(i) below and shares of HLAN Common held in the HLAN 401(k) Plan (as defined in Section 4.11 below)) shall, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, be converted in accordance with subsection (b) of this Section 1.03 into the right to receive, subject to the provisions set forth in this Agreement, newly-issued shares of GABC Common (together, the Fractional Shares Cash Payment (defined below) and such newly-issued shares of GABC Common are collectively referred to in this Agreement as the “Merger Consideration”).
(b)   Each record holder of HLAN Common (other than Dissenting Shares and shares of HLAN Common held in the HLAN 401(k) Plan) immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder’s shares of HLAN Common then held of record by such record holder 3.90 (the “Exchange Ratio”) newly-issued shares of GABC Common. Heartland, as the administrator and record holder (through CEDE & Co.) of shares of HLAN Common held in the HLAN 401(k) Plan, shall be entitled to receive from GABC on the business day on which the Effective Time occurs, on behalf of the beneficial owners of shares of HLAN Common held therein, a cash payment equal to the Exchange Ratio (as adjusted pursuant to Section 7.08) multiplied by the greater of: (i) the Average GABC Closing Price (as defined in Section 1.03(c)) or (ii) the closing trading price of GABC Common on the trading day that is the first business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) (the “GABC Closing Date Price”), in exchange for each share of HLAN Common held immediately prior to the Effective Time (the “401(k) Cash Payment”).
(c)   To the extent that the holders of any options to purchase HLAN Common granted by HLAN (“Options”) under the Heartland BancCorp 2016 Stock Option Plan (the “HLAN Stock Option Plan”) are then validly exercisable by the holders thereof but have not been validly exercised on or before the Effective Time (“Cancelled Rights”), and subject to any action required by HLAN’s Board of Directors and any consent required by any holder of a stock option, such Cancelled Rights (i) shall, at the Effective Time, be deemed to have been cancelled and shall no longer be deemed to represent the right to receive shares of HLAN Common on any terms or conditions, and shall not be converted into the right to receive shares of GABC Common or other equity-based consideration pursuant to the Merger, and (ii) shall be deemed at all times at and after the Effective Time to represent only the right to receive, subject to compliance by the holders thereof with this Section 1.03(c), a cash payment in cancellation of the rights of the holders thereof (the “Cancellation Payment”). The Cancellation Payment for each stock option for a share of HLAN Common shall be equal to an amount payable in cash equal to the difference between (i) the Exchange Ratio (as adjusted pursuant to Section 7.08) multiplied by the volume weighted average of the trading prices of GABC Common, rounded to the nearest cent, during the ten (10) consecutive trading days ended on the trading day that is the fourth business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) (the “Average GABC Closing Price”), less (ii) the Option exercise price per share, and less (iii) any applicable withholding taxes (the “Cancellation Amount”). As a condition to its obligation to pay the Cancellation Payment to any holder of Cancelled Rights pursuant to this Section 1.03(c), GABC shall be entitled to require from each such holder an agreement, in form and substance reasonably acceptable to HLAN, agreeing to accept such Cancellation Payment in complete cancellation, satisfaction and release of all claims of such holder in respect thereof (the “Cancellation Agreement”) plus the surrender of the original stock option agreement evidencing such unexercised Options (the “Cancellation Documentation”). It shall be a condition of payment of the Cancellation Payment that the Cancellation Agreement shall be properly executed and that the underlying stock option agreement that evidences the Cancelled Right shall include terms allowing for cancellation and that GABC may withhold from the person requesting such Cancellation Payment, or in the case of transfer taxes such person shall pay to GABC, any required taxes or establish to the reasonable satisfaction of GABC that such tax has been paid or is not subject to withholding by GABC. Subject to the terms and conditions of such Cancellation Agreement, including, without limitation the prior completion of the Holding Company Merger, GABC shall be required to pay promptly, but no later than within five (5) business days after GABC receives reasonably complete Cancellation Agreement and Cancellation Documentation, the Cancellation Amount (with interest at the Federal Funds rate if such payment is delayed more than five (5) business days thereafter) to any such holder upon the delivery of such Cancellation Agreement and Cancellation Documentation to GABC at the principal offices of GABC in Jasper, Indiana, on any trading day after the date on which the Effective Time occurs, subject to applicable unclaimed property laws. If any holder of an Option does not consent to the treatment of his or her Options under this Section 1.03(c), his or her Options will be converted to stock options to purchase the Merger Consideration or the value thereof in accordance with the terms of the applicable HLAN Stock Option Plan.
(d)   The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.
(e)   No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of HLAN Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of HLAN Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the Average GABC Closing Price (the “Fractional Shares Cash Payment”).
(f)   At the Effective Time, each share of HLAN Common, if any, held in the treasury of HLAN or by any direct or indirect subsidiary of HLAN (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(g)   At the Effective Time, all of the outstanding shares of HLAN Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HLAN Common (“Certificates,” it being understood that any reference herein to “Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of HLAN Common) shall thereafter cease to have any rights with respect to such shares, except: (i) the right of such holders to receive, without interest, the Fractional Shares Cash Payment and the certificates or, at the option of GABC, evidence of shares in book-entry form, representing the shares of GABC Common upon the surrender of such Certificate or Certificates in accordance with Section 1.07; or (ii) the right to receive payment (the “Dissenters Cash Payment”) of the fair value of Dissenting Shares (as defined below) in accordance with the provisions of the Ohio General Corporation Law and Section 1.03(i).
(h)   If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC Common, or the outstanding shares of GABC Common shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, subdivision, combination, stock split, reverse stock split or other similar change in capitalization, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate and proportionate adjustment or adjustments will be made to the Exchange Ratio to give the holders of HLAN Common the same economic effect as contemplated by this Agreement prior to such event.
(i)   Shares of HLAN Common which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the Ohio General Corporation Law will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive the Dissenters Cash Payment unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the Ohio General Corporation Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of HLAN Common will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. HLAN will give GABC prompt notice of any notices of intent to demand payment received by HLAN with respect to shares of HLAN Common. Prior to the Effective Time, HLAN will not, except with the prior written consent of GABC, make any payment with respect to, or settle or offer to settle, any such demands.
Section 1.04.   The Holding Company Merger — Cancellation of Options.   To the extent that, immediately prior to the Effective Time, there are (even though HLAN has represented and warranted pursuant to Section 2.01(e) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options (or warrants or other rights to purchase securities issued by HLAN) (whether to employees or directors of HLAN, Heartland or others) other than the Cancelled Rights that are described by Section 1.03(c) (such rights to purchase or convert, other than the Cancelled Rights, are referred to herein as the “Unscheduled Purchase Rights”), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled without consideration (and any and all stock option plans, warrant purchase agreements, or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated without consideration), and HLAN shall not accept any purported notice of exercise of any such Unscheduled Purchase Right but shall promptly notify GABC of any such purported notice. GABC shall have no obligation to any employee, director, agent or other person claiming by or through HLAN or its predecessor in interest with respect to any claim arising in respect of any such Unscheduled Purchase Right (or plan or arrangement).
Section 1.05.   The Bank Merger.   Heartland and HLAN shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the “Bank Merger Agreement” and collectively with this Agreement, the “Plans of Merger”) substantially in the form attached hereto as Exhibit 1.05, to cause Heartland to merge with and into German American (the “Bank Merger”) in accordance with all applicable laws and regulations, effective immediately after the Effective Time after the consummation of the Holding Company Merger.
Section 1.06.   The Closing.   The closing of the Mergers (the “Closing”) shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as determined in accordance with Section 1.08.
Section 1.07.   Exchange Procedures; Surrender of Certificates.
(a)   GABC shall appoint Computershare as the exchange agent for the surrender of Certificates formerly representing HLAN Common (other than Dissenting Shares and shares of HLAN Common held in the HLAN 401(k) Plan) in exchange for the Merger Consideration (Computershare is referred to herein as the “Exchange Agent”).
(b)   At least one business day prior to the Effective Time, GABC shall provide to the Exchange Agent the aggregate number of GABC Common and an amount in cash representing the Fractional Shares Cash Payment pursuant to Section 1.03(e) hereto, all of which shall be held by the Exchange Agent in trust for the holders of HLAN Common (collectively, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as set forth in this Section 1.07.
(c)   Within five (5) business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of HLAN Common whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the “Merger Letter of Transmittal”) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Except with respect to Dissenting Shares, promptly after surrender to the Exchange Agent of a Certificate(s), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to such surrendering Certificate holder the applicable amount of Merger Consideration.

No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or GABC shall have withheld such other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.
(d)   No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates and a duly executed Merger Letter of Transmittal. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of backup withholding, if any, which may be required with respect thereto), between the Effective Time and the time of such surrender.
(e)   If a Certificate or the Cancellation Documentation is lost, stolen or destroyed, as the case may be, then upon the making of an affidavit of that fact by the person claiming such Certificate or Cancellation Documentation to be lost, stolen or destroyed in a form reasonably acceptable to GABC, GABC will issue in exchange for such lost, stolen or destroyed Certificate or Cancellation Documentation the Merger Consideration or the Cancellation Payment, as applicable, with respect to each share of HLAN Common formerly evidenced by the Certificate or with respect to each Option evidenced by the Cancellation Documentation. GABC reserves the right to require that a surety bond on terms and in an amount reasonably satisfactory to GABC be provided to GABC at the expense of the HLAN shareholder or option holder in the event that such shareholder or option holder claims loss of a Certificate or Cancellation Documentation and requests that GABC waive the requirement for surrender of such Certificate or Cancellation Documentation; provided, however, that GABC shall use its best efforts to resolve lost Certificate or Cancellation Documentation issues with HLAN shareholders and option holders to avoid undue expense for shareholders and option holders.
Section 1.08.   The Closing Date.   Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned and subject to the satisfaction (or waiver, where applicable) of the conditions set forth in Article VI, the Closing shall take place on the first day of the calendar month (other than a calendar month in which the last day of a calendar quarter occurs) following each of the conditions in Section 6.01(c), Section 6.01(d), Section 6.01(f), Section 6.02(c), Section 6.02(d), and Section 6.02(f) being satisfied or waived, or on such later or earlier date as HLAN and GABC may agree (the “Closing Date”). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 12:01 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree.
Section 1.09.   Actions At Closing.
(a)   At the Closing, HLAN shall deliver to GABC:
(i)   certified copies of the articles of incorporation and codes of regulations (including any and all amendments thereto) of HLAN and Heartland, certified copies of the articles of organization and operating agreements of HLAN Insurance and HLAN Title;
(ii)   a certificate signed by the Chief Executive Officer of HLAN, dated as of the Effective Time, stating, to his knowledge and belief, that: (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.01(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of HLAN have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) HLAN and Heartland have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;
(iii)   certified copies of the resolutions of HLAN’s Board of Directors and shareholders, approving and authorizing the execution of this Agreement and authorizing the consummation of the Holding Company Merger;
(iv)   a certified copy of the resolutions of the Board of Directors of Heartland and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;
(v)   a certificate of the Ohio Secretary of State, dated a recent date, stating that HLAN is duly incorporated and existing under Ohio law (or such other good standing language as provided by the Ohio Secretary of State);
(vi)   a certificate of the Ohio Secretary of State, dated a recent date, stating that Heartland is duly incorporated and existing under Ohio law (or such other good standing language as provided by the Ohio Secretary of State);
(vii)   certificates of the Ohio Secretary of State, dated a recent date, stating that HLAN Insurance and HLAN Title are duly organized and existing under Ohio law (or such other good standing language as provided by the Ohio Secretary of State);
(viii)   a certified list of the holders of HLAN Common of record as of the close of business on the business day immediately preceding the Closing Date showing, by holder and in the aggregate, the number of shares of HLAN Common of record as of such time;
(ix)   a certified list of those holders of HLAN Common of record as of the close of business on the business day immediately preceding the Closing Date who are holders of Dissenting Shares and the number of shares of HLAN Common as to which each of them are holding Dissenting Shares; and
(x)   third party consents required to consummate the transactions contemplated in this Agreement as set forth in Section 2.02(e) of the disclosure schedule that has been prepared by HLAN and delivered by HLAN to GABC in connection with the execution and delivery of this Agreement (the “HLAN Disclosure Schedule”).
(b)   At the Closing, GABC shall deliver to HLAN:
(i)   a certificate signed by the Chief Executive Officer of GABC, dated as of the Effective Time, stating, to his knowledge and belief, that: (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.02(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of GABC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) GABC and German American have performed and complied in all material respects, unless waived by HLAN, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;
(ii)   a certified copy of the resolutions of GABC’s Board of Directors and of its shareholders authorizing the execution of this Agreement and the consummation of the Holding Company Merger;
(iii)   a certified copy of the resolutions of German American’s Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger; and
(iv)   a certificate of the Indiana Secretary of State, dated a recent date, stating that GABC is duly incorporated and existing under Indiana law;
(v)   a certificate of the Indiana Secretary of State, dated a recent date, stating that German American is duly incorporated and existing under Indiana law;

(vi)   a certificate of the Indiana Secretary of State, dated a recent date, stating that GABC Insurance and GABC Investment (both defined below) are duly organized and existing under Indiana law; and
(vii)   third party consents required to consummate the transactions contemplated in this Agreement as set forth in Section 3.02(b) of the disclosure schedule that has been prepared by GABC and delivered by GABC to HLAN in connection with the execution and delivery of this Agreement (the “GABC Disclosure Schedule”).
(c)   At the Closing, GABC and HLAN shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles/Certificate of Merger (including the Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, and the Ohio Secretary of State for filing under the Ohio General Corporation Law and Ohio Banking Law accompanied by the appropriate fees from GABC.
Section 1.10.   Tax Consequences.   It is intended that the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income Tax purposes. This Agreement shall be interpreted consistent with that intent. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
HLAN AND HEARTLAND
HLAN and Heartland hereby jointly and severally make the following representations and warranties to GABC and German American with respect to HLAN and the HLAN Subsidiaries:
Section 2.01.   Organization and Capital Stock.
(a)   HLAN is a corporation duly organized and validly existing under the Ohio General Corporation Law and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. HLAN’s only direct wholly-owned subsidiaries are Heartland and HLAN Title, and HLAN Insurance is an indirect wholly-owned subsidiary of HLAN. Except as provided in Schedule 2.01(a) of the HLAN Disclosure Schedule, HLAN is not engaged in any activities that are financial in nature and only permissible for financial holding companies under 12 U.S.C. 1843(k).
(b)   Heartland is an Ohio bank duly organized and validly existing under the Ohio General Corporation Law and Ohio Banking Law and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Heartland is owned by HLAN. As a member bank, Heartland is subject to primary federal supervision and regulation by the FRB.
(c)   HLAN Title is an Ohio limited liability company duly organized and validly existing under Ohio Revised Code Chapter 1706 (the “Ohio Revised Limited Liability Company Act”) and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding membership interest of HLAN Title is owned by HLAN.
(d)   HLAN Insurance is an Ohio limited liability company duly organized and validly existing under the Ohio Revised Limited Liability Company Act and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding membership interest of HLAN Insurance is owned by Heartland.
(e)   HLAN has authorized twenty million (20,000,000) shares of no par common stock (“HLAN Common,” as previously referenced). As of the date of this Agreement, 2,016,267 shares of HLAN Common are issued and outstanding, and 90,612 shares of HLAN Common are held as treasury stock. All such outstanding shares of HLAN Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of HLAN Common has been issued in violation of any preemptive rights of the current or past shareholders of HLAN or in violation of any applicable federal or state securities laws or regulations. HLAN has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and, except as set forth in Section 2.01(e) of the HLAN Disclosure Schedule, HLAN has no intention or obligation to authorize or issue additional shares of its capital stock.
(f)   Heartland has authorized common stock of 46,659 shares, $10.00 par value per share (“Heartland Common”). As of the date of this Agreement, 46,659 shares of Heartland Common are issued and outstanding. All of such shares of Heartland Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by HLAN. None of the outstanding shares of Heartland Common has been issued in violation of any preemptive rights of the current or past shareholders of Heartland or in violation of any applicable federal or state securities laws or regulations. Except as set forth in Section 2.01(f) of the HLAN Disclosure Schedule, all of the shares of Heartland Common are owned by HLAN free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Heartland has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other shares of capital stock.
(g)   One hundred percent of the issued and outstanding membership interests of HLAN Title is owned by HLAN. Such membership interests have been duly and validly authorized by all necessary limited liability company action of HLAN Title and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any HLAN Title equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. HLAN Title has no membership interests authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other membership interests.
(h)   One hundred percent of the issued and outstanding membership interests of HLAN Insurance is owned by Heartland. Such membership interests have been duly and validly authorized by all necessary limited liability company action of HLAN Insurance and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any HLAN Insurance equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. HLAN Insurance has no membership interests authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other membership interests.
(i)   There are no shares of capital stock or other equity securities of HLAN or the HLAN Subsidiaries authorized, issued or outstanding (except as set forth in this Section 2.01) and, except as set forth in Section 2.01(i) of the HLAN Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of HLAN or the HLAN Subsidiaries, or contracts, commitments, understandings or arrangements by which HLAN or the HLAN Subsidiaries are or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement). Except for the HLAN Voting Agreement (as defined in Section 2.02(a)), there are no voting agreements, shareholder agreements, proxies or other agreements in effect pursuant to which HLAN or the HLAN Subsidiaries, or any of their respective shareholders, members, securities holders or trustees, has a contractual obligation with respect to the voting or transfer of capital stock or other equity securities of HLAN or the HLAN Subsidiaries.
Section 2.02.   Authorization; No Defaults.
(a)   All of the members of the Board of Directors of HLAN and certain officers of HLAN and Heartland entered into a Voting Agreement, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of HLAN Common in favor of the Holding Company Merger (the “HLAN Voting Agreement”). The Boards of Directors of HLAN and Heartland and the sole shareholder of Heartland have, by all appropriate action, approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on HLAN’s or Heartland’s behalf by their respective duly authorized officers and the performance by HLAN and Heartland of their respective obligations hereunder. Prior to the execution of this Agreement, the Board of Directors of HLAN received an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion, dated the same date) of Raymond James & Associates, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of HLAN Common (the “HLAN Fairness Opinion”). Except as provided in Section 2.02(a) of the HLAN Disclosure Schedule, nothing in (i) the Articles of Incorporation or Code of Regulations of HLAN, as amended, or the Articles of Incorporation or Code of Regulations of Heartland, as amended, or (ii) any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which HLAN or Heartland is bound or subject, would prohibit HLAN or Heartland from consummating, or would be violated or breached by HLAN’s or Heartland’s consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained, except, in the case of clause (ii) above, for such violations or breaches that would not result in a Material Adverse Effect (as defined below) on HLAN. This Agreement has been duly and validly executed and delivered by HLAN and Heartland and constitutes a legal, valid and binding obligation of HLAN and Heartland, enforceable against HLAN and Heartland in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. No corporate acts or proceedings, other than those already taken and the approval of the Holding Company Merger by the holders of two-thirds of the outstanding shares of HLAN Common and the Bank Merger by HLAN as sole shareholder of Heartland, are required by law to be taken by HLAN or Heartland to authorize the execution, delivery and performance of this Agreement.
(b)   Except as set forth in Section 2.02(b) of the HLAN Disclosure Schedule, none of HLAN or the HLAN Subsidiaries are, nor will they be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, HLAN’s or the HLAN Subsidiaries’ organizational documents, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.
(c)   Except as set forth in Section 2.02(c) of the HLAN Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of HLAN or the HLAN Subsidiaries; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which HLAN or the HLAN Subsidiaries is subject or bound, the result of which would have a Material Adverse Effect (as defined below) on HLAN; or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, HLAN or the HLAN Subsidiaries is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment. For the purpose of this Agreement, a “Material Adverse Effect” means, with respect to HLAN or GABC, as the case may be, any effect, circumstance, occurrence or change that

(i) is material and adverse to the financial position, results of operations or business of HLAN and the HLAN Subsidiaries taken as a whole, or GABC and GABC Subsidiaries taken as a whole, as applicable or (ii) would materially impair the ability of HLAN or GABC, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws, rules or regulations (including Pandemic Measures) of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, including changes relating to consumer protection and other compliance requirements, such as fair lending and Bank Secrecy Act/anti money laundering requirements, and regulatory enforcement thereof, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally or changes in tax policies, rules or regulations, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any actions expressly required by this Agreement or that are taken with the prior written consent of the other party hereto in contemplation of the transactions contemplated hereby, (e) changes in the general level of interest rates (including the impact on the securities or loan portfolios of HLAN and Heartland, or GABC and German American, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets (including equity, credit and debt markets) or the banking industry, generally (including any such changes arising out of a Pandemic or any Pandemic Measures), (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any directors, officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to GABC, (g) the impact of the announcement or consummation of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of HLAN and the HLAN Subsidiaries, or GABC and German American, as applicable, (h) hurricanes, earthquakes, tornados, floods or other natural disasters or any outbreak of any disease or other public health event (including a Pandemic) and (i) changes in global, national or regional political conditions (including the occurrence or escalation of any war or military or terrorist attack); provided that in no event shall a change in the trading price of the GABC Common or HLAN Common, as applicable, by itself, be considered to constitute a Material Adverse Effect (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect). As used in this Agreement, the word “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.
(d)   Other than the filing of Articles/Certificate of Merger with the Indiana Secretary of State and the Ohio Secretary of State for the Mergers and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder and rules of NASDAQ and OTC Markets, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by HLAN or Heartland of the transactions contemplated by this Agreement.
(e)   Other than those filings, authorizations, consents and approvals referenced in Section 2.02(d) above and except as set forth in Section 2.02(e) of the HLAN Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by HLAN or Heartland of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.
(f)   Section 2.02(f) of the HLAN Disclosure Schedule contains a description of the business activities of each of the HLAN Subsidiaries, all of which are duly authorized under applicable regulatory law relating to banks or bank holding companies.

Section 2.03.   HLAN Subsidiaries.   Except for the ownership of the HLAN Subsidiaries and other matters as disclosed in Section 2.03 of the HLAN Disclosure Schedule, neither HLAN nor Heartland holds (or has held at any time in the last five (5) years) five percent (5%) or more, whether held directly or indirectly, of the issued and outstanding voting securities in any corporation, partnership, limited liability company, joint venture or other business.
Section 2.04.   Financial Information.
(a)   The consolidated balance sheet of HLAN and its subsidiaries as of December 31, 2023 and 2022 and related consolidated statements of income, changes in shareholders’ equity and cash flows for the three (3) years ended December 31, 2023, together with the notes thereto, accompanied by the audit report of HLAN’s independent public auditors, and the consolidated balance sheet of HLAN as of June 30, 2024, and the related consolidated statements of income and cash flows (together, such financial statements are referred to herein as the “HLAN Financial Statements”) have been made available to GABC and German American, have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of HLAN and its consolidated subsidiaries as of the dates and for the periods indicated.
(b)   Except as set forth in Section 2.04(b) of the HLAN Disclosure Schedule, HLAN does not engage in the lending business (except by and through Heartland) or any other business or activity, and does not own any investment securities, in each case, other than that which is incident to its direct ownership of all of the capital stock of Heartland and all of the membership interests of HLAN Title.
(c)   As of the date hereof, each of HLAN and Heartland is “well-capitalized” under applicable regulatory definitions.
Section 2.05.   Absence of Changes.   Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Mergers-related expenses, or as set forth in the HLAN Disclosure Schedule, since December 31, 2023, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the HLAN Disclosure Schedule, between the period from December 31, 2023 to the date of this Agreement, HLAN and the HLAN Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to HLAN Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock or equity interest of HLAN or the HLAN Subsidiaries or, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for HLAN’s or the HLAN Subsidiaries’ securities.
Section 2.06.   Absence of Agreements with Banking Authorities.   Subject to Section 8.04, HLAN and the HLAN Subsidiaries are not subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the Ohio Division of Financial Institutions (“ODFI”), in each case that has been issued, executed or delivered on or after January 1, 2021.
Section 2.07.   Tax Matters.
(a)   Each of HLAN and the HLAN Subsidiaries has timely filed all material Tax Returns (as defined below) that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by HLAN or the HLAN Subsidiaries (whether or not shown on any Tax Return) have been paid. There are no liens for Taxes upon the assets of HLAN or the HLAN Subsidiaries except liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings as described on Section 2.07(a) of the HLAN Disclosure Schedule.

(b)   Except as set forth in Section 2.07(b) of the HLAN Disclosure Schedule, HLAN and the HLAN Subsidiaries have not requested any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business) which request is currently pending or has been granted and is in effect and HLAN and the HLAN Subsidiaries have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax (as defined below) audit, review or other assessment or deficiency, which waiver or extension remains outstanding.
(c)   Within the past three (3) years, no written claim has been made by a Tax Authority (as defined below) in a jurisdiction wherein HLAN or the HLAN Subsidiaries do not file Tax Returns that HLAN or the HLAN Subsidiaries is or may be subject to taxation by that jurisdiction, which claim is unresolved.
(d)   HLAN and the HLAN Subsidiaries have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party except for such failures to withhold as would not reasonably be expected to have a Material Adverse Effect on HLAN or the HLAN Subsidiaries, and the amounts of such Taxes have been properly and timely paid over to the appropriate Tax Authorities.
(e)   There is no Tax deficiency or claim assessed, proposed, pending or, to the knowledge of HLAN, threatened in writing against HLAN or the HLAN Subsidiaries, except to the extent that adequate liabilities or reserves with respect thereto are accrued by HLAN or the HLAN Subsidiaries in accordance with GAAP and set forth in the HLAN Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07(e) of the HLAN Disclosure Schedule.
(f)   Except as set forth in Section 2.07(f) of the HLAN Disclosure Schedule, neither HLAN nor the HLAN Subsidiaries is party to any Tax sharing agreements or similar agreements with respect to or involving HLAN or the HLAN Subsidiaries (other than Tax sharing provisions that are part of a commercial agreement the principal purpose of which is not Tax).
(g)   Neither HLAN nor any of the HLAN Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.
(h)   The following capitalized terms are defined for purposes of this Agreement as follows:
(i)   “Governmental Authority” shall mean any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).
(ii)   “Tax” or “Taxes” means all federal, foreign, state, or local income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, social security, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Tax Authority.
(iii)   “Tax Authority” means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.
(iv)   “Tax Return” means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.
Section 2.08.   Absence of Litigation.   Except as set forth in Section 2.08 of the HLAN Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of HLAN, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does HLAN have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect on HLAN. Subject to Section 8.04, to the knowledge of HLAN, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to HLAN or the HLAN Subsidiaries as a result of an examination by any regulatory agency or body.
Section 2.09.   Employment Matters.
(a)   Except as disclosed in Section 2.09(a) of the HLAN Disclosure Schedule, each of HLAN and the HLAN Subsidiaries, is not a party to or bound by any contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer or employee that, by its terms, is not terminable by HLAN or the HLAN Subsidiaries, respectively, for any reason or for no reason, on thirty (30) days’ written notice or less without the payment of any amount by reason of such termination.
(b)   HLAN and the HLAN Subsidiaries are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) HLAN and the HLAN Subsidiaries are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against HLAN or the HLAN Subsidiaries pending or, to the knowledge of HLAN, threatened before any state or federal court, the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), the Ohio Civil Rights Commission, Kentucky Commission on Human Rights, the Ohio Department of Commerce (“ODC”), the Kentucky Labor Cabinet (or Kentucky OSH Standards) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of HLAN, threatened against or directly affecting HLAN or the HLAN Subsidiaries; and (iv) neither HLAN nor the HLAN Subsidiaries has experienced any material work stoppage or other material labor difficulty during the past five (5) years.
(c)   Except as disclosed in Section 2.09(c) of the HLAN Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of HLAN or the HLAN Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit.
(d)   Except as set forth in Section 2.09(d) of the HLAN Disclosure Schedule, all accrued obligations and liabilities of HLAN and the HLAN Subsidiaries, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by HLAN or the HLAN Subsidiaries for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by HLAN or the HLAN Subsidiaries in accordance with generally accepted accounting and actuarial principles. Except as set forth in Section 2.09(d) of the HLAN Disclosure Schedule, all obligations and liabilities of HLAN and the HLAN Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 2.09(d) are correctly and accurately reflected and accounted for in the books, statements and records of HLAN and the HLAN Subsidiaries.
Section 2.10.   Reports.   Since January 1, 2021, HLAN and the HLAN Subsidiaries have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) FRB, (ii) the FDIC, (iii) the ODFI, and (iv) any other governmental authority with jurisdiction over HLAN or the HLAN Subsidiaries, except for such reports, notices and other statements, the failure of which to file, would not be reasonably likely to result in a Material Adverse Effect on HLAN. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 2.10 of the HLAN Disclosure Schedule, and subject to Section 8.04, there is no unresolved violation with respect to any report or statement filed by, or any examination of, HLAN or the HLAN Subsidiaries.
Section 2.11.   Investment Portfolio.   All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Heartland, as reflected in the Heartland Call Reports, are carried on the books of Heartland in accordance with GAAP. Except as set forth in Section 2.11 of the HLAN Disclosure Schedule, Heartland does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.
Section 2.12.   Loan Portfolio.
(a)   All loans and discounts shown in the Heartland Call Reports, or which were entered into after December 31, 2023, but before the date of this Agreement, were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Heartland, in accordance in all material respects with Heartland’s lending policies and practices unless otherwise approved by Heartland’s Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, assuming due authorization, execution and delivery thereof by the obligor, in all material respects, enforceable, valid, true and genuine. Heartland has in all material respects complied in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12(a) of the HLAN Disclosure Schedule, Heartland has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. HLAN has no knowledge that any condition of property in which Heartland has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (as defined in Section 2.15) in any material respect or obligates HLAN, or Heartland, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.
(b)   Except as set forth in Section 2.12(b) of the HLAN Disclosure Schedule, there is no loan of Heartland in excess of Two Hundred Fifty Thousand Dollars ($250,000) that has been classified by HLAN, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of Heartland in excess of Two Hundred Fifty Thousand Dollars ($250,000) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. Heartland’s report of classified assets and all loans in excess of

Two Hundred Fifty Thousand Dollars ($250,000) that the Chief Executive Officer and the Chief Financial Officer of HLAN (collectively, “HLAN’s Management”) have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are set forth in the Section 2.12(b) of the HLAN Disclosure Schedule.
(c)   The reserves for credit losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the HLAN Financial Statements are adequate in the judgment of HLAN’s Management and in all material respects consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.
(d)   Except as set forth in Section 2.12(d) of the HLAN Disclosure Schedule, none of the investments reflected in the HLAN Financial Statements and none of the investments made by HLAN or the HLAN Subsidiaries since December 31, 2023 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of HLAN or the HLAN Subsidiaries to dispose freely of such investment at any time. Except as set forth in Section 2.12(d) of the HLAN Disclosure Schedule, HLAN and the HLAN Subsidiaries are not parties to any repurchase agreements with respect to securities.
Section 2.13.   ERISA.
(a)   Section 2.13 of the HLAN Disclosure Schedule lists all material “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by HLAN, Heartland or any HLAN ERISA Affiliate (as hereinafter defined) or under which any officer or employee of HLAN or Heartland or an HLAN ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which HLAN, Heartland or any HLAN ERISA Affiliate may have any liability or obligation (referred to individually as a “HLAN Plan” and collectively as the “HLAN Plans,” unless otherwise specifically provided herein). For purposes of this Section 2.13, the term “HLAN ERISA Affiliate” means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with HLAN or Heartland under Section 414 of the Code. Since December 31, 2021, neither HLAN, Heartland nor any HLAN ERISA Affiliate has maintained any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the HLAN Disclosure Schedule. Neither HLAN nor Heartland has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the HLAN Plans listed in Section 2.13 of the HLAN Disclosure Schedule.
(b)   As applicable, with respect to each of the HLAN Plans, HLAN has made available to GABC true and complete copies of (i) all HLAN Plan documents (including all amendments and modifications thereof) and in the case of an unwritten HLAN Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such HLAN Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such HLAN Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2021-30, and any predecessor or successor thereto (“EPCRS”), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans (vi) copies of all Forms 1094s and 1095s distributed to employees and filed with the IRS within the past three (3) years; (vii) all material non-routine correspondence to or from any governmental agency relating to any such HLAN Plan, (viii) all model COBRA (as hereinafter defined) forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such HLAN Plan; (x) all non-discrimination or other testing results required under the Code with respect to each such HLAN Plan for the three (3) most recent plan years; and (xi) if applicable, the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each such HLAN Plan.
(c)   HLAN and Heartland have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither HLAN nor Heartland has knowledge of any default or violation by any other party to, any Plan. All Plans listed on the HLAN Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 2.13 of the HLAN Disclosure Schedule, each “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”), maintained or contributed to by HLAN and Heartland and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been amended to comply with the latest changes in the law, has received a determination letter from the IRS advising that such HLAN Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such HLAN Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any HLAN Plan has been revoked, nor, to the knowledge of HLAN, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, neither HLAN nor Heartland has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (iii) has engaged in any prohibited transaction; or (iv) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.
(d)   Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, each HLAN Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without additional liability to HLAN or Heartland (other than ordinary benefit claims and administration expenses). Except for the costs of termination, neither HLAN nor Heartland would have any liability or contingent liability if any Plan (including without limitation the payment by HLAN or Heartland of premiums for health care coverage for active employees or retirees, or the spouses or other family members of such active employees or retirees) were terminated or if HLAN or Heartland were to cease its participation therein. Except as disclosed in the HLAN Disclosure Schedule, neither HLAN nor Heartland nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees or the spouses or other family members of such employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by HLAN or Heartland at their discretion at any time without further obligation.
(e)   Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, in the case of each HLAN Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such HLAN Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.
(f)   On a timely basis, HLAN and Heartland have made all contributions or payments to or under each HLAN Plan as required pursuant to each such HLAN Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such HLAN Plans, which have not been made because they are not yet due.
(g)   Except as provided in the Section 2.13 of the HLAN Disclosure Schedule, no HLAN Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).
(h)   Neither HLAN nor Heartland has ever contributed to or is obligated to contribute under any “multiemployer plan” (as defined in Section 3(37) of ERISA). Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, neither HLAN nor Heartland has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA,

Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 2.13 of the HLAN Disclosure Schedule, none of the HLAN Plans is a multiple employer plan (as defined in Section 413(c) of the Code) and neither HLAN nor Heartland has participated in or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code). None of the HLAN Plans is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(i)   HLAN and Heartland have complied in all material respects with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Family and Medical Leave Act of 1993, as amended, and any similar provisions of state law applicable to their employees, to the extent so required. Neither HLAN nor Heartland has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA or any state law governing health care coverage or extension. Except as listed in Section 2.13 of the HLAN Disclosure Schedule, neither HLAN nor Heartland provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each HLAN Plan is in material compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), to the extent applicable.
(j)   There are no pending audits or investigations by any governmental agency involving the HLAN Plans, and to HLAN’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the HLAN Plans), suits or proceedings involving any HLAN Plan, any fiduciary thereof or service provider thereto.
(k)   Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any HLAN Plan sponsored or contributed to by HLAN or Heartland. Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, no HLAN Plan provides for “parachute payments” within the meaning of Section 280G of the Code. Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, neither HLAN nor any of the HLAN Subsidiaries has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).
(l)   All Options have been granted, maintained and administered in such manner that they are exempt from the application of Section 409A of the Code. Neither HLAN nor Heartland has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.
(m)   With respect to the 401(k) Plan, except as set forth in Section 2.13 of the HLAN Disclosure Schedule: (i) the 401(k) Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the 401(k) Plan has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder; and (iii) all contributions required by such plan have been made or will be made on a timely basis.
Section 2.14.   Title to Properties; Insurance.   Each of HLAN and the HLAN Subsidiaries own good, marketable and indefeasible fee simple title to all real properties reflected on the HLAN Financial Statements as being owned by such entities and used by HLAN or the HLAN Subsidiaries in their respective businesses (collectively, the “Fee Real Estate”), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the HLAN Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the Fee Real Estate). A list and description of the locations of all Fee Real Estate are set forth in Section 2.14(i) of the HLAN Disclosure Schedule. Except as otherwise disclosed to GABC, the Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of HLAN, no portion of the Fee Real Estate is operated as a nonconforming use under applicable zoning codes. To the knowledge of HLAN, no portion of the Fee Real Estate is located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency (“FEMA”) or an area which is inundated by a “100 year” flood as provided by any Governmental Authority. All material leasehold interests used by HLAN and Heartland in their respective operations (collectively, the “Leased Real Estate” and, together with the Fee Real Estate, the “Real Estate”) are held pursuant to lease agreements (collectively, the “Leases”) which are valid and enforceable in accordance with their terms. True, complete and correct copies of the Leases have been made available to GABC, and a list of the Leases are set forth in Section 2.14(ii) of the HLAN Disclosure Schedule. To the knowledge of HLAN, there is no breach or default in any material respect by any party under any Lease that is currently outstanding, and no party to any Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Estate is subject to any sublease or grant to any person of any right to the use, occupancy or enjoyment of the property or any portion thereof. Except as set forth in Section 2.14(iii) of the HLAN Disclosure Schedule, no consent under any Lease is required in connection with the transactions contemplated by this Agreement. To the knowledge of HLAN, the Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of HLAN, threatened with respect to the Real Estate. All licenses and permits necessary for the occupancy and use of the Real Estate for the current use of the Real Estate have been obtained and are in full force and effect, except for such licenses and permits, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. HLAN and the HLAN Subsidiaries have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by HLAN or the HLAN Subsidiaries in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to HLAN’s or the HLAN Subsidiaries’ ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by HLAN or the HLAN Subsidiaries are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.
Section 2.15.   Environmental Matters.
(a)   As used in this Agreement, “Environmental Laws” means all local, state and federal environmental laws and regulations in all jurisdictions in which HLAN or the HLAN Subsidiaries has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.
(b)   Except as set forth in Section 2.15(b) of the HLAN Disclosure Schedule, to the knowledge of HLAN, neither (i) the conduct by HLAN or the HLAN Subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by HLAN or the HLAN Subsidiaries nor, (iii) the condition of any property currently or previously held by HLAN or the HLAN Subsidiaries, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) HLAN or the HLAN Subsidiaries to materially remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. HLAN and the HLAN Subsidiaries have not received any written notice from any person or entity that HLAN or the HLAN Subsidiaries, or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
Section 2.16.   Compliance with Law.   HLAN and the HLAN Subsidiaries have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of HLAN’s

Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on HLAN. HLAN and the HLAN Subsidiaries each have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all respects with all applicable laws and regulations, except, in each case, as would not be reasonably likely to result in a Material Adverse Effect on HLAN. The offer of HLAN Common pursuant to the Options that are presently outstanding and the sales of HLAN Common pursuant to such Options that have occurred, have been and will be either registered or qualified under the Securities Act of 1933, as amended (the “1933 Act”), and the securities laws of all states or other jurisdictions that may be applicable, or have been exempt from such registration and qualification requirements. Subject to Section 8.04, HLAN and the HLAN Subsidiaries are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of HLAN and the HLAN Subsidiaries. Subject to Section 8.04, Heartland has not received any notice of enforcement actions or criticisms since January 1, 2020 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Subject to Section 8.04, HLAN has not received any notice of enforcement actions or criticisms since January 1, 2020, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to HLAN. Heartland received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of HLAN, there is no fact or circumstance or set of facts or circumstances that would cause Heartland to fail to comply with such provisions or cause the CRA rating of Heartland to fall below satisfactory.
Section 2.17.   Brokerage.   Except for HLAN’s and Heartland’s arrangement with Raymond James & Associates, Inc., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by HLAN or the HLAN Subsidiaries.
Section 2.18.   Material Contracts.   Except as set forth in Section 2.18 of the HLAN Disclosure Schedule, each of HLAN or the HLAN Subsidiaries is not a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the Federal Home Loan Bank Board (FHLBB) and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) annually, or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) annually; (vi) joint venture or partnership agreement or arrangement; (vii) contract, arrangement or understanding with any present or former agent, consultant, representative, broker, adviser, finder, or business intermediary that, by its terms, is not terminable by HLAN or the HLAN Subsidiaries, respectively, for any reason or for no reason, (A) in the case of such a person who has (or at the time of the entry into such a binding commitment had) no material relationship with any past or present officer, employee, shareholder, or director of HLAN or the HLAN Subsidiaries, without the payment of any amount greater than Twenty-Five Thousand Dollars ($25,000) (in any one instance) or Fifty Thousand Dollars ($50,000) (in the aggregate), or (B) in the case of such a person who has or had such a material relationship, without the payment by reason of such termination of any amount; (viii) contract, arrangement or other commitment with any termination fees, deconversion fees, liquidated damages, upfront payment recapture fees, and other similar costs, fees and expenses, payable upon the termination thereof in an amount which exceeds One Hundred Thousand Dollars ($100,000); or (ix) material contract, agreement or other commitment not made in the ordinary course of business.
Section 2.19.   Compliance with Americans with Disabilities Act.   (a) To HLAN’s knowledge, HLAN and the HLAN Subsidiaries and their respective properties (including those held by any of them in a fiduciary capacity) are in material compliance with all applicable provisions of the Americans with Disabilities Act (the “ADA”), and (b) no action under the ADA against HLAN or the HLAN Subsidiaries, or any of their properties, has been initiated nor, to HLAN’s knowledge, has been threatened or contemplated.
Section 2.20.   Absence of Undisclosed Liabilities.   Except as set forth in Section 2.20 of the HLAN Disclosure Schedule, HLAN and the HLAN Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the HLAN Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than One Hundred Thousand Dollars ($100,000) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2023 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on HLAN, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and(e) unfunded loan commitments made in the ordinary course of the Heartland’s business consistent with past practices.
Section 2.21.   Deposit Insurance.   The deposits of Heartland are insured by the Federal Deposit Insurance Corporation (“FDIC”) in accordance with the Federal Deposit Insurance Act (the “FDI Act”), and Heartland has paid all premiums and assessments with respect to such deposit insurance.
Section 2.22.   Absence of Defaults.   HLAN and the HLAN Subsidiaries are not in violation of its respective organizational documents or to the knowledge of HLAN in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to HLAN’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for violations and defaults which would not have a Material Adverse Effect on HLAN.
Section 2.23.   Tax and Regulatory Matters.   Neither HLAN nor any of the HLAN Subsidiaries has taken nor agreed to take any action or has any knowledge of any fact or circumstance that would (a) reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.
Section 2.24.   Securities Law Compliance.   Shares of HLAN Common are quoted on the OTCQX Market under the symbol “HLAN”. HLAN has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating to the issuance and sale of HLAN Common. HLAN represents that the preceding sentence also applies to shares of HLAN Common held in the HLAN 401(k) Plan (as defined in Section 4.11).
Section 2.25.   Shareholder Rights Plan.   Other than any provisions in its Articles of Incorporation and Code of Regulations which may be deemed to have an anti-takeover effect, HLAN does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of HLAN or Heartland or which may be considered an anti-takeover mechanism.
Section 2.26.   Indemnification Agreements.   Except as set forth in Section 2.26 of the HLAN Disclosure Schedule, HLAN or the HLAN Subsidiaries is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the organizational documents of HLAN or the HLAN Subsidiaries.

Section 2.27.   Statements True and Correct.   To the knowledge of HLAN, none of the information supplied or to be supplied by HLAN or Heartland for inclusion in any documents to be filed with the FRB, the ODFI, the Indiana Department of Financial Institutions (“IDFI”), the FDIC, the Securities and Exchange Commission (“SEC”) or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.
Section 2.28.   HLAN’s Knowledge.   With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of HLAN” or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of HLAN or the HLAN Subsidiaries shall be considered to be within the knowledge of HLAN.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
GABC AND GERMAN AMERICAN
GABC and German American hereby jointly and severally make the following representations and warranties to HLAN and Heartland with respect to GABC and the GABC Subsidiaries:
Section 3.01.   Organization and Capital Stock.
(a)   GABC is an Indiana corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. GABC’s only direct and indirect wholly-owned subsidiaries are the GABC Subsidiaries. GABC’s primary operating subsidiaries are German American, German American Insurance, Inc. (“GABC Insurance”) and German American Investment Services, Inc. (“GABC Investment”).
(b)   German American is an Indiana bank duly organized and validly existing under the IFIA and the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of German American is owned by GABC. As a nonmember bank, German American is subject to primary federal supervision and regulation by the FDIC.
(c)   GABC Insurance is an Indiana corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of GABC Insurance is owned by German American.
(d)   GABC Investment an Indiana corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of GABC Investment is owned by German American.
(e)   GABC has authorized capital stock of (i) 45,000,000 shares of GABC Common, no par value, of which, as of the date of this Agreement, 29,679,466 shares were issued and outstanding, and (ii) 750,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of GABC Common has been issued in violation of any preemptive rights of the current or past shareholders of GABC or in violation of any applicable federal or state securities laws or regulations. GABC has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 3.01 and, except as set forth in Section 3.01 of the GABC Disclosure Schedule, GABC has no intention or obligation to authorize or issue additional shares of its capital stock.
(f)   German American has authorized common stock of 674,725 shares, $10.00 par value per share (“German American Common”). As of the date of this Agreement, 674,725 shares of German American Common are issued and outstanding. All of such shares of German American Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by GABC. None of the outstanding shares of German American Common has been issued in violation of any preemptive rights of the current or past shareholders of German American or in violation of any applicable federal or state securities laws or regulations. All of the shares of German American Common are owned by GABC free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. German American has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 3.01 and has no intention or obligation to authorize or issue any other shares of capital stock.
(g)   One hundred percent of the issued and outstanding shares of common stock of GABC Insurance (“GABC Insurance Common”) is owned by German American. All of such shares of GABC Insurance Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by German American. None of the outstanding shares of GABC Insurance Common have been issued in violation of any preemptive rights of the current or past shareholders of GABC Insurance or in violation of any applicable federal or state securities laws or regulations. All of the shares of GABC Insurance Common are owned by German American free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. GABC Insurance has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 3.01 and has no intention or obligation to authorize or issue any other shares of capital stock.
(h)   One hundred percent of the issued and outstanding shares of common stock of GABC Investment (“GABC Investment Common”) is owned by German American. All of such shares of GABC Investment Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by German American. None of the outstanding shares of GABC Investment Common have been issued in violation of any preemptive rights of the current or past shareholders of GABC Investment or in violation of any applicable federal or state securities laws or regulations. All of the shares of GABC Investment Common are owned by German American free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. GABC Investment has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 3.01 and has no intention or obligation to authorize or issue any other shares of capital stock.
(i)   The shares of GABC Common that are to be issued to the holders of HLAN Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.
(j)   There are no shares of capital stock or other equity securities of GABC, German American, GABC Insurance or GABC Investment authorized, issued or outstanding (except as set forth in this Section 3.01) and, except as set forth in Section 3.01 of the GABC Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of GABC, German American, GABC Insurance or GABC Investment, or contracts, commitments, understandings or arrangements by which GABC, German American, GABC Insurance or GABC Investment are or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement). Except for the GABC Voting Agreement, there are no voting agreements, shareholder agreements, proxies or other agreements in effect pursuant to which GABC or the GABC Subsidiaries, or any of their respective shareholders, members, securities holders or trustees, has a contractual obligation with respect to the voting or transfer of capital stock or other equity securities of GABC or the GABC Subsidiaries.
(k)   With respect to the GABC Subsidiaries other than German American, GABC Insurance and GABC Investment, which are addressed above, GABC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each such other GABC Subsidiary free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto, and all of such shares or equity ownership interests are duly and validly issued and outstanding and are fully paid and nonassessable, and there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of such other GABC Subsidiary, or contracts, commitments, understandings or arrangements by which such other GABC Subsidiary is or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement).
Section 3.02.   Authorization; No Defaults.
(a)   All of the members of the Board of Directors of GABC entered into a Voting Agreement, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of GABC Common in favor of the Holding Company Merger (the “GABC Voting Agreement”). The Boards of Directors of GABC and German American and the sole shareholder of German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC’s and German American’s behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Prior to the execution of this Agreement, the Board of Directors of GABC received an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to GABC (the “GABC Fairness Opinion”). Nothing in (i) the Articles of Incorporation or Bylaws of GABC or German American, as amended, or (ii) any other material agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC or German American from consummating, or would be violated or breached by GABC or German American’s consummation of, this Agreement and the Mergers and other transactions contemplated herein on the terms and conditions herein contained, except (in the case of clause (ii) above) for such violations or breaches that would not result in a Material Adverse Effect on GABC. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles. No other corporate acts or proceedings, other than those already taken and the approval of the Holding Company Merger by the holders of a majority of the outstanding shares of GABC Common and the Bank Merger by GABC as sole shareholder of German American, are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement.
(b)   Except as set forth in Section 3.02(b) of the GABC Disclosure Schedule, none of GABC or the GABC Subsidiaries are, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, GABC or the GABC Subsidiaries’ articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.
(c)   Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of GABC or the GABC Subsidiaries; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which GABC or the GABC Subsidiaries is subject or bound, the result of which would have a Material Adverse Effect on GABC; or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, GABC or the GABC Subsidiaries is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.
(d)   Other than the filing of Articles/Certificate of Merger with the Indiana Secretary of State and the Ohio Secretary of State for the Mergers and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder, including the SEC’s order declaring effective GABC’s registration statement under the 1933 Act with respect to the Holding Company Merger, and rules of NASDAQ and OTC Markets, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by GABC or German American of the transactions contemplated by this Agreement.
(e)   Other than those filings, authorizations, consents and approvals referenced in Section 3.02(d) above and except as set forth in Section 3.02(b) of the GABC Disclosure Schedule no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by GABC or German American of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.
Section 3.03.   GABC Subsidiaries.   Except for the ownership of the GABC Subsidiaries and other matters as disclosed in Section 3.03 of the GABC Disclosure Schedule, neither GABC nor German American holds (or has held at any time in the last five (5) years) five percent (5%) or more, whether held directly or indirectly, of the issued and outstanding voting securities in any corporation, partnership, limited liability company, joint venture or other business.
Section 3.04.   Financial Information.
(a)   The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2023 and 2022 and related consolidated statements of income, changes in shareholders’ equity and cash flows for the three (3) years ended December 31, 2023, together with the notes thereto, included in GABC’s Annual Report on Form 10-K for the annual period then ended (the “10-K”), the consolidated balance sheet of GABC as of March 31, 2024, and related consolidated statements of income and cash flows included in GABC’s Quarterly Report on Form 10-Q for the quarterly period then ended (the “10-Q”), and the consolidated balance sheet of GABC as of June 30, 2024, and related consolidated statements of income included in GABC’s Current Report on Form 8-K filed with the SEC on July 29, 2024 (the “8-K”) (together, the financial statements included in the 10-K, the 10-Q, and the 8-K are referred to herein as the “GABC Financial Statements”) have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.
(b)   GABC does not engage in the lending business (except by and through German American) or any other business or activity, and does not own any investment securities, in each case, other than that which is incident to its ownership of all of the capital stock of the GABC Subsidiaries.
Section 3.05.   Absence of Changes.   Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Mergers-related expenses, or as set forth in Section 3.05 of the GABC Disclosure Schedule, since December 31, 2023, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Between the period from December 31, 2023 to the date of this Agreement, GABC and the GABC Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to GABC Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock or equity interest of GABC or the GABC Subsidiaries or, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for GABC’s or the GABC Subsidiaries’ securities.
Section 3.06.   Tax Matters.
(a)   Each of GABC and the GABC Subsidiaries has timely filed all material Tax Returns that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by GABC or the GABC Subsidiaries (whether or not shown on any Tax Return) have been paid. There are no liens for Taxes upon the assets of GABC or the GABC

Subsidiaries except liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings as described on Section 3.06(a) of the GABC Disclosure Schedule.
(b)   GABC and the GABC Subsidiaries have not requested any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business) which request is currently pending or has been granted and is in effect and GABC and the GABC Subsidiaries have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax audit, review or other assessment or deficiency, which waiver or extension remains outstanding.
(c)   Within the past three (3) years, no written claim has been made by a Tax Authority in a jurisdiction wherein GABC or the GABC Subsidiaries do not file Tax Returns that GABC or the GABC Subsidiaries is or may be subject to taxation by that jurisdiction, which claim is unresolved.
(d)   GABC and the GABC Subsidiaries have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party except for such failures to withhold as would not reasonably be expected to have a Material Adverse Effect on GABC or the GABC Subsidiaries, and the amounts of such Taxes have been properly and timely paid over to the appropriate Tax Authorities.
(e)   There is no Tax deficiency or claim assessed, proposed, pending or, to the knowledge of GABC, threatened in writing against GABC or the GABC Subsidiaries, except to the extent that adequate liabilities or reserves with respect thereto are accrued by GABC or the GABC Subsidiaries in accordance with GAAP and set forth in the GABC Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 3.06(e) of the GABC Disclosure Schedule.
(f)   Neither GABC nor any of the GABC Subsidiaries is party to any Tax sharing agreements or similar agreements with respect to or involving GABC or the GABC Subsidiaries (other than Tax sharing provisions that are part of a commercial agreement the principal purpose of which is not Tax).
(g)   Neither GABC nor any of the GABC Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.
Section 3.07.   Reports.
(a)   Since January 1, 2021, GABC and the GABC Subsidiaries have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the IDFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or the GABC Subsidiaries, except for such reports, notices and other statements, the failure of which to file, would not be reasonably likely to result in a Material Adverse Effect on GABC. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 3.07 of the GABC Disclosure Schedule, and subject to Section 8.04, there is no unresolved violation with respect to any report or statement filed by, or any examination of, GABC or the GABC Subsidiaries.
(b)   GABC has filed all reports and other documents required to be filed under the 1933 Act and the Securities and Exchange Act of 1934 (the “1934 Act”) required to be filed by it (collectively, the “SEC Reports”), except for such reports, notices and other statements, the failure of which to file, would not be reasonably likely to result in a Material Adverse Effect on GABC. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. GABC has made available to HLAN copies of all comment letters received by GABC from the SEC since January 1, 2021 relating to the SEC Reports, together with all written responses of GABC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by GABC, and to the knowledge of GABC, none of the SEC Reports is the subject of any ongoing review by the SEC.
Section 3.08.   Absence of Litigation.   Except as set forth in Section 3.08 of the GABC Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations, or investigations pending or, to the knowledge of GABC, threatened, in any court or before any government agency or body, arbitration panel or otherwise (nor does GABC have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect on GABC or which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed. Subject to Section 8.04, to the knowledge of GABC, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to GABC or the GABC Subsidiaries as a result of an examination by any regulatory agency or body.
Section 3.09.   Absence of Agreements with Banking Authorities.   Subject to Section 8.04, GABC and the GABC Subsidiaries are not subject to any order (other than orders applicable to bank holding companies or banks generally), or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including, without limitation the FDIC, the IDFI, and the FRB, in each case that has been issued, executed or delivered on or after January 1, 2021.
Section 3.10.   Employment Matters.
(a)   GABC and the GABC Subsidiaries are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) GABC and the GABC Subsidiaries are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the FLSA; (ii) there is no unfair labor practice or employment-related complaint against GABC or the GABC Subsidiaries pending or, to the knowledge of GABC, threatened before any state or federal court, the NLRB, the EEOC, the Indiana Civil Rights Commission, Kentucky Commission on Human Rights, the Indiana Economic Development Corporation, the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of GABC, threatened against or directly affecting GABC or the GABC Subsidiaries; and (iv) neither GABC nor the GABC Subsidiaries has experienced any material work stoppage or other material labor difficulty during the past five (5) years.
(b)   Neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of GABC or the GABC Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit.
(c)   All accrued obligations and liabilities of GABC and the GABC Subsidiaries, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by GABC or the GABC Subsidiaries for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by GABC or the GABC Subsidiaries in accordance with generally accepted accounting and actuarial principles. All obligations and liabilities of GABC and the GABC Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 3.10(c) are correctly and accurately reflected and accounted for in the books, statements and records of GABC and the GABC Subsidiaries.
Section 3.11.   Investment Portfolio.   All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by German American, as reflected in the German American Call Reports, are carried on the books of German American in accordance with GAAP. German American does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.
Section 3.12.   Loan Portfolio.
(a)   All loans and discounts shown in the German American Call Reports, or which were entered into after December 31, 2023, but before the Closing Date, were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of German American, in accordance in all material respects with German American’s lending policies and practices unless otherwise approved by German American’s Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, assuming due authorization, execution and delivery thereof by the obligor, in all material respects, enforceable, valid, true and genuine. German American has in all material respects complied in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 3.12(a) of the GABC Disclosure Schedule, German American has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. GABC has no knowledge that any condition of property in which German American has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws in any material respect or obligates GABC, or German American, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.
(b)   Except as included within the amounts disclosed in the 10-K or 10-Q, or as set forth in Section 3.12(b) of the GABC Disclosure Schedule, there is no loan of German American in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) that has been classified by GABC, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of German American in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. German American’s report of classified assets and all loans in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) that the Chief Executive Officer and the Chief Financial Officer of GABC (collectively, “GABC’s Management”) have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are included within the amounts disclosed in the 10-K and 10-Q, or are otherwise set forth in Section 3.12(b) of the GABC Disclosure Schedule.
(c)   The reserves for credit losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the GABC Financial Statements are adequate in the judgment of GABC’s Management and in all material respects consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.
(d)   Except as set forth in Section 3.12(d) of the GABC Disclosure Schedule, none of the investments reflected in the GABC Financial Statements and none of the investments made by GABC or the GABC Subsidiaries since December 31, 2023 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of GABC or the GABC Subsidiaries to dispose freely of such investment at any time. Except as set forth in Section 3.12(d) of the GABC Disclosure Schedule, GABC and the GABC Subsidiaries are not parties to any repurchase agreements with respect to securities.
Section 3.13.   ERISA.
(a)   Section 3.13 of the GABC Disclosure Schedule lists all material “employee benefit plans,” as defined in Section 3(3) of ERISA and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by GABC, German American or any GABC ERISA Affiliate (as hereinafter defined) or under which any officer or employee of GABC or German American or a GABC ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which GABC, German American or any GABC ERISA Affiliate may have any liability or obligation (referred to individually as a “GABC Plan” and collectively as the “GABC Plans,” unless otherwise specifically provided herein). For purposes of this Section 3.13, the term “GABC ERISA Affiliate” means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with GABC or German American under Section 414 of the Code. Since December 31, 2021, neither GABC, German American nor any GABC ERISA Affiliate has maintained any “employee welfare benefit plan” or any “employee pension benefit plan” except for those GABC Plans listed on the GABC Disclosure Schedule. Neither GABC nor German American has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the GABC Plans listed in Section 3.13 of the GABC Disclosure Schedule.
(b)   As applicable, with respect to each of the GABC Plans, GABC has made available to HLAN true and complete copies of (i) all GABC Plan documents (including all amendments and modifications thereof) and in the case of an unwritten GABC Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such GABC Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such GABC Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2021-30, and any predecessor or successor thereto (“EPCRS”), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans; (vi) copies of all Forms 1094s and 1095s distributed to employees and filed with the IRS within the past three (3) years; (vii) all material non-routine correspondence to or from any governmental agency relating to any such GABC Plan; (viii) all model COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such GABC Plan; (x) all non-discrimination or other testing results required under the Code with respect to each such GABC Plan for the three (3) most recent plan years; and (xi) if applicable, the most recent IRS determination or opinion letter issued with respect to each such GABC Plan.
(c)   GABC and German American have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither GABC nor German American has knowledge of any default or violation by any other party to, any GABC Plan. All GABC Plans listed on the GABC Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 3.13 of the GABC Disclosure Schedule, each Pension Plan, maintained or contributed to by GABC and German American and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been amended to comply with the latest changes in the law, has received a determination letter from the IRS advising that such GABC Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such GABC Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any GABC Plan has been revoked, nor, to the knowledge of GABC, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 3.13 of the GABC Disclosure Schedule, neither GABC nor German American has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (iii) has engaged in any prohibited transaction; or (iv) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.
(d)   Except as disclosed in Section 3.13 of the GABC Disclosure Schedule, each GABC Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without additional liability to GABC or German American (other than ordinary benefit claims and administration expenses).
(e)   Except as disclosed in Section 3.13 of the GABC Disclosure Schedule, in the case of each GABC Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such GABC Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.
(f)   On a timely basis, GABC and German American have made all contributions or payments to or under each GABC Plan as required pursuant to each such GABC Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such GABC Plans, which have not been made because they are not yet due.
(g)   Except as provided in the Section 3.13 of the GABC Disclosure Schedule, no GABC Plan has ever acquired or held any “employer security” or “employer real property.”
(h)   Neither GABC nor German American has ever contributed to or is obligated to contribute under any “multiemployer plan.” Except as disclosed in Section 3.13 of the GABC Disclosure Schedule, neither GABC nor German American has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 3.13 of the GABC Disclosure Schedule, none of the GABC Plans is a multiple employer plan and neither GABC nor German American has participated in or been obligated to contribute to a multiple employer plan. None of the GABC Plans is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(i)   GABC and German American have complied in all material respects with all requirements of COBRA, the Family and Medical Leave Act of 1993, as amended, and any similar provisions of state law applicable to their employees, to the extent so required. Neither GABC nor German American has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA or any state law governing health care coverage or extension. Except as listed in Section 3.13 of the GABC Disclosure Schedule, neither GABC nor German American provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each GABC Plan is in material compliance with the Affordable Care Act, to the extent applicable.
(j)   There are no pending audits or investigations by any governmental agency involving the GABC Plans, and to GABC’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the GABC Plans), suits or proceedings involving any GABC Plan, any fiduciary thereof or service provider thereto.
(k)   Neither HLAN nor Heartland has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

(l)   With respect to the German American Bancorp, Inc. 401(k) Savings Plan (the “German American 401(k) Plan”), except as set forth in Section 3.13(l) of the GABC Disclosure Schedule: (i) the German American 401(k) Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the German American 401(k) Plan has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder; and (iii) all contributions required by such plan have been made or will be made on a timely basis.
Section 3.14.   Title to Properties; Insurance.   Each of GABC and the GABC Subsidiaries own good, marketable and indefeasible fee simple title to all real properties reflected on the GABC Financial Statements as being owned by such entities and used by GABC or the GABC Subsidiaries in their respective businesses (collectively, the “GABC Fee Real Estate”), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the GABC Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the GABC Fee Real Estate). Except as otherwise disclosed to HLAN, the GABC Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of GABC, no portion of the GABC Fee Real Estate is operated as a nonconforming use under applicable zoning codes. To the knowledge of GABC, no portion of the GABC Fee Real Estate is located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by FEMA or an area which is inundated by a “100 year” flood as provided by any Governmental Authority. All material leasehold interests used by GABC and German American in their respective operations (collectively, the “GABC Leased Real Estate” and, together with the Fee Real Estate, the “GABC Real Estate”) are held pursuant to lease agreements (collectively, the “GABC Leases”) which are valid and enforceable in accordance with their terms. To the knowledge of GABC, there is no breach or default in any material respect by any party under any GABC Lease that is currently outstanding, and no party to any GABC Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the GABC Leased Real Estate is subject to any sublease or grant to any person of any right to the use, occupancy or enjoyment of the property or any portion thereof. No consent under any GABC Lease is required in connection with the transactions contemplated by this Agreement. To the knowledge of GABC, the GABC Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of GABC, threatened with respect to the GABC Real Estate. All licenses and permits necessary for the occupancy and use of the GABC Real Estate for the current use of the GABC Real Estate have been obtained and are in full force and effect, except for such licenses and permits, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the GABC Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. GABC and the GABC Subsidiaries have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by GABC or the GABC Subsidiaries in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to GABC’s or the GABC Subsidiaries’ ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by GABC or the GABC Subsidiaries are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.
Section 3.15.   Environmental Matters.   Except as set forth in Section 3.15 of the GABC Disclosure Schedule, to the knowledge of GABC, neither (i) the conduct by GABC or the GABC Subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by GABC or the GABC Subsidiaries , nor (iii) the condition of any property currently or previously held by GABC or the GABC Subsidiaries, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) GABC or the GABC Subsidiaries to materially remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. GABC and the GABC Subsidiaries have not received any notice from any person or entity that GABC or the GABC Subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
Section 3.16.   Compliance with Law.   GABC and the GABC Subsidiaries have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of GABC’s Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on GABC. GABC and the GABC Subsidiaries each have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all respects with all applicable laws and regulations, except, in each case, as would not be reasonably likely to result in a Material Adverse Effect on GABC. Subject to Section 8.04, GABC and the GABC Subsidiaries are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of GABC and the GABC subsidiaries. Except as set forth in Section 3.16 of the GABC Disclosure Schedule, and subject to Section 8.04, German American has not received any notice of enforcement actions or criticisms since January 1, 2020 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Subject to Section 8.04, GABC has not received any notice of enforcement actions or criticisms since January 1, 2020, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to GABC. German American received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of GABC, there is no fact or circumstance or set of facts or circumstances that would cause German American to fail to comply with such provisions or cause the CRA rating of German American to fall below satisfactory.
Section 3.17.   Brokerage.   Other than GABC’s engagement of Keefe, Bruyette & Woods, Inc., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC or the GABC Subsidiaries.
Section 3.18.   Compliance with Americans with Disabilities Act.   (a) To GABC’s knowledge, GABC and the GABC Subsidiaries and their respective properties (including those held by any of them in a fiduciary capacity) are in material compliance with all applicable provisions of the ADA, and (b) no action under the ADA against GABC or the GABC Subsidiaries, or any of their properties, has been initiated nor, to GABC’s knowledge, has been threatened or contemplated.
Section 3.19.   Absence of Undisclosed Liabilities.   Except as set forth in Section 3.19 of the GABC Disclosure Schedule, GABC and the GABC Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the GABC Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Three Hundred Thousand Dollars ($300,000) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2023 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on GABC, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the German American’s business consistent with past practices.

Section 3.20.   Deposit Insurance.   The deposits of German American are insured by the FDIC in accordance with the FDI Act, and German American has paid all premiums and assessments with respect to such deposit insurance.
Section 3.21.   Absence of Defaults.   GABC and the GABC Subsidiaries are not in violation of its respective organizational documents or to the knowledge of GABC in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to GABC’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for violations and defaults which would not have a Material Adverse Effect on GABC.
Section 3.22.   Sufficient Financial Resources.   GABC will have at the Closing sufficient financial resources to pay the any cash amounts payable by it pursuant to this Agreement. As of the date hereof, each of GABC and German American is “well-capitalized” under applicable regulatory definitions.
Section 3.23.   Tax and Regulatory Matters.   Neither GABC nor any of the GABC Subsidiaries has taken nor agreed to take any action or has any knowledge of any fact or circumstance that would (a) reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.
Section 3.24.   Securities Law Compliance.   Shares of GABC Common are traded on the Nasdaq Global Select Market under the symbol of “GABC.” GABC has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto.
Section 3.25.   Shareholder Rights Plan.   Other than any provisions in its Articles of Incorporation and Bylaws which may be deemed to have an anti-takeover effect, GABC does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of GABC or German American or which may be considered an anti-takeover mechanism.
Section 3.26.   Statements True and Correct.   To the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the ODFI, the IDFI, the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.
Section 3.27.   GABC’s Knowledge.   With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of GABC” or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or the GABC Subsidiaries shall be considered to be within the knowledge of GABC.
ARTICLE IV
COVENANTS OF HLAN AND HEARTLAND
Section 4.01.   Conduct of Business.
(a)   From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required under applicable law in HLAN’s Management’s reasonable judgment (provided that HLAN gives GABC prompt notice that it has determined that such is required under applicable law), HLAN and the HLAN Subsidiaries shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted. By way of amplification and not limitation with respect to the foregoing obligation, except as otherwise provided in this Agreement or as set forth in Section 4.01 of the HLAN Disclosure Schedule, HLAN and the HLAN Subsidiaries will not, without the prior written consent of GABC (which will not be unreasonably withheld, conditioned, or delayed, except with respect to the following subparagraphs: (i), (ii), (iii), (iv), (v), and (xxiii) (to the extent related to an action contemplated in subparagraphs (i)  – (v))):

(i)   declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except HLAN’s quarterly cash dividend in an amount not to exceed $0.759 per share; provided, however, HLAN and GABC shall coordinate their respective dividend schedules for the quarter in which Closing occurs so that (a) holders of HLAN Common do not receive dividends on both HLAN Common and GABC Common attributable to the same calendar quarter and (b) GABC does not accelerate the record date of GABC’s standard quarterly dividend in a manner designed to cause holders of HLAN Common to fail to receive dividends on either HLAN Common or GABC Common with respect to a calendar quarter; or
(ii)   issue (or agree to issue) any common, other capital stock or equity (except for the issuance of: (a) up to 233,488 shares of HLAN Common pursuant to the payment and other terms of, and upon exercise by the holders of, the Options held by employees or directors of HLAN and Heartland as of the date of this Agreement, and (b) shares of HLAN Common issued to fund any required contributions under the 401(k)), or trust preferred securities or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any such instruments, or accept any purported notice of exercise of any Unscheduled Purchase Right (but HLAN shall promptly notify GABC of any such purported notice); or
(iii)   directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of the common or any other capital stock of HLAN or the HLAN Subsidiaries; or
(iv)   effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or
(v)   change the organizational documents of HLAN or the HLAN Subsidiaries; or
(vi)   except as contemplated by this Agreement, and other than ordinary and normal bonuses and bonus and salary increases consistent with past practices, pay or agree to pay, conditionally or otherwise, any bonus (other than retention bonuses not to exceed $500,000 in the aggregate paid and promised to employees of HLAN and its HLAN Subsidiaries for the purpose of inducing such employees to continue providing services to HLAN and its HLAN Subsidiaries through the Closing Date which recipients and amounts will be discussed with GABC prior to award), additional compensation or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees of HLAN or the HLAN Subsidiaries or, except as required by law or as contemplated by this Agreement, adopt, terminate, or make any change in any HLAN Plan or other arrangement or payment made to, for or with any consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that HLAN and Heartland may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned or payable in accordance with the terms of the contracts, arrangements or understandings of HLAN or the HLAN Subsidiaries entered into in the ordinary course of business; or
(vii)   borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or
(viii)   make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any one borrower, or group of affiliated or associated borrowers, if the Loan is an existing credit on the books of Heartland or any subsidiary of Heartland and classified or graded as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of Five Hundred Thousand Dollars ($500,000) without the prior written consent of GABC, which consent shall be deemed received unless GABC shall object thereto within three (3) business days after receipt of written notice from Heartland. Except with respect to loans previously approved but not yet funded as of the date of this Agreement, Heartland also, in respect of any one borrower or group of affiliated or associated borrowers, shall not, without the prior written consent of GABC, make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of Two Million Five Hundred Thousand Dollars

($2,500,000), (2) any 1- to-4-family, residential mortgage Loan with a loan to value ratio in excess of eighty-five percent (85%) (other than pursuant to the Heartland Hometown or medical professional mortgage programs or otherwise if private mortgage insurance is obtained) or any other 1- to-4-family, residential mortgage Loan in excess of One Million Five Hundred Thousand Dollars ($1,500,000), (3) any consumer Loan in excess of Two Hundred Fifty Thousand Dollars ($250,000); (4) any home equity Loan or line of credit in excess of Two Hundred Fifty Thousand Dollars ($250,000), (5) any credit card account in excess of Fifty Thousand Dollars ($50,000); or (6) any Loan participation purchase in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); provided, that Heartland may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of German American (or his or her designee) shall be provided with notice of the proposed action in writing at least three (3) business days prior thereto (or one (1) business day prior thereto in the case of a consumer Loan) and does not object within three (3) business days after receipt of such notice; or
(ix)   other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five (5) years or less (except that maturities may extend to seven (7) years on variable-rate securities), purchase or otherwise acquire any investment security for the accounts of HLAN or the HLAN Subsidiaries or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or
(x)   increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and consistent with past practices; or
(xi)   enter into or amend any material lease, agreement, contract or commitment (other than loan commitments) out of the ordinary course of business or amend any Lease; or
(xii)   except in the ordinary course of business, place on any of the assets or properties of HLAN or the HLAN Subsidiaries, any mortgage, pledge, lien, charge, or other material encumbrance; or
(xiii)   except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to HLAN or the HLAN Subsidiaries, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or
(xiv)   sell or otherwise dispose of any loan (other than loan participations), real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to HLAN or the HLAN Subsidiaries, or encumber any real property by mortgage, lease, easement, or otherwise; or
(xv)   foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified environmental professional reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials or any recognized environmental conditions at the property; provided, however, that each of HLAN or the HLAN Subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated or subject to a recognized environmental condition; or
(xvi)   commit any act or fail to do any act which will cause a material breach of any material lease, agreement, contract or commitment; or
(xvii)   violate any law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on HLAN’s business, financial condition, or earnings; or
(xviii)   purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of One Hundred Thousand Dollars ($100,000) individually, or Three Hundred Thousand Dollars ($300,000) in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business, such as in connection with loan collection activities or foreclosure sales in connection with any of Heartland’s loans; or
(xix)   issue certificate(s) for shares of HLAN Common to any HLAN shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), (1) if consistent with HLAN’s past practices, at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify HLAN (and its successors) against lost certificate(s) (but in an amount not less than one hundred fifty percent (150%) of the estimated per share value of the Merger Consideration under this Agreement), and (2) a usual and customary affidavit of loss and indemnity agreement; or
(xx)   make (inconsistent with past practices) or change any material Tax election, change an annual Tax accounting period, adopt or change any accounting method, file any amended material Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to HLAN or the HLAN Subsidiaries, actively surrender any right to claim a refund of material Taxes, consent to any extension (excluding automatic extensions of time to file Tax Returns) or waiver of the limitation period applicable to any tax claim or assessment relating to HLAN or the HLAN Subsidiaries, except as required by law; or
(xxi)   merge, combine, or consolidate with or, other than in the ordinary course of business consistent with past practice, sell the assets or the securities of HLAN or the HLAN Subsidiaries to any other person, corporation, or entity, effect a share exchange or enter into any other transaction not in the ordinary course; or
(xxii)   fail to maintain Heartland’s allowance for credit losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or
(xxiii)   agree in writing to take any of the foregoing actions.
(b)   Five (5) business days before the Closing Date, HLAN shall supplement, amend and update the HLAN Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the HLAN Disclosure Schedule and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of HLAN contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the HLAN Disclosure Schedule unless GABC shall have first consented in writing with respect thereto.
(c)   HLAN shall promptly notify GABC in writing of the occurrence of any matter or event known to HLAN that has, or is reasonably likely to have, a Material Adverse Effect on HLAN.
(d)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, HLAN shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of the HLAN Subsidiaries) to, directly or indirectly, initiate, solicit or knowingly encourage, or except to the extent required under such circumstances by applicable fiduciary duties of HLAN’s Board of Directors as determined by the members of HLAN’s Board of Directors in good faith after advice to that effect given by counsel, provide information to or engage in any discussions or negotiations with, any corporation, association, partnership, person or other non-governmental entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to HLAN (each, an “Acquisition Transaction”), the HLAN Subsidiaries, to which HLAN or the HLAN Subsidiaries or their respective shareholders or members may become a party.
(e)   HLAN shall promptly communicate to GABC the terms of any inquiry, proposal, indication of interest, or offer which HLAN or the HLAN Subsidiaries may receive with respect to an Acquisition Transaction, including the fact that information has been shared pursuant to the fiduciary duty exception set forth in subparagraph (d) above, and the identity of the person or entity making such inquiry or proposal or receiving such information. HLAN shall also keep GABC reasonably informed of the status and details (including amendments or proposed amendments) of any such inquiry, proposal, indication of interest or offer. This subsection (e) shall not authorize HLAN or the HLAN Subsidiaries, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or (except as permitted by subsection (d) hereof) to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Transaction.
(f)   HLAN and the HLAN Subsidiaries shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.
Section 4.02.   Subsequent Discovery of Events or Conditions.   HLAN shall, in the event HLAN or the HLAN Subsidiaries obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to HLAN or the HLAN Subsidiaries) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to GABC.
Section 4.03.   Shareholder and Other Approvals; Cooperation.
(a)   HLAN shall take all action in accordance with applicable law and the Articles of Incorporation and Code of Regulations of HLAN to (i) call and give notice of a special meeting of its shareholders (the “HLAN Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable, within fifteen (15) days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (ii) schedule the HLAN Shareholder Meeting to take place on a date that is within forty-five (45) days following the Notice Date. Unless precluded by applicable fiduciary duties of HLAN’s Board of Directors under Ohio law as determined by the members thereof in good faith after advice to that effect given by counsel, the Board of Directors of HLAN shall recommend to HLAN’s shareholders that such shareholders approve and adopt this Agreement and the Holding Company Merger contemplated hereby and thereby. HLAN shall engage the proxy solicitor set forth in Section 4.03(a) of the HLAN Disclosure Schedule to assist in the solicitation of proxies from HLAN shareholders required for approval and shall otherwise use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. HLAN shall furnish (or cause the HLAN Subsidiaries, as applicable, to furnish) to GABC in a timely manner all information, data and documents in the possession of HLAN or the HLAN Subsidiaries requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to their respective knowledge) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. HLAN and the HLAN Subsidiaries shall not knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.
(b)   Heartland shall submit the Bank Merger Agreement to HLAN, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and Code of Regulations of Heartland at a date reasonably in advance of the filing of applications for regulatory approval of the Bank Merger. The Board of Directors of Heartland shall recommend approval of the Bank Merger Agreement and the Bank Merger to HLAN, as the sole shareholder of Heartland, and HLAN, as sole shareholder of Heartland, shall approve the Bank Merger Agreement and the Bank Merger.

(c)   Within a reasonable time prior to the Effective Time, Heartland, as plan administrator of the HLAN 401(k) Plan, and the Trustee of the HLAN 401(k) Plan will (i) provide for the shares of HLAN Common held by the HLAN 401(k) Plan to be voted at the HLAN Shareholder Meeting by the Trustee as the Trustee deems appropriate, and (ii) arrange for the Trustee to engage an independent financial advisor to opine that the Merger Consideration to be received by Heartland, as plan administrator of the HLAN 401(k) Plan is at least equal to “fair market value” (as defined under ERISA), such sale is otherwise made in conformance with Section 408(e) of ERISA and the Holding Company Merger is fair to the HLAN 401(k) Plan participants and beneficiaries from a financial point of view.
Section 4.04.   SEC Registration Matters.   HLAN shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01, and HLAN and Heartland shall use their reasonable best efforts in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Mergers and HLAN shall furnish all information concerning them and their management and directors and the holders of HLAN’s capital stock as may be reasonably requested in connection with any such action.
Section 4.05.   Reserved.
Section 4.06.   Access to Information.
(a)   HLAN and the HLAN Subsidiaries shall permit, during normal business hours, GABC and its consultants reasonable access to their properties to perform any investigations, tests, and surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors’, managers’ and shareholders’ meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants’ workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have a direct or an indirect interest in light of the transactions contemplated by this Agreement; provided that such access or investigation shall not interfere unnecessarily with the operations of HLAN and the HLAN Subsidiaries. Within thirty (30) days after the date of this Agreement, GABC may cause to be hired, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and reasonable monitoring (based on a mutually-agreeable project scope) on Heartland’s information technology systems in order to confirm that such systems are free of security breaches as defined in the project scope and, if necessary, provide remediation and notices related thereto. HLAN and GABC will each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. In no event shall GABC give instructions to HLAN staff or otherwise seek to prioritize its requests to the extent it impedes the ongoing operations of HLAN and the HLAN Subsidiaries.
(b)   During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, HLAN will cause one or more of its or Heartland’s designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to HLAN by GABC pursuant to this Agreement, to report the general status of the ongoing operations of HLAN and the HLAN Subsidiaries. HLAN will promptly notify GABC of any material change in the normal course of the operation of its business or properties, of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated) (subject to Section 8.04), of any data or security breach, or the institution or the threat of litigation involving HLAN or the HLAN Subsidiaries and will keep GABC fully informed of such events. Notwithstanding the foregoing, HLAN and Heartland shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of Heartland’s customers, jeopardize the attorney-client privilege of the entity in possession or control of the information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
Section 4.07.   Title to Real Estate.   HLAN shall make available copies of all existing title policies with respect to any parcel of Fee Real Estate to GABC and any other title information reasonably requested by GABC. GABC shall have the right (at GABC’s expense) to obtain updated title insurance commitments with respect to any parcel of Fee Real Estate from a national title company selected by GABC (the “Title Company”), showing the condition of title to any parcel of the Fee Real Estate. GABC may also (at GABC’s expense) obtain surveys of any parcel of the Fee Real Estate prepared in accordance with ALTA Minimum Standard Detail Requirements. If GABC becomes aware of any material defect, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions, GABC may notify HLAN of such defect prior to the Closing Date. The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the Fee Real Estate as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. HLAN shall use reasonable efforts to cure or remove any such unacceptable defects. Notwithstanding the foregoing, if such defects cannot be cured or removed, the parties shall proceed as if no defect exists.
Section 4.08.   Confidentiality.   HLAN and Heartland shall continue to be bound by the NDA (as defined in Section 8.08) pursuant to the terms of the NDA. HLAN and Heartland shall ensure that each of the HLAN Subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to GABC and German American with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to HLAN and Heartland under the NDA.
Section 4.09.   Fairness Opinion.   Subject to the prior review and consent of Raymond James & Associates, Inc., the HLAN Fairness Opinion shall be included in the Joint Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.
Section 4.10.   Additional Financial Information.   HLAN shall furnish to GABC prior to the Closing the consolidated balance sheets of HLAN as of the end of the second calendar month immediately preceding the month in which the Effective Time occurs (e.g., if the Effective Time occurs on January 15, 2025, the consolidated balance sheets of HLAN shall be as of November 30, 2024) and related consolidated statements of income and cash flows and changes of shareholders’ equity for the same period (without footnotes), prepared in accordance with GAAP, that fairly present the consolidated financial position and the consolidated results of operations of HLAN in all material respects as of the dates and for the periods indicated. HLAN shall provide GABC with an opportunity to discuss such financial statements with HLAN and Crowe Horwath LLP prior to the Closing.
Section 4.11.   HLAN 401(k) Plan.   At least one day prior to the Closing Date, HLAN shall take all necessary actions to terminate the Heartland Bank 401(k) Profit Sharing Plan (the “HLAN 401(k) Plan”), effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Transaction. HLAN shall provide GABC with a copy of any resolutions or other corporation action (the form and substance of which shall be subject to review and approval by GABC, with such approval not to be unreasonably withheld or delayed) evidencing that the HLAN 401(k) Plan will be terminated effective as of the date immediately preceding the Closing Date, contingent upon the consummation of the Transactions.
ARTICLE V
COVENANTS OF GABC AND GERMAN AMERICAN
Section 5.01.   Regulatory Approvals and Registration Statement.
(a)   GABC shall as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) file or cooperate with HLAN and Heartland in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the ODFI, the IDFI and the FDIC. Prior to the filing of such applications and notices, GABC shall provide HLAN with the proposed final drafts of such applications and notices, including any exhibits being filed in connection with such applications and notices and any proposed supplemental materials. HLAN shall have five (5) business days to provide comments on such applications and notices to GABC. GABC shall incorporate HLAN’s timely and reasonable comments to such applications and notices. GABC shall keep HLAN reasonably informed as to the status of such applications or notices, including all communications (written or oral) with regulatory authorities, and promptly send or deliver complete copies of such applications or notices, and of any supplementally filed materials, and all correspondence with regulatory authorities, to counsel for HLAN. In the event that any materials pursuant to this Section 5.01(a) constitute confidential supervisory information, GABC shall provide substitute disclosure to HLAN pursuant to Section 8.04.
(b)   GABC shall take all action in accordance with applicable law and the Articles of Incorporation and Bylaws of GABC to (i) call and give notice of a special meeting of its shareholders (the “GABC Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable, on or before the Notice Date, and (ii) schedule the GABC Shareholder Meeting to take place on a date that is within forty-five (45) days following the Notice Date. The Board of Directors of GABC shall recommend to GABC’s shareholders that such shareholders approve and adopt this Agreement and the Holding Company Merger contemplated hereby and thereby. GABC shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. GABC shall not knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.
(c)   GABC shall prepare, in consultation with HLAN, mutually acceptable proxy material that shall constitute the Joint Proxy Statement/Prospectus relating to the matters to be submitted to the HLAN shareholders at the HLAN Shareholder Meeting and GABC shareholders at the GABC Shareholder Meeting and GABC shall file as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of HLAN pursuant to this Agreement (the “Registration Statement”), and shall use its best efforts to cause it to become effective as soon as practicable and thereafter, until the date(s) of the issuance of the GABC Common contemplated by this Agreement, or termination of this Agreement, to keep the same effective. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. GABC shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. GABC shall promptly notify HLAN upon the receipt of any comments from the SEC or its staff or any requirements from the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus and shall promptly provide HLAN with copies of all correspondence between GABC and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, GABC (i) shall provide HLAN with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by HLAN, and (iii) shall not file or mail such document or respond to the SEC prior to receiving HLAN’s approval, which approval shall not be withheld, conditioned or delayed unreasonably. GABC shall advise HLAN, promptly after GABC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of GABC Common for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. At the time of the mailing thereof to the shareholders and at the time of any shareholders meeting, the Joint Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.
Section 5.02.   Subsequent Discovery of Events or Conditions.   GABC shall, in the event it or the GABC Subsidiaries obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to HLAN and Heartland under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC or the GABC Subsidiaries) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to HLAN.
Section 5.03.   Consummation of Agreement.   GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. GABC and any of its subsidiaries shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.
Section 5.04.   Preservation of Business.   GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a Material Adverse Effect on GABC; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a Material Adverse Effect on GABC. GABC shall promptly notify HLAN in writing of the occurrence of any matter or event known to GABC that has, or is reasonably likely to have, a Material Adverse Effect on GABC.
Section 5.05.   Employee Benefit Plans and Employee Payments.
(a)   GABC and the GABC Subsidiaries, as applicable, shall provide compensation and benefits to the officers and employees of HLAN and the HLAN Subsidiaries who continue as employees of GABC or any of the GABC Subsidiaries after the Effective Time (“Continuing Employees”) that are generally comparable to those provided to similarly situated employees of GABC and the GABC Subsidiaries. Prior to the execution of this Agreement, GABC or German American has provided the at-will offer letters contingent upon Closing for the officers identified on Section 5.05(a) of the GABC Disclosure Schedule and such officers have countersigned and accepted the letters.
(b)   GABC and the GABC Subsidiaries, as applicable, shall cause Continuing Employees to receive credit for prior service with HLAN or the HLAN Subsidiaries for purposes of eligibility and vesting under those GABC and German American employee benefit plans (in effect as of the Effective Time) that are made available to such Continuing Employees; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service. Except as otherwise provided herein and subject to the consent of applicable insurance carriers and service providers, GABC may determine to keep one or more of HLAN’s or Heartland’s separate benefit plans in effect for the Continuing Employees through the last day of 2024, or thereafter, even if the Effective Time occurs prior to the last day of 2024, if permitted by applicable law and the provisions of such plans; provided, however, that, to the extent that GABC determines, in its sole discretion, that one or more of HLAN or Heartland’s employee benefit plans should be terminated, either as of the Effective Time or such later time as GABC may determine is appropriate, Continuing Employees shall become eligible to participate in one or more similar type(s) of employee benefit plan(s) of GABC or German American, if any, (for example, 401(k) to 401(k) or life insurance to life insurance) immediately upon such termination, subject to the terms and conditions of such plan(s), with no gap in coverage except as may be required by the timing of pay dates with respect to 401(k) deferrals. To the extent that the initial period of coverage for Continuing Employees under any GABC or German American health and dental plan is not a full twelve (12) month period of coverage, such benefit plans shall provide credit for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding and comparable HLAN or Heartland plan during the balance of such twelve (12) month period of coverage provided that GABC can obtain, in a manner reasonably satisfactory to GABC, the necessary data.
(c)   After the Effective Time, HLAN’s and Heartland’s paid time-off policies shall terminate and all Continuing Employees shall be subject to GABC’s paid-time-off policy. Notwithstanding the foregoing, all accrued and unpaid paid time-off of Continuing Employees at the Effective Time, up to but not beyond five (5) weeks per Continuing Employee, shall be carried over to GABC’s paid-time-off policy.
(d)   Until the Effective Time, HLAN and the HLAN Subsidiaries, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. GABC or a GABC Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of HLAN or the HLAN Subsidiaries who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of HLAN or the HLAN Subsidiaries who incurs a qualifying event before the Effective Time.
(e)   GABC or German American intends to retain substantially all of the customer-facing employees of HLAN or the HLAN Subsidiaries after the Effective Time. Except for those employees listed on Section 5.05(e) of the HLAN Disclosure Schedule, those employees of HLAN or the HLAN Subsidiaries, as of the Effective Time (i) who GABC or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by German American (or a subsidiary of German American) other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver a Termination and Release Agreement in the same or similar form attached hereto as Exhibit 5.05(e), shall be entitled to a severance payment (payable, net of deductions, in a lump-sum payment promptly upon termination of employment and provided that they have satisfied the applicable conditions for such payment) equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with HLAN or the HLAN Subsidiaries and their successors, with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. In addition, any such terminated employees shall be entitled to their accrued paid-time-off (which shall not include any “banked sick leave”) and to continuation coverage under German American’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees.
(f)   Nothing in this Section shall be deemed to apply to employees other than those described in this Section, or to limit or modify GABC’s or German American’s at-will employment policy or any employee’s at-will employment status. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employment, employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Continuing Employee, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Agreement shall be deemed to constitute an amendment of any employee benefit plan of GABC or German American, nor shall it limit the right of HLAN, Heartland, GABC or German American from amending or terminating their respective employee benefit plans from time to time.
(g)   As to HLAN’s and/or Heartland’s welfare benefit plans:
(i)   To the extent allowable under the plans and subject to the consent of applicable insurance carriers and service providers, all fully insured welfare benefit plans (including, but not limited to, health, dental/vision, life/AD&D, LTD) currently sponsored by HLAN and/or Heartland, shall continue as separate plans after the Effective Time, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans.

(ii)   As of the Effective Time, HLAN and/or Heartland shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to GABC and to provide GABC all necessary financial, enrollment, eligibility, contractual and other information related to these welfare benefit plans to assist GABC in the administration of such plans.
(iii)   From the date of this Agreement through the Effective Time, HLAN and/or Heartland shall continue to pay the applicable insurance premiums necessary to continue the benefits under HLAN’s and/or Heartland’s fully insured welfare benefit plans.
(h)   From and after the date of this Agreement, HLAN shall not award any additional equity grants or awards of any kind under the HLAN Stock Option Plan. Prior to the Effective Time, HLAN shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the HLAN Stock Option Plan, to permit the conversion of each outstanding stock option into cash as provided in Section 1.03(c). HLAN shall take action prior to the Effective Time to cause the termination of the HLAN Stock Option Plan as of the Effective Time.
(i)   HLAN shall take action prior to the Effective Time to cause the termination and liquidation of the Performance Driven Retirement Plan Agreements listed on Section 5.05(i) of the HLAN Disclosure Schedule.
(j)   HLAN shall take action prior to the Effective Time to cause the termination and liquidation of the Salary Continuation Plan Agreements listed on Section 5.05(j) of the HLAN Disclosure Schedule.
(k)   HLAN shall take action prior to the Effective Time to (i) amend each of the Supplemental Executive Benefit Plan Agreements listed on Section 5.05(k) of the HLAN Disclosure Schedules to allow for the termination and liquidation of the Supplemental Executive Benefit Plan Agreements in connection with the Mergers and (ii) cause the termination and liquidation of the Supplemental Executive Benefit Plan Agreements.
(l)   The Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the German American 401(k) Plan. GABC and HLAN shall take any and all actions as may be required, including amendments to any HLAN 401(k) Plan and/or the German American 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the German American 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash (including 401(k) Cash Payments).
Section 5.06.   Integration.   For a transition period of at least two (2) years following the Closing and to the extent permitted by bank regulatory authorities, GABC shall take all actions reasonably necessary to continue the use of and to preserve and protect the names of HLAN and the HLAN Subsidiaries, including, but not limited to, making any required applications or filings with the Ohio Secretary of State, the ODFI, the Kentucky Secretary of State or any other applicable Governmental Authority in order to use the name of HLAN and the HLAN Subsidiaries as an assumed name in the northeast region of GABC’s market area (including Columbus, Ohio and Cincinnati, Ohio) following the Closing, including for use within the former Heartland branches.
Section 5.07.   Indemnification and Insurance.
(a)   GABC shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director, manager and officer of HLAN and the HLAN Subsidiaries (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of HLAN or the HLAN Subsidiaries (including without limitation service as a trustee or in any similar capacity with respect to any HLAN Plan), under applicable Ohio or Indiana law or any organizational documents of HLAN or the HLAN Subsidiaries, as in effect as of the date of this Agreement.

(b)   GABC shall cause the persons serving as officers, managers and directors of HLAN and the HLAN Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by HLAN and Heartland (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by GABC, Heartland shall cause the applicable broker of record for its Existing Policy to be assigned to GABC’s designee. Such assignment in favor of GABC’s designee shall be executed by Heartland with sufficient time to allow GABC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that GABC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of one hundred fifty percent (150%) of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, GABC is unable to maintain or obtain the insurance called for by this Section 5.07(b), GABC shall obtain as much comparable insurance as is available for the Maximum Amount. GABC’s obligations within this Section 5.07(b) apply solely and exclusively to the Existing Policy at current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by Heartland without interruption, cancellation or amendment until the Effective Time or GABC’s obligations within this Section shall cease.
(c)   The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
(d)   In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.07.
Section 5.08.   Board Representation.   Promptly following the Effective Time, GABC shall cause G. Scott McComb and Ronnie R. Stokes, both of whom are currently members of the HLAN Board of Directors, to be appointed to the GABC Board of Directors and German American Board of Directors. Upon the expiration of their initial terms, GABC shall cause G. Scott McComb and Ronnie R. Stokes to be renominated for election to the GABC Board of Directors and German American Board of Directors. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of GABC and German American.
Section 5.09.   Fairness Opinion.   Subject to the prior review and consent of Keefe, Bruyette & Woods, Inc., the GABC Fairness Opinion shall be included in the Joint Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.
Section 5.10.   Section 16 Matters.   Prior to the Effective Time, GABC shall take such steps as may be necessary or appropriate to cause any acquisition of securities of GABC by the persons who will join the GABC Board of Directors and the German American Board of Directors, and any other director, officer or employee of HLAN who will, following the Effective Time, be subject to Section 16 under the 1934 Act with respect to GABC, in connection with the consummation of the Merger, to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 5.11.   Confidentiality.   GABC and German American shall continue to be bound by the NDA (as defined in Section 8.08) pursuant to the terms of the NDA. GABC and German American shall ensure that each of the GABC Subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to HLAN and Heartland with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to GABC and German American under the NDA.
Section 5.12.   Updated GABC Disclosure Schedule.   Five (5) business days before the Closing Date, GABC shall supplement, amend and update the GABC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the GABC Disclosure Schedule and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of GABC contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the GABC Disclosure Schedule unless HLAN shall have first consented in writing with respect thereto.
Section 5.13.   Subordinated Notes.   Upon the Effective Time, GABC shall expressly assume (i) the due and punctual payment of the principal of and any premium and interest on those certain 5.0% Fixed-to-Floating Rate Subordinated Notes due 2030 issued by HLAN, currently outstanding in an aggregate principal amount of $25,000,000 (the “HLAN Subordinated Notes”), according to their terms, and (ii) the due and punctual performance of all covenants and conditions thereof on the part of HLAN to be performed or observed. In connection therewith, GABC shall execute and deliver to the holders of the HLAN Subordinated Notes any documents necessary to make such assumption effective.
ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER
Section 6.01.   Conditions of GABC’s and German American’s Obligations.   The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:
(a)   The representations and warranties made by HLAN and Heartland in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of HLAN, except for those included in Section 2.01, Section 2.02, and Section 2.06, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of HLAN or Heartland, has had or would result in a Material Adverse Effect on HLAN.
(b)   HLAN and Heartland shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.
(c)   The shareholders of HLAN shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.
(d)   The shareholders of GABC shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.
(e)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.
(f)   All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, stipulations, restrictions or requirements that would constitute a Material Adverse Effect on GABC, as the surviving entity in the Holding Company Merger.
(g)   GABC shall have received from HLAN on or prior to the Closing the items and documents, in form and content reasonably satisfactory to GABC, set forth in Section 1.09(a) hereof. Notwithstanding the foregoing, if HLAN is unable to deliver the items or documents set forth in Section 1.09(a) hereof due to the delay of any Governmental Authority in response to the reasonable request of HLAN, HLAN’s obligation with respect to this Section 6.01(g) shall be satisfied if an authorized officer of HLAN certifies as to the accuracy of such item or document.
(h)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.
(i)   GABC shall have obtained an opinion of Dentons Bingham Greenebaum LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Joint Proxy Statement/Prospectus is delivered to the GABC shareholders to the effect, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Mergers effected pursuant to this Agreement shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from HLAN and GABC, which representations may take the form of written certifications.
(j)   Less than fifteen percent (15%) of the outstanding shares of HLAN Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.
(k)   HLAN’s Board of Directors shall have adopted any resolutions or have amended the HLAN Stock Option Plan as necessary to effect the process described under Section 1.03(c) and Section 1.04 of this Agreement.
Section 6.02.   Conditions of HLAN’s and Heartland’s Obligations.   HLAN’s and Heartland’s obligations to effect the Mergers shall be subject to the satisfaction (or waiver by HLAN and Heartland) prior to or on the Closing Date of the following conditions:
(a)   The representations and warranties made by GABC and German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of GABC, except for those included in Section 3.01, Section 3.02 and Section 3.09, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of GABC, has had or would result in a Material Adverse Effect on GABC.
(b)   GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.
(c)   The shareholders of HLAN shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.
(d)   The shareholders of GABC shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.
(e)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.
(f)   All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, stipulations, restrictions or requirements that would constitute a Material Adverse Effect on GABC, as the surviving entity in the Holding Company Merger.

(g)   HLAN shall have received from GABC at the Closing the items and documents, in form and content reasonably satisfactory to HLAN, listed in Section 1.09(b) hereof. Notwithstanding the foregoing, if GABC is unable to deliver the items or documents set forth in Section 1.09(b) hereof due to the delay of any Governmental Authority in response to the reasonable request of GABC, GABC’s obligation with respect to this Section 6.02(g) shall be satisfied if an authorized officer of GABC certifies as to the accuracy of such item or document.
(h)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.
(i)   HLAN shall have obtained an opinion of Hunton Andrews Kurth LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Joint Proxy Statement/Prospectus is delivered to the HLAN shareholders to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers effected pursuant to this Agreement shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of HLAN to the extent they receive shares of GABC Common in the Holding Company Merger in exchange for their shares of HLAN Common, except that gain or loss will be recognized with respect to any cash received. Such opinion shall be based upon factual representations received by counsel from HLAN and GABC, which representations may take the form of written certifications.
(j)   The shares of GABC Common issued in the Holding Company Merger shall be eligible for trading on the NASDAQ Global Select Market.
(k)   The offer letters contemplated by Section 5.05 shall be presented by GABC.
(l)   GABC shall have delivered assumed name certificates filed with the Ohio Secretary of State and the Kentucky Secretary of State for the use of the names of HLAN and the HLAN Subsidiaries following the Closing. GABC shall have obtained any required approvals and taken any other actions necessary for the use of the names of HLAN and the HLAN Subsidiaries.
ARTICLE VII
TERMINATION OR ABANDONMENT
Section 7.01.   Mutual Agreement.   This Agreement may be terminated by the mutual written agreement of HLAN and GABC, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of HLAN and GABC shall have been previously obtained.
Section 7.02.   By Unilateral Action.   Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party’s Board of Directors determines that either:
(a)   the other party has materially breached any representation or warranty contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or
(b)   the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach. The right to terminate this Agreement under this Section 7.02 shall not be available if the terminating party is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
Section 7.03.   Shareholder Approval Denial; Dissenting Shareholders.
(a)   If this Agreement and consummation of the Mergers are not approved by both (i) the required vote of the HLAN Common shares outstanding on the record date for the meeting (including any adjournments) of HLAN Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote; and (ii) the required vote of the GABC

Common shares outstanding on the record date for the meeting (including any adjournments) of GABC Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote, then either party may terminate this Agreement by giving written notice thereof to the other party.
(b)   GABC may terminate this Agreement by giving written notice to HLAN if greater than fifteen percent (15%) of the outstanding shares of HLAN Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.
Section 7.04.   Termination Upon Adverse Regulatory Determination.   In connection with the filings that GABC, German American, HLAN and/or Heartland may be required to make in connection with the Mergers with banking and antitrust regulatory agencies (“Agencies”), each party shall use reasonable efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or the GABC Subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that HLAN or Heartland is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon subject to input from and consultation with HLAN, and any comments provided to GABC by HLAN pursuant to Section 5.01(a) hereof. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an “Adverse Determination”), then GABC shall promptly advise HLAN of such Adverse Determination and GABC’s intended course of action with respect thereto. In the event that GABC in its sole reasonable discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, HLAN and Heartland (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole reasonable discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole reasonable discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or HLAN may terminate this Agreement without obligation to the other on account of the Adverse Determination.
Section 7.05.   Regulatory Enforcement Matters.   In the event that HLAN or Heartland, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order relating to safety and soundness imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.
Section 7.06.   Lapse of Time.   If the Closing Date does not occur on or prior to July 1, 2025, then this Agreement may be terminated by the Board of Directors of either HLAN or GABC by giving written notice thereof to the other party.
Section 7.07.   Lack of Exclusivity; Superior Proposal; Board Recommendation.
(a)   In the event (i) HLAN breaches its notice obligations under Section 4.01(e) related to an Acquisition Transaction, or (ii) other than in connection with a Superior Proposal (as defined below), the HLAN Board of Directors fails to include its recommendation in favor of the Holding Company Merger in the proxy statement delivered to shareholders of HLAN with regard to the HLAN Shareholder Meeting, or withdraws such recommendation following the submission by any other person or entity not a party to this Agreement of an indication of interest to HLAN or Heartland contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with HLAN or Heartland, GABC may terminate this Agreement by written notice to HLAN.
(b)   In the event that, prior to obtaining the requisite approval of the HLAN shareholders of this Agreement and the transactions contemplated hereby, (i) HLAN obtains a proposal for an Acquisition

Transaction with respect to fifty percent (50%) or more of the consolidated assets of HLAN and the HLAN Subsidiaries or of the outstanding shares of any class of voting securities of HLAN, and HLAN’s Board of Directors determines in good faith (after consultation with its outside counsel and, with respect to financial matters, its financial advisors) that failure to take such action would be more likely than not to result in a violation of its fiduciary duties under applicable law (“Superior Proposal”) and (ii) HLAN has not materially breached its notice obligations under Section 4.01(e) related to such Acquisition Transaction, HLAN may terminate this Agreement by written notice to GABC.
(c)   In the event GABC breaches its obligations under Section 5.01(b) or the GABC Board of Directors fails to include its recommendation in favor of the Holding Company Merger in the proxy statement delivered to shareholders of GABC with regard to the GABC Shareholder Meeting, HLAN may terminate this Agreement by written notice to GABC.
Section 7.08.   Price of GABC Common.   If the HLAN Board of Directors so determines by a majority vote of its members, in the event that, as of the Determination Date, both of the following conditions are satisfied, HLAN may terminate this Agreement by written notice to GABC:
(a)   the Average Determination Price shall be less than 80% of the GABC Starting Price; and
(b)   (A) the number obtained by dividing the Average Determination Price by the GABC Starting Price (such number, the “GABC Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.2 from such quotient (such number, the “Index Ratio”).
(c)   If HLAN elects to exercise its termination right pursuant to this Section 7.08, it shall give written notice to GABC not later than the end of the third business day next following the Determination Date. During the five (5) business day period commencing with its receipt of such notice, GABC may, at its option, increase the Exchange Ratio to a number equal to the lesser of (x) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the GABC Ratio, or (y) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Exchange Ratio (as then in effect), the GABC Starting Price and 0.8, and the denominator of which is the Average Determination Price. If GABC makes an election contemplated by the preceding sentence within such five (5) business day period, it shall give prompt written notice to HLAN of such election and the revised Exchange Ratio and no termination shall have occurred pursuant to this Section 7.08 and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall be modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.08.
(d)   If the outstanding shares of GABC Common or any company belonging to the Index shall be changed into a different number or kind of shares or securities by reason of any stock dividend, reorganization, reclassification, recapitalization, stock split, reverse stock split, subdivision, combination, exchange of shares, or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately and proportionately adjusted.
(e)   For purposes of this Section 7.08, the following terms shall have the meanings set forth below:
(i)   “GABC Starting Price” shall mean the VWAP of the GABC Common for the ten (10) trading day period ending on the day immediately preceding the date of this Agreement, rounded to the nearest one-tenth of a cent.
(ii)   “Average Determination Price” of the GABC Common shall mean the VWAP of the GABC Common for the ten (10) trading day period ending on the trading date immediately preceding the Determination Date, rounded to the nearest one-tenth of a cent.
(iii)   “Determination Date” means the date on which the last required approval of a Governmental Authority is obtained with respect to the Mergers, without regard to any requisite waiting period.
(iv)   “Final Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Average Determination Price.

(v)   “Index” means the Nasdaq Bank Stock Index or, if such Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Stock Index.
(vi)   “Initial Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the GABC Starting Price.
(vii)   “VWAP” means volume-weighted average trading price of a share of (i) GABC Common on NASDAQ (or if GABC Common is not then listed on NASDAQ, the principal securities market on which GABC Common is then listed or quoted), or (ii) the Index, in each case as reported by Bloomberg L.P.
Section 7.09.   Effect of Termination.
(a)   Upon termination, this Agreement shall be of no further force or effect and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, (ii) the obligation of HLAN to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.09, and (iii) the obligation of GABC to pay certain termination fees under the circumstances described by subsection (c) of this Section 7.09; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.
(b)   Notwithstanding the foregoing Section 7.09(a), in the event that any of the following shall occur: (i) this Agreement is terminated by GABC pursuant to Section 7.07(a), (ii) this Agreement is terminated by HLAN pursuant to Section 7.07(b), or (iii) after the date of this Agreement and before the termination of this Agreement, (A) an Acquisition Transaction shall have been communicated to the HLAN Board of Directors, (B) thereafter this Agreement is terminated by GABC pursuant to Section 7.02 or by either party pursuant to Section 7.06 (unless such termination pursuant to Section 7.06 occurs prior to the receipt of the requisite regulatory approvals for the Mergers and the failure to obtain such regulatory approvals resulted predominately from GABC’s actions or inactions), and (C) within twelve (12) months following the date of such termination, HLAN enters into a definitive agreement with respect to any Acquisition Transaction or HLAN consummates any Acquisition Transaction, then in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, HLAN shall pay to GABC a termination fee of Ten Million Dollars ($10,000,000) not later than the second business day after the date of the termination of this Agreement referenced in items (i) or (ii) of this subsection (b), or on the date of HLAN’s entry into the definitive agreement or consummation of the Acquisition Transaction referenced in item (iii) of this subsection (b), as applicable. If HLAN should fail or refuse to pay the fee demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, HLAN shall, in addition thereto, pay to GABC all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding. The termination fee payable by HLAN constitutes liquidated damages and not a penalty for termination under the above-referenced sections of this Agreement.
(c)   Notwithstanding the foregoing Section 7.09(a), in the event that this Agreement is terminated by HLAN pursuant to Section 7.07(c), then in addition to whatever legal rights or remedies HLAN may be entitled to assert against any third party, HLAN shall, at its option, have the right to either (i) require GABC to pay, upon HLAN’s demand and not later than the second business day after the making of such demand, to HLAN a termination fee of Ten Million Dollars ($10,000,000); or (ii) pursue an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction. If GABC should fail or refuse to pay the fee demanded by HLAN pursuant to the preceding sentence and HLAN recovers such disputed amount pursuant to a legal proceeding, GABC shall, in addition thereto, pay to HLAN all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by HLAN in connection with or arising out of such legal proceeding. The termination fee payable by GABC constitutes liquidated damages and not a penalty for termination under the above-referenced sections of this Agreement.

ARTICLE VIII
MISCELLANEOUS
Section 8.01.   Liabilities.   In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director, manager, or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.09.
Section 8.02.   Expenses.   HLAN shall pay all expenses of HLAN and the HLAN Subsidiaries, and their respective shareholders, officers, managers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and the GABC Subsidiaries and their respective shareholders, officers and directors incidental to the Mergers contemplated hereby.
Section 8.03.   Notices.   Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, (b) the next business day if timely deposited the prior business day for shipping with a recognized overnight courier delivery service, with all shipping fees for next business day delivery prepaid or billed to shipper, and (c) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid; addressed (in any case) as follows:
(a)
If to GABC:
German American Bancorp, Inc.
711 Main Street
Box 810
Jasper, Indiana 47546
Attn: D. Neil Dauby, Chairman and Chief Executive Officer

with a copy to:
Dentons Bingham Greenebaum LLP
2700 Market Tower
10 W. Market Street
Indianapolis, Indiana 46204
Attn: Jeremy E. Hill, Esq.
(b)
If to HLAN:
Heartland BancCorp
430 N. Hamilton Road
Whitehall, Ohio 43213
Attn: G. Scott McComb, Chairman, President and Chief Executive Officer

with a copy to:
Hunton Andrews Kurth
1445 Ross Avenue
Suite 3700
Dallas, TX 75202
Attn: Peter Weinstock/Beth Whitaker
or to such other address as any party may from time to time designate by notice to the others.
Section 8.04.   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 8.05.   Non-survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, without limitation those included in Section 5.07) that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 8.06.   Representations Not Affected by Review.   The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.
Section 8.07.   Press Releases.   GABC and HLAN shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ and OTC Markets, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
Section 8.08.   Entire Agreement.   Except for that certain Mutual Confidentiality Agreement dated as of August 10, 2023 (the “NDA”), this Agreement and the exhibits, schedules, appendices, and agreements contemplated hereunder constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.
Section 8.09.   Headings and Captions.   The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
Section 8.10.   Waiver, Amendment or Modification.   The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.
Section 8.11.   Rules of Construction.   Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
Section 8.12.   Counterparts/Facsimiles.   This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 8.13.   Successors.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except for the persons intended to be benefited by (and to the extent provided by) Section 5.07, there shall be no third party beneficiaries hereof.
Section 8.14.   Governing Law; Assignment; Specific Performance.   This Agreement shall be governed by the laws of the State of Delaware. This Agreement may not be assigned by any of the parties hereto. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 8.15.   Securityholder Litigation.   Each party shall notify the other parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other parties reasonably informed with respect to the status thereof. Each party shall give the other parties the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, no party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
GERMAN AMERICAN BANCORP, INC.
By:
/s/ D. Neil Dauby

D. Neil Dauby
Chairman and Chief Executive Officer
GERMAN AMERICAN BANK
By:
/s/ D. Neil Dauby

D. Neil Dauby
Chairman and Chief Executive Officer
HEARTLAND BANCCORP
By:
/s/ G. Scott McComb

G. Scott McComb
Chairman, President and Chief Executive Officer
HEARTLAND BANK
By:
/s/ G. Scott McComb

G. Scott McComb
Chairman, President and Chief Executive Officer
[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT 1.05
AGREEMENT AND PLAN OF BANK MERGER
Between
GERMAN AMERICAN BANK
And
HEARTLAND BANK
THIS AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”), made between GERMAN AMERICAN BANK (hereinafter referred to as “German American”), a bank organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and HEARTLAND BANK (hereinafter referred to as “Heartland”), a bank organized under the laws of the State of Ohio, being located at 430 N. Hamilton Road, Whitehall, County of Franklin, in the State of Ohio, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:
SECTION 1.
Heartland shall be merged with and into German American under the charter of the latter (the “Merger”), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.
It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
SECTION 2.
The name of the surviving bank shall be “German American Bank.”
SECTION 3.
The business of the surviving bank shall be that business that is authorized to be conducted by a bank organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office, which shall be located at 711 Main Street, Jasper, Indiana, and at its legally established branches.
SECTION 4.
The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended, and Ohio Revised Code Chapters 1101-1127, as amended. All assets of Heartland as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of Heartland existing as of the effective time of the Merger.
SECTION 5.
At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of Heartland that were issued and outstanding immediately prior to the Merger shall be canceled.
SECTION 6.
The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after

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the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.
SECTION 7.
This Agreement may be terminated by the mutual consent of the boards of directors of German American and Heartland at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated July 29, 2024, by and among German American Bancorp, Inc., Heartland BancCorp, German American Bank and Heartland Bank (“Master Agreement”) is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.
SECTION 8.
This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles/Certificate of Merger filed with the Department of Financial Institutions of the State of Indiana, the Division of Financial Institutions of the State of Ohio, the Secretary of State of the State of Indiana and the Secretary of State of the State of Ohio (the “Effective Time”).
SECTION 9.
Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and Heartland BancCorp as described in the Master Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Master Agreement, the terms of the Master Agreement shall control.
SECTION 10.
From time to time on and after the Effective Time, the last acting officers of Heartland or the corresponding officers, shareholder, or agents of German American may, in the name of the surviving bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the surviving bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the surviving bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of Heartland and otherwise to carry out the intent and purposes of this Agreement.

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WITNESS, the signatures of said merging banks this 29th day of July, 2024, each set by its Chairman, Chief Executive Officer or President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.
GERMAN AMERICAN BANK
Attest:
Secretary	By:	D. Neil Dauby Chairman and Chief Executive Officer
HEARTLAND BANK
Attest:
Secretary	By:	G. Scott McComb, President and Chief Executive Officer

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EXHIBIT 5.05(e)
TERMINATION AND RELEASE AGREEMENT
Attached hereto.

TERMINATION AND RELEASE AGREEMENT
THIS TERMINATION AND RELEASE AGREEMENT (“Agreement”) is voluntarily entered into as of the date(s) set forth below by and between        (“Employee”) and German American Bank (“German American”).
WHEREAS, German American has either elected not to employ Employee or has terminated Employee’s employment within twelve (12) months of the effective date of the merger of Heartland Bank (“HLAN”) into German American Bank; with such election or termination being effective as of       , 20   (the “Separation Date”);
NOW THEREFORE, German American and Employee desire to fully and completely settle and dispose of any and all claims of any kind or nature which Employee may now or hereafter have against German American. German American and Employee also desire that Employee keeps this Agreement confidential. In consideration of the foregoing, and the mutual promises and covenants to be performed as herein set forth, the parties hereto agree as follows:
1.   Definition.   The term “German American,” as used in this Agreement, shall be deemed to include, in addition to German American Bank, its affiliates and German American Bancorp, Inc. German American and any such affiliate(s) shall be entitled to enforce this Agreement as if a party to this Agreement. The term “HLAN,” as used in this Agreement, shall be deemed to include, in addition to Heartland Bank, Heartland BancCorp immediately prior to the effective time of the merger of Heartland BancCorp with and into German American Bancorp, Inc.
2.   Separation of Employment.   Effective as of the Separation Date, Employee’s employment with German American shall be terminated. Employee acknowledges that German American does not have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire Employee in the future.
3.   Severance Payment.   In exchange for the promises and covenants contained herein, German American shall pay Employee a “Severance Payment” equal to $      , consisting of two (2) weeks of pay, at Employee’s base rate of pay in effect as of the Separation Date, for each full year of Employee’s continuous service with HLAN, or any of its subsidiaries or affiliates, and/or German American (as applicable), with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. The Severance Payment shall be paid in lump sum (less all applicable taxes, including Federal, State and local taxes, and FICA) within ten (10) days following Employee’s execution of this Agreement, and reported on a form W-2; provided, however, that if the Review Period and Revocation Period described in Section 6 (if applicable), along with the ten (10) day period within which payment is to be made span two calendar years, the Severance Payment will be made in the second calendar year. In addition, Employee shall be entitled to his or her accrued paid-time-off (which shall not include any “banked sick leave”) and to continuation coverage under any applicable HLAN or German American group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by Employee. Apart from the Severance Payment, German American has paid Employee any and all other compensation owed to Employee by German American.
4.   Employee’s Release.   In exchange for the promises and covenants herein, including the payment of the Severance Payment, Employee, Employee’s heirs, next of kin, personal representatives, assigns and successors in interest, hereby irrevocably, unconditionally and generally releases, acquits and forever discharges to the fullest extent permitted by law German American, its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurance carriers, benefit plans and all other persons acting by, through, under or in concert with any of them (“Released Parties”), from any and all grievances, charges, complaints, liabilities, damages, lawsuits, actions, causes of action, rights, demands, costs, losses, debts, reinstatement, instatement, engagement, employment, bonuses, commissions, fees, back pay, front pay, lost wages, liquidated, compensatory and/or punitive damages, benefits, obligations, promises, agreements, controversies, attorney’s fees, costs, and rights of any kind or nature whatsoever, in law or in equity, whether known or unknown, which arise out of Employee’s employment and/or the separation of Employee’s employment.

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By way of specification and not by way of limitation, Employee specifically waives, releases, and agrees to forego any rights or claims that Employee may now have, may have heretofore had, or may at any time hereafter have against the Released Parties on matters arising prior to and up to the date of this Agreement under tort, contract, statute, or other law of the United States or any of its individual states, including, but not limited to, claims arising out of allegations of wrongful, retaliatory or constructive discharge, breach of contract, breach of implied covenant of good faith and fair dealing, tortious interference with contract, misrepresentation, fraud, promissory estoppel, slander, libel, defamation, emotional pain and suffering and intentional infliction of emotional distress or any claim under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the applicable statutory or common laws of the United States or any of its individual states, or any political subdivision thereof.
5.   Exclusions from Release.   Employee understands that he does not waive future claims. Employee also understands this Agreement does not release any rights to benefits Employee may have under the laws governing COBRA, unemployment benefits, disability insurance, and workers’ compensation benefits. Employee further understands that nothing in this Agreement shall in any way adversely affect whatever vested rights Employee may have to benefits under any retirement or other employee benefit plan. In addition, Employee acknowledges that this Agreement is not intended to (a) prevent Employee from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”); (b) prevent Employee from participating in any investigation or proceeding conducted by these Government Agencies; or (c) establish a condition precedent or other barrier to exercising these rights. While Employee has the right to participate in an investigation, Employee understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim. Employee acknowledges that he has the right to file a charge with any Government Agencies and/or to challenge the validity of the waiver and release of any claim Employee might have under applicable federal, state or local laws without either: (a) repaying to German American the amounts paid by it to him or on his behalf under this Agreement; or (b) paying to German American any other monetary amounts (such as attorney’s fees and/or damages). Nothing in this Agreement is intended to prevent German American’s employees from exercising their rights under Section 7 of the National Labor Relations Act, including the right to participate in or assist with a case before the NLRB and communicate with coworkers or third parties about terms and conditions of employment or labor disputes, when the communication is not so reckless or maliciously untrue as to lose the protection of the law.
6.   Waiver of Rights and Claims under the Age Discrimination in Employment Act.   In the event Employee is at least forty (40) years of age, Employee is covered by the provisions of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. In conformance with these acts, Employee acknowledges that on       , 2024, German American delivered this Agreement to Employee and advised Employee of Employee’s right to consult with an attorney prior to executing this Agreement. Employee is also advised that as of the date this Agreement was delivered to Employee, Employee has a period of forty-five (45) days in which to review and execute this Agreement (“Review Period”). Employee is also advised that, after executing this Agreement, Employee has an additional seven (7) days in which to revoke this Agreement (“Revocation Period”). Employee’s signature shall constitute and be considered a waiver of any prospective days remaining in the Review Period. The terms of this Agreement will become effective upon the expiration of the Revocation Period. Employee understands that if Employee revokes this Agreement, all consideration agreed to by German American, including but not limited to the Severance Payment, will be forfeited and this Agreement will become null and void and unenforceable by any party.
7.   Confidentiality.   Employee acknowledges and agrees that he will keep the terms and amounts paid pursuant to this Agreement completely confidential, except as to his attorney, tax advisor, and/or spouse and as required by law or in order to effectuate the terms of this Agreement. If either party sues to enforce the terms of this Agreement, that party must file it under seal. If Employee is served with a court order, subpoena, or other legal process that calls for disclosure of this Agreement or its terms, Employee shall immediately provide German American with written notice thereof.

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8.   Miscellaneous Representations and Warranties.   In consideration of German American’s willingness to enter into this Agreement, Employee hereby makes the following representations and warranties to German American: Employee is aware, by signing this Agreement, that Employee is giving up the right to initiate a lawsuit or pursue other legal proceedings; Employee agrees to abide by the agreements and covenants contained herein; there are no other promises or representations which have been made to Employee related to the matters covered herein, except those contained in this Agreement; and this Agreement should be construed in accordance with and governed by the laws of the State of Indiana, regardless of the place of execution or performance.
9.   Indemnification.   Employee agrees to hold the Released Parties harmless from, and to defend and indemnify the Released Parties from and against, all further claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contribution, or indemnity related in any way to the claims and causes of action released as part of this Agreement, as well as any claims that may be made indirectly against the Released Parties for contribution, indemnity, or otherwise by any third party from whom or which Employee seeks relief or damages, directly or indirectly, for the same claims and/or causes of action released as part of this Agreement, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of any of the Released Parties.
Employee agrees to accept sole and complete responsibility for all federal, state, and local tax liability, penalty, and/or interest, if any, that may attach to amounts payable or other consideration given under this Agreement (other than any employer-owed taxes arising from the Severance Payment), and agrees to defend, indemnify, and hold the Released Parties harmless from and against, and will reimburse the Released Parties for, any and all liability of whatever kind incurred by the Released Parties in connection with the Severance Payment, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. Employee warrants that Employee is not relying on the judgment or advice of any of the Released Parties or legal counsel concerning the tax consequences, if any, of this Agreement.
10.   Section 409A.   This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A.
Employee acknowledges that Employee has carefully read and reviewed the foregoing Agreement, acknowledges its contents, and agrees to be bound by its terms. Employee further acknowledges that Employee has had the opportunity to consult with an attorney and has been provided reasonable time to consider this Agreement.
SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized representatives.
EMPLOYEE
Date:

Printed Name:

Signature:

GERMAN AMERICAN BANK
By:

D. Neil Dauby, Chairman and CEO
Date:

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Annex B
VOTING AGREEMENT
THIS VOTING AGREEMENT (“Agreement”) is made and entered into as of July 29, 2024, by and among GERMAN AMERICAN BANCORP, INC., an Indiana corporation (“German American”), and the undersigned securityholders (each, the “Securityholder,” which term is used to describe all undersigned securityholders together if more than one) of HEARTLAND BANCCORP, an Ohio corporation (the “Company”). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the “Merger Agreement” (as defined below).
Recitals
WHEREAS, pursuant to that certain Agreement and Plan of Reorganization of even date herewith (the “Merger Agreement”), by and among German American, the Company, and their respective banking subsidiaries, the Company will merge (the “Merger”) into German American, with German American continuing as the surviving corporation and all of the outstanding common stock, without par value, of the Company (“Company Stock”) being exchanged for common stock, without par value, of German American;
WHEREAS, the Securityholder is the beneficial owner of, or exercises control and direction over, the number of issued and outstanding shares of Company Stock, as set forth on Exhibit A attached hereto;
WHEREAS, the Securityholder has had a fair opportunity to review the Merger Agreement and to consult with legal, tax, financial and other advisers of the Securityholder’s choosing to the extent such Securityholder has desired to have such consultation; and
WHEREAS, as a material inducement for German American to enter into the Merger Agreement with the Company and thereby provide the benefits of the Merger to the Securityholder, the Securityholder is willing (among other terms and conditions set forth in this Agreement) to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of such Securityholder’s shares of Company Stock, or any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable, in respect of any Company Stock (the “Securities”) until the Securityholder’s shares are voted with respect to the Merger and (ii) vote or use best efforts to cause to be voted Company Stock as set forth herein.
Agreement
NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, each Securityholder agrees with German American as follows:
1.   Transfer and Encumbrance.   The Securityholder agrees that the Securityholder will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, pledge (excluding any pledges already in effect to commercial lenders that secure the repayment of money borrowed), exchange, or otherwise dispose of or encumber the Securities (except as may be specifically required by court order, and except transfers to any member of Securityholder’s family, to another Securityholder, to a trust for the benefit of Securityholder or any member of Securityholder’s family, for estate or tax planning purposes, by will, intestacy or operation of law, or such transfers as German American may otherwise permit in writing (such permission not to be unreasonably withheld), in which case any such transferee shall agree to be bound by the terms and conditions of this Agreement) prior to the “Expiration Date” (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Securities, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) July 1, 2025, (ii) the date which is the day following the shareholder meeting at which the Merger is approved by the Company’s shareholders, or (iii) termination of the Merger Agreement in accordance with its terms.
2.   Agreement to Vote.   Prior to the Expiration Date, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Securityholder agrees to vote (or cause to be voted) the shares of Company Stock owned of record and beneficially by such Securityholder other than as a trustee of a benefit plan, which shares shall include, without limitation, all shares owned by such Securityholder individually, all shares owned jointly by such Securityholder and such Securityholder’s spouse, all shares owned by such Securityholder by any minor children (or any trust for their benefit), all shares owned by any business of which such Securityholder is the principal shareholder (but in each such case only to the extent such Securityholder has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by such Securityholder on Exhibit A attached hereto or acquired subsequently hereto: (i) in favor of approval of the Merger, the Merger Agreement and the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the Merger; and (ii) against the consummation of any proposal looking toward the acquisition of control of the Company by any party not affiliated with German American, or any action, proposal, agreement or transaction (other than the Merger, the Merger Agreement or the transactions contemplated thereby) that in any such case would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement. This Agreement is intended to bind the Securityholder as a shareholder of the Company only with respect to the specific matters set forth herein. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from voting in his, her or its sole discretion on any matter other than those matters referred to in this Agreement. Nothing herein is intended to or shall limit or affect any actions taken by the Securityholder, solely in his or her capacity as a director of the Company, including any actions Securityholder deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Company’s Board of Directors.
3.   Proxy.   If and only if the Securityholder fails for any reason to be counted as present, consent or vote the Securityholder’s shares of Company Stock owned of record and beneficially by such Securityholder as set forth on Exhibit A in accordance with the requirements of Section 2 of this Agreement (or anticipatorily breaches such Section 2), then German American shall have the right to cause to be present, consent or vote such shares in accordance with the provisions of Section 2. The Securityholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing D. Neil Dauby, Bradley M. Rust and Bradley C. Arnett, and each of them individually, and any designee of any of them, with full power of substitution and resubstitution, as the Securityholder’s attorney-in-fact and proxy, for and in the Securityholder’s name, to be counted as present, vote, express consent or dissent with respect to the Securityholder’s applicable shares in the circumstance contemplated by the first sentence of this Section 3 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to such shares. The proxy granted by the Securityholder pursuant to this Section 3 is granted in consideration of German American entering into this Agreement and the Merger Agreement and incurring the obligations therein. The power of attorney granted by the Securityholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Securityholder. The proxy granted by the Securityholder shall be automatically revoked upon the Expiration Date. The Securityholder hereby revokes any and all previous proxies granted with respect to the shares of Company Stock owned of record and beneficially by such Securityholder as set forth on Exhibit A.
4.   No Opposition.   Prior to the Expiration Date, the Securityholder agrees not to take, or cause to be taken, any action in the Securityholder’s capacity as a holder of Securities of the Company that would, or would be reasonably likely to, have the purpose or effect of preventing the consummation of the Merger and the transactions contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder agrees to take, or cause to be taken in its capacity as a holder of Securities of the Company, all actions necessary to effect the Merger and the transactions contemplated by the Merger Agreement.

5.   New Securities.   The Securityholder hereby agrees that any shares of the capital stock or other securities of the Company that the Securityholder purchases or with respect to which the Securityholder otherwise acquires a right to acquire or other beneficial ownership (as such concept of beneficial ownership is interpreted for purposes of the beneficial ownership disclosure provisions of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission adopted thereunder) after the date of this Agreement and prior to the Expiration Date (the “New Securities”), and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any New Securities, shall become subject to the terms and conditions of this Agreement to the same extent as if they constituted Securities.
6.   Representations, Warranties and Covenants of Securityholder.   The Securityholder (and if more than one signatory exists for the Securityholder, all such signatories, jointly and severally) hereby represents and warrants to, and covenants with, German American that:
6.1.   Ownership.   Except as may be noted on Exhibit A hereto, the person(s) or entity(ies) who or that has (have) signed this Agreement as the Securityholder have good and marketable title to, and is (are) the sole legal and beneficial owners of Securities in the numbers that are specified on Exhibit A. As of the date hereof, such person(s) or entity(ies) does (do) not beneficially own any shares of the capital stock of the Company or other securities issued by the Company other than the Securityholder’s Securities that are so identified. No person acting on behalf of any such person(s) or entity(ies) has provided German American with any information concerning the nature of ownership of the numbers of Securities identified on Exhibit A that is false or misleading in any respect material to German American.
6.2.   Authorization; Binding Agreement.   The Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the shares of Company Stock included within the Securityholder’s Securities with no restrictions on its voting rights or rights of disposition pertaining thereto, except as specified on Exhibit A. The Securityholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by German American, this Agreement is a legal, valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms.
7.   Further Assurances.   The Securityholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of German American, to carry out the purpose and intent of this Agreement and to consummate the Merger, the Merger Agreement and the transactions contemplated thereby.
8.   Termination.   This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. In the event of termination of this Agreement upon the Expiration Date, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that nothing herein shall relieve any party from liability hereof for any willful breach of this Agreement prior to the Expiration Date.
9.   Miscellaneous.
9.1.   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction (or deemed formally or informally by a governmental agency) to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. In the event that a governmental agency (including but not limited to the Board of Governors of the Federal Reserve System (the “FRB”)) expresses to German American any concern that this Agreement may be violative of law applicable to German American or the Securityholder, then German American shall so notify the Securityholder of such concern, and German American and the Securityholder shall cooperate with each other toward amending this Agreement in order to resolve such governmental agency’s concern(s).

9.2.   Binding Effect and Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that German American may freely assign its rights to a direct or indirect wholly-owned subsidiary of German American without such prior written approval but no such assignment shall relieve German American of any of its obligations hereunder. Any purported assignment without such consent shall be void. No provision of this Agreement shall be for the benefit of any third party, except that the Company is an intended third-party beneficiary of the Securityholder’s agreements pursuant to this Agreement.
9.3.   Amendment and Modification.   This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.
9.4.   Specific Performance; Injunctive Relief.   The parties hereto acknowledge that German American will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Securityholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to German American upon such violation, German American shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to German American at law or in equity.
9.5.   Notices.   All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national or international overnight courier service, or mailed by registered or certified mail, postage prepaid (effective (a) when delivered by hand, (b) one (1) business day after dispatch by overnight courier, and (c) three (3) business days after dispatch by mail), as follows:
If to German American, to:
D. Neil Dauby
Chairman and Chief Executive Officer
German American Bancorp, Inc.
711 Main Street
Jasper, Indiana 47546
with a copy to:
Jeremy E. Hill, Esq.
Dentons Bingham Greenebaum LLP
10 W. Market Street
2700 Market Tower
Indianapolis, Indiana 46204
If to any person who has signed this Agreement as Securityholder, to the address that appears in the shareholder records of the Company, which have been provided to German American.

And in the event of notice to either German American or any person who has signed this Agreement as Securityholder, with a copy to:
G. Scott McComb
Chairman, President and Chief Executive Officer
Heartland BancCorp
430 N. Hamilton Road
Whitehall, Ohio 43213
with a copy to:
Peter Weinstock, Esq.
Beth Whitaker, Esq.
Hunton Andrews Kurth
1445 Ross Avenue
Suite 3700
Dallas, TX 75202
9.6.   Governing Law.   This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
9.7.   Entire Agreement.   This Agreement contains the entire understanding of German American and Securityholder in respect of the subject matter hereof, and, except for any confidentiality agreements between German American and the Company binding upon the Securityholders, supersedes all prior negotiations and understandings between the parties with respect to such subject matters.
9.8.   Counterparts.   This Agreement may be executed (and delivered, in original form or by electronic mail or by facsimile transmission) in several counterparts, each of which shall be an original, but all of which together shall (when executed and delivered between or among two or more signatories) constitute one and the same agreement.
9.9.   Effect of Headings.   The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
9.10.   No Limitation on Actions of the Securityholder as Director or Officer. Notwithstanding anything to the contrary in this Agreement, in the event the Securityholder, or a representative of the Securityholder, is an officer or director of the Company, nothing in this Agreement is intended or shall be construed to require the Securityholder, or its representative, as the case may be, in such individual’s capacity as an officer or director of the Company, to act or fail to act in accordance with such individual’s fiduciary duties in such capacity.
9.11.   Remedies Not Exclusive.   All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
9.12.   Disclosure.   The Securityholder hereby authorizes German American and the Company to disclose the identity of the Securityholder and the nature and amounts of its commitments, arrangements and understandings under this Agreement (and to file publicly a copy of this Agreement in that connection) in any reports or other filings or communications that either German American or the Company may be required to file under any applicable law (without seeking confidential treatment of such disclosure), including without limitation the laws popularly known as Bank Holding Company Act of 1956, the Bank Merger Act, the Securities Exchange Act of 1934, and the Securities Act of 1933 (each as amended), and including, without limitation, any report filed with the Securities and Exchange Commission on Form 8-K or any

Schedule 13D or Schedule 13G, any Registration Statement filed by German American under the Securities Act of 1933, and any applications or notices seeking or concerning regulatory review and/or approval of the Merger and/or this Agreement that may be filed with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Indiana Department of Financial Institutions and the Ohio Division of Financial Institutions.
9.13.   Attorney Fees.   Except as otherwise provided herein, each party shall pay hereto shall pay its own costs, expenses and attorney’s fees in connection with the review and execution of this Agreement, any future negotiation or consultation in connection with this Agreement, and/or in the event of any judicial proceeding arising out of or related to this Agreement or which requires the interpretation or construction of this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.
GERMAN AMERICAN BANCORP, INC.
By: /s/ D. Neil Dauby D. Neil Dauby, Chairman and Chief Executive Officer
[GERMAN AMERICAN SIGNATURE PAGE TO VOTING AGREEMENT]

/s/ Thomas L. Campbell Thomas L. Campbell	/s/ Jay B. Eggspuehler Jay B. Eggspuehler
/s/ Jodi L. Garrison Jodi L. Garrison	/s/ James R. Heimerl James R. Heimerl
/s/ Jon A. Husted Jon A. Husted	/s/ G. Scott McComb G. Scott McComb
/s/ Robert C. Overs Robert C. Overs	/s/ Gary D. Paine Gary D. Paine
/s/ William J. Schottenstein William J. Schottenstein	/s/ Ronnie R. Stokes Ronnie R. Stokes
/s/ Diana L. Turoff Diana L. Turoff	/s/ Gregory M. Ubert Gregory M. Ubert
/s/ Carrie Almendinger Carrie Almendinger	/s/ Ben Babcanec Ben Babcanec
/s/ Ryan Arras Ryan Arras	/s/ Jennifer Eckert Jennifer Eckert
[SECURITYHOLDER SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A
SECURITYHOLDERS’ OWNERSHIP
OF COMPANY STOCK
Securityholder	Shares of Common Stock
Thomas L. Campbell	3,000.000000
Jay B. Eggspuehler	12.000000
Jodi L. Garrison	3,685.033709
James R. Heimerl	8,700.000000
Jon A. Husted	61.000000
G. Scott McComb	111,216.355334
Robert C. Overs	2,775.000000
Gary D. Paine	7,127.426649
William J. Schottenstein	4,500.000000
Ronnie R. Stokes	340.000000
Diana L. Turoff	0.000000
Gregory M. Ubert	2,400.000000
Carrie Almendinger	6,484.411000
Ben Babcanec	2,000.000000
Ryan Arras	0.000000
Jennifer Eckert	0.000000
Total	152,301.226692

Exhibit A

Annex C
VOTING AGREEMENT
THIS VOTING AGREEMENT (“Agreement”) is made and entered into as of July 29, 2024, by and among HEARTLAND BANCCORP, an Ohio corporation (“Heartland”), and the undersigned securityholders (each, the “Securityholder,” which term is used to describe all undersigned securityholders together if more than one) of GERMAN AMERICAN BANCORP, INC., an Indiana corporation (the “Company”). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the “Merger Agreement” (as defined below).
Recitals
WHEREAS, pursuant to that certain Agreement and Plan of Reorganization of even date herewith (the “Merger Agreement”), by and among Heartland, the Company, and their respective banking subsidiaries, Heartland will merge (the “Merger”) into the Company, with the Company continuing as the surviving corporation and all of the outstanding common stock, without par value, of Heartland being exchanged for common stock, without par value, of the Company;
WHEREAS, the Securityholder is the beneficial owner of, or exercises control and direction over, the number of issued and outstanding shares of common stock, without par value, of the Company (“Company Stock”), as set forth on Exhibit A attached hereto;
WHEREAS, the Securityholder has had a fair opportunity to review the Merger Agreement and to consult with legal, tax, financial and other advisers of the Securityholder’s choosing to the extent such Securityholder has desired to have such consultation; and
WHEREAS, as a material inducement for Heartland to enter into the Merger Agreement with the Company and thereby provide the benefits of the Merger to the Securityholder, the Securityholder is willing (among other terms and conditions set forth in this Agreement) to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of such Securityholder’s shares of Company Stock, or any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable, in respect of any Company Stock (the “Securities”) until the Securityholder’s shares are voted with respect to the Merger and (ii) vote or use best efforts to cause to be voted Company Stock as set forth herein.
Agreement
NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, each Securityholder agrees with Heartland as follows:
1.   Transfer and Encumbrance.   The Securityholder agrees that the Securityholder will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, pledge (excluding any pledges already in effect to commercial lenders that secure the repayment of money borrowed), exchange, or otherwise dispose of or encumber the Securities (except as may be specifically required by court order, and except transfers to any member of Securityholder’s family, to another Securityholder, to a trust for the benefit of Securityholder or any member of Securityholder’s family, for estate or tax planning purposes, by will, intestacy or operation of law, or such transfers as Heartland may otherwise permit in writing (such permission not to be unreasonably withheld), in which case any such transferee shall agree to be bound by the terms and conditions of this Agreement) prior to the “Expiration Date” (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Securities, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) July 1, 2025, (ii) the date which is the day following the shareholder meeting at which the Merger is approved by the Company’s shareholders, or (iii) termination of the Merger Agreement in accordance with its terms.
2.   Agreement to Vote.   Prior to the Expiration Date, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Securityholder agrees to vote (or cause to be voted) the shares of Company Stock owned of record and beneficially by such Securityholder other than as a trustee of a benefit plan, which shares shall include, without limitation, all shares owned by such Securityholder individually, all shares owned jointly by such Securityholder and such Securityholder’s spouse, all shares owned by such Securityholder by any minor children (or any trust for their benefit), all shares owned by any business of which such Securityholder is the principal shareholder (but in each such case only to the extent such Securityholder has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by such Securityholder on Exhibit A attached hereto or acquired subsequently hereto in favor of approval of the Merger, the Merger Agreement and the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the Merger. This Agreement is intended to bind the Securityholder as a shareholder of the Company only with respect to the specific matters set forth herein. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from voting in his, her or its sole discretion on any matter other than those matters referred to in this Agreement. Nothing herein is intended to or shall limit or affect any actions taken by the Securityholder, solely in his or her capacity as a director of the Company, including any actions Securityholder deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Company’s Board of Directors.
3.   Proxy.   If and only if the Securityholder fails for any reason to be counted as present, consent or vote the Securityholder’s shares of Company Stock owned of record and beneficially by such Securityholder as set forth on Exhibit A in accordance with the requirements of Section 2 of this Agreement (or anticipatorily breaches such Section 2), then Heartland shall have the right to cause to be present, consent or vote such shares in accordance with the provisions of Section 2. The Securityholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing G. Scott McComb, Jay B. Eggspuehler and Jennifer L. Eckert, and each of them individually, and any designee of any of them, with full power of substitution and resubstitution, as the Securityholder’s attorney-in-fact and proxy, for and in the Securityholder’s name, to be counted as present, vote, express consent or dissent with respect to the Securityholder’s applicable shares in the circumstance contemplated by the first sentence of this Section 3 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to such shares. The proxy granted by the Securityholder pursuant to this Section 3 is granted in consideration of Heartland entering into this Agreement and the Merger Agreement and incurring the obligations therein. The power of attorney granted by the Securityholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Securityholder. The proxy granted by the Securityholder shall be automatically revoked upon the Expiration Date. The Securityholder hereby revokes any and all previous proxies granted with respect to the shares of Company Stock owned of record and beneficially by such Securityholder as set forth on Exhibit A.
4.   No Opposition.   Prior to the Expiration Date, the Securityholder agrees not to take, or cause to be taken, any action in the Securityholder’s capacity as a holder of Securities of the Company that would, or would be reasonably likely to, have the purpose or effect of preventing the consummation of the Merger and the transactions contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder agrees to take, or cause to be taken in its capacity as a holder of Securities of the Company, all actions necessary to effect the Merger and the transactions contemplated by the Merger Agreement.
5.   New Securities.   The Securityholder hereby agrees that any shares of the capital stock or other securities of the Company that the Securityholder purchases or with respect to which the Securityholder otherwise acquires a right to acquire or other beneficial ownership (as such concept of beneficial ownership is interpreted for purposes of the beneficial ownership disclosure provisions of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission adopted thereunder) after the date of this Agreement and prior to the Expiration Date (the “New Securities”), and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any New Securities, shall become subject to the terms and conditions of this Agreement to the same extent as if they constituted Securities.
6.   Representations, Warranties and Covenants of Securityholder.   The Securityholder (and if more than one signatory exists for the Securityholder, all such signatories, jointly and severally) hereby represents and warrants to, and covenants with, Heartland that:
6.1.   Ownership.    Except as may be noted on Exhibit A hereto, the person(s) or entity(ies) who or that has (have) signed this Agreement as the Securityholder have good and marketable title to, and is (are) the sole legal and beneficial owners of Securities in the numbers that are specified on Exhibit A. As of the date hereof, such person(s) or entity(ies) does (do) not beneficially own any shares of the capital stock of the Company or other securities issued by the Company other than the Securityholder’s Securities that are so identified. No person acting on behalf of any such person(s) or entity(ies) has provided Heartland with any information concerning the nature of ownership of the numbers of Securities identified on Exhibit A that is false or misleading in any respect material to Heartland.
6.2.   Authorization; Binding Agreement.    The Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the shares of Company Stock included within the Securityholder’s Securities with no restrictions on its voting rights or rights of disposition pertaining thereto, except as specified on Exhibit A. The Securityholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by Heartland, this Agreement is a legal, valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms.
7.   Further Assurances.    The Securityholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of Heartland, to carry out the purpose and intent of this Agreement and to consummate the Merger, the Merger Agreement and the transactions contemplated thereby.
8.   Termination.   This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. In the event of termination of this Agreement upon the Expiration Date, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that nothing herein shall relieve any party from liability hereof for any willful breach of this Agreement prior to the Expiration Date.
9.   Miscellaneous.
9.1.   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction (or deemed formally or informally by a governmental agency) to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. In the event that a governmental agency (including but not limited to the Board of Governors of the Federal Reserve System (the “FRB”)) expresses to Heartland any concern that this Agreement may be violative of law applicable to Heartland or the Securityholder, then Heartland shall so notify the Securityholder of such concern, and Heartland and the Securityholder shall cooperate with each other toward amending this Agreement in order to resolve such governmental agency’s concern(s).
9.2.   Binding Effect and Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that Heartland may freely assign its rights to a direct or indirect wholly-owned subsidiary of Heartland without such prior written approval but no such assignment shall relieve Heartland of any of its obligations hereunder. Any purported assignment without such consent shall be void. No provision of this Agreement shall be for the benefit of any third party, except that the Company is an intended third-party beneficiary of the Securityholder’s agreements pursuant to this Agreement.
9.3.   Amendment and Modification.   This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.
9.4.   Specific Performance; Injunctive Relief.   The parties hereto acknowledge that Heartland will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Securityholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Heartland upon such violation, Heartland shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Heartland at law or in equity.
9.5.   Notices.   All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national or international overnight courier service, or mailed by registered or certified mail, postage prepaid (effective (a) when delivered by hand, (b) one (1) business day after dispatch by overnight courier, and (c) three (3) business days after dispatch by mail), as follows:
If to Heartland, to:
G. Scott McComb
Chairman, President and Chief Executive Officer
Heartland BancCorp
430 N. Hamilton Road
Whitehall, Ohio 43213
with a copy to:
Peter Weinstock, Esq.
Beth Whitaker, Esq.
Hunton Andrews Kurth
1445 Ross Avenue
Suite 3700
Dallas, TX 75202
If to any person who has signed this Agreement as Securityholder, to the address that appears in the shareholder records of the Company, which have been provided to Heartland.
And in the event of notice to either the Company or any person who has signed this Agreement as Securityholder, with a copy to:
D. Neil Dauby
Chairman and Chief Executive Officer
German American Bancorp, Inc.
711 Main Street
Jasper, Indiana 47546
with a copy to:
Jeremy E. Hill, Esq.
Dentons Bingham Greenebaum LLP
10 W. Market Street
2700 Market Tower
Indianapolis, Indiana 46204

9.6.   Governing Law.   This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
9.7.   Entire Agreement.   This Agreement contains the entire understanding of Heartland and Securityholder in respect of the subject matter hereof, and, except for any confidentiality agreements between Heartland and the Company binding upon the Securityholders, supersedes all prior negotiations and understandings between the parties with respect to such subject matters.
9.8.   Counterparts.   This Agreement may be executed (and delivered, in original form or by electronic mail or by facsimile transmission) in several counterparts, each of which shall be an original, but all of which together shall (when executed and delivered between or among two or more signatories) constitute one and the same agreement.
9.9.   Effect of Headings.   The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
9.10.   No Limitation on Actions of the Securityholder as Director or Officer.    Notwithstanding anything to the contrary in this Agreement, in the event the Securityholder, or a representative of the Securityholder, is an officer or director of the Company, nothing in this Agreement is intended or shall be construed to require the Securityholder, or its representative, as the case may be, in such individual’s capacity as an officer or director of the Company, to act or fail to act in accordance with such individual’s fiduciary duties in such capacity.
9.11.   Remedies Not Exclusive.   All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
9.12.   Disclosure.   The Securityholder hereby authorizes Heartland and the Company to disclose the identity of the Securityholder and the nature and amounts of its commitments, arrangements and understandings under this Agreement (and to file publicly a copy of this Agreement in that connection) in any reports or other filings or communications that either Heartland or the Company may be required to file under any applicable law (without seeking confidential treatment of such disclosure), including without limitation the laws popularly known as Bank Holding Company Act of 1956, the Bank Merger Act, the Securities Exchange Act of 1934, and the Securities Act of 1933 (each as amended), and including, without limitation, any report filed with the Securities and Exchange Commission on Form 8-K or any Schedule 13D or Schedule 13G, any Registration Statement filed by the Company under the Securities Act of 1933, and any applications or notices seeking or concerning regulatory review and/or approval of the Merger and/or this Agreement that may be filed with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Indiana Department of Financial Institutions and the Ohio Division of Financial Institutions.
9.13.   Attorney Fees.   Except as otherwise provided herein, each party shall pay hereto shall pay its own costs, expenses and attorney’s fees in connection with the review and execution of this Agreement, any future negotiation or consultation in connection with this Agreement, and/or in the event of any judicial proceeding arising out of or related to this Agreement or which requires the interpretation or construction of this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.
HEARTLAND BANCCORP
By: /s/ G. Scott McComb G. Scott McComb, Chairman, President and Chief Executive Officer
[HEARTLAND SIGNATURE PAGE TO VOTING AGREEMENT]

/s/ Zachary W. Bawel Zachary W. Bawel	/s/ Angela Curry Angela Curry
/s/ D. Neil Dauby D. Neil Dauby	/s/ Susan J. Ellspermann Susan J. Ellspermann
/s/ Marc D. Fine Marc D. Fine	/s/ Jason M. Kelly Jason M. Kelly
/s/ Diane B. Medley Diane B. Medley	/s/ M. Darren Root M. Darren Root
/s/ Christina M. Ryan Christina M. Ryan	/s/ Thomas W. Seger Thomas W. Seger
/s/ Jack W. Sheidler Jack W. Sheidler	/s/ Tyson J. Wagler Tyson J. Wagler
[SECURITYHOLDER SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A
SECURITYHOLDERS’ OWNERSHIP
OF COMPANY STOCK
Securityholder	Shares of Common Stock
Zachary W. Bawel	19,659.3508
Angela Curry	2,399.0000
D. Neil Dauby	55,755.0756
Susan J. Ellspermann	8,136.6939
Marc D. Fine	43,450.1200
Jason M. Kelly	13,812.7488
Diane B. Medley	9,619.0000
M. Darren Root	17,484.1731
Christina M. Ryan	13,989.9243
Thomas W. Seger	680,323.4975
Jack W. Sheidler	63,241.1056
Tyson J. Wagler	11,588.8684
Total	939,459.5580

Exhibit A

Annex D
July 29, 2024
Board of Directors
Heartland BancCorp
430 North Hamilton Road
Whitehall, OH 43213
Members of the Board of Directors:
We understand that Heartland BancCorp (the “Company” or “Heartland”) and German American Bancorp, Inc. (“German American”) propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into German American (the “Transaction”), with German American as the surviving entity, and that, in connection with the Transaction, each outstanding share of common stock, without par value per share, of the Company (“Heartland Common Stock”), except for Excluded Shares (as defined below), will be converted into the right to receive 3.90x shares of common stock, no par value per share, of German American (“German American Common Stock”) (the “Exchange Ratio”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. “Excluded Shares” means shares of Heartland Common Stock (i) held in the treasury of Heartland or by any direct or indirect subsidiary of Heartland (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities), (ii) held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”), or (iii) held in the Heartland Bank 401(k) Profit Sharing Plan. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio to be received by the holders of Heartland Common Stock (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that as of the date of this Opinion there are approximately 2.02 million shares of Heartland Common Stock issued and outstanding and approximately 29.68 million shares of German American Common stock issued and outstanding.
In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:
1.
reviewed the financial terms and conditions as stated in the execution form of the Agreement and Plan of Reorganization dated as of July 29, 2024 (the “Agreement”);

2.
reviewed certain information related to the historical condition and prospects of the Company and German American, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for each of the Company and German American that were prepared using analyst consensus estimates for the years 2024 and 2025 with further years extrapolated based on appropriate growth rates, which were reviewed and approved for our use by the management of the Company (together, the “Projections”), and (b) certain forecasts and estimates of potential cost savings, transaction expenses, purchase accounting adjustments, and other adjustments expected to result from the Transaction, which were reviewed and approved for our use by the management of the Company (the “Pro Forma Financial Adjustments”);

3.
reviewed the Company’s and German American’s (a) audited consolidated financial statements for the years ended December 31, 2023, December 31, 2022 and December 31, 2021; (b) unaudited consolidated financial statements for the three-month periods ended March 31, 2024, September 30, 2023, June 30, 2023, and March 31, 2023; and (c) draft unaudited consolidated financial statements for the three-month period ended June 30, 2024;

4.
reviewed the Company’s and German American’s recent public filings and certain other publicly available information regarding the Company and German American;

5.
reviewed the financial and operating performance of the Company and German American and those of other selected public companies that we deemed to be relevant;

6.
considered certain publicly available financial terms of certain transactions we deemed to be relevant;

7.
reviewed the current and historical market prices for shares of Heartland Common Stock and shares of German American Common Stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.
discussed with members of the senior management of the Company and German American certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and German American and the financial condition, future prospects and operations of the Company and German American.

With your consent, we have assumed and relied upon the accuracy and completeness of all information, whether publicly available or not, supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or German American is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or German American is a party or may be subject.
With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal or valuation of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of the Company or German American, and have not been furnished or provided with any such appraisals or valuations. We are not experts in generally accepted accounting principles in the Unites States (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for credit losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. Accordingly, we express no opinion with respect to the foregoing. With respect to the Projections, the Pro Forma Financial Adjustments, and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, the Pro Forma Financial Adjustments, and such other information and data have been reasonably prepared in good faith on bases reflecting (or, in the case of the Projections with respect to 2024 and 2025, which were prepared using analyst consensus estimates for the years 2024 and 2025, are consistent with) the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections, the Pro Forma Financial Adjustments, or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed, or amendments, modifications or waivers made, that would have an effect on the Transaction, the Company or German American that would be material to our analyses or this Opinion.
As contemplated by the Agreement, we have assumed that the Transaction will qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of July 26, 2024. The credit, financial and stock markets have been experiencing unusual volatility (arising from factors related to, among other things, general economic conditions, geopolitical and economic uncertainty, including related to the 2024 Presidential Election, inflation and the recovery from the COVID-19 pandemic, including the effect of evolving governmental actions and non-actions) and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, the Company, or German American. Although subsequent developments may develop, Raymond James is under no obligation to update, revise or reaffirm its analyses or this Opinion. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or German American since the respective dates of the most recent financial statements or to other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice solely to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of German American Common Stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of German American at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of Heartland Common Stock (other than Excluded Shares).
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James to apply to matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the Company’s appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In formulating our opinion, we have considered only what we understand to be the Exchange Ratio to be received by the holders of Heartland Common Stock (other than Excluded Shares) as described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of Heartland Common Stock (other than Excluded Shares) or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or German American or the ability of the Company or German American to pay their respective obligations when they come due.
The delivery of this opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee (the “Transaction Fee”) as compensation for these services, a substantial portion of which is contingent upon consummation of the Transaction. Upon the delivery of this Opinion, Raymond James will receive an additional fee, which is to be credited to any Transaction Fee but which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company and German American for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this letter, except in connection with the Transaction as noted above, Raymond James has not received any fees for services provided to the Company or German American. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or German American or other participants in the Transaction in the future, for which Raymond James may receive compensation.
It is understood that this letter is for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company or German American regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, published, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of Heartland Common Stock (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.

Annex E
July 29, 2024
The Board of Directors
German American Bancorp, Inc.
711 Main Street
Jasper, IN 47546
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to German American Bancorp, Inc. (“GABC”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Heartland BancCorp (“HLAN”) with and into GABC, pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and among GABC, German American Bank, HLAN and Heartland Bank. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), each share of common stock, no par value, of HLAN (“HLAN Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in the Agreement) and shares of HLAN Common Stock held in the HLAN 401(k)Plan (as defined in the Agreement)), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive 3.90 shares of common stock, without par value, of GABC (“GABC Common Stock”). The ratio of 3.90 shares of GABC Common Stock for one share of HLAN Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that Heartland Bank, a wholly-owned subsidiary of HLAN, and HLAN shall take all action necessary and appropriate to cause Heartland Bank to merge with and into German American Bank, a wholly-owned subsidiary of GABC (such transaction, the “Bank Merger”), effective immediately after the Effective Time after the consummation of the Merger, pursuant to a separate bank merger agreement.
KBW has acted as financial advisor to GABC and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of GABC and HLAN), may from time to time purchase securities from, and sell securities to, GABC and HLAN. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of GABC or HLAN for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of GABC (the “Board”) in rendering this opinion and will receive a fee from GABC for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, GABC has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to GABC. In the past two years, KBW has not provided investment banking or financial advisory services to HLAN. We may in the future provide investment banking and financial advisory services to GABC or HLAN and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of GABC and HLAN and bearing upon the Merger, including among other things, the following: (i) the execution version of the Agreement dated as of July 29, 2024; (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of GABC; (iii) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 of GABC; (iv) certain preliminary draft and unaudited financial results for the quarter ended June 30, 2024 of GABC (provided by GABC); (v) the audited financial statements for the three fiscal years ended December 31, 2023 of HLAN; (vi) the unaudited quarterly financial statements for the quarters ended March 31, 2024 and June 30, 2024 of HLAN; (vii) certain regulatory filings of GABC and HLAN and their respective subsidiaries, including as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 and the quarter ended March 31, 2024; (viii) certain other interim reports and other communications of GABC and HLAN to their respective shareholders; and (ix) other financial information concerning the respective businesses and operations of GABC and HLAN furnished to us by GABC and HLAN or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of GABC and HLAN; (ii) the assets and liabilities of GABC and HLAN; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of GABC and HLAN with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of GABC and HLAN, as well as certain adjustments to such “street estimates” of GABC and assumed long-term growth rates for GABC and HLAN provided to us by GABC management, all of which information was discussed with us by the management of GABC and used and relied upon by us at the direction of GABC management and with the consent of the Board; and (vi) estimates regarding certain pro forma financial effects of the Merger on GABC (including without limitation the cost savings expected to result or be derived from the Merger) that were prepared by GABC management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of GABC and HLAN regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon GABC management as to the reasonableness and achievability of the publicly available consensus “street estimates” of GABC and HLAN (as adjusted by GABC management in the case of such “street estimates” of GABC), the assumed GABC and HLAN long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on GABC (including, without limitation, the cost savings expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of GABC and HLAN referred to above that such estimates (as adjusted by GABC management in the case of such “street estimates” of GABC) are consistent with, the best currently available estimates and judgments of GABC management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of GABC and HLAN that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of GABC and HLAN referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of GABC and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either GABC or HLAN since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of GABC and HLAN are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of GABC or HLAN, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of GABC or HLAN under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by each of GABC and HLAN of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the execution version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of HLAN Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of GABC, HLAN or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of GABC that GABC has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to GABC, HLAN, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to GABC. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and the actions relating to the HLAN 401(k) Plan to be taken prior to the closing of the Merger), including without limitation, the form or structure of the Merger or any such related transaction, the disparate treatment of shares of HLAN Common Stock held in the HLAN 401(k) Plan, any consequences of the Merger or any such related transaction to GABC, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of GABC to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by GABC or the Board, (iii) any business, operational or other plans with respect to HLAN or the pro forma entity that may be currently contemplated by GABC or the Board or that may be implemented by GABC or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of GABC’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of GABC Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of GABC, HLAN or any other party to any transaction contemplated by the Agreement, (vi) whether GABC will have sufficient cash, available lines of credit or other sources of funds to enable it to pay the cash amounts payable by it pursuant to the Agreement, (vii) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed to be paid in the Merger for purposes of our opinion; (viii) the actual value of GABC Common Stock to be issued in connection with the Merger, (ix) the prices, trading range or volume at which GABC Common Stock or HLAN Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which GABC Common Stock will trade following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to GABC, HLAN, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger and the Bank Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of GABC Common Stock or any shareholder of any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to GABC.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

Annex F
Ohio Revised Code § 1701.85
1701.85 Qualifications of and procedures for dissenting shareholders
(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.
(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.
(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:
(a) A copy of this section;
(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;
(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.
(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.
(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.
(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.
(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

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(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.
(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.
(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division

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(D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.
(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:
(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;
(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.
(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:
(a) Immediately before the effective time of a merger or consolidation;
(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;
(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.
(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:
(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;
(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;
(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;
(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.
(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

F-3

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

F-4

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The IBCL, the provisions of which govern GABC, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or who may have served at the request of the corporation as, among other things, a director, officer, employee or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity or arising out of his status as such, if the individual (i) acted in good faith and (ii) reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.
The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, subject to the requirements stated below, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.
Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such a committee, or by the shareholders of the corporation excluding the vote of shares owned by or voted under the control of directors who are parties to the proceeding.
In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.
The bylaws of GABC contain provisions pursuant to which the Eligible Persons of GABC are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he or she reasonably believed to be in or not opposed to the best interests of GABC, or, if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or a matter of law.
GABC maintains directors’ and officers’ liability insurance, the effect of which is to indemnify the Eligible Persons of GABC and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as Eligible Persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling GABC pursuant to the foregoing provisions, GABC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.
The merger agreement filed as Exhibit 2.1 to this Registration Statement provides for indemnification of the past and present officers, managers, and directors of HLAN and its subsidiaries after the effective time of the merger, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger, and additionally provides for directors’ and officers’ liability insurance coverage for a period of six years after the effective time of the merger for such persons.
Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit	Descriptions
2.1	Agreement and Plan of Reorganization by and among German American Bancorp, Inc., German American Bank, Heartland BancCorp, and Heartland Bank, dated as of July 29, 2024 (included as Annex A to the joint proxy statement/prospectus contained in this Registration Statement).*†
3.1	Amended and Restated Articles of Incorporation of German American Bancorp, Inc., are incorporated by reference to Exhibit 3.1 of German American Bancorp, Inc.’s Current Report on Form 8-K filed May 26, 2020 (SEC File No. 001-15877).
3.2	Amended and Restated Bylaws of German American Bancorp, Inc. are incorporated by reference to Exhibit 3.1 of German American Bancorp, Inc.’s Current Report on Form 8-K filed December 20, 2023 (SEC File No. 001-15877).
4.1	Terms of Common Shares and Preferred Shares of German American Bancorp, Inc. (included in Restatement of Articles of Incorporation) are incorporated by reference to Exhibit 3.1 to German American Bancorp, Inc.’s Current Report on Form 8-K filed May 26, 2020 (SEC File No. 001-15877).
4.2	Specimen stock certificate for Common Shares of German American Bancorp, Inc. is incorporated by reference to Exhibit 99.1 to German American Bancorp, Inc.’s Current Report on Form 8-K filed October 21, 2010 (SEC File No. 001-15877).
4.3	Indenture, dated as of June 25, 2019, by and between German American Bancorp, Inc. and U.S. Bank National Association, as trustee, is incorporated by reference to Exhibit 4.1 of German American Bancorp, Inc.’s Current Report on Form 8-K filed June 25, 2019 (SEC File No. 001-15877).
4.4	Form of 4.50% Fixed-to-Floating Subordinated Note due 2029 of German American Bancorp, Inc. is incorporated by reference to Exhibit 4.2 of German American Bancorp, Inc.’s Current Report on Form 8-K filed June 25, 2019 (SEC File No. 001-15877).
5.1	Opinion of Dentons Bingham Greenebaum LLP as to the validity of the securities being registered.**
8.1	Opinion of Dentons Bingham Greenebaum LLP regarding certain tax matters.**
8.2	Opinion of Hunton Andrews Kurth LLP regarding certain tax matters.**
10.1	Voting Agreement, dated as of July 29, 2024, among German American Bancorp, Inc., each member of the Board of Directors and certain officers of Heartland BancCorp (included as Annex B to the joint proxy statement/prospectus contained in this Registration Statement).
10.2	Voting Agreement, dated as of July 29, 2024, among Heartland BancCorp and each member of the Board of Directors of German American Bancorp, Inc. (included as Annex C to the joint proxy statement/prospectus contained in this Registration Statement).

Exhibit	Descriptions
21.1	Subsidiaries of German American Bancorp, Inc. is incorporated by reference to Exhibit 21 of German AmericanBancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 (SEC File No. 001-15877).
23.1	Consent of Crowe LLP.*
23.2	Consent of Forvis Mazars, LLP.*
23.3	Consent of Dentons Bingham Greenebaum LLP (included in Exhibit 8.1 hereto).**
23.4	Consent of Hunton Andrews Kurth LLP (included in Exhibit 8.2 hereto).**
24.1	Power of Attorney (included on signature page of this Registration Statement).*
99.1	Consent of Raymond James & Associates, Inc.*
99.2	Consent of Keefe, Bruyette & Woods, Inc.*
99.3	Form of Proxy Card to be used by German American Bancorp, Inc.**
99.4	Form of Proxy Card to be used by Heartland BancCorp.**
99.5	Consent of G. Scott McComb as Person Named to Become Director.*
99.6	Consent of Ronnie R. Stokes as Person Named to Become Director.*
107	Filing Fee Table.*

*
Filed herewith.

**
To be filed by amendment.

†
Pursuant to Item 601(b)(2) of Regulation S-K, GABC agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Reorganization to the SEC upon request.

Undertakings
The undersigned registrant hereby undertakes:
A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

1.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

2.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

3.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

D.
For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

F.
That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

G.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

H.
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

I.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on September 6, 2024.
GERMAN AMERICAN BANCORP, INC.
By:
/s/ D. Neil Dauby

Name:
D. Neil Dauby

Title:
Chairman and Chief Executive Officer

Power of Attorney
We, the undersigned directors and officers of German American Bancorp, Inc. (the “Company”) severally constitute and appoint D. Neil Dauby, Bradley M. Rust, and Bradley C. Arnett and each of them with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which D. Neil Dauby, Bradley M. Rust, or Bradley C. Arnett may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto, and we hereby ratify and confirm all that D. Neil Dauby, Bradley M. Rust, or Bradley C. Arnett shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ D. Neil Dauby D. Neil Dauby	Chairman and Chief Executive Officer (Principal Executive Officer)	September 6, 2024
/s/ Bradley M. Rust Bradley M. Rust	President and Chief Financial Officer (Principal Financial Officer)	September 6, 2024
/s/ Vicki L. Schuler Vick i L. Schuler	Senior Vice President, Controller (Principal Accounting Officer)	September 6, 2024
/s/ Zachary W. Bawel Zachary W. Bawel	Director	September 6, 2024
/s/ Angela Curry Angela Curry	Director	September 6, 2024
/s/ Susan J. Ellspermann Susan J. Ellspermann	Director	September 6, 2024
/s/ Marc D. Fine Marc D. Fine	Director	September 6, 2024
/s/ Jason M. Kelly Jason M. Kelly	Director	September 6, 2024

Signature	Title	Date
/s/ Diane B. Medley Diane B. Medley	Director	September 6, 2024
/s/ M. Darren Root M. Darren Root	Director	September 6, 2024
/s/ Christina M. Ryan Christina M. Ryan	Director	September 6, 2024
/s/ Thomas W. Seger Thomas W. Seger	Director	September 6, 2024
/s/ Jack W. Sheidler Jack W. Sheidler	Director	September 6, 2024
/s/ Tyson J. Wagler Tyson J. Wagler	Director	September 6, 2024